MERGER AND LISTING PROSPECTUS	8 August 2019

The Boards of Directors of Tieto Corporation (“Tieto”) and EVRY ASA (“EVRY”) have concluded, on 18 June 2019, a merger agreement (the “Merger Agreement”) concerning the combination of the business operations of the companies and have signed, on 26 June 2019, a merger plan (the “Merger Plan”), according to which EVRY shall be merged into Tieto through a statutory cross-border merger in such a manner that all assets and liabilities of EVRY shall be transferred without a liquidation procedure to Tieto (the “Merger”). The Boards of Directors of Tieto and EVRY have on 22 July 2019 and 6 August 2019, respectively, proposed that the Extraordinary General Meetings of Tieto and EVRY, convened to be held on 3 September 2019 and 2 September 2019 respectively, would resolve upon the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of Tieto and EVRY, obtaining of necessary merger control approvals by the relevant competition authorities, fulfillment of other conditions to completion set forth in the Merger Agreement and the Merger Plan or waiver of such conditions. Furthermore, the completion of the Merger requires that the Merger Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the trade register maintained by the Finnish Patent and Registration Office (the “Finnish Trade Register”). Information on the conditions for the completion of the Merger included in the Merger Agreement and the Merger Plan is presented in the section “Merger of Tieto and EVRY – Merger Plan – Conditions for the Merger” and in the Merger Plan, which is attached to this merger and listing prospectus (the “Merger Prospectus”) as Appendix D. The Merger shall be completed on the date of registration of the execution of the Merger with the Finnish Trade Register (the “Effective Date”). The planned Effective Date is 1 February 2020 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than the above date. EVRY shall automatically dissolve on the Effective Date.

The Merger is based on an exchange ratio reflecting a relative value of Tieto and EVRY of 58.5:41.5 (the “Exchange Ratio”). The shareholders of EVRY shall receive as merger consideration 0.1200 new shares in Tieto (the “Merger Consideration Shares”) and in addition to Merger Consideration Shares, NOK 5.28 in cash (“Merger Consideration Cash”) for each share owned by them in EVRY (the Merger Consideration Cash and the Merger Consideration Shares are together referred to as the “Merger Consideration”). As the primary alternative, Tieto expects to deliver the Merger Consideration Shares through a depository interest arrangement in the Norwegian Verdipapirsentralen (“VPS”). Alternatively, as a secondary alternative the Merger Consideration Shares may be delivered as depository receipts registered in VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland Ltd. (“Euroclear Finland”). The allocation of the Merger Consideration will be based on the shareholding in EVRY at a record date to be set in connection with the completion of the Merger. No Merger Consideration will be issued with respect to shares in EVRY held by EVRY itself or by Tieto. On the date of this Merger Prospectus, the total number of Merger Consideration Shares is expected to be approximately 44,316,519, and the total number of the Combined Company’s shares would thus be 118,425,771 (each a “Share” and collectively the “Shares”). The Merger Consideration shall be paid to the shareholders of EVRY on the Effective Date or as soon as reasonably possible thereafter in accordance with the practices followed by Euroclear Finland and VPS. See “Merger of Tieto and EVRY – Merger Plan – Merger Consideration”.

Tieto intends to apply for the Merger Consideration Shares to be listed on the official list of Nasdaq Helsinki Ltd (“Nasdaq Helsinki”) and the main market of Nasdaq Stockholm AB (“Nasdaq Stockholm”) (the “Listing”). The application for the Listing shall be done prior to the Effective Date. The trading in the Merger Consideration Shares on the official list of Nasdaq Helsinki and the main market of Nasdaq Stockholm is expected to begin approximately on the Effective Date or as soon as possible thereafter. In addition, Tieto and EVRY will seek to ensure that, primarily, the Combined Company’s Shares through a depository interest arrangement, or, secondarily, the depository receipts or directly-held shares of the Combined Company will be listed on Oslo Børs in connection with the completion of the Merger or as soon as possible thereafter (the “Oslo Listing”).

The Merger will combine strong digital competences and industry software with advanced cloud and infrastructure services. Based on Tieto’s and EVRY’s product and competence portfolios, there is potential to increase the competitiveness for the benefit of customers and employees – and potential to grow across businesses. The Merger will be highly complementary from a geographical, offering and customer perspective. It will also create one of the largest digital services communities in the Nordics. The Merger further drives scale, longer-term revenue synergies, as well as innovation through combined targeted investments, and is expected to create value for shareholders through targeted cost synergies. See “Information on the Combined Company”.

For risk factors involved in investing in the Combined Company, see “Risk factors”.

FINANCIAL ADVISERS TO TIETO

FINANCIAL ADVISER TO EVRY

INFORMATION ON THE MERGER PROSPECTUS

Tieto has prepared and published this Merger Prospectus in order to issue Merger Consideration Shares to the shareholders of EVRY, list the Merger Consideration Shares on Nasdaq Helsinki and Nasdaq Stockholm, and to seek the Oslo Listing. The Merger Prospectus has been prepared in accordance with the following regulations: the Finnish Securities Market Act (746/2012, as amended) (the “Finnish Securities Market Act”), Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (“Prospectus Regulation”), Commission Delegated Regulation (EU) 2019/980 of 14 March 2019 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Commission Regulation (EC) No 809/2004, as well as the regulations and guidelines issued by the Finnish Financial Supervisory Authority (“FIN-FSA”). The Merger Prospectus also contains the summary, which has been translated into Finnish. This Merger Prospectus has been prepared in English and has been approved by the FIN-FSA, as the competent authority under the Prospectus Regulation. The FIN-FSA only approves this Merger Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Approval by the FIN-FSA of this Merger Prospectus shall not be considered as an endorsement of the issuer that is the subject of this Merger Prospectus. The Merger Prospectus has been drawn up as a simplified prospectus in accordance with Article 14 of the Prospectus Regulation. The journal number of the FIN-FSA’s decision of approval is FIVA 36/02.05.04/2019. For the purposes of the Listing, the Merger Prospectus and a Swedish translation of its summary will be notified to the Swedish Financial Supervisory Authority in accordance with the Prospectus Regulation. In the event that the Oslo Listing is carried out as contemplated, the Merger Prospectus will be notified to the Financial Supervisory Authority of Norway in accordance with the Prospectus Regulation. Tieto is responsible for the translations of the summary, except to the extent they concern information on EVRY, for which information EVRY is responsible.

In the Merger Prospectus, prior to the Effective Date, any reference to “Tieto” or “Tieto Group” means Tieto Corporation and its subsidiaries on a consolidated basis, except where it is clear from the context that the term means Tieto Corporation or a particular subsidiary or business group only. Prior to the Effective Date, any reference to “EVRY” or “EVRY Group” means EVRY ASA and its subsidiaries on a consolidated basis, except where it is clear from the context that the term means EVRY ASA or a particular subsidiary or business group only. However, references to the shares, share capital and corporate governance of Tieto or EVRY refer to the shares, share capital and corporate governance of Tieto Corporation or EVRY ASA. The term “Combined Company” shall refer to Tieto as of the Effective Date, once EVRY has merged into Tieto.

Shareholders and investors should rely solely on the information contained in the Merger Prospectus as well as in the stock exchange releases published by Tieto or EVRY. No person has been authorized to provide any information or give any statements other than those provided in the Merger Prospectus. Delivery of the Merger Prospectus shall not, under any circumstances, indicate that the information presented in the Merger Prospectus is correct on any day other than on the date of the Merger Prospectus, or that there would not have been any adverse changes or events after the date of the Merger Prospectus, which could have an adverse effect on Tieto’s, EVRY’s or the Combined Company’s business, financial position or results of operations. However, if a fault or omission is discovered in this Merger Prospectus before the validity period of the Merger Prospectus has expired and such fault or omission may be of material importance to investors, the Merger Prospectus shall be supplemented in accordance with the Finnish Securities Market Act. Information given in the Merger Prospectus is not a guarantee or grant for future events by Tieto or EVRY and shall not be considered as such. Unless otherwise stated, any estimates with respect to market development relating to Tieto or EVRY or their industry are based upon reasonable estimates of the management of the respective company that such information concerns.

In a number of jurisdictions, in particular in Australia, Canada, Japan and, subject to certain exceptions, in the United States, the distribution of this Merger Prospectus may be subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). In particular, no Merger Consideration Shares have been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States, and are being issued in the United States in reliance upon the exemption from the registration requirements of the U.S. Securities Act set out in Rule 802 thereunder (“Rule 802”). Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where certain requirements are met. In addition to Finland, Norway and the United States, no action has been or will be taken by Tieto or EVRY to permit the possession or distribution of the Merger Prospectus (or any other offering or publicity materials or application form(s) relating to the Merger) in any jurisdiction where such distribution may otherwise lead to a breach of any law or regulatory requirement. Tieto advises persons into whose possession this Merger Prospectus comes to inform themselves of and observe all possible applicable restrictions. The Merger Consideration Shares will be offered in the United States in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder, see “Notice to shareholders in the United States” below.

Neither the Merger Prospectus, any notification nor any other Merger material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Neither Tieto, EVRY nor financial advisors of Tieto and EVRY accept any legal responsibility for persons who have obtained the Merger Prospectus in violation of these restrictions, irrespective of whether these persons are prospective recipients of the Merger Consideration Shares. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland, Norway and the United States.

Any disputes arising in connection with this Merger Prospectus will be settled exclusively by a court of competent jurisdiction in Finland. Investors must not construe the contents of this Merger Prospectus as legal, investment or tax advice. Each investor should consult such investor’s own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to the Merger.

Both Bank of America Merrill Lynch International DAC, Stockholm Branch, a subsidiary of Bank of America Corporation, and Nordea Bank Abp are acting exclusively for Tieto in connection with the Merger and for no one else and will not be responsible to anyone other than Tieto for providing the protections afforded to its clients or for providing advice in relation to the Merger. ABG Sundal Collier ASA is acting exclusively for EVRY in connection with the Merger and for no one else and will not be responsible to anyone other than EVRY for providing the protections afforded to its clients or for providing advice in relation to the Merger.

APPENDICES

APPENDIX A	ARTICLES OF ASSOCIATION OF TIETO CORPORATION

APPENDIX B	ARTICLES OF ASSOCIATION OF EVRY ASA

APPENDIX C	INDEPENDENT AUDITOR’S ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN THE MERGER PROSPECTUS TO THE BOARD OF DIRECTORS OF TIETO CORPORATION

APPENDIX D	MERGER PLAN (without Appendix 3 A of the Merger Plan)

v

SUMMARY

Introduction and Warnings

This summary contains all the sections required by the Prospectus Regulation to be included in a summary for this type of securities and issuer. This summary should be read as an introduction to the Merger Prospectus. Any decision to invest in the securities should be based on consideration of the Merger Prospectus as a whole by the investor.

An investor investing in the securities could lose all or part of the invested capital. Where a claim relating to the information contained in the Merger Prospectus is brought before a court, the plaintiff investor might, under applicable law, have to bear the costs of translating the Merger Prospectus before legal proceedings are initiated. Tieto and EVRY assume civil liability in respect of this summary only if it is misleading, inaccurate or inconsistent when read together with the other parts of the Merger Prospectus, or if it does not provide, when read together with the other parts of the Merger Prospectus, key information in order to aid investors when considering whether to invest in the securities issued by Tieto.

The identity and contact details of the issuer are as follows:

Company: Tieto Corporation

Business identity code: 0101138-5

Legal entity identifier (LEI): 549300EW2KM4KROKQV31

Registered office: Espoo, Finland

Address: Keilalahdentie 2-4, FI-02150 Espoo, Finland

Tieto’s shares are subject to trading on Nasdaq Helsinki under the trading code “TIETO” and on Nasdaq Stockholm under the trading code “TIETOS” (ISIN code: FI0009000277).

The identity and contact details of the merging company are as follows:

Company: EVRY ASA

Business identity code: 934 382 404

Legal entity identifier (LEI): 213800IW4PWKHQ146O24

Registered office: Fornebu, Baerum, Norway

Address: Snarøyveien 30A, 1360 Fornebu, Baerum, Norway

EVRY’s shares are subject to trading on Oslo Børs under the ticker code “EVRY” (ISIN code: NO0010019649).

The term “Combined Company”, as used herein, refers to Tieto as of the date of registration of the execution of the merger of Tieto and EVRY (the “Effective Date”).

This Merger Prospectus has been approved by the Finnish Financial Supervisory Authority (the “FIN-FSA”) as the competent authority under the Prospectus Regulation on 8 August 2019. The FIN-FSA only approves this Merger Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Approval by the FIN-FSA of this Merger Prospectus shall not be considered as an endorsement of the issuer that is the subject of this Merger Prospectus. The decision number of such approval is FIVA 36/02.05.04/2019. This Merger Prospectus includes a Finnish translation of the Summary, for which Tieto is responsible, except to the extent it concerns information on EVRY, for which information EVRY is responsible.

The identity and contact details of the competent authority, FIN-FSA, approving the Merger Prospectus are as follows: Financial Supervisory Authority P.O. Box 103, FI-00101 Helsinki, Finland, Tel.: +358 9 183 51, Email: registry@fiva.fi.

Key Information on Tieto and EVRY

Who Is the Issuer of the Securities?

The issuer’s legal and commercial name is Tieto Oyj in Finnish, Tieto Abp in Swedish and Tieto Corporation in English. Tieto is a public limited liability company incorporated in Finland and operating under Finnish law.

General

Tieto is one of the largest IT services and software companies in the Nordics. The company’s value-adding services comprise new data-driven digital services, business critical software solutions, infrastructure services and related capabilities to support customers’ digital transformation, as well as product development services. Tieto’s role varies from advisory and consulting services and the design of services to building and running IT solutions.

Tieto provides IT services for both private and public sectors. Tieto’s primary market is in the Nordic countries and it has global presence through selected industry-specific software products, product development services and global delivery centers. In 2018, Tieto’s net sales amounted to approximately EUR 1.60 billion and it employed an average of 14,907 persons, and it operates in close to 20 countries.

Operating model

Tieto’s operating model comprises four businesses, forming the reportable operating segments according to IFRS, and country operations. The businesses are: Digital Experience, Hybrid Infra, Industry Software and Product Development Services.

Tieto’s Digital Experience business comprises consulting services, including design of service experiences and smart use of data, IT architecture consulting as well as implementation of packaged software and Software as a Service solutions, system integration services and application development and management.

Tieto’s Hybrid Infra business provides enterprises across industries and the public sector with IT infrastructure services, covering a wide variety of different technologies.

Tieto’s Industry Software provides industry-specific software products for business-critical processes of clients in the financial services, public and healthcare and welfare sectors as well as in the forest industry and the energy and oil and gas segments.

Product Development Services provides software R&D services. Services offered by the Product Development Services business are typically complementing clients’ own R&D operations and hence provide flexibility for clients’ development activities.

Shares and ownership

Shareholders owning 5% or more of the shares in Tieto have an interest in the company’s share capital which is notifiable pursuant to the Finnish Securities Markets Act. The following table sets forth the shareholders owning 5% or more of the shares in Tieto, based on information available to Tieto as at 5 August 2019:

Shareholder	Number of shares	% of shares and votes
Cevian Capital[1]	11,004,295	14.8
Solidium Oy	7,415,418	10.0
Silchester International Investors LLP[2]	7,401,027	10.0

[1] Based on the ownership records of Euroclear Finland Oy, Cevian Capital’s holding on 31 March 2019 was 11,004,295 shares, representing 14.8% of the shares and voting rights.

2 On 23 June 2015, Silchester International Investors LLP announced that its holding in Tieto Corporation was 7,401,027 shares, which represents 10.0% of the shares and voting rights.

None of Tieto’s shareholders has control over Tieto as referred to in Chapter 2, Section 4 of the Finnish Securities Market Act. Each share in Tieto entitles the holder to one vote in the General Meeting of Shareholders. According to Tieto’s Articles of Association, no shareholder is allowed to vote at a general meeting with more than one fifth (1/5) of the votes represented at the meeting.

Tieto is not aware of any of such agreements concluded between its shareholders, which could be meaningful in terms of ownership or using voting rights in the General Meetings, or of any arrangements, the operation of which may at a subsequent date result in a change in control of Tieto.

Key managing directors and statutory auditor

The members of the Board of Directors of Tieto are Kurt Jofs (Chairman) Harri-Pekka Kaukonen (Deputy Chairman), Timo Ahopelto, Liselotte Hägertz Engstam, Tomas Franzén, Johanna Lamminen, Niko Pakalén, Endre Rangnes, Esa Koskinen (Personnel Representative) and Robert Spinelli (Personnel Representative). Tieto’s Group’s operative management consists of Kimmo Alkio (President and CEO), and the Leadership Network, which includes Håkan Dahlström (Managing Partner, Sweden), Kishore Ghadiyaram (Chief of Strategy), Tomi Hyryläinen (Chief Financial Officer), Ari Järvelä (Head of Centers of Excellence), Satu Kiiskinen (Managing Partner, Finland), Katariina Kravi (Chief People and Culture Officer), Tom Leskinen (Head of Product Development Services), Julius Manni (Chief of Experience), Thomas Nordås (Managing Partner, Norway), Christian Segersven (Head of Industry Software), Markus Suomi (Chief of Technology and Quality) and Petteri Uljas (Head of Hybrid Infra).

Tieto’s statutory auditor is Deloitte Oy, Audit Firm, with Jukka Vattulainen, Authorized Public Accountant as the auditor with principal responsibility.

What Is the Key Financial Information Regarding the Issuer?

The selected historical key financial information presented below has been derived from Tieto’s audited consolidated financial statements for the financial year ended 31 December 2018, prepared in accordance with IFRS, as well as Tieto’s unaudited interim report for the six months ended 30 June 2019, prepared in accordance with IAS 34.

The accounting policies adopted for the unaudited interim report for the six months ended 30 June 2019 are consistent with those used in the annual financial statements for the year ended on 31 December except for the adoption of IFRS 16. Adoption of IFRS 16 had no effect on the Tieto Group equity.

The following table sets forth the key figures of Tieto for the periods indicated:

	As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited, unless otherwise indicated)
(EUR in millions, unless otherwise indicated)
KEY FIGURES
Group reporting, IFRS
Net sales, EUR million	811.6	810.5	1,599.5
Operating profit (EBIT), EUR million	54.9	68.6	154.7
Operating margin (EBIT), %	6.8	8.5	9.7
Net profit for the financial year/period	45.2	54.6	123.2
Earnings per share, EUR
Basic	0.61	0.74	1.67
Diluted	0.61	0.74	1.66
Interest-bearing net debt, EUR million	362.5	209.2	137.4
Net cash flow from operations, EUR million	80.4	73.8	174.2
Cash flow from investing activities	-25.1	-21.2	-49.3
Cash flow from financing activities	-149.8	-66.7	-41.2
Total assets	1,280.3	1,114.3	1,197.6
Total equity	415.3	409.5	482.5

Who Is the Merging Company?

The merging company’s legal and commercial name is EVRY ASA. EVRY is a public limited liability company incorporated in Norway and operating under Norwegian law.

General

EVRY is a leading Nordic IT services company aiming to create Digital Advantage for people, businesses and society. EVRY has a large and stable portfolio of over 10,000 customers in the Nordic region, ranging from local and central governments to large global and regional corporate customers and small and medium-sized enterprises (“SMEs”), as well as the 30 largest banks in Norway. EVRY offers customers a comprehensive portfolio of services and software designed to meet all their needs, including advisory and consulting services, industry-specific software and the design, implementation and maintenance of customized solutions and IT operations.

EVRY operates primarily in Norway and Sweden with a highly customer-centric approach, through dedicated personnel who possess in-depth technical insight and expertise within a number of industry sectors, or “verticals”, including banking and financial institutions, the public sector, healthcare and insurance. EVRY is the leading IT services provider in the Norwegian market and a leader in providing IT services to a number of industry sectors in Sweden. In addition, EVRY is the largest provider of business IT services (including banking and payments IT software and solutions) to the retail banking and securities industry in the Nordic region based on external IT spending. EVRY has 8,807 full-time employees located across Norway, Sweden, Denmark, Finland, India, the United Kingdom, Poland, Ukraine, Latvia, Bulgaria and the USA.

Operating segments

EVRY is divided into the following business areas: EVRY Financial Services, EVRY Norway and EVRY Sweden, which are responsible for customer relationships and customer service.

EVRY Financial Services is a complete industry vertical and is responsible for EVRY’s deliveries to banking and finance sector customers internationally. The business area offers a broad and comprehensive portfolio of solutions to support banks in their management of continuous change and to facilitate the next generation of banking and payment services.

EVRY Norway and EVRY Sweden serve all other sectors in their respective markets, with a particular focus on the public and healthcare sectors, retail and logistics, industrial and service companies, and small and medium-sized businesses.

EVRY Norway delivers business-critical solutions to several focused industries within the private and public sectors. Amongst its customers are the largest organizations in Norway. In each industry EVRY is a full-service provider of IT services throughout the whole value chain, from infrastructure and operations services to business process systems, applications, consulting services, collaboration solutions and innovation concepts.

EVRY Sweden offers everything from strategic advice and consulting services through to complete solutions and IT operating services, and has the delivery capabilities to serve small, medium sized and large customers.

Shares and ownership

Shareholders owning 5% or more of the shares in EVRY have an interest in the company’s share capital which is notifiable pursuant to the Norwegian Securities Trading Act. The following table sets forth the shareholders owning 5% or more of the shares in EVRY, as registered in the Norwegian Central Securities Depositary on 5 August 2019.

Shareholder	Number of shares	% of shares and votes
LYNGEN HOLDCO S.A.R.L.[1]	201,410,067	54.32
FOLKETRYGDFONDET	19,462,118	5.25
POLYGON (PE) HOLDINGS LTD	19,444,554	5.24
[1] Lyngen Holdco S.A.R.L. is a company owned by funds advised by Apax Partners LLP.

EVRY has only one class of shares, and accordingly there are no differences in voting rights between the shares of EVRY.

Lyngen Holdco S.A.R.L, as a shareholder owning 54.32% of the shares in EVRY, as at 5 August 2019, could exercise control over the company. Other than this, EVRY is not aware of persons or entities who, directly or indirectly, jointly or severally, exercise or could exercise control over EVRY.

At the date of this Merger Prospectus, EVRY is not aware of any arrangements the operation of which may at a subsequent date result in a change of control of EVRY.

Key managing directors and statutory auditor

The members of the Board of Directors of EVRY are Salim Nathoo (Chairman), Rohan Haldea, Louise Søndergaard, Kristin Krohn Devold, Leif Teksum, Malin Persson, Bente Lennertzen (Employee elected), Jenny Lindh (Employee elected), Tommy Sander Aldrin (Employee elected) and Sigve Sandvik Lærdal (Employee elected). Members of EVRY’s Group Management are Per Hove (CEO), Henrik Schibler (CFO, who has resigned from his position but will stay with EVRY until the end of September 2019, who will be replaced by Nina Mortensen, who will be acting as Interim Chief Financial Officer in EVRY from 1 October 2019), Wiljar Nesse (Executive Vice President, EVRY Financial Services), Malin Fors-Skjæveland (Executive Vice President for Sales Excellence), Daniel Nordstad Grönquist (Executive Vice President, Strategy), Asta Ellingsen Stenhagen (Executive Vice President, Legal and Risk), Christian Pedersen (Executive Vice President, EVRY Norway and EVRY Nordic Consulting), Karin Schreil (Executive Vice President, EVRY Sweden), Johan Torstensson (Executive Vice President, Digital Platform Services), Trond Vinje (Executive Vice President, Human Resources) and Unni Strømstad (Executive Vice President, Group Communications and Marketing).

EVRY’s statutory auditor is Ernst & Young AS, Authorized Public Accountants with Asbjørn Ler, Authorized Public Accountant, as the auditor with principal responsibility.

What Is the Key Financial Information Regarding the Merging Company?

EVRY has prepared its consolidated financial statements in accordance with the International Financial Reporting Standards as adopted by the EU (IFRS) for the financial year ended 31 December 2018.

The selected historical key financial information presented below has been derived from EVRY’s audited consolidated financial statements for the financial year ended 31 December 2018, prepared in accordance with IFRS, as well as EVRY’s unaudited interim report for the six months ended 30 June 2019, prepared in accordance with IAS 34.

The following table sets forth the key figures of EVRY for the periods indicated. The figures as at and for the six months ended 30 June 2019 and 30 June 2018 are unaudited. The figures as at and for the year ended 31 December 2018 are unaudited, unless otherwise indicated.

	As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited, unless otherwise indicated)
(NOK in millions, unless otherwise indicated)
KEY FIGURES
Operating revenue	6,507	6,494	12,912[1]
Operating profit (EBIT)	500	444	1,021.3[1]
Operating profit (EBIT) margin	7.7%	6.8%	7.9%
Profit/-loss for the period	250	213	639.7[1]
Net profit margin	3.8%	3.3%	5.0%
Organic growth	0.1%	3.9%	3.0%
Earnings per share	0.67	0.57	1.73[1]
Net interest-bearing liabilities (NOK million)	6,713	4,689	4,104
Total assets	13,009	10,881	11,596.4[1]
Total equity	2,538	2,486	2,983.9[1]
Cash flow from operations	98	-196	713[1]
Net cash flow from investments	-237	-302	-534.0[1]
Net cash flow from financing	-155	-239	-414.0[1]
[1] Audited.

Unaudited pro forma information

The Unaudited Pro Forma Financial Information and explanatory notes present how Tieto’s statements of income and statement of financial position may have appeared had the businesses actually been combined and had Tieto’s capital structure reflected the Merger as of the dates noted below. The Unaudited Pro Forma Financial Information is presented for illustrative purposes only to give effect to the Merger on Tieto’s financial information. The unaudited pro forma combined consolidated statement of financial position as at 30 June 2019 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma combined consolidated statements of income for the six months ended 30 June 2019 and for the year ended 31 December 2018 give effect to the Merger as if it had occurred on 1 January 2018. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980, as amended, and with the accounting principles applied in Tieto’s audited consolidated financial statements.

The Merger Consideration is determined based on the fair value of the Merger Consideration Shares and the Merger Consideration Cash portion. The total number of the Merger Consideration Shares to be issued is expected to be 44,316,519 Shares (excluding shares in EVRY held by EVRY itself or by Tieto) with an aggregate fair value of EUR 1,154.9 million based on the 28 June 2019 closing price of EUR 26.06 of the Tieto share on Nasdaq Helsinki.

A 5% decrease in the Tieto share price would decrease the Merger Consideration expected to be transferred and, as a result, would decrease goodwill and invested unrestricted equity reserve by approximately EUR 58 million, respectively. Similarly, a 5% increase in the Tieto share would increase the Merger Consideration expected to be transferred and, as a result, would increase goodwill and invested unrestricted equity reserve by approximately EUR 58 million, respectively. The number of shares expected to be issued as the Merger Consideration would not be impacted by a change in the Tieto share price due to the agreed share exchange ratio (1 EVRY share to 0.12 Tieto share).

The following table presents the key figures contained in the Unaudited Pro Forma Combined Statement of Financial Position as at 30 June 2019:

(EUR in millions)	Tieto historical (unaudited)	EVRY historical reclassified	Merger	Combined Company Pro forma
Total assets	1,280.3	1,342.0	1,073.0	3,695.2
Total equity	415.3	261.8	863.4	1,540.5

The following table presents the key figures contained in the Unaudited Pro Forma Combined Statement of Income for the six months ended 30 June 2019:

(EUR in millions, unless otherwise indicated)	Tieto historical (unaudited)	EVRY historical reclassified	Merger	Combined Company Pro forma
Net sales	811.6	668.8	—	1,480.4
Operating profit (EBIT)	54.9	51.4	-22.4	83.9
Net profit for the period	45.2	25.7	-16.3	54.5
Earnings per share attributable to owners of the Parent company, EUR per share
Basic	0.61	—	—	0.46
Diluted	0.61	—	—	0.46

The following table presents the key figures contained in the Unaudited Pro Forma Combined Income Statement for the year ended 31 December 2018:

(EUR in millions, unless otherwise indicated)	Tieto historical (audited)	EVRY historical reclassified	Merger	Combined Company Pro forma
Net sales	1,599.5	1,344.9	—	2,944.4
Operating profit (EBIT)	154.7	106.4	-76.7	184.4
Net profit for the financial year	123.2	66.6	-59.2	130.6
Earnings per share attributable to owners of the Parent company, EUR per share
Basic	1.67	—	—	1.11
Diluted	1.66	—	—	1.10

What Are the Key Risks that Are Specific to the Combined Company?

●	Uncertainty in the Combined Company’s Nordic core markets, key offshore countries, or in global economic and financial market conditions, could adversely affect the Combined Company.

●	The Combined Company may fail to deliver on its revised strategy in a rapidly changing IT services market.

●	The Combined Company faces vigorous competition for contracts which may affect the volume and profitability of its business.

●	The Combined Company’s business is dependent on certain key customers and the trends affecting their industries.

●	Malfunctions or cybersecurity breaches of information systems could have an adverse effect on the Combined Company’s service continuity and professional reputation.

●	The Combined Company’s business is dependent on relationships with suppliers and other third parties and the quality of their services.

●	The Combined Company’s business may be adversely affected by the loss of managers or employees in key positions or failure to recruit new talent.

●	Increased employee-related costs may adversely impact the Combined Company’s profitability.

●	The Combined Company is required to comply with rigorous data protection and privacy laws which may subject it to regulatory interventions or penalties.

●	The Combined Company’s operations involve legal and regulatory compliance risks in its operations in multiple jurisdictions.

●	Changes to current Norwegian VAT exemptions may result in increased tax liabilities for the Combined Company.

●	The Combined Company is exposed to translation and transaction risks arising from fluctuations in foreign exchange rates.

Key Information on the Securities

What Are the Main Features of the Securities?

Tieto’s shares are registered in the Finnish and Swedish book-entry systems. The shares are listed under trading code TIETO on Nasdaq Helsinki and under the trading code TIETOS on Nasdaq Stockholm. Tieto has a single series of shares, the ISIN code of which is FI0009000277.

The shareholders of EVRY shall receive as merger consideration 0.1200 new shares in Tieto for each share owned in EVRY per each individual book-entry account (the “Merger Consideration Shares”). In addition to the Merger Consideration Shares, the shareholders of EVRY shall receive as merger consideration NOK 5.28 in cash for each share owned by them in EVRY (the “Merger Consideration Cash”). As the primary alternative, Tieto expects to deliver the Merger Consideration Shares through a depository interest arrangement in the Norwegian Verdipapirsentralen (“VPS”). As secondary alternatives the Merger Consideration Shares could be delivered as depository receipts registered in VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland Ltd. (“Euroclear Finland”). The Merger Consideration Cash and the Merger Consideration Shares are together referred to as the “Merger Consideration”.

The Merger Consideration Shares correspond to the existing share class in Tieto. The trading currency of the Merger Consideration Shares on Nasdaq Helsinki is the euro, and on Nasdaq Stockholm the Swedish krona. The number of Merger Consideration Shares to be issued by Tieto is approximately 44,316,519, and the total number of the Combined Company’s shares would thus be 118,425,771 (each a “Share” and collectively the “Shares”). The Merger Consideration Shares have no nominal value.

The rights attached to the Merger Consideration Shares include, among others, pre-emptive rights to subscribe for new shares in the Combined Company, right to participate and exercise voting power at the General Meeting of Shareholders, right to dividend and distribution of other unrestricted equity, and right to demand redemption at a fair price from a shareholder that holds shares representing more than 90% of all the shares and votes in the Combined Company, as well as other rights generally available under the Finnish Companies Act. The Merger Consideration Shares are freely transferable.

Each Merger Consideration Share entitles its holder to one vote at the General Meeting of shareholders of the Combined Company.

The Combined Company anticipates to continue with an attractive dividend practice. The Combined Company will determine its dividend policy after the Effective Date and annually assess the preconditions for distributing dividends or other unrestricted equity. The dividends paid or other unrestricted equity distributed by Tieto or EVRY for previous financial years are not an indication of the dividends to be paid by the Combined Company for financial years in the future, if any. There can be no assurance that the Combined Company will distribute any dividends or unrestricted equity in the future.

Where Will the Securities Be Traded?

Tieto shall apply for the listing of the Merger Consideration Shares to be issued by Tieto to public trading on Nasdaq Helsinki and Nasdaq Stockholm. Trading in the Merger Consideration Shares registered with Euroclear Finland is expected to begin approximately on the Effective Date or as soon as possible thereafter.

In addition, Tieto and EVRY will seek to ensure that primarily, the Combined Company’s Shares through a depository interest arrangement, or, secondarily, the depository receipts or directly-held shares of the Combined Company will be listed on Oslo Børs in connection with the completion of the Merger or as soon as possible thereafter (the “Oslo Listing”).

What Are the Key Risks that Are Specific to the Securities?

●	The Combined Company may not necessarily be able to realize some or any of the estimated benefits of the Merger in the manner or within the timeframe currently estimated, or at all, and the implementation costs may exceed estimates.

●	Various factors may cause that the Merger is not completed or that its completion is delayed.

●	The market price of the Shares may fluctuate considerably, which may result in investors losing all or part of their invested capital.

●	The Combined Company may be unable to, or may decide not to, pay dividends or other distributions of unrestricted equity in the future.

●	The Merger Consideration will not be adjusted to reflect fluctuations in the market price of the shares in Tieto or EVRY, nor the fluctuations in the NOK to EUR ratio.

●	Successful completion of the Merger is dependent on the New Financing, which is exposed to fluctuations in currency exchange rate.

●	The Oslo Listing may not succeed as expected or the listing may not take place at all, and there can be no assurance that the Oslo Listing will continue indefinitely.

●	The Merger Consideration Shares are expected to be delivered through a depository interest arrangement, which means that the EVRY shareholders receiving the Merger Consideration Shares will be considered nominee-registered shareholders, and also involves additional risks, including that:

●	the Shares held through the depository interest arrangement will not be tradeable on Oslo Børs before the Oslo Listing has occurred, of which there can be no assurance;

●	if the Oslo Listing occurs, the market price and liquidity of the Shares listed on Oslo Børs through the depository interest arrangement may differ from the market price and liquidity of the Shares listed on Nasdaq Helsinki or Nasdaq Stockholm, and their market price and liquidity may fluctuate considerably; and

●	shareholders holding their Shares through the depository interest arrangement will bear foreign exchange risk that may incur due to any fluctuations in the NOK to EUR or NOK to SEK ratio.

Key Information on the Offer of Securities to the Public and the Admission to Trading on a Regulated Market

Why Is This Merger Prospectus Being Produced?

Tieto has prepared and published this Merger Prospectus in order to issue the Merger Consideration Shares to the shareholders of EVRY, list the Merger Consideration Shares on Nasdaq Helsinki and Nasdaq Stockholm, and to seek the Oslo Listing.

The rationale of the combination and overview of the Combined Company

The Combined Company’s name will be TietoEVRY Oyj (in Swedish TietoEVRY Abp, and in English TietoEVRY Corporation) and its domicile will be Espoo. The Combined Company will be a digital services and software company operating in the Nordic markets with a strong focus on Finland, Sweden and Norway. The purpose of the Merger is to create one of the most competitive digital services and software companies in the Nordics. With combined revenue of close to EUR 3 billion and 24,000 professionals, the Combined Company will be well positioned to create digital advantages for Nordic enterprises and society. The Merger will combine strong digital competences and industry software with advanced cloud and infrastructure services. Based on Tieto’s and

EVRY’s product and competence portfolios, there is potential to increase the competitiveness for the benefit of customers and employees – and potential to grow across businesses.

The Combined Company offers digital services, consulting and software for enterprises and public institutions. Furthermore, the Combined Company is anticipated to have comprehensive IT-services solutions for Nordic markets, including for healthcare and welfare as well as the public sector, in which extensive national reforms are expected. A strong presence in Norway, Sweden and Finland together with global delivery centers, provide a good foundation for future growth; Fintech solutions, industry software and product development services form the spearheads for further international expansion. With the combined capacity to invest in new services and capabilities, the combination of Tieto and EVRY is well positioned to drive innovation.

Tieto and EVRY are highly complementary from a geographical, offering and customer perspective, and the Merger will create one of the largest digital services communities in the Nordics. The Merger is expected to create value for shareholders through targeted annual run-rate cost and longer-term revenue synergies, as well as drive scale and innovation through increased investments.

Targeted cost synergies of around EUR 75 million annually are expected to be achieved through efficiencies in delivery and selling, general and administrative expenses, and portfolio and investment rationalization. Tieto and EVRY expect that around 60% of savings will be achieved by the end of 2021 and 90% by the end of 2022. Further possibilities for additional cost synergies will be examined continuously. Tieto and EVRY estimate that non-recurring implementation costs, anticipated to materialize by 2022 will amount to EUR 120–140 million.

The revenue synergies are expected to be generated especially from application modernization, digital consulting, public cloud and consulting, and financial services expansion and other industry software. The revenue synergies are expected to accrue in long-term.

Reporting obligations of the Combined Company

Tieto’s reporting languages are Finnish and English. The Combined Company will continue to follow those rules and regulations for disclosure obligations and corporate governance applicable to a company whose shares are listed on Nasdaq Helsinki.

Shareholder base of the Combined Company and shareholder support

Following the completion of the Merger, Tieto’s shareholders will hold approximately 62.5% in the Combined Company and EVRY’s shareholders approximately 37.5%. As a result of the completion of the Merger, EVRY’s largest shareholder, funds advised by Apax Partners LLP, acting through the company Lyngen Holdco S.A.R.L. (“Apax”), will become the largest shareholder of the Combined Company with an ownership of approximately 20.4%. Tieto’s largest shareholders Cevian Capital Partners Ltd (“Cevian”) and Solidium Oy (“Solidium”) will own approximately 9.3% and 6.3% respectively.

On 19 June 2019, Solidium announced that it had conditionally agreed to purchase approximately 4.4 million Tieto shares from Apax. The contemplated sale and purchase is conditional, among others, upon the completion of the Merger and includes customary conditions precedent. If the share sale and purchase between Solidium and Apax is completed, Solidium’s holding in the Combined Company would remain at 10.0%.

Cevian and Solidium, holding in aggregate approximately 25% of the shares and votes in Tieto, and Apax, holding in aggregate approximately 54% of the shares and votes in EVRY, have irrevocably undertaken, subject to certain customary conditions, to attend the respective Extraordinary General Meetings of Tieto and EVRY and to vote in favour of the Merger.

Corporate governance of the Combined Company

The Board of Directors and the Shareholders’ Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the current members of the Board of Directors of Tieto be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Rohan Haldea,

Salim Nathoo and Leif Teksum of the current members of the Board of Directors of EVRY be conditionally elected as new members of the Board of Directors of the Combined Company, and that Tomas Franzén, currently a member of the Board of Directors of Tieto, be conditionally elected as Chairman of the Board of Directors of the Combined Company, each for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date.

It is proposed that, following completion of the Merger, Kimmo Alkio will be the Chief Executive Officer of the Combined Company, and Per Hove will continue in his role as CEO of EVRY until the closing of the transaction after which he will work for the Combined Company for a period of 12 months closely with Kimmo Alkio in the integration of the companies.

Tieto has been informed that Apax, Cevian and Solidium intend to enter into a binding governance agreement concerning among others the nomination of members of the Combined Company’s Board of Directors. Further, Apax has agreed to certain restrictions to its ownership and transfer of shares in the Combined Company.

Proceeds of the Merger

There will be no proceeds accruing from the issuance of the Merger Consideration Shares to the Combined Company.

Conflicts of interest relating to the Merger

Nordea Bank Abp (“Nordea”), Skandinaviska Enskilda Banken AB (publ) (“SEB”) or some of their respective related entities may have from time to time provided and may in the future provide financial advisory, investment and commercial banking services as well as financing for Tieto as a part of their day-to-day business, which is why they might have had or could in the future have customary fees and commissions. Nordea also acts as mandated lead arranger and underwriter for Tieto’s financing of the Merger (the “New Financing”) together with SEB.

Per Hove, the current CEO of EVRY, is entitled to a transaction bonus in the amount of approximately 1x his annual base salary upon a successful completion of the Merger. It has been agreed that he will work for the Combined Company for a period of 12 months after completion of the Merger, as advisor to the Combined Company’s CEO for specific tasks and consultations. In the 12 months period, he will retain the same level of compensation as under his current employment agreement. It has also been agreed that all of his existing options under the EVRY Long Term Incentive Program (the “LTIP”) and restricted stock units under the EVRY Short Term Incentive Program (the “STIP”) will be terminated against settlement in cash of the value of the options and restricted stock units.

Under Which Conditions and Timetable Can I Invest in This Security?

The Boards of Directors of Tieto and EVRY concluded, on 18 June 2019, a merger agreement concerning the combination of the business operations (the “Merger Agreement”) and signed, on 26 June 2019, a merger plan according to which the two companies will merge (the “Merger Plan”).

The proposed Merger will be completed through a taxable statutory cross-border absorption merger of EVRY into Tieto in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”) and Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45 (the “Norwegian Public Companies Act”).

The planned Effective Date, meaning the planned date of registration of the execution of the Merger, is 1 February 2020 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than above date.

The Board of Directors of Tieto has on 22 July 2019 proposed that the Extraordinary General Meeting of Tieto convened to be held on 3 September 2019 shall resolve on the Merger in accordance with the Merger Plan approved by the Boards of Directors of Tieto and EVRY and dated 26 June 2019 and thereafter registered with the Trade

Register of the Finnish Patent and Registration Office and the Norwegian Register of Business Enterprises on, respectively, 28 and 27 June 2019.

The Board of Directors of EVRY proposed on 6 August 2019, that the Extraordinary General Meeting of EVRY convened to be held on 2 September 2019, shall resolve on the Merger in accordance with the Merger Plan.

The Merger Consideration Shares shall be issued to the shareholders of EVRY in proportion to their shareholding in EVRY at a record date to be set in connection with completion of the Merger. No Merger Consideration will be issued with respect to shares in EVRY held by EVRY itself or by Tieto. The allocation of the Merger Consideration is based on the shareholding in EVRY at a record date to be set in connection with completion of the Merger.

In case the number of shares received by a shareholder of EVRY (per each individual book-entry account) as Merger Consideration Shares is a fractional number, the fractions shall be rounded down to the nearest whole share. Fractional entitlements to Merger Consideration Shares shall be aggregated and sold in public trading on Nasdaq Helsinki or Oslo Børs and the proceeds shall be distributed to shareholders of EVRY entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Tieto.

On the date of this Merger Prospectus, the number of outstanding shares in EVRY (excluding treasury shares) is 369,304,333. In addition, EVRY holds 1,501,744 treasury shares. Based on the situation on the date of this Merger Prospectus, the total number of Merger Consideration Shares would therefore be 44,316,519 shares and the total Merger Consideration Cash would be NOK 1,949,926,878.24.

The final total amount of Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in EVRY, e.g., EVRY issuing new and/or transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the Effective Date.

The Merger Consideration shall be paid to the shareholders of EVRY on the Effective Date or as soon as reasonably possible thereafter in accordance with the practices followed by Euroclear Finland and VPS. As the primary alternative, Tieto expects to deliver the Merger Consideration Shares through a depository interest arrangement in VPS. As secondary alternatives the Merger Consideration Shares could be delivered as depository receipts registered in VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland.

In the event the Oslo Listing occurs, the Combined Company shall facilitate the holding and trading of shares by current shareholders of EVRY through a depository interest arrangement in VPS (primarily), as VPS-registered depository receipts (secondarily) or, if possible, direct registration of the Combined Company’s shares in VPS (currently not envisaged to be possible). In the event the Oslo Listing does not occur, the Combined Company shall facilitate and cover the costs of any shareholders of EVRY who wish, within three (3) months from completion of the Merger to switch to holding shares registered in Euroclear Finland, whether through a nominee structure or other structure generally suitable for the current shareholder base. Possible fractional entitlements to Merger Consideration Shares new shares of the Combined Company shall be aggregated and sold in public trading on Nasdaq Helsinki or Oslo Børs and the proceeds shall be distributed to shareholders of the Merging Company entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Tieto.

The Merger Consideration Cash shall be paid automatically to each shareholder of EVRY to the bank accounts attached to the Norwegian book-entry accounts of each such shareholder in VPS.

No expenses are charged by Tieto or EVRY from their respective shareholders in relation to the Merger.

Conditions for the Merger

The completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions precedent for the Merger. The completion of the Merger is subject to, for example, to approval by two thirds of the shares and votes of Tieto and EVRY at the respective Extraordinary General Meetings, obtaining necessary merger control approvals as well as other customary closing conditions. In addition, the Merger Agreement e.g. contains certain mutual customary representations and warranties as well as undertakings, such as, inter alia, each party conducting its business in the ordinary course of business before the completion of the merger, keeping the other party informed of any and all matters that may be of material relevance for effecting the completion of the merger, preparation of the merger prospectus, necessary regulatory and other filings and notifications to be made, as well as to actions in relation to the financing of the Combined Company, settlement of EVRY employee incentives, and employee representation.

Termination of the Merger Agreement in certain circumstances

The Merger Agreement terminates automatically upon consummation of the Merger on the Effective Date. The Merger Agreement may be terminated with immediate effect prior to the completion of the Merger by mutual written consent duly authorized by the Boards of Directors of Tieto and EVRY. In addition, each of Tieto and EVRY may terminate the Merger Agreement inter alia if (i) the conditions for completion of the Merger have not been fulfilled by 31 January 2020, unless such date has under certain circumstances been postponed by a maximum of three (3) months; (ii) the Extraordinary General Meetings of Tieto or EVRY have failed to approve the Merger; or (iii) due to a breach, by the other party, of representations and warranties resulting in a material adverse effect. In the event that the Merger Agreement is terminated due to other reason than consummation of the Merger on the Effective Date, the shareholders of EVRY shall not be entitled to any Merger Consideration.

Applicable Laws and Dispute Resolution

The Merger Agreement is governed by and construed in accordance with Norwegian law without giving effect to any choice or conflict of law provision or rule (whether of Norway or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway.

The Merger Plan is governed by and construed in accordance with Norwegian and Finnish law without giving effect to any choice or conflict of law provision or rule (whether of Norway, Finland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway or Finland.

TIIVISTELMÄ

Johdanto ja varoitukset

Tämä tiivistelmä sisältää kaikki jaksot, jotka on sisällytettävä Euroopan parlamentin ja neuvoston asetuksen 2017/1129 mukaisesti tämän tyyppisiä arvopapereita ja liikkeeseenlaskijaa koskevaan tiivistelmään. Tätä tiivistelmää tulee pitää Sulautumisesitteen johdantona. Sijoittajan tulee perustaa päätöksensä sijoittaa arvopapereihin Sulautumisesitteeseen kokonaisuutena.

Arvopapereihin sijoittava sijoittaja voi menettää kaiken tai osan sijoitetusta pääomasta. Jos tuomioistuimessa pannaan vireille Sulautumisesitteeseen sisältyviä tietoja koskeva kanne, kantajana toimiva sijoittaja voi sovellettavan lainsäädännön mukaan joutua ennen oikeudenkäynnin vireillepanoa vastaamaan Sulautumisesitteen käännöskustannuksista. Tieto ja EVRY vastaavat siviilioikeudellisesti tästä tiivistelmästä vain, jos tiivistelmä on harhaanjohtava, epätarkka tai epäjohdonmukainen suhteessa Sulautumisesitteen muihin osiin tai jos tiivistelmässä ei anneta yhdessä Sulautumisesitteen muiden osien kanssa keskeisiä tietoja sijoittajien auttamiseksi, kun he harkitsevat sijoittamista Tiedon liikkeeseenlaskemiin arvopapereihin.

Liikkeeseenlaskijan nimi ja yhteystiedot ovat seuraavat:

Yhtiö: Tieto Oyj

Yritys- ja yhteisötunnus: 0101138-5

Oikeushenkilötunnus (LEI): 549300EW2KM4KROKQV31

Kotipaikka: Espoo, Suomi

Osoite: Keilalahdentie 2-4, 02150 Espoo, Suomi

Tiedon osakkeet ovat kaupankäynnin kohteena Nasdaq Helsingissä kaupankäyntitunnuksella “TIETO” ja Nasdaq Tukholmassa kaupankäyntitunnuksella “TIETOS” (ISIN-koodi: FI0009000277).

Sulautuvan yhtiön nimi ja yhteystiedot ovat seuraavat:

Yhtiö: EVRY ASA

Yritys- ja yhteisötunnus: 934 382 404

Oikeushenkilötunnus (LEI): 213800IW4PWKHQ146O24

Kotipaikka: Fornebu, Bærum, Norja

Osoite: Snarøyveien 30A, 1360 Fornebu, Bærum, Norja

EVRY:n osakkeet ovat kaupankäynnin kohteena Oslo Børsissa ticker-koodilla “EVRY” (ISIN-koodi: NO0010019649).

Jäljempänä termi “Yhdistynyt Yhtiö” viittaa Tietoon Tiedon ja EVRY:n sulautumisen täytäntöönpanon rekisteröintipäivästä (“Täytäntöönpanopäivä”) eteenpäin.

Sulautumisesitteen on 8.8.2019 hyväksynyt Finanssivalvonta, joka on asetuksessa (EU) 2017/1129 tarkoitettu toimivaltainen viranomainen. Finanssivalvonta hyväksyy tämän sulautumisesitteen vain siltä osin, että se täyttää asetuksen (EU) 2017/1129 mukaiset kattavuutta, ymmärrettävyyttä ja johdonmukaisuutta koskevat vaatimukset. Tätä hyväksyntää ei tule pitää osoituksena sen liikkeeseenlaskijan hyväksynnästä, jota tämä sulautumisesite koskee. Hyväksymispäätöksen diaarinumero on FIVA 36/02.05.04/2019. Sulautumisesitteen hyväksyvän viranomaisen eli Finanssivalvonnan nimi ja yhteystiedot ovat seuraavat: Finanssivalvonta, Postilokero 103, 00101 Helsinki, Suomi, Puh. +358 9 183 51, sähköposti: kirjaamo@finanssivalvonta.fi. Sulautumisesite sisältää suomenkielisen käännöksen tiivistelmästä, josta vastaa Tieto, lukuun ottamatta EVRY:ä koskevia tietoja, joista vastaa EVRY.

Keskeisiä tietoja Tiedosta ja EVRY:stä

Kuka on arvopapereiden liikkeeseenlaskija?

Liikkeeseenlaskijan virallinen ja liiketoiminnassa käytettävä toiminimi on suomeksi Tieto Oyj, ruotsiksi Tieto Abp ja englanniksi Tieto Corporation. Tieto on Suomessa perustettu julkinen osakeyhtiö, johon sovelletaan Suomen lakia.

Yleistä

Tieto on yksi Pohjoismaiden suurimmista ohjelmisto- ja IT-palveluyrityksistä. Yhtiön korkean lisäarvon palvelut kattavat uudet datakeskeiset palvelut, liiketoimintakriittiset ohjelmistoratkaisut, infrastruktuuripalvelut, ja näihin liittyvän osaamisen, jolla tuetaan asiakkaiden liiketoiminnan digitaalista uudistamista sekä tuotekehityspalvelut. Tieto konsultoi ja tukee asiakkaita uusien palvelujen kehittämisessä sekä toimittaa ja ylläpitää ratkaisuja.

Tieto tarjoaa IT-palveluita sekä yksityiselle että julkiselle sektorille. Tiedon päämarkkinat ovat Pohjoismaissa, ja sen toiminta on kansainvälistä valikoitujen toimialakohtaisten ohjelmistotuotteiden, tuotekehityspalveluiden ja kansainvälisten jakelukeskusten ansiosta. Vuonna 2018 Tiedon liikevaihto oli noin 1,60 miljardia euroa, ja Tieto työlllisti keskimäärin 14 907 henkilöä, toimien lähes 20 maassa.

Toimintamalli

Tiedon toimintamalli koostuu neljästä liiketoiminnosta, jotka muodostavat IFRS:n mukaiset raportoitavat toimintasegmentit, sekä maakohtaisista toiminnoista. Liiketoiminnot ovat Digital Experience, Hybrid Infra, Industry Software ja Product Development Services.

Digital Experience kattaa konsultointipalveluja kuten palvelukokemusten suunnittelu, älykäs datan hyödyntäminen, IT-arkkitehtuurikonsultointi sekä perinteisten ohjelmistopakettien ja palveluina tarjottavien pilvessä sijaitsevien ohjelmistoratkaisujen implementoiminen, järjestelmäintegraatiopalvelut sekä sovellusten kehittäminen ja hallinta.

Hybrid Infra tarjoaa yrityksille eri toimialoilla ja julkiselle sektorille IT-infrastruktuuripalveluita kattaen laajan teknologiavalikoiman.

Industry Software tarjoaa toimialapohjaisia ohjelmistotuotteita asiakkaiden liiketoimintakriittisiin prosesseihin finanssitoimialalle, julkiselle sektorille sekä terveydenhuolto- ja hyvinvointipalveluihin, metsäteollisuudelle sekä energia-, öljy- ja kaasuteollisuudelle.

Product Development Services tarjoaa ohjelmistojen tuotekehityspalveluita. Product Development Services liiketoiminnan tarjoamat palvelut täydentävät tyypillisesti asiakkaiden omia tuotekehitystoimintoja ja tästä johtuen tarjoavat joustavuutta asiakkaan kehitystoimiin.

Osakkeet ja omistus

Yli 5% tai enemmän Tiedon osakkeista omistavien osakkeenomistajien tulee ilmoittaa omistuksensa Suomen arvopaperimarkkinalain (746/2012, muutoksineen) mukaisesti. Seuraavassa taulukossa esitetään osakkeenomistajat, jotka omistavat Tiedon osakkeista 5% tai enemmän Tiedolla 5.8.2019 olleen tietämyksen mukaan.

Osakkeenomistaja	Osakkeiden lukumäärä	% osakkeista ja äänistä
Cevian Capital[1]	11 004 295	14,8
Solidium Oy	7 415 418	10,0
Silchester International Investors LLP[2]	7 401 027	10,0

[1] Euroclear Finland Oy:n tietojen perusteella Cevian Capitalin omistus 31.3.2019 oli 11 004 295 osaketta, mikä edustaa 14,8% osakkeista ja äänistä.

[2] Silchester International Investors LLP ilmoitti 23.7.2015, että sen omistus Tieto Oyj:ssä oli 7 401 027 osaketta, mikä edustaa 10,0% osakkeista ja äänistä.

Millään Tiedon osakkeenomistajista ei ole määräysvaltaa Tiedossa Suomen arvopaperimarkkinalain 2 luvun 4 §:ssä säädetyllä tavalla. Jokainen Tiedon osake oikeuttaa yhtiökokouksessa yhteen ääneen. Tiedon yhtiöjärjestyksen mukaan kukaan osakkeenomistaja ei saa kuitenkaan yhtiökokouksessa äänestää enemmällä kuin yhdellä viidesosalla (1/5) kokouksessa edustetusta äänimäärästä.

Tieto ei ole tietoinen mistään järjestelyistä sen osakkeenomistajien välillä, jotka voisivat olla merkityksellisiä osakkeenomistuksen tai yhtiökokouksessa käytettävien äänioikeuksien kannalta tai mistään järjestelyistä, jotka voivat tulevaisuudessa johtaa määräysvallan vaihtumiseen Tiedossa.

Johdon avainhenkilöt ja tilintarkastaja

Tiedon hallituksen jäsenet ovat Kurt Jofs (puheenjohtaja), Harri-Pekka Kaukonen (varapuheenjohtaja), Timo Ahopelto, Liselotte Hägertz Engstam, Tomas Franzén, Johanna Lamminen, Niko Pakalén, Endre Rangnes, Esa Koskinen (henkilöstön edustaja) ja Robert Spinelli (henkilöstön edustaja). Tieto-konsernin toimivan johdon muodostavat Kimmo Alkio (toimitusjohtaja) ja johtoryhmä, johon kuuluvat Håkan Dahlström (Managing Partner, Ruotsi), Kishore Ghadiyaram (Chief of Strategy), Tomi Hyryläinen (Chief Financial Officer), Ari Järvelä (Head of Centers of Excellence), Satu Kiiskinen (Managing Partner, Suomi), Katariina Kravi (Chief People and Culture Officer), Tom Leskinen (Head of Product Development Services), Julius Manni (Chief of Experience), Thomas Nordås (Managing Partner, Norja), Christian Segersven (Head of Industry Software), Markus Suomi (Chief of Technology and Quality) ja Petteri Uljas (Head of Hybrid Infra).

Tiedon lakisääteinen tilintarkastaja on tilintarkastusyhteisö Deloitte Oy. KHT Jukka Vattulainen toimii päävastuullisena tilintarkastajana.

Mitä ovat liikkeeseenlaskijaa koskevat keskeiset taloudelliset tiedot?

Alla esitettävät valikoidut historialliset keskeiset taloudelliset tiedot ovat peräisin IFRS-standardien mukaisesti 31.12.2018 päättyneeltä tilikaudelta laaditusta Tiedon tilintarkastetusta konsernitilinpäätöksestä, sekä IAS 34 -standardin mukaisesti laaditusta Tiedon tilintarkastamattomasta osavuosikatsauksesta 30.6.2019 päättyneeltä kuuden kuukauden jaksolta

30.6.2019 päättyneeltä kuuden kuukauden jaksolta laaditun tilintarkastamattoman osavuosikatsauksen laatimisessa sovelletut tilinpäätösperiaatteet ovat yhdenmukaisia 31.12. päättyneen tilikauden tilinpäätöksessä käytettyjen tilinpäätösperiaatteiden kanssa lukuun ottamatta IFRS 16:n käyttöönottoa. IFRS 16 käyttöönotolla ei ole vaikutusta Tieto-konsernin omaan pääomaan.

Seuraavassa taulukossa esitetään Tiedon keskeiset tunnusluvut mainituilta ajanjaksoilta:

	1.1.–30.6.		1.1.–31.12.
	2019	2018	2018
	(tilintarkastamaton)		(tilintarkastettu ellei toisin ilmoitettu)
(miljoonaa euroa, ellei toisin ilmoitettu)
TUNNUSLUKUJA
Konserniraportointi, IFRS
Liikevaihto, milj. euroa	811,6	810,5	1 599,5
Liikevoitto (EBIT), milj. euroa	54,9	68,6	154,7
Liikevoitto (EBIT), %	6,8	8,5	9,7
Tilikauden/jakson voitto	45,2	54,6	123,2
Osakekohtainen tulos, euroa
Laimentamaton	0,61	0,74	1,67
Laimennusvaikutuksella oikaistu	0,61	0,74	1,66
Korollinen nettovelka, milj. euroa	362,5	209,2	137,4
Liiketoiminnan rahavirta, milj. euroa	80,4	73,8	174,2
Investointien rahavirta	-25,1	-21,2	-49,3
Rahoituksen rahavirta	-149,8	-66,7	-41,2
Varat yhteensä	1 280,3	1 114,3	1 197,6
Oma pääoma yhtensä	415,3	409,5	482,5

Kuka on sulautuva yhtiö?

Sulautuvan yhtiön virallinen nimi ja liiketoiminnassa käytettävä toiminimi on EVRY ASA. EVRY on Norjassa rekisteröity Norjan lain alainen julkinen osakeyhtiö.

Yleistä

EVRY on Pohjoismaiden johtava yhtiö IT-palveluiden alalla tavoitteenaan tukea ihmisten, yritysten ja yhteiskunnan edelläkävijyyttä ja tuottaa näille arvoa digitaalisten palveluiden avulla. EVRY:llä on Pohjoismaissa yli 10 000 asiakkaan laaja ja vakaa asiakaskunta, johon kuuluu muun muassa paikallis- ja keskushallintoja, suuria kansainvälisiä ja paikallisia yritysasiakkaita ja pieniä ja keskisuuria yrityksiä (“PK-yritys”) sekä Norjan 30 suurinta pankkia. EVRY tarjoaa asiakkailleen laajan valikoiman palveluita ja ohjelmistoja, jotka on suunniteltu täyttämään asiakkaiden kaikki tarpeet, mukaan lukien neuvonta- ja konsulttipalvelut, toimialakohtaiset ohjelmistot sekä räätälöityjen ratkaisujen ja IT-toimintojen suunnittelu, toteutus ja ylläpito.

EVRY toimii pääasiassa Norjassa ja Ruotsissa erittäin asiakaskeskeisellä lähestymistavalla omistautuneen henkilöstönsä avulla, jolla on perusteellista teknistä osaamista ja asiantuntemusta useilta eri toimialoilta tai toimialalta mukaan lukien pankki- ja rahoituslaitokset, julkinen sektori, terveydenhoito- ja vakuutusala. EVRY on Norjan markkinan johtava IT-palveluiden tuottaja ja yksi johtavista IT-palveluiden tuottajista usealla toimialalla Ruotsissa. Lisäksi EVRY on Pohjoismaiden suurin yritysten IT-palveluiden (muun muassa pankki- ja maksuohjelmistot ja -ratkaisut) tuottaja vähittäispankkitoiminta- ja arvopaperialalla ulkoisten IT-menojen perusteella mitattuna. EVRY:llä on 8 807 kokoaikaista työntekijää Norjassa, Ruotsissa, Tanskassa, Suomessa, Intiassa, Yhdistyneessä kuningaskunnassa, Puolassa, Ukrainassa, Latviassa, Bulgariassa ja Yhdysvalloissa.

Toimintasegmentit

EVRY jakaantuu seuraaviin liiketoiminta-alueisiin: EVRY Financial Services, EVRY Norway ja EVRY Sweden, jotka vastaavat asiakassuhteista ja asiakaspalvelusta.

EVRY Financial Services on toimiala, joka vastaa EVRY:n palveluista kansainvälisesti pankki- ja rahoitusalan asiakkaille. Liiketoiminta-alue tarjoaa pankeille laajan ja kattavan valikoiman ratkaisuja, jotka tukevat pankkien jatkuvan muutosprosessin hallinnointia ja edistävät seuraavan sukupolven pankki- ja maksupalveluita.

EVRY Norway ja EVRY Sweden palvelevat kaikkia muita toimialoja omilla markkinoillaan keskittyen erityisesti julkiseen sektoriin, terveydenhoitoalaan, vähittäismyyntiin ja logistiikkaan, teollisuus- ja palveluyrityksiin sekä pieniin ja keskisuuriin yrityksiin.

EVRY Norway toimittaa liiketoiminnan kannalta kriittisiä ratkaisuja monelle kohdennetulle toimialalle yksityisellä ja julkisella sektorilla. Sen asiakkaisiin kuuluu Norjan suurimpia organisaatioita. Jokaisella toimialalla EVRY on täyden palvelun IT-palvelujen tuottaja läpi koko arvoketjun infrastruktuurista ja käyttöpalveluista liiketoimintaprosessien järjestelmiin, sovelluksiin, konsulttipalveluihin, yhteistyöratkaisuihin ja innovaatioratkaisuihin.

EVRY Sweden tarjoaa kaikkea strategisesta neuvonnasta ja konsulttipalveluista kokonaisvaltaisiin ratkaisuihin ja IT-käyttöpalveluihin. Sillä on toimitusvalmiudet palvella pieniä, keskikokoisia ja suuria asiakkaita.

Osakkeet ja omistus

Yli 5% tai enemmän EVRY:n osakkeista omistavien osakkeenomistajien tulee ilmoittaa omistuksensa Norjan arvopaperikauppalain mukaisesti. Seuraavassa taulukossa esitetään Norjan arvopaperikeskukseen 5.8.2019 rekisteröidyt osakkeenomistajat, jotka omistavat EVRY:n osakkeista 5% tai enemmän.

Osakkeenomistaja	Osakkeiden lukumäärä	% osakkeista ja äänistä
LYNGEN HOLDCO S.A.R.L.[1]	201 410 067	54,32
FOLKETRYGDFONDET	19 462 118	5,25
POLYGON (PE) HOLDINGS LTD	19 444 554	5,24
[1] Lyngen Holdco S.A.R.L on yhtiö, jonka omistavat rahastot, joiden neuvonantajana toimii Apax Partners LLP.

EVRY:llä on yksi osakelaji ja jokaisella osakkeella on yhtäläiset äänioikeudet.

Lyngen Holdco S.A.R.L, joka omistaa 54,32% EVRY:n osakkeista 5.8.2019, voisi käyttää määräysvaltaansa yhtiössä. Tämän lisäksi EVRY ei ole tietoinen henkilöistä tai tahoista, jotka suoraan tai epäsuorasti, yhdessä tai erikseen, käyttävät tai voisivat käyttää määräysvaltaansa EVRY:ssä.

Tämän Sulautumisesitteen päivämääränä EVRY ei ole tietoinen mistään järjestelyistä, joiden johdosta määräysvalta EVRY:ssä saattaisi vaihtua myöhempänä ajankohtana.

Johdon avainhenkilöt ja tilintarkastaja

EVRY:n hallituksen jäsenet ovat Salim Nathoo (puheenjohtaja), Rohan Haldea, Louise Søndergaard, Kristin Krohn Devold, Leif Teksum, Malin Persson, Bente Lennertzen (työntekijöiden valitsema), Jenny Lindh (työntekijöiden valitsema), Tommy Sander Aldrin (työntekijöiden valitsema) ja Sigve Sandvik Lærdal (työntekijöiden valitsema). EVRY:n johtoryhmään kuuluvat Per Hove (toimitusjohtaja), Henrik Schibler (talousjohtaja, joka on eronnut tehtävästään, mutta on EVRY:n palveluksessa syyskuun 2019 loppuun asti, jonka korvaa Nina Mortensen, joka toimii EVRY:n siirtymäkauden talousjohtajana 1.10.2019 alkaen), Wiljar Nesse (Executive Vice President, EVRY Financial Services), Malin Fors-Skjæveland (Executive Vice President for Sales Excellence), Daniel Nordstad Grönquist (Executive Vice President, Strategy), Asta Ellingsen Stenhagen (Executive Vice President, Legal and Risk), Christian Pedersen (Executive Vice President, EVRY Norway and EVRY Nordic Consulting), Karin Schreil (Executive Vice President, EVRY Sweden), Johan Torstensson (Executive Vice President, Digital Platform Services), Trond Vinje (Executive Vice President, Human Resources) ja Unni Strømstad (Executive Vice President, Group Communications and Marketing).

EVRY:n lakisääteinen tilintarkastaja on tilintarkastusyhteisö Ernst & Young AS ja päävastuullisena tilintarkastajana toimii KHT Asbjørn Ler.

Mitä ovat sulautuvaa yhtiötä koskevat keskeiset taloudelliset tiedot?

EVRY:n konsernitilinpäätös 31.12.2018 päättyneeltä tilikaudelta on laadittu EU:n käyttöönottamien kansainvälisten tilinpäätösstandardien (IFRS) mukaisesti.

Alla esitetyt valikoidut historialliset taloudelliset tiedot ovat peräisin IFRS:n mukaisesti laaditusta EVRY:n tilintarkastetusta konsernitilinpäätöksestä 31.12.2018 päättyneeltä tilikaudelta sekä IAS 34 -standardin mukaisesti laaditusta EVRY:n tilintarkastamattomasta osavuosikatsauksesta 30.6.2019 päättyneeltä kuuden kuukauden jaksolta.

Seuraavassa taulukossa esitetään EVRY:n keskeisimmät taloudelliset tiedot ilmoitetuilta jaksoilta. 30.6.2019 ja 30.6.2018 päättyneiltä kuuden kuukauden jaksoilta esitetyt luvut ovat tilintarkastamattomia. 31.12.2018 päättyneeltä tilikaudelta esitetyt luvut ovat tilintarkastamattomia, ellei toisin ole mainittu.

	1.1.–30.6.		1.1.–31.12.
	2019	2018	2018
	(tilintarkastamaton)		(tilintarkastamaton ellei toisin mainittu)
(miljoonaa Norjan kruunua, ellei toisin ilmoitettu)
Liikevaihto	6 507	6 494	12 912[1]
Liikevoitto (EBIT)	500	444	1 021,3[1]
Liikevoittomarginaali	7,7%	6,8%	7,9%
Kauden voitto/tappio	250	213	639,7[1]
Nettovoittomarginaali	3,8%	3,3%	5,0%

	1.1.–30.6.		1.1.–31.12.
	2019	2018	2018
	(tilintarkastamaton)		(tilintarkastamaton ellei toisin mainittu)
(miljoonaa Norjan kruunua, ellei toisin ilmoitettu)
Orgaaninen kasvu	0,1%	3,9%	3,0%
Osakekohtainen tulos	0,67	0,57	1,73
Korolliset nettovelat (miljoonaa Norjan kruunua)	6 713	4 689	4 104
Varat yhteensä	13 009	10 881	11 596,4[1]
Oma pääoma yhteensä	2 538	2 486	2 983,9[1]
Liiketoiminnan rahavirta	98	-196	713[1]
Investointien rahavirta	-237	-302	-534,0[1]
Rahoituksen rahavirta	-155	-239	-414,0[1]
[1] Tilintarkastettu.

Tilintarkastamattomat pro forma -taloudelliset tiedot

Tilintarkastamattomissa pro forma -taloudellisissa tiedoissa ja selittävissä liitetiedoissa esitetään, miltä Tiedon tuloslaskelmat ja tase olisivat mahdollisesti näyttäneet, jos liiketoiminnat olisi tosiasiallisesti yhdistetty ja Tiedon pääomarakenne kuvastaisi Sulautumista alla mainittuina ajankohtina. Seuraavat tilintarkastamattomat pro forma -taloudelliset tiedoton esitetty ainoastaan havainnollistamaan Sulautumisen vaikutuksia Tiedon taloudellisiin tietoihin. Tilintarkastamaton yhdistetty pro forma -tase 30.6.2019 on laadittu ikään kuin Sulautuminen olisi toteutunut kyseisenä päivänä. Tilintarkastamattomat yhdistetyt pro forma -tuloslaskelmat 30.6.2019 päättyneeltä kuuden kuukauden jaksolta sekä 31.12.2018 päättyneeltä tilikaudelta on laadittu ikään kuin Sulautuminen olisi toteutunut 1.1.2018. Tilintarkastamattomat pro forma -taloudelliset tiedot on laadittu Komission Delegoidun asetuksen (EU) 2019/980, muutoksineen, liitteen 20 mukaisesti ja Tiedon tilintarkastettuun konsernitilinpäätökseen sovellettavien tilinpäätösperiaatteiden mukaisesti.

Sulautumisvastike on määritetty perustuen Sulautumisvastikeosakkeiden käypään arvoon ja Sulautumisvastikekäteisen osuuteen. Liikkeeseen laskettavien Sulautumisvastikeosakkeiden kokonaismäärän oletetaan olevan 44 316 519 osaketta (ilman EVRY:n omistamia omia osakkeita tai Tiedon omistamia EVRY:n osakkeita) ja niiden käypä arvo on yhteensä 1 154,9 milj. euroa perustuen Tiedon osakkeen päätöskurssiin 26,06 euroa Nasdaq Helsingissä 28.6.2019.

Viiden prosentin lasku Tiedon osakkeen hinnassa pienentäisi oletettua Sulautumisvastiketta ja pienentäisi edelleen liikearvoa ja sijoitetun vapaan oman pääoman rahastoa noin 58 miljoonalla eurolla. Vastaavasti viiden prosentin nousu Tiedon osakkeen hinnassa kasvattaisi oletettua Sulautumisvastiketta ja kasvattaisi edelleen liikearvoa ja sijoitetun vapaan oman pääoman rahastoa noin 58 miljoonalla eurolla. Tiedon osakkeen hinnan vaihtelulla ei ole vaikutusta Sulautumisvastikkeena annettavien Sulautumisvastikeosakkeiden määrään sovitusta vaihtosuhteesta johtuen (0,12 Tiedon uutta osaketta jokaista EVRY:n osaketta kohden).

Seuraavassa taulukossa esitetään keskeiset tunnusluvut, jotka sisältyvät tilintarkastamattomaan yhdistettyyn pro forma -taseeseen 30.6.2019:

(miljoonaa euroa)	Tieto historiallinen (tilin-tarkastamaton)	EVRY historiallinen uudelleen-luokiteltu	Sulautuminen	Yhdistynyt Yhtiö pro forma
Varat yhteensä	1 280,3	1 342,0	1 073,0	3 695,2
Oma pääoma yhteensä	415,3	261,8	863,4	1 540,5

Seuraavassa taulukossa esitetään keskeiset tunnusluvut, jotka sisältyvät tilintarkastamattomaan Pro Forma -tuloslaskelmaan 30.6.2019 päättyneeltä kuuden kuukauden jaksolta:

(miljoonaa euroa, ellei toisin ilmoitettu)	Tieto historiallinen (tilin-tarkastamaton)	EVRY historiallinen uudelleen-luokiteltu	Sulautuminen	Yhdistynyt Yhtiö pro forma
Liikevaihto	811,6	668,8	—	1 480,4
Liikevoitto (EBIT)	54,9	51,4	-22,4	83,9
Tilikauden voitto	45,2	25,7	-16,3	54,5
Emoyhtiön omistajille kuuluvasta voitosta laskettu osakekohtainen tulos, euroa/osake
Laimentamaton	0,61	—	—	0,46
Laimennettu	0,61	—	—	0,46

Seuraavassa taulukossa esitetään keskeiset tunnusluvut, jotka sisältyvät tilintarkastamattomaan Pro Forma -tuloslaskelmaan 31.12.2018 päättyneeltä tilikaudelta:

(miljoonaa euroa, ellei toisin ilmoitettu)	Tieto historiallinen (tilintarkastettu)	EVRY historiallinen uudelleen-luokiteltu	Sulautuminen	Yhdistynyt Yhtiö pro forma
Liikevaihto	1 599,5	1 344,9	—	2 944,4
Liikevoitto (EBIT)	154,7	106,4	-76,7	184,4
Tilikauden voitto	123,2	66,6	-59,2	130,6
Emoyhtiön omistajille kuuluvasta voitosta laskettu osakekohtainen tulos, euroa/osake
Laimentamaton	1,67	—	—	1,11
Laimennettu	1,66	—	—	1,10

Mitkä ovat Yhdistyneelle Yhtiölle keskeiset riskit?

●	Epävarmuuksilla Yhdistyneen Yhtiön pääasiallisilla markkinoilla Pohjoismaissa, muissa keskeisissä toimintamaissa tai globaalissa taloudessa ja rahoitusmarkkinoilla voi olla haitallinen vaikutus Yhdistyneeseen Yhtiöön.

●	Yhdistynyt Yhtiö saattaa epäonnistua uudistetun strategiansa toteuttamisessa nopeasti muuttuvassa IT-palveluiden markkinassa.

●	Yhdistynyt Yhtiö kohtaa ankaraa kilpailua sopimuksista, mikä saattaa vaikuttaa sen liiketoiminnan volyymiin ja kannattavuuteen.

●	Yhdistyneen Yhtiön liiketoiminta on riippuvainen tietyistä tärkeistä asiakkaista sekä näiden toimialoihin vaikuttavista trendeistä.

●	Tietojärjestelmien toimintahäiriöillä tai tietoturvaloukkauksilla voi olla haitallinen vaikutus Yhdistyneen Yhtiön palveluiden jatkuvuuteen ja ammatilliseen maineeseen.

●	Yhdistyneen Yhtiön liiketoiminta on riippuvainen sen suhteista toimittajiin ja muihin kolmansiin osapuoliin sekä näiden tarjoamien palveluiden laadusta.

●	Avainasemassa olevien johtohenkilöiden tai työntekijöiden menettämisellä tai epäonnistumisella uusien osaajien rekrytoinnissa voi olla haitallinen vaikutus Yhdistyneen Yhtiön liiketoimintaan.

●	Työntekijöihin liittyvien kulujen kasvaminen voi vaikuttaa haitallisesti Yhdistyneen Yhtiön kannattavuuteen.

●	Yhdistyneen Yhtiön tulee noudattaa ankaraa tietosuojaa sekä yksityisyyttä koskevaa sääntelyä, minkä johdosta se voi joutua viranomaistoimien tai rangaistusten kohteeksi.

●	Yhdistyneen Yhtiön toimintaan usealla lainkäyttöalueella liittyy sääntelyn noudattamista koskevia riskejä.

●	Muutokset nykyisissä arvonlisäverotusta koskevissa poikkeuksissa Norjassa voivat kasvattaa Yhdistyneen Yhtiön verovelvoitteita.

●	Yhdistynyt Yhtiö altistuu valuuttakurssien vaihteluista johtuville translaatio- ja transaktioriskeille.

Keskeiset tiedot arvopapereista

Mitkä ovat arvopapereiden keskeiset ominaisuudet?

Tiedon osakkeet on rekisteröity suomalaisessa ja ruotsalaisessa arvo-osuusjärjestelmässä. Osakkeiden kaupankäyntikoodi Nasdaq Helsingissä on TIETO ja Nasdaq Tukholmassa TIETOS. Tiedolla on yksi osakesarja, jonka ISIN-tunnus on FI0009000277.

EVRY:n osakkeenomistajat saavat arvo-osuustilikohtaisesti sulautumisvastikkeena 0,1200 Tiedon uutta osaketta jokaista omistamaansa EVRY:n osaketta kohden (“Sulautumisvastikeosakkeet”). Sulautumisvastikeosakkeiden lisäksi EVRY:n osakkeenomistajat saavat sulautumisvastikkeena 5,28 Norjan kruunua rahana jokaista omistamaansa EVRY:n osaketta kohden (“Sulautumisvastikekäteinen”). Ensisijaisena vaihtoehtona Tieto odottaa toimittavansa Sulautumisvastikeosakkeet osaketalletusetuusjärjestelyn kautta Norjan arvopaperikeskuksessa (jäljempänä “VPS”). Toissijaisina vaihtoehtoina Sulautumisvastikeosakkeet voidaan toimittaa suoraan omistettuina Yhdistyneen Yhtiön osakkeina Euroclear Finland Oy:n (jäljempänä “Euroclear Finland”) ylläpitämässä arvo-osuusjärjestelmässä tai VPS:issa rekisteröityinä osaketalletustodistuksina. Sulautumisvastikekäteiseen yhdessä Sulautumisvastikeosakkeiden kanssa viitataan jäljempänä yhdessä termillä “Sulautumisvastike”.

Sulautumisvastikeosakkeet vastaavat Tiedon olemassa olevaa osakesarjaa. Sulautumisvastikeosakkeiden kaupankäyntivaluutta on Nasdaq Helsingissä euro ja Nasdaq Tukholmassa Ruotsin kruunu. Yhtiön antamien Sulautumisvastikeosakkeiden lukumäärä on noin 44 316 519 osaketta ja Yhdistyneen Yhtiön kokonaisosakemäärä olisi siten 118 425 771 (kukin yksittäin “Osake” ja yhdessä “Osakkeet”). Sulautumisvastikeosakkeilla ei ole nimellisarvoa.

Sulautumisvastikeosakkeisiin liittyvät oikeudet sisältävät muun muassa etuoikeuden merkitä uusia osakkeita Yhdistyneessä Yhtiössä, oikeuden osallistua yhtiökokoukseen ja käyttää yhtiökokouksessa äänioikeutta, oikeuden osinkoon ja muuhun vapaan oman pääoman varojenjakoon ja oikeuden vaatia osakkeiden lunastusta käypään hintaan osakkeenomistajalta, joka omistaa yli 90% kaikista osakkeista ja äänistä Yhdistyneessä Yhtiössä, sekä muut osakeyhtiölain mukaiset yleiset oikeudet. Sulautumisvastikeosakkeet ovat vapaasti luovutettavissa.

Jokainen Sulautumisvastikeosake oikeuttaa omistajansa yhteen ääneen Yhdistyneen Yhtiön yhtiökokouksessa.

Yhdistynyt Yhtiö odottaa voivansa pitää yllä houkuttelevaa osinkokäytäntöä. Yhdistynyt Yhtiö tulee päättämään osingonjakopolitiikastaan Täytäntöönpanopäivän jälkeen ja arvioimaan vuosittain osingonjaon ja muun vapaan pääoman palautuksen edellytykset. Tiedon tai EVRY:n edellisinä tilikausina maksamat osingot tai vapaan pääoman palautukset eivät ole tae Yhdistyneen Yhtiön maksamien osinkojen tai pääoman palautusten määrästä tulevina tilikausina, jos niitä jaetaan. Ei ole takeita siitä, että Yhdistynyt Yhtiö tulee jakamaan osinkoa tai pääoman palautusta tulevaisuudessa.

Missä arvopapereilla tullaan käymään kauppaa?

Tieto hakee sen liikkeeseen laskemien Sulautumisvastikeosakkeiden ottamista julkisen kaupankäynnin kohteeksi Nasdaq Helsingissä sekä Nasdaq Tukholmassa. Kaupankäynnin Euroclear Finlandiin rekisteröidyillä Sulautumisvastikeosakkeilla odotetaan alkavan arviolta Täytäntöönpanopäivänä tai niin pian kuin mahdollista sen jälkeen.

Tieto ja EVRY pyrkivät lisäksi varmistamaan, että ensisijaisesti Yhdistyneen Yhtiön Osakkeet osaketalletusetuusjärjestelyn kautta tai toissijaisesti sen osaketalletustodistukset tai suoraan omistettavat osakkeet tullaan lisäksi listaamaan Oslo Børsiin Sulautumisen täytäntöönpanon yhteydessä tai niin pian kuin mahdollista sen jälkeen (“Oslon Listaus”).

Mitkä ovat arvopapereihin liittyvät keskeiset riskit?

●	Yhdistynyt Yhtiö ei välttämättä pysty saavuttamaan osaa Sulautumisen arvioiduista hyödyistä tai mitään niistä tällä hetkellä arvioidulla tavalla tai arvioidussa aikataulussa, jos ollenkaan, ja arvioidut täytäntöönpanokustannukset voivat ylittyä.

●	Useat seikat voivat aiheuttaa Sulautumisen toteutumatta jäämisen tai toteutumisen viivästymisen.

●	Osakkeiden markkina-arvo voi vaihdella merkittävästi, mikä voi johtaa siihen, että sijoittajat menettävät sijoittamansa pääoman kokonaan tai osittain.

●	Yhdistynyt Yhtiö ei välttämättä pysty maksamaan tai se voi päättää olla maksamatta osinkoa tai muuta vapaan oman pääoman palautusta tulevaisuudessa.

●	Sulautumisvastiketta ei oikaista Tiedon tai EVRY:n osakkeiden markkinahintojen vaihteluiden taikka Norjan kruunun ja euron välisen valuuttakurssin vaihteluiden perusteella.

●	Sulautumisen onnistunut toteuttaminen on riippuvainen Uudesta Rahoituksesta, joka on altis valuuttakurssivaihteluille.

●	Oslon Listaus ei välttämättä toteudu odotetusti tai listaamista ei tapahdu ollenkaan, eikä ole mitään takeita siitä, että Oslon Listaus jatkuu määräämättömän ajan.

●	Sulautumisvastikeosakkeet odotetaan toimitettavan osaketalletusetuusjärjestelyn kautta, jolloin Sulautumisvastikeosakkeita saavia EVRY:n osakkeenomistajia pidettäisiin hallintarekisteröityinä osakkeenomistajina, minkä lisäksi toimitukseen liittyy myös muita riskejä, kuten:

●	osaketalletusetuusjärjestelyn kautta omistetuilla osakkeilla ei voi käydä kauppaa Oslo Børsissä ennen Oslon Listauksen toteutumista, josta ei ole takeita;

●	siinä tapauksessa, että Oslon Listaus tapahtuu, Oslo Børsiin osaketalletusetuusjärjestelyn kautta listattujen osakkeiden markkinahinta ja likviditeetti voi poiketa Nasdaq Helsingissä tai Nasdaq Tukholmassa listattujen osakkeiden markkinahinnasta ja likviditeetistä ja niiden markkinahinta ja likviditeetti voivat vaihdella huomattavasti; ja

●	osakkeenomistajat, jotka omistavat osakkeensa osaketalletusetuusjärjestelyn kautta kantavat valuuttakurssiriskin, joka voi toteutua Norjan kruunun ja euron tai Norjan kruunun ja Ruotsin kruunun välisten valuuttakurssien heilahtelun myötä.

Keskeiset tiedot arvopapereiden yleisölle tarjoamisesta ja kaupankäynnin kohteeksi säännellyllä markkinalla ottamisesta

Miksi tämä Sulautumisesite on laadittu?

Tieto on laatinut ja julkistanut tämän Sulautumisesitteen Sulautumisvastikeosakkeiden liikkeeseenlaskemiseksi EVRY:n osakkeenomistajille, Sulautumisvastikeosakkeiden listaamiseksi Nasdaq Helsingissä ja Nasdaq Tukholmassa, sekä hakeakseen Oslon Listausta.

Yhdistymisen syyt ja yleiskatsaus Yhdistyneestä Yhtiöstä

Yhdistyneen Yhtiön nimi tulee olemaan TietoEVRY Oyj (ruotsiksi TietoEVRY Abp ja englanniksi TietoEVRY Corporation) ja sen kotipaikka tulee olemaan Espoossa. Yhdistynyt Yhtiö tulee olemaan digitaalisia palveluita ja ohjelmistoja tarjoava yhtiö, joka toimii pohjoismaisilla markkinoilla erityisesti Suomessa, Ruotsissa ja Norjassa. Sulautumisen tarkoituksena on luoda yksi Pohjoismaiden kilpailukykyisimmistä yrityksistä digitaalisten palveluiden ja ohjelmistoliiketoiminnan alueella. Yritysten yhteenlaskettu liikevaihto on noin 3 miljardia euroa. Yhdistyneen yhtiön 24 000 ammattilaista ovat tukemassa pohjoismaisten yritysten edelläkävijyyttä ja tuottamassa arvoa yhteiskunnalle digitaalisten palveluiden avulla. Sulautuminen tulee yhdistämään vahvan digitaalisen osaamisen ja toimialaratkaisut edistyksellisiin pilvi- ja infrastruktuuripalveluihin. Tiedon ja EVRY:n vahvojen ohjelmistotuote- ja osaamispääoma parantavat Yhdistyneen Yhtiön kilpailukykyä entisestään, mistä hyötyvät sekä asiakkaat että työntekijät. Lisäksi uudella yrityksellä on hyvät edellytykset kasvaa eri liiketoiminnoissa.

Yhdistynyt Yhtiö tarjoaa digitaalisia palveluita, konsultointia ja ohjelmistoja yrityksille ja julkisille instituutioille. Lisäksi Yhdistyneen Yhtiön odotetaan tarjoavan kattavia IT-palveluratkaisuja Pohjoismaiden markkinoille pitäen sisällään terveydenhuollon ja hyvinvoinnin sekä julkisen sektorin, jossa on odotettavissa laajoja kansallisia uudistuksia. Vahva läsnäolo Norjassa, Ruotsissa ja Suomessa yhdessä kansainvälisten jakelukeskusten kanssa tarjoaa hyvän pohjan tulevaisuuden kasvulle; Fintech-ratkaisut, toimialaratkaisut ja tuotekehityspalvelut muodostavat kärjen jatkuvalle kansainväliselle laajentumiselle. Yhdistämällä yritysten voimavarat investoida uusiin palveluihin ja osaamiseen luodaan aiempaakin paremmat edellytykset innovoinnille.

Tieto ja EVRY täydentävät toisiaan hyvin niin maantieteellisesti kuin palvelujen ja asiakaskunnan suhteen, ja Sulautumisen pohjalta syntyy laajin digitaalisten palveluiden yhteisö Pohjoismaissa. Sulautumisen odotetaan tuovan lisäarvoa osakkeenomistajille vuotuisten kustannus- ja pitkän aikavälin liikevaihtosynergioiden kautta, sekä luovan aiempaakin paremmat edellytykset innovoinnille suurempien investointien myötä.

Tavoitteena on saavuttaa noin 75 milj. euron vuotuiset kulusynergiat muun muassa toimitusten, myynnin ja hallinnon sekä investointien tuottavuuden tehostamisella. Tieto ja EVRY arvioivat, että noin 60% säästöistä syntyy vuoden 2021 loppuun mennessä ja noin 90% vuoden 2022 loppuun mennessä. Uusia kustannussynergioita tullaan kartoittamaan jatkuvasti. Tieto ja EVRY arvioivat, että toteuttamiseen liittyvät kertaluoteiset kustannukset ovat 120–140 miljoonaa euroa, ja niiden arvioidaan toteutuvan vuoteen 2022 mennessä.

Liikevaihtosynergioiden odotetaan toteutuvan erityisesti sovellusmodernisaatiossa, digitaalisessa konsultoinnissa, julkisisissa pilvipalveluissa ja konnsultoinnissa, sekä laajentumisessa finanssitoimialalla ja muissa toimialaratkaisuissa. Liikevaihtosynergioiden odotetaan kertyvän pitkällä aikavälillä.

Yhdistyneen Yhtiön raportointivelvollisuus

Tiedon raportointikielet ovat suomi ja englanti. Yhdistynyt Yhtiö noudattaa jatkossakin niitä tiedottamista ja hallinnointiperiaatteita koskevia sääntöjä ja määräyksiä, joita sovelletaan yhtiöön, jonka osakkeet ovat listattuna Nasdaq Helsingissä.

Yhdistyneen Yhtiön osakeomistuspohja ja osakkeenomistajien tuki

Yhdistymisen myötä Tiedon osakkeenomistajat omistavat noin 62,5% ja EVRY:n osakkeenomistajat noin 37,5% Yhdistyneen Yhtiön osakkeista. Sulautumisen toteutumisen seurauksena EVRY:n suurimmasta osakkeenomistajasta, Apax Partners LLP:n hallinnoimat rahastot toimien Lyngen Holdco S.A.R.L.:n kautta (“Apax”), tulee Yhdistyneen Yhtiön suurin osakkeenomistaja noin 20,4% omistusosuudella. Tiedon suurimmat osakkeenomistajat, Cevian Capital Partners Ltd (“Cevian”) ja Solidium Oy (“Solidium”), omistavat noin 9,3% ja 6,3% kumpikin.

Solidium tiedotti 19.6.2019, että se on ehdollisesti sopinut ostavansa noin 4,4 miljoonaa Tiedon osaketta Apaxilta. Suunniteltu osto ja myynti on ehdollinen ja riippuu muun ohella Tiedon ja EVRY:n välisen Sulautumisen toteutumisesta, ja se sisältää tavanomaisia ennakkoehtoja. Jos Solidiumin ja Apaxin välinen osakkeiden osto ja myynti toteutuu, Solidiumin omistus Yhdistyneessä Yhtiössä pysyisi 10,0%:ssa.

Cevian ja Solidium, jotka omistavat arviolta 25% Tiedon osakkeista ja äänistä, ja Apax, joka omistaa noin 54% EVRY:n osakkeista ja äänistä, ovat peruuttamattomasti sitoutuneet osallistumaan Tiedon ja EVRY:n ylimääräisiin yhtiökokouksiin sekä äänestämään sulautumisen puolesta.

Yhdistyneen Yhtiön hallinnointi

Konsultoituaan EVRY:n nimitysvaliokuntaa, Tiedon hallitus ja osakkeenomistajien nimitystoimikunta ehdottavat, että nykyisistä Tiedon hallituksen jäsenistä Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén ja Endre Rangnes valitaan ehdollisesti jatkamaan Yhdistyneen Yhtiön hallituksen jäseninä, ja että Rohan Haldea, Salim Nathoo ja Leif Teksum, joista kukin on EVRY:n nykyisen hallituksen jäsen, valitaan ehdollisesti Yhdistyneen Yhtiön hallituksen jäseniksi, ja että Tomas Franzén, Tiedon hallituksen nykyinen jäsen, valitaan ehdollisesti Yhdistyneen Yhtiön hallituksen puheenjohtajaksi, kukin toimikaudelle, joka alkaa Täytäntöönpanopäivänä ja päättyy Täytäntöönpanopäivää ensiksi seuraavan Yhdistyneen Yhtiön varsinaisen yhtiökokouksen päättyessä.

Kimmo Alkiosta ehdotetaan Sulautumisen toteuttamisen jälkeen tulevan Yhdistyneen Yhtiön toimitusjohtaja, ja että Per Hove jatkaa EVRY:n toimitusjohtajan roolissa transaktion loppuunsaattamiseen asti ja työskentelee 12 kuukauden ajan Sulautumisen toteuttamisen jälkeen tiivisti Kimmo Alkion kanssa yhtiöiden integraation suunnittelussa.

Tiedolle on ilmoitettu, että Apax, Cevian ja Solidium aikovat tehdä sitovan governance-sopimuksen, joka koskee muun muassa Yhdistyneen Yhtiön hallituksen jäsenten nimittämistä. Lisäksi Apax on suostunut tiettyihin rajoituksiin omistustaan koskien ja koskien osakkeidensa luovuttamista Yhdistyneessä Yhtiössä.

Sulautumisen tuotot

Sulautumisvastikeosakkeiden liikkeeseen laskemisesta ei kerry tuottoja Yhdistyneelle Yhtiölle.

Sulautumiseen liittyvät eturistiriidat

Nordea Bank Abp (“Nordea”), Skandinaviska Enskilda Banken AB (publ) (“SEB”) tai jotkin niiden lähipiiriin kuuluvat tahot ovat voineet aika ajoin tarjota ja voivat tulevaisuudessakin tarjota taloudellista neuvontaa, investointi- ja liikepankkipalveluita sekä rahoitusta Tiedolle osana tavanomaista liiketoimintaansa, minkä vuoksi ne ovat saattaneet saada tai voivat jatkossa saada tavanomaisia palkkioita ja komissioita. Nordea toimii lisäksi valtuutettuna johtavana järjestäjänä ja takaajana Tiedon Sulautumiseen liittyvän rahoituksen (“Uusi Rahoitus”) osalta yhdessä SEB:n kanssa.

EVRYn nykyinen toimitusjohtaja Per Hove on oikeutettu transaktiobonukseen Sulautumisen onnistuneen toteutumisen myötä, ja transaktiobonuksen määrä on noin yhden hänen vuosittaisen peruspalkkansa suuruinen. On sovittu, että hän tulee työskentelemään Yhdistyneelle Yhtiölle 12 kuukauden ajan Sulautumisen toteuttamisen jälkeen Yhdistyneen Yhtiön toimitusjohtajan neuvonantajana tietyissä erityistehtävissä ja konsultaatioissa. Tänä 12 kuukauden ajanjaksona hänelle maksettavan korvauksen taso pysyy samana kuin hänen nykyisen työsopimuksensa mukaan. On sovittu että kaikki hänen EVRY:n pitkän aikavälin kannustinjärjestelmän (“LTIP”) mukaiset optio-oikeudet ja EVRY:n lyhyen aikavälin kannustinjärjestelmän (“STIP”) mukaiset rajoitetut osakeoikeutensa peruutetaan optio-oikeuksien ja rajoitettujen osakeoikeuksien arvoista rahana maksettavaa korvausta vastaan.

Mitkä ovat arvopaperiin sijoittamisen edellytykset ja aikataulu?

Tiedon ja EVRY:n hallitukset ovat 18.6.2019 solmineet Yhdistymissopimuksen koskien liiketoimintojen yhdistymistä (“Yhdistymissopimus”) ja 26.6.2019 allekirjoittaneet Sulautumissuunnitelman, jonka mukaisesti nämä kaksi yhtiötä yhdistyvät (“Sulautumissuunnitelma”).

Ehdotettu Sulautuminen toteutetaan veronalaisena Suomen osakeyhtiölain 16 luvun (624/2006, muutoksineen) (“Osakeyhtiölaki”) ja Norjan julkisiin osakeyhtiöihin sovellettavan lain, 13.6.1997 No. 45 13 luvun (“Norjan Julkinen Osakeyhtiölaki”) mukaisena rajat ylittävällä absorptiosulautumisena, jossa EVRY sulautuu Tietoon.

Suunniteltu Täytäntöönpanopäivä, tarkoittaen päivää, jolloin Sulautumisen täytäntöönpano on suunniteltu rekisteröitävän, on 1.2.2020 (rekisteröinnin voimaantuloaika noin kello 00:01:01). Suunniteltu Täytäntöönpanopäivä ei ole sitova ja todellinen Täytäntöönpanopäivä voi olla aiemmin tai myöhemmin kuin edellä mainittu päivämäärä.

Tiedon hallitus on 22.7.2019 ehdottanut, että 3.9.2019 koolle kutsuttu Tiedon ylimääräinen yhtiökokous päättää Sulautumisesta Sulautumissuunnitelman mukaisesti, jonka Tiedon ja EVRY:n hallitukset ovat hyväksyneet 26.6.2019, ja joka on sen jälkeen rekisteröity Kaupparekisteriin 28.6.2019 ja Norjan Yritysrekisteriin 27.6.2019 rekisteröidyn Sulautumissuunnitelman mukaisesti.

EVRY:n hallitus ehdotti 6.8.2019, että 2.9.2019 koolle kutsuttu EVRY:n ylimääräinen yhtiökokous päättää Sulautumisesta Sulautumissuunnitelman mukaisesti.

Sulautumisvastikeosakkeet annetaan EVRY:n osakkeenomistajille heidän osakeomistustensa EVRY:ssä mukaisessa suhteessa Sulautumisen toteutuksen yhteydessä määrättävänä täsmäytyspäivänä. EVRY:n itsensä tai Tiedon omistamat EVRY:n osakkeet eivät oikeuta Sulautumisvastikkeeseen. Sulautumisvastikkeen jakautuminen perustuu osakkeenomistukseen EVRY:ssä Sulautumisen toteutuksen yhteydessä määrättävänä täsmäytyspäivänä.

Jos EVRY:n osakkeenomistajan Sulautumisvastikeosakkeina saamien osakkeiden lukumäärä (kutakin arvo-osuustiliä kohden) on murtoluku, murto-osat pyöristetään alaspäin lähimpään kokonaiseen osakkeeseen. Murto-osaiset oikeudet Yhdistyneen Yhtiön uusiin osakkeisiin yhdistetään ja myydään julkisessa kaupankäynnissä Nasdaq Helsingissä tai Oslo Børsissä, ja myyntitulot jaetaan tällaisten murto-osaisten oikeuksien omistusten mukaisessa suhteessa niille EVRY:n osakkeenomistajille, joilla on oikeus saada tällaisia murto-osaisia oikeuksia. Tieto vastaa murto-osaisten oikeuksien myyntiin ja jakamiseen liittyvistä kuluista.

Tämän Sulautumisesitteen päivämääränä EVRY:llä on 369 304 333 ulkona olevaa osaketta (pois lukien EVRY:n hallussa olevat omat osakkeet). EVRY:llä on lisäksi hallussaan 1 501 744 omaa osaketta. Tämän Sulautumisesitteen päivämäärän tilanteen perusteella Sulautumisvastikkeena annettavien Tiedon osakkeiden kokonaismäärä olisi siten 44 316 519 osaketta ja Sulautumisvastikekäteinen olisi siten yhteensä 1 949 926 878,24 Norjan kruunua.

Lopulliseen Sulautumisvastikkeen kokonaismäärään voi muun ohella vaikuttaa mikä tahansa muutos EVRY:n liikkeeseen laskettujen ja ulkona olevien osakkeiden määrässä, joka aiheutuu esimerkiksi siitä, että EVRY laskee liikkeelle uusia osakkeita ja/tai luovuttaa omia osakkeita olemassa olevien osakepohjaisten kannustinohjelmien mukaisesti ennen Täytäntöönpanopäivää.

Sulautumisvastike maksetaan EVRY:n osakkeenomistajille Täytäntöönpanopäivänä tai mahdollisimman pian sen jälkeen Euroclear Finlandin ja VPS:in noudattamien käytäntöjen mukaisesti. Ensisijaisena vaihtoehtona Tieto odottaa toimittavansa Sulautumisvastikeosakkeet osaketalletusetuusjärjestelyn kautta VPS:issa. Toissijaisina vaihtoehtoina Sulautumisvastikeosakkeet voidaan toimittaa VPS:issa rekisteröityinä osaketalletustodistuksina tai suoraan omistettuina Yhdistyneen Yhtiön osakkeina Euroclear Finlandin ylläpitämässä arvo-osuusjärjestelmässä. Siinä tapauksessa, että Oslon Listaus toteutuu, Yhdistynyt Yhtiö tulee järjestämään EVRY:n nykyisten osakkeenomistajien osakkeiden omistuksen ja kaupankäynnin osaketalletusetuusjärjestelyn kautta VPS:issä (ensisijaisesti), VPS-rekisteröityinä osaketalletustodistuksina (toissijaisesti) tai, jos mahdollista, Yhdistyneen Yhtiön osakkeiden suoralla rekisteröinnillä VPS:iin (ei pidetä tällä hetkellä mahdollisena).

Siinä tapauksessa, että Oslon Listaus ei toteudu, Yhdistyneen Yhtiön tulee järjestää niiden EVRY:n osakkeenomistajien osakeomistusten siirtomahdollisuus, jotka haluavat kolmen (3) kuukauden sisällä Sulautumisen toteuttamisesta siirtää osakkeiden hallussapidon Euroclear Finland Oy:lle joko hallintarekisterirakenteella tai muulla sen hetkiselle osakkeenomistajapohjalle yleisesti sopivalla rakenteella, sekä kattamaan näiden siirtojen kustannukset. Mahdolliset murto-osaiset oikeudet Yhdistyneen Yhtiön uusiin osakkeisiin yhdistetään ja myydään julkisessa kaupankäynnissä Nasdaq Helsingissä tai Oslo Børsissä, ja myyntitulot jaetaan tällaisten murto-osaisten oikeuksien omistusten mukaisessa suhteessa niille EVRY:n osakkeenomistajille, joilla on oikeus saada tällaisia murto-osaisia oikeuksia. Tieto vastaa murto-osaisten oikeuksien myyntiin ja jakamiseen liittyvistä kuluista.

Sulautumisvastikeosakkeet tuottavat täydet osakkeenomistajan oikeudet, mukaan lukien oikeus osinkoon, niiden rekisteröintipäivästä lähtien.

Sulautumisvastikekäteinen maksetaan rahana automaattisesti jokaiselle EVRY:n osakkeenomistajalle heidän Norjan arvo-osuusjärjestelmään liitetyille pankkitileilleen VPS:issa.

Tieto tai EVRY eivät veloita osakkeenomistajilta mitään kuluja Sulautumiseen liittyen.

Sulautumisen edellytykset

Sulautumisen täytäntöönpano on ehdollinen tiettyjen ennakkoehtojen täyttymiselle tai, siltä osin kuin soveltuva laki sen mahdollistaa, ennakkoehtoihin vetoamisesta luopumiselle. Sulautumisen täytäntöönpano edellyttää, muun muassa, sulautumisen hyväksymistä kahden kolmasosan osakkeiden ja äänten enemmistöllä Tiedon ja EVRY:n ylimääräisissä yhtiökokouksissa, kilpailuviranomaisten hyväksyntää sekä muiden tavanomaisten täytäntöönpanoehtojen täyttymistä. Lisäksi Yhdistymissopimus sisältää esimerkiksi tiettyjä tavanomaisia vakuutuksia ja sitoumuksia, kuten muun muassa, että kumpikin osapuoli harjoittaa liiketoimintaansa tavanomaiseen tapaan ennen sulautumisen täytäntöönpanoa, pitää toisen osapuolen tietoisena kaikista sellaisista seikoista, joilla voi olla olennaista vaikutusta sulautumisen täytäntöönpanon kannalta, laatii sulautumisesitteen, hoitaa sovellettavien lakien edellyttämät hakemukset ja ilmoitukset ja muut edellytetyt hakemukset ja ilmoitukset, sekä tekee tarvittavat yhdistyneen yhtiön rahoitukseen, EVRY:n työntekijöiden kannustimiin ja työntekijöiden edustamiseen liittyvät toimet.

Yhdistymissopimuksen irtisanominen tietyissä olosuhteissa

Yhdistymissopimus päättyy automaattisesti Sulautumisen toteuttamisella Täytäntöönpanopäivänä. Yhdistymissopimus voidaan irtisanoa välittömästi ennen Sulautumisen toteuttamista Tiedon ja EVRY:n hallitusten yhteisellä kirjallisella sopimuksella. Sekä Tieto että EVRY voivat lisäksi irtisanoa Yhdistymissopimuksen muun muassa (i) mikäli Sulautumisen täytäntöönpanon edellytyksiä ei ole täytetty 31.1.2020 mennessä, ellei kyseistä päivää ole tietyissä tilanteissa siirretty eteenpäin enintään kolmella (3) kuukaudella; (ii) mikäli Tiedon ja EVRY:n ylimääräiset yhtiökokoukset eivät ole hyväksyneet Sulautumista; tai (iii) jos toinen osapuoli olennaisesti rikkoo vakuutuksia tai sitoumuksia ja tällaisella rikkomuksella on olennainen haitallinen vaikutus. Mikäli Yhdistymissopimus päätetään muusta syystä kuin Sulautumisen toteuttamisen johdosta Täytäntöönpanopäivänä, ei EVRY:n osakkeenomistajilla ole oikeutta mihinkään Sulautumisvastikkeeseen.

Sovellettava laki ja riidanratkaisu

Yhdistymissopimukseen sovelletaan ja se on laadittu Norjan lakien mukaan, pois lukien niiden lainvalintaa koskevat säännökset (liittyen Norjaan tai mihinkään muuhunkaan lainsäädäntöalueeseen), jotka voisivat johtaa minkään muiden kuin Norjan lakien soveltamiseen.

Sulautumissuunnitelmaan sovelletaan ja se on laadittu Norjan ja Suomen lakien mukaan, pois lukien niiden lainvalintaa koskevat säännökset (liittyen Norjaan, Suomeen tai mihinkään muuhunkaan lainsäädäntöalueeseen), jotka voisivat johtaa minkään muiden kuin Suomen ja Norjan lakien soveltamiseen.

RISK FACTORS

An investment in the Combined Company involves risks, which may be significant. The following describes the risks relating to the Merger, as well as the risks relating to the Combined Company and its business and Shares, including the Merger Consideration Shares regardless of the manner of their delivery to the EVRY shareholders. Many of the risks related to the Combined Company are inherent to the Combined Company’s business and are typical in the Combined Company’s industry. Shareholders should carefully review the information contained in this Merger Prospectus, and, in particular, the risk factors described below. More information regarding the Combined Company and the reasons and benefits of the combination is presented in the section “Information on the Combined Company”. As described in more detail in the following, certain of the risk factors presented may also affect Tieto or EVRY, or Tieto’s or EVRY’s respective shareholders, already before the Merger is completed on the Effective Date.

Unless a risk factor specifically refers to the Merger or business operations planned in conjunction with it, the risks presented describe the effects of their materialization on the Combined Company through describing Tieto’s and EVRY’s existing business operations prior to the Merger. Prior to the completion of the Merger, materialization of the risks presented herein could also have the effect described in the risk factor on Tieto or EVRY, or the prices of their respective shares, on a standalone basis. The description of risk factors below is based on information available and estimates made on the date of this Merger Prospectus and, therefore, is not necessarily exhaustive. Some of these factors are potential events that may or may not materialize, and as such neither Tieto nor EVRY is able to present an estimate of the probability of such events materializing or failing to materialize.

The risks presented herein have been divided into twelve categories based on their nature. These categories are

●	A. Risks relating to the Merger;

●	B. Risks relating to macroeconomic developments;

●	C. Risks relating to the implementation of the Combined Company’s strategy;

●	D. Risks Relating to the Combined Company’s operating environment;

●	E. Risks relating to customer relationships;

●	F. Risks relating to the provision of IT services;

●	G. Risks relating to the management and employees;

●	H. Legal, regulatory and compliance risks;

●	I. Tax-related risks;

●	J. Financial risks;

●	K. Risks related to the Shares; and

●	L. Risks related to the delivery of the Merger Consideration Shares and the Oslo Listing.

Within each category, the risk estimated to be the most material on the basis of an overall evaluation of the criteria set out in the Prospectus Regulation is presented first. However, the order in which the risk factors are presented after the first risk factor in each category is not intended to reflect either the relative probability or the potential impact of their materialization. The order of the categories does not represent any evaluation of the materiality of the risks within that category, when compared to risks in another category.

In addition to the risks and uncertainties described herein, risks and uncertainties that are currently unknown or considered immaterial may have a material adverse effect on the Combined Company’s business or on the market price of the Shares, including the Merger Consideration Shares regardless of the manner of their delivery to the EVRY shareholders. Certain factors related to the Combined Company’s business that should be considered before making an investment in the Combined Company have been explained alongside other matters in the section “Information on the Combined Company”, “Information on Tieto – Business of Tieto” and “Information on EVRY – Business of EVRY”.

A.    Risks relating to the Merger

1.	The Combined Company may not necessarily be able to realize some or any of the estimated benefits of the Merger in the manner or within the timeframe currently estimated, or at all, and the implementation costs may exceed estimates.

Achieving the estimated benefits, including the estimated synergies of the Merger, will depend largely on the timely and efficient combination of the business operations of Tieto and EVRY. Tieto and EVRY expect the annual run-rate cost synergies to be EUR 75 million of which approximately 60% is achieved by 2021 and approximately 90% by 2022. Revenue synergies are expected especially from application modernization, digital consulting, public cloud and consulting, and financial services expansion and other industry software. The revenue synergies are expected to accrue in long-term (see “Information on the Combined Company – Synergies”). Tieto and EVRY estimate that non-recurring implementation costs, anticipated to materialize by 2022 will amount to EUR 120–140 million. The estimates on the total synergies expected to arise from the Merger and the combination of the business operations of Tieto and EVRY as well as the related implementation costs have been prepared by Tieto and EVRY and are based on a number of estimates and assumptions that are inherently uncertain and subject to risks that could cause the actual results to differ materially from those contained in the synergy, benefit and related cost estimates.

Achieving the estimated synergies or other benefits of the Merger could be limited, delayed or prevented by risks that include at least the following factors. The same factors may also cause that the estimated implementation costs are exceeded:

●	the completion of the Merger may be delayed from planned;

●	competition authorities or other regulatory authorities may impose conditions on the Merger, such as obligations for Tieto or EVRY to divest certain assets or businesses;

●	general economic conditions may develop adversely in the Combined Company’s operating countries or globally;

●	the Combined Company may not be able to react to market changes when combining business and support functions;

●	the Combined Company may not be able to successfully implement a new organizational and governance model, which may require restructuring of the organization, transferring certain services to offshore locations, or re-evaluating headcount;

●	the Combined Company may face unforeseen technological challenges that prevent a proper integration, resulting in complications, delays, errors or additional costs;

●	Tieto’s and EVRY’s diverging technical solutions or standards may not be sufficiently compatible with each other to enable unified and coordinated operational models or offerings, which could slow down operations or lead to incident-causing misunderstandings;

●	technical integration may have to be implemented through temporary measures, which could lead to weakened security and increase the risk of major incidents;

●	unexpected investments in equipment, IT systems and other business crucial infrastructure may incur significant integration-related expenses;

●	integration may disturb the efficiency, accuracy, continuity and consistency of the Combined Company’s control, administrative and support functions, such as financing operations, cash management, hedging, insurance, financial control and reporting, information technology, communications and compliance functions;

●	overlapping customer relationships or bids competed for by both Tieto and EVRY may result in ineffective use of resources;

●	labor practices may be different and decrease the Combined Company’s profitability, and their alignment may be more time-consuming and expensive than anticipated;

●	the Combined Company is dependent on the working capacity of senior management and key personnel, and their continued employment with the Combined Company, during the Merger process and after the Effective Date; and

●	the combination requires significant amounts of management time and effort which may impair the Tieto’s and EVRY’s respective management’s ability to effectively run Tieto’s and EVRY’s respective businesses during the Merger process, including managing customer and internal development projects and mitigating existing risks.

If the Combined Company fails to realize the anticipated synergies or other benefits or recognize further synergies or benefits, or the estimated implementation costs of the Merger are exceeded, the business rationale of the Merger could not be realized and the value of the shareholders’ investment into the Combined Company could decrease. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	Various factors may cause that the Merger is not completed or that its completion is delayed.

If the conditions precedent for completion of the Merger have not been fulfilled or waived by 31 January 2020 (the “Long-Stop Date”), unless such period has been extended, the Merger Agreement may be terminated with immediate effect by either of Tieto or EVRY. See “Merger of Tieto and EVRY – Merger Plan – Conditions for the Merger”, “Merger of Tieto and EVRY – Merger Agreement”, and the Merger Plan, which is attached to this Merger Prospectus as Appendix D. Termination of the Merger Agreement would mean that the Merger is not completed.

Materialization of any of the following risks before the Long-Stop Date or the completion of the Merger (whichever is later) could cause that the Merger Agreement is terminated or that the completion of the Merger is not possible. Unless Tieto or EVRY are able to remedy any of the following risks or waive the right (if any) to terminate the Merger Agreement based on such risk materializing, the Merger may not be completed.

●	Merger control approvals from competition authorities may not be obtained or may be subsequently cancelled. The merger control approvals may also include terms and conditions requiring, among other things, the divestment of certain assets anticipated to be part of the Combined Company, which Tieto or EVRY may not be able to complete;

●	The Extraordinary General Meetings of Tieto and EVRY to be held on 3 September 2019 and 2 September 2019 respectively, may not approve the decisions proposed to them (see “Merger of Tieto and EVRY – Extraordinary General Meeting of Tieto for approving the Merger” and “Merger of Tieto and EVRY – Extraordinary General Meeting of EVRY for approving the Merger”). Although certain shareholders of Tieto and EVRY, representing approximately 25% and 54% of the shares and votes in Tieto and EVRY, respectively, have issued irrevocable commitments to attend the respective Extraordinary General Meetings and vote in favour of the Merger (see “Merger of Tieto and EVRY – Shareholder support”), there can be no assurance that these shareholders will vote in favour of the Merger, and Tieto or EVRY may not be able to enforce their commitments;

●	One or more creditors of EVRY may object to the Merger in the statutory creditor notification process in Norway by the statutory due date, which may bar the completion of the Merger until a competent district court has issued a confirmatory judgment (unless such creditors cancel the objections) affirming that the opposing creditor has received payment for its receivables or that a security for the payment of the creditor’s receivables has been posted;

●	Shareholders of Tieto or EVRY or other interested parties may attempt to challenge the contemplated Merger in court or another forum, potentially with the aid of regulatory bodies or governmental agencies in Finland, Norway or other jurisdictions. Such proceedings could result in injunctive orders or final judgments or awards delaying the completion of the Merger beyond the Long-Stop Date or barring it entirely;

●	The special negotiations body consisting of Tieto and EVRY employees may fail to agree on employee representation at the Board of Directors of the Combined Company and attempt to seek an injunctive order from a competent court to delay the completion of the Merger beyond the Long-Stop Date;

●	The Ministry of Economic Affairs and Employment of Finland may not approve the proposed acquisition by funds advised by Apax Partners LLP, acting through the company Lyngen Holdco S.A.R.L. (“Apax”), of more than 10% ownership in the Combined Company;

●	The Norwegian Ministry of Finance may not approve the indirect change of ownership resulting from the completion of the Merger in EVRY Card Services AS, an EVRY subsidiary holding a payment services license;

●	Any of the representations and warranties given by Tieto and EVRY to each other could be breached in a manner which would directly cause a Material Adverse Effect (as defined in the Merger Agreement) with respect to Tieto or EVRY or the Combined Company (see “Merger of Tieto and EVRY – Merger Agreement – Representations and warranties”);

●	Although the completion of the Merger is not conditional on the New Financing (as defined in “Information on the Combined Company – Financing”), unavailability of the New Financing may result in Tieto not being able to procure a substituting facility as contemplated for the Merger;

●	Nasdaq Helsinki or Nasdaq Stockholm may not approve the Listing; or

●	Tieto and EVRY may fail in consolidating the sometimes conflicting requirements of laws and regulations of different jurisdictions applicable to the Merger, including Finland, Norway and other jurisdictions, which could result in the Norwegian Register of Business Enterprises not issuing the merger certificate or the Finnish Trade Register not registering the Merger, even though the other conditions for completing the Merger would have been satisfied or waived.

For Tieto, costs related to the Merger are expected to be in the range of EUR 15–20 million, and for EVRY, NOK 150–200 million, in each case subject to approval of the Merger. A significant part of these costs have already been incurred and will continue to be incurred even if the Merger is not eventually completed. The respective managements and key employees of Tieto and EVRY have also used, and will continue to use, significant time and effort in working towards the completion of the Merger. If the Merger is not completed, the significant expenses incurred and resources used by Tieto and EVRY may yield little or no benefit, and beneficial business opportunities that could have otherwise been pursued with these resources may be lost. Failure to complete the Merger could have a material adverse effect on Tieto’s, EVRY’s, or the Combined Company’s respective businesses, financial positions, results of operations, future prospects, or share prices.

Further, even if any of the above risks could be remedied or the Merger Agreement would not be terminated, and the Merger would thus eventually be completed, materialization of any of the above risks could delay the completion of the Merger from the planned timetable. A delay in the completion of the Merger could increase the amount of expenses incurred by Tieto or EVRY for completing the Merger or result in further alternative business opportunities having been lost, which could have a material adverse effect on Tieto’s, EVRY’s, or the Combined Company’s respective businesses, financial positions, results of operations, future prospects, or share prices.

3.	The Merger Consideration will not be adjusted to reflect fluctuations in the market price of the shares in Tieto or EVRY, nor the fluctuations in the NOK to EUR ratio.

Following the completion of the Merger, holders of EVRY shares will receive 0.1200 Merger Consideration Shares and NOK 5.28 in cash for each share they own in EVRY. Based on the 17 June 2019 closing share price of the Tieto share (EUR 25.7), the Exchange Ratio values EVRY at NOK 35.48 per share, representing a premium of 13.6% compared to EVRY’s volume-weighted average share price of NOK 31.23 (adjusted for dividends1) for the three months preceding the date of the Merger Agreement and 15.4% compared to the closing price of NOK 30.75 on 17 June 2019. On 7 August 2019, the closing prices of Tieto and EVRY shares were EUR 22.76 and NOK 31.80, respectively.

The Exchange Ratio is fixed and will not be subsequently adjusted. As a result, the market price of Tieto’s and EVRY’s shares may increase or decrease, which may impact the real value of the Merger Consideration Shares, but will not impact the number the Merger Consideration Shares to be issued. For example, a 5% decrease in the Tieto share price would decrease the Merger Consideration expected to be transferred and, as a result, would decrease goodwill and invested unrestricted equity reserve of the Combined Company by approximately EUR 58 million, respectively. Similarly, a 5% increase in the Tieto share price would increase the Merger Consideration expected to be transferred and, as a result, would increase goodwill and invested unrestricted equity reserve of the Combined Company by approximately EUR 58 million, respectively. The number the Merger Consideration Shares would not be impacted by a change of 5% in the Tieto share price due to the agreed Exchange Ratio. Fluctuations in the prices of Tieto or EVRY shares may occur as the result of a number of reasons, many of which are out of Tieto’s or EVRY’s control, including as a result of the risks described in this section “Risk Factors”.

Furthermore, the amount of the Merger Consideration Cash will not be adjusted to reflect fluctuations in the NOK to EUR exchange ratio. On 17 June 2019, the NOK to EUR exchange ratio on was 9.7938, and on 7 August 2019 it was 9.9960 according to the European Central Bank’s euro foreign exchange reference rate. Currency exchange ratios are inherently outside Tieto’s or EVRY’s control and may fluctuate due to general economic trends, changes in monetary policies on a national or supranational level, or various other reasons.

Thus, when the Exchange Ratio and the implied value of the Merger Consideration on 18 June 2019 is evaluated against the implied or actual value of the Merger Consideration on the date of this Merger Prospectus, the date on which the Extraordinary General Meetings of Tieto or EVRY resolve upon the Merger, the Effective Date, or any other date:

●	(i) the market price of the Merger Consideration Shares may be lower than the value EVRY shareholders would have received on the date of the Merger Agreement, which decreases the real value EVRY shareholders receive as Merger Consideration; or conversely (ii) the value of the Merger Consideration Shares may be higher than the value EVRY shareholders would have received on the date of the Merger Agreement, which, in real terms, may dilute the economic value of Tieto shareholders more than estimated on the date of the Merger Agreement, as described above;

●	(i) the real NOK value of the Merger Consideration Cash compared to EUR or any other currency may be less than it would have been on the date of the Merger Agreement, which decreases the real value EVRY shareholders receive as Merger Consideration if the shareholders convert the Merger Consideration Cash to EUR or any other currency; or conversely (ii) the real EUR value of the Merger Consideration Cash may be higher, which increases the expense incurred to Tieto in EUR, and indirectly Tieto shareholders, for Tieto paying out the Merger Consideration Cash in NOK; and

●	the total value of the Merger Consideration in Tieto’s consolidated financial reporting for purchase accounting purposes, which will be measured on the Effective Date, may be higher or lower, essentially increasing or decreasing the price Tieto pays for EVRY shares, as explained above. For further information about the financial statement impact of the Merger Consideration and its effects to the Combined Company’s Unaudited Pro Forma Financial Information (as defined in the section “Unaudited Pro Forma Financial Information”), see “Unaudited Pro Forma Financial Information”.

1 Excluding dividend of NOK 1.75 for dates prior to ex-dividend date.

4.	The Unaudited Pro Forma Financial Information in this Merger Prospectus is presented for illustrative purposes only and may differ materially from the Combined Company’s actual results of operations and financial position following the Merger.

The Unaudited Pro Forma Financial Information in this Merger Prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. Moreover, the Unaudited Pro Forma Financial Information does not purport to project the future financial position or results of operations of the Combined Company. The Unaudited Pro Forma Financial Information has been prepared based upon available information and certain assumptions and estimates that Tieto and EVRY currently consider to be reasonable. The Unaudited Pro Forma Financial Information reflects adjustments, which are based upon preliminary estimates, to allocate the consideration to EVRY’s assets acquired and liabilities assumed, to align the presentation of EVRY’s financial information with Tieto’s current presentation, and to align the accounting policies of EVRY with Tieto’s current policies. The accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Unaudited Pro Forma Financial Information.

The preliminary estimate of the value of the Merger Consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual value of the consideration to be transferred on the Effective Date. In accordance with IFRS, the fair value of the Merger Consideration Shares will be measured on the Effective Date at the then-current market price. This requirement will likely result in the value of the Merger Consideration differing from the amount assumed in the Unaudited Pro Forma Financial Information, and this difference may be material. The Tieto share price used in the Unaudited Pro Forma Financial Information is based upon the Tieto share closing price at 28 June 2019 i.e., EUR 26.06 per share, and the applied foreign exchange rate used for the statement of financial position for the six months ended 30 June 2019 was EUR/NOK 9.6938. For the effect of a 5% increase or decrease in the Tieto share price on the goodwill and invested unrestricted equity reserve of the Combined Company, see “Unaudited Pro Forma Financial Information”. The number of shares expected to be issued as the Merger Consideration would not be impacted by a change of 5% in the Tieto share price due to the agreed Exchange Ratio. The allocation of the consideration reflected in the Unaudited Pro Forma Financial Information in this Merger Prospectus is preliminary. The final allocation of the consideration will be based on the actual value of the Merger Consideration and the fair values of EVRY’s assets and liabilities on the Effective Date. In addition, subsequent to the Effective Date, there may be further refinements of the allocation of the Merger Consideration as additional information becomes available. Therefore, the final accounting adjustments to the consideration may materially differ from the pro forma adjustments reflected in the Unaudited Pro Forma Financial Information of this Merger Prospectus. See “Unaudited Pro Forma Financial Information”.

5.	Successful completion of the Merger is dependent on the New Financing, which is exposed to fluctuations in currency exchange rate.

Although the completion of the Merger is not subject to any financing condition, successful completion of the Merger is still dependent on the financing arranged by Nordea Bank Abp (“Nordea”) and Skandinaviska Enskilda Banken AB (publ) (“SEB”) as the financing will be used to pay the Merger Consideration Cash, as well as to refinance the majority of the current loans and committed credit facilities of Tieto and EVRY, and to secure an adequate working capital for the Combined Company. See “Information on the Combined Company – Financing”. Unavailability or adverse changes in the commercial terms of the New Financing could have a material adverse effect on the Combined Company’s business, financial condition, results of operations and future prospects. Moreover, if the Merger has not been completed by 1 February 2020 and such date has not been extended in accordance with the Merger Agreement, the financing of the Merger as per the New Financing will be immediately cancelled in its entirety, which could delay the completion of the Merger or prevent it entirely.

The committed financing by Nordea and SEB has been granted to Tieto in euros, however, the Merger Consideration Cash as well as the existing debt of EVRY is denominated in NOK. The total euro value of the Merger Consideration Cash was approximately EUR 200 million at 18 June 2019 when the Merger Agreement was signed, and EVRY’s current interest-bearing liabilities as of 30 June 2019 totaled NOK 322 million and non-current interest-bearing liabilities totaled NOK 6,693 million. Currency exchange ratios are inherently outside Tieto’s control, and fluctuations in the currency exchange ratio of EUR to NOK may incur significant foreign exchange losses to Tieto when the funds required for payment of the Merger Consideration Cash are drawn down in euros and the exchanged to NOKs for payment of the Merger Consideration Cash. Similarly, Tieto may incur foreign currency exchange rate losses in relation to EUR to NOK fluctuation when the Combined Company uses the euro-denominated New Financing to refinance NOK-denominated former financing of EVRY. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

6.	Tieto’s and EVRY’s access to information regarding each other has been limited, and they may not be adequately protected against possible known or unknown deficiencies and liabilities.

Tieto’s and EVRY’s access to information regarding each other in connection with the Merger has been limited due to, among other things, competition laws and regulations. For this reason, and notwithstanding the public information that Tieto and EVRY disclose due to their disclosure obligations as listed companies, Tieto and EVRY have only been able to conduct a limited due diligence review of each other. The limited due diligence review that Tieto and EVRY have conducted of each other may have failed to identify and discover potential liabilities and deficiencies in Tieto or EVRY, including onerous contract terms in key agreements or threatened liabilities for breaches of contract in business-critical relationships, legal proceedings, employer and pension obligations, non-compliance with applicable laws or standards, environmental remedies, taxes, or other liabilities (whether or not contingent or included in the financial statements of Tieto and EVRY, as incorporated in this Merger Prospectus by reference). As Tieto and EVRY commence their operations as a Combined Company, the Combined Company’s management may learn additional information about liabilities which, individually or in aggregate, could result in significant additional costs and liabilities that are not described in this Merger Prospectus, or affect the feasibility of achieving estimated synergies. Any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

B.  Risks relating to macroeconomic developments

1.	Uncertainty in the Combined Company’s Nordic core markets, key offshore countries, or in global economic and financial market conditions, could adversely affect the Combined Company.

As a very large share of the Combined Company’s sales and the majority of profits are generated in Finland, Sweden and Norway, the Combined Company is particularly vulnerable for negative developments, recession, and particularly depression, in these core markets. Adverse changes in the Nordic markets could result from e.g. deterioration in business and consumer confidence leading to low consumer spending and low business investment, employment trends, availability of credit and rising interest rates, low government spending and increasing credit austerity, inflation, increasing level of public debt, loss of confidence in currencies, and changes in oil prices. Furthermore, the Combined Company’s business operations are likely to be adversely affected by concerns over increased political uncertainty both internationally and in Europe, such as the deteriorated trade relations of the United States and China or the ongoing process of the United Kingdom’s potential exit from the European Union. Due to the Combined Company’s significant operations in particularly India, the Czech Republic, Ukraine and Latvia, the adverse effect these negative developments may have on their economies and business environments could also result in a material adverse impact on the Combined Company’s business operations in such key offshore countries.

The Combined Company’s results of operations depend on customer demand and the ability to apply a level of pricing required for carrying out of the Combined Company’s business and operations in a profitable manner and are thus sensitive to changes in external market conditions affecting customer demand and product pricing generally. Potential adverse developments in the macroeconomic conditions in Finland, Sweden, or Norway, or on a global scale, or continued uncertainty in the financial markets, could reduce the demand by the Combined Company’s public or private sector customers for IT outsourcing and development. In addition, such developments may prolong the commission of agreed projects, postpone future investments, redirect R&D operations, increase the amount or cost of the Combined Company’s capital invested in projects, or reduce the Combined Company’s access to bank and capital market financing. Further, the Combined Company may not be able to utilize the opportunities created by the economic fluctuations and the Combined Company may not be able to adapt to a long-term economic recession or stagnation.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

C.  Risks relating to the implementation of the Combined Company’s strategy

1.	The Combined Company may fail to deliver on its revised strategy in a rapidly changing IT services market.

The Combined Company intends to take advantage of the rapidly developing opportunities in the IT services market, such as the ongoing standardization of application areas that enable Software as a Service (SaaS) and the increasing focus on consulting. However, the Combined Company may not be able to successfully execute its strategy in the rapidly changing business environment, and may be unable to recoup investment costs or may incur opportunity losses, fail in change management, reskilling ability and speed, or lack the agility to respond to new entrants in the market. Large-scale adaptations to changing markets by organizational transformation and appropriate sizing of the business may also create resistance to change, which may prolong the transition and adversely affect operational efficiency. Cultural differences in various countries may also present barriers to introducing new ideas or aligning the Combined Company’s vision and strategy throughout the organization, hampering the implementation of the strategy.

An underlying trend in the IT services industry is the shift in customer spending from traditional infrastructure services towards consulting and application services. See “Information on Tieto – Business of Tieto – Business overview and principal activities – Offering development and growth businesses” and “Information on Tieto – Outlook and trend information – Key factors affecting results of operations – Growth and structural shifts in the Nordic IT services market”. This trend may accelerate, causing faster than anticipated price erosion of traditional infrastructure services, which represent a substantial amount of the Combined Company’s business. Further, technological advancements, such as cloud-based services, blockchain and artificial intelligence, as well as a shifting balance of supply and demand in the IT services sector may result in rapid changes, rendering established technologies redundant or disrupting the pricing or delivery model of established or next generation solutions. Changes in the IT services sector can affect customer demand, business volumes, price levels, and the supply of competitive products available for the Combined Company to license or purchase for service delivery, any of which might reduce the profitability of the Combined Company’s business operations or slow down growth. Furthermore, additional technology license fees, the quality of deliveries and related project cost overruns and penalties could have a significant negative impact on the business and results of operations of the Combined Company.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	The Combined Company’s investments and acquisitions may result in unanticipated operational problems and may not yield the anticipated benefits.

In connection with the implementation of its strategy, the Combined Company will need to invest in, among others, selected industry solutions and R&D, as well as make ongoing investments to maintain the operativeness of its infrastructure, hardware, software, other equipment, and facilities, see “Information on Tieto – Business of Tieto – Business overview and principal activities – Offering development and growth businesses”, “Information on Tieto – Outlook and trend information – Key factors affecting results of operations – Investments in offering development” and “Information on Tieto – Business of Tieto – Business overview and principal activities – Investments”. The merits of investments are assessed based on projections of technological advancements, estimated demand for existing and new technologies and solutions, as well as forecasts of future capacity requirements, which may fail due to the rapid changes in the IT services market, or due to changes in the trends in the customers’ operating environments. As a result, the Combined Company’s investments may not yield the anticipated benefits, making the Combined Company unable to turn investments into business and generate stable cash flows, or forcing it to write-off assets or incur significant expenses as additional investments.

Investments may include acquisitions, which inherently involve uncertainties and possible unanticipated developments which may not have been identified or foreseen in due diligence processes. See “Information on Tieto – Outlook and trend information – Key factors affecting results of operations – Acquisitions”. The successful integration of acquired operations requires that a substantial amount of resources and management attention are focused on integration tasks, which may detract resources and focus from existing business operations and put pressure on the revenues and earnings from the Combined Company’s existing operations. In addition, the Combined Company may face complex and potentially time-consuming challenges in implementing uniform standards, controls, procedures and policies across the Combined Company’s new operations, which may affect the quality and profitability of its business operations adversely, or result in unanticipated operational problems, expenses and liabilities. If the Combined Company is not successful in executing its integration strategies in a timely and cost-effective manner, it may not be able to achieve its growth and profitability objectives.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

D.   Risks relating to the Combined Company’s operations and business activities

1.	The Combined Company faces vigorous competition for contracts which may affect the volume and profitability of its business.

The Combined Company operates in a global marketplace in which competition among providers of IT services is vigorous, which requires substantial investments and puts pressure on profitability. See “Information on Tieto – Outlook and trend information – Key factors affecting results of operations – Continued drive for competitiveness and efficiency”. On one hand, some of the Combined Company’s competitors possess greater financial, marketing, sales and technical resources as well as greater international brand recognition and larger geographic scope in certain parts of the world than the Combined Company does. This provides them with additional leverage in the competition for contracts. For instance, some of the Combined Company’s competitors are able to provide services in more favorable terms than the Combined Company from offshore countries, such as China, India and the Philippines. On the other hand, the Combined Company also faces competition from smaller agile competitors with specialized capabilities and highly efficient operating models. Failure by the Combined Company to develop its offering and manage change may result in the Combined Company’s competitors reacting faster, more efficiently, or on more attractive terms than the Combined Company to new technologies and changing customer requirements, and consequently the Combined Company could lose part of its business to a competitor. In addition, a customer may also choose to use its own resources, rather than engage an outside firm for the type of services the Combined Company provides. Should the Combined Company not succeed in adequately responding to the vigorous competition it faces, this may lead to a loss of existing or prospective customers, reduce revenues or profitability, or render R&D expenses or investments obsolete causing the Combined Company having to write off such investments. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	The Combined Company’s international operations across different jurisdictions involve inherent risks.

Many of the Combined Company’s business-critical services and processes are run from offshore countries, which may subject the Combined Company to numerous, and sometimes even conflicting, laws, rules, practices, and discretionary powers of authorities. Arbitrary intervention by authorities or other interested parties in the Combined Company’s business, legal or administrative proceedings, or inability by the Combined Company to assert its rights in court or in other forum may jeopardize the predictability and uninterrupted continuity of the Combined Company’s offshore operations and incur significant expenses for the Combined Company. In addition, the Combined Company may fail to oversee that its personnel, customers, or contractual parties do not engage in corrupt practices in offshore countries. Any failure to comply with applicable laws and other standards could expose any of these parties or the Combined Company itself to fines and or criminal sanctions, cause unfavourable publicity and reputational damage to the Combined Company, restrict the Combined Company’s operations or tendering, or give rise to claims of non-performance of the Combined Company’s contractual obligations and related penalties. See also “Information on Tieto – Business of Tieto – Legal proceedings”. Lastly, the risk of terrorism, local conflicts, natural disasters or health crises may be higher in offshore countries, which may disrupt operations. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

3.	Any slowdown or reversal of existing industry trends toward using global service delivery models and firms could adversely affect the Combined Company’s profitability and ability to provide services to its customers.

The Combined Company has offshore operations in particular in India, the Czech Republic, Ukraine and Latvia. Current or prospective customers may be discouraged from utilizing global service delivery providers, or may choose to perform certain services themselves, due to regulatory requirements, including security-related legislation, or negative perceptions that may be associated with using global service delivery models or firms. Existing legislation or regulations may also be broadened, placing further restrictions offshoring by governmental bodies and on government contracts with firms that outsource services directly or indirectly. Private industry may also be subjected to measures that include, but are not limited to, tax disincentives, fees or penalties, intellectual property transfer restrictions, mandatory government audit requirements, and new standards that have the effect of restricting the use of certain business and work visas. Even in the absence of specific regulation to such effect, certain customers, particularly within the public sector, may require on-shore and country-specific solutions. Any of these factors may have material negative impact on the Combined Company’s ability to lower its costs by utilizing offshore service provision and maintaining profitability. They may also lead to increased costs resulting from requirements to restructure deliveries, or through lower utilization of offshoring in on-going deliveries. In addition, such restrictions could limit the Combined Company’s further growth and market access. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

4.	The Combined Company may face challenges concerning the adoption and maintenance of its governance and cultural standards due to its large organization and complex supply chains.

Tieto has set as its goal to be an ethical forerunner with a strong focus on business ethics, committing to transparency and openness in order to be a trustworthy partner for customers. See “Information on Tieto – Business of Tieto – Sustainability” and “Information on EVRY – Business of EVRY – Corporate social responsibility”. The efforts undertaken in relation to fulfilling sustainability and ethical requirements as well as being acknowledged for sustainability work has contributed to associating the Tieto brand with sustainability, and the Combined Company is expected to continue leveraging Tieto’s strong brand recognition. However, should Tieto’s and EVRY’s existing safeguards, or their implementation into the Combined Company, prove to be ineffective in creating a uniform culture and code of conduct, the Combined Company’s governance and compliance processes may not prevent breaches of law or other governance standards. Any negative publicity regarding the Combined Company’s sustainability among stakeholders could have adverse effect on the sustainability indices or deviations in audits, and lead to loss of customers expecting high standards for sustainability and ethical conduct. In addition, the Combined Company’s suppliers, subcontractors or customers may not adhere to international conventions or best practices regarding environmental sustainability and human and labor rights. The aforesaid could lead to loss of customers and business opportunities, inability to reach growth and profitability objectives, or incur significant expenses, through disqualification from public procurement, deviations in audits, reputational damage, legal or administrative proceedings, or sanctions. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

E.   Risks relating to customer relationships

1.	The Combined Company’s business is dependent on certain key customers and the trends affecting their industries.

The Combined Company is dependent on key customers operating in certain key industries. See “Information on Tieto – Outlook and trend information – Key factors affecting results of operations – Dependence on certain key customers and industries”. Approximately 29% of the Tieto Group’s net sales in 2018 were attributable to the ten (10) largest customers of the Group. For EVRY, approximately 26% of the operating revenues in 2018 were attributable to the ten (10) largest customers of the Group. Should the Combined Company be unsuccessful in competition with other service providers, recruitment of employees with a sufficient skillset or execution of its offering development actions in order to meet customer requirements and specifications, the Combined Company may lose one or more of its key customers. Due to a large amount of sales being concentrated to a limited number of key customers, the loss of any one of the largest customers may in itself result in a significant decrease of the Combined Company’s revenues, as well as a loss of new business opportunities with a key customer or customers within the same industry. Moreover, the failure to meet the demands of key customers may damage the Combined Company’s professional reputation and reduce the Combined Company’s attractiveness as a business partner among other existing or potential customers.

The largest clients for both Tieto and EVRY represent industries such as the public sector, healthcare and welfare, telecommunications, financial services, retail and also, for Tieto, pulp and paper, which makes the Combined Company dependent on the trends in these industries. Such trends are described in more detail below in “Information on Tieto – Outlook and trend information” and “Information on EVRY – Business of EVRY – Strategy, transformation, outlook and trends”. Trends currently prevailing in the industries of the Combined Company’s key customers could slow down or accelerate, or new trends could emerge and create a demand for entirely different set of products and services. This would require further tailoring of the Combined Company’s service offering to meet new customer specifications, as well as recruitment and training of personnel with the required competences to meet the altered demands by customers, which may result in increased costs and reduce profitability. Prevailing or new trends in the industries of the Combined Company’s key customers could also require the development of services for which established best practices or standardized processes have not yet emerged. This creates additional challenges for the Combined Company to design products and services to create lasting and recurring revenue streams resilient to sudden reversals or changes. Digitalization efforts in a whole industry could also slow down, which could reduce the demand for the Combined Company’s services and impair the Combined Company’s revenues and profitability.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	The Combined Company’s business is dependent to a significant extent on the banking and financial services industry.

The Combined Company derives a significant proportion of its operating revenue from banks and other financial institutions and its Financial Services business area is a key factor of its success and future strategy. For the financial year ended 31 December 2018, operating revenue of EVRY’s Financial Services business area was NOK 3,392 million, which represented 27% of EVRY’s total operating revenue. Tieto’s revenue from customers in the Financial Services sector in the same period was EUR 377.6 million, which represented around 24% of total Group customer sales. Accordingly, the Combined Company’s future success depends in significant part upon continued demand for its products in the banking industry and continued success in marketing its products to clients and prospective clients.

Changes in the financial industry have led to increased IT spending by banks and driven replacement of legacy IT systems, leading to increased demand for its banking IT services. Key drivers for the financial sector are continued digital transformation and core system renewals. See “Information on Tieto – Outlook and trend information –Customer industry trends”. Compliance with new regulations, open banking digitalization and real-time payments are also driving fundamental changes in the sector, which may increase regulatory scrutiny of contracts with customers. If this environment of change were to slow or reverse, the Combined Company could experience reduced demand for its financial services products and services. In addition, the banking industry is sensitive to changes in economic conditions and is highly susceptible to unforeseen external events, such as political instability, disruptions in the international financial markets, recession, inflation or other adverse occurrences that may result in a significant decline in the use of financial services. Furthermore, the banking and financial services industry has been subject to consolidation in recent years. If one of the Combined Company’s current banking customers merges or consolidates with a company that relies on another provider for its IT services, the Combined Company may lose business from that customer or lose the opportunity to gain additional business if it is not successful in generating new opportunities from the merger or consolidation. Any event that results in decreased consumer or corporate use of financial services, cost-cutting measures by banks or other financial services companies, or increased pressure on banks or other financial services companies to develop, implement and maintain IT solutions in-house, could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

3.	Failure to accurately scope and manage projects may result in additional costs, loss of business or disputes.

The Combined Company’s customers regularly seek to scope the projects and their technical specifications in detail before an agreement is concluded. This emphasizes the Combined Company’s ability to appropriately understand the customers’ needs, business processes and technical requirements, each of which may be subject to change due to factors arising from the customers themselves, the industries the customers operate in, the Combined Company’s suppliers or subcontractors, regulation, or the rapid technical advancements of the IT services sector. See “Information on Tieto – Business of Tieto – Business overview and principal activities – Customer relationships”. Failures in scoping and managing projects or other failures in deliveries may decrease their profitability, in particular due to project cost overruns, delays, remedial work, additional investments required to complete the project, damage claims or penalties. Customers could also invoke so-called step-in clauses where a third party would be brought in to complete the work at the Combined Company’s expense in which case the incurring costs from completing the work, for which the Combined Company is liable for, could be significantly higher from the Combined Company’s estimated costs. Disagreements concerning the Combined Company’s performance may also result in disputes, which may involve litigation or arbitration proceedings. Such proceedings could result in substantial costs, require significant time and effort, and result in negative publicity for the Combined Company. These factors could incur have a material adverse effect on the Combined Company’s profitability.

The materialization of risks concerning project management, scoping or other delivery challenges may also damage the Combined Company’s reputation and lead to score drops in sustainability indices and deviations in audits. The reputational factor is particularly prominent in development projects involving customers that are providing services essential to the society, such as e.g. healthcare, social security, banking, transportation and other essential services, which involve increased regulatory and public scrutiny. Reputational damage resulting from failures to meet customer requirements or widely publicized shortcomings or even disputes may result in the loss of future business opportunities from both existing and potential customers. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

4.	Certain contracts with the Combined Company’s customers may be subject to termination on a short notice.

A number of the Combined Company’s customer agreements have provisions for termination for convenience with or without a related termination fee, or a right for the customer to substantially reduce the volume under existing agreements. See “Information on Tieto – Business of Tieto – Business overview and principal activities – Customer relationships”. A number of the agreements also include change of control clauses according to which a change in the customer’s intentions or a change in control of the Combined Company could lead to a termination of the said agreements. Premature contract termination can also result from the exercise of other legal rights, including termination for cause, or when circumstances that are beyond the Combined Company’s control or beyond the control of the Combined Company’s customer prevent the contract from continuing. Additionally, around half of Tieto’s consulting-type revenue is from short-term contracts. Short-term contracts create uncertainty about whether customer relationships would create lasting and recurring revenue streams, as customers may choose to switch service providers after the expiration of the contract.

In cases of premature termination, the Combined Company may not be able to recover capitalized contract costs and it may not be able to eliminate ongoing costs incurred to support the contract, such as on-going leasing costs for equipment and licenses. In certain type of customer cases, including delivery of ICT equipment for customers’ use, customers may have a possibility to return the equipment upon termination of the agreement. As the equipment is typically financed by an external part in such cases, premature returns may result in continued costs of financing without any revenues from the equipment. In some cases the Combined Company has assumed some risk related to these kind of prematurely returned assets via step-in commitments or through a guarantee arrangement on behalf of a subsidiary company or a third party. If materialized, any prematurely returned assets via step-in commitments or other guarantee arrangements could have material adverse effect on a project’s profit margin and on the Combined Company’s financial performance.

Should customers of the Combined Company elect to terminate their contracts prematurely for any of the above reasons, the Combined Company may not be able to recover capitalized contract costs or eliminate ongoing costs incurred to support the contract, or maintain its utilization rate by reallocating resources to other projects. In addition, applicable termination fees may not be sufficient to adequately cover the actual loss to the Combined Company. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

5.	In line with the market standard in the IT services industry, the Combined Company’s agreements include guarantees and indemnifications, which do not always include upper monetary limits.

In the normal course of business, the Combined Company enters into agreements that may provide for indemnification and guarantees to counterparties. See “Information on Tieto – Business of Tieto – Business overview and principal activities – Customer relationships”. These indemnification undertakings and guarantees may require the Combined Company to compensate counterparties for costs and losses incurred as a result of various events, including breaches of representations and warranties, intellectual property right infringement, claims that may arise while providing services or as a result of litigation that may be suffered by counterparties. In accordance with market standard, some of these indemnifications and guarantees may not always include an upper monetary cap, which may incur significant expenses for the Combined Company, if invoked. Tieto and EVRY have also issued certain parent company and bank guarantees on behalf of subsidiaries related to their delivery performance. The obligations under these guarantees will be transferred to the Combined Company at the Effective Date, and the Combined Company may continue a similar practice in the future. Failure by subsidiaries to deliver on their commitments may result in customers invoking these guarantees against the parent company, which may require additional investments to fulfil such commitments, resulting in reduced profit margins. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

6.	The Combined Company derives significant revenue from customers in the public sector.

The Combined Company derives significant revenues from public sector contracts awarded through competitive public procurement processes. See “Information on Tieto – Outlook and trend information – Key factors affecting results of operations – Dependence on certain key customers and industries”. For the financial year 2018, Tieto derived net sales in the amount of approximately EUR 531 million from the Public, Healthcare and Welfare industry group, which represented around a third of the total Tieto Group sales for the financial year 20182. Preparation of bids in public procurement processes requires substantial costs and managerial time and effort from the Combined Company, and the Combined Company’s ability to negotiate certain contractual terms and conditions is usually limited due to the nature of and regulations concerning public procurement. The contract notices may impose specific and burdensome requirements on the tender participants, project specifications, service quality, or the tender participant’s certifications. Investments to fulfil these requirements may not be recouped if the tender is not won, and a failure to fulfil the requirements may restrict the Combined Company from participating in tenders at all, or could force the Combined Company to forfeit a tender already won. Certain public sector customers may also refuse to accept combined services from multiple jurisdictions or offshoring countries. As a result, the Combined Company may have to adopt country-specific solutions which are less cost-efficient than services provided from combined or offshore operations.

If the Combined Company is unsuccessful in the public procurement processes it participates in, or is unable to expand its sales to public sector customers to the extent intended, this may limit the Combined Company’s growth opportunities and impair its profitability. Even if the Combined Company would be awarded contracts, expenses and delays may also arise if competitors protest or challenge awards made to the Combined Company pursuant to tendering processes. Changes in the focus areas of public sector investments may also require reallocations or increases of investments in the Combined Company’s competences and offering development, which may have an adverse effect on the Combined Company’s profitability. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

F.   Risks relating to the provision of IT services

1.	Malfunctions or cybersecurity breaches of information systems could have an adverse effect on the Combined Company’s service continuity and professional reputation.

The Combined Company’s business operations involve processing and storing increasingly large amounts of confidential data of public and private sector customers, business partners and the Combined Company itself, including sensitive personal data relating to e.g. medical information. See “Information on Tieto – Business of Tieto – Information technology and security” and “Information on EVRY – Business of EVRY – Information technology and security”. At least the following factors may cause malfunctions or cybersecurity breaches of information systems relevant to the Combined Company, or its customers, contractors, business partners, vendors or other third parties:

●	criminal hackers, hacktivists, or state sponsored organizations;

●	computer viruses and worms, denial of service or phishing attacks, or industrial espionage;

2 After the implementation of the current Tieto Group segment structure in 2019, the old industry group structure has ceased to exist.

●	advertent or inadvertent human errors or misconduct by current or former employees, customers or third parties in implementing or using the Combined Company’s products and services;

●	technological errors resulting from maintenance and upgrading activities;

●	power outages or surges as well as floods, fires or natural disasters;

●	critical technologies becoming vulnerable overnight, exposing multiple customers or services to e.g. vulnerabilities with network components, widely used hardware or software components, as well as security software; or

●	customers foregoing necessary investments and instead opt to accept a lower level of protection involving a higher risk of breaches.

Malfunctions and cybersecurity breaches could lead to loss, theft, misuse or destruction of data and equipment, to an equipment or system malfunction, or loss of all of the Combined Company’s or the customers’ internal IT and the loss of abilities to support, manage or develop services. Such events could also expose the Combined Company, its customers or other contractual parties to potential liability, litigation, or regulatory action, and result in the loss of existing or potential customers or business opportunities, loss of sensitive government contracts, or other financial losses, as well as damage the Combined Company’s brand. The Combined Company could also be required to make additional investments to its cybersecurity safeguards, or even relocate certain operations from offshore locations to its Nordic core markets. Financial losses to the Combined Company resulting from these risks would likely be only partly covered by insurance policies. As the Combined Company is dependent on key customers, suppliers and service providers, malfunctions and cybersecurity breaches in the systems of the Combined Company’s customers, contractors, business partners, vendors and other third parties may also have a material adverse effect on the Combined Company.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	Operational disruptions at one or more of the Combined Company’s operational facilities such as data centers with limited or insufficient back-ups could adversely affect the Combined Company’s business.

The Combined Company’s business operations are highly dependent on the functionality, availability and maintenance of the required software environment and hardware infrastructures. See “Information on Tieto – Business of Tieto – Information technology and security”, “Information on Tieto – Business of Tieto – Property, plant and equipment”, “Information on EVRY – Business of EVRY – Information technology and security” and “Information on EVRY – Business of EVRY – Property, plant and equipment”. Certain of the Combined Company’s operations are concentrated into key facilities in a single location, of which data centers are the most business critical ones. In the event of a disruption in operations, key facilities may have limited or insufficient back-up facilities, and their relocation may require significant investments and further disrupt service continuity. The operation of the Combined Company’s key facilities is prone to a number of risks, such as power or equipment failures, fires, floods, extreme weather events, other natural disasters, industrial action, criminal activities or vandalism, and financial losses to the Combined Company resulting from these risks would likely be only partly covered by insurance policies. Retrieving data and re-enabling its utilization in the event of a disruption of operations through the use of available back-up facilities, if any, may also involve very expensive and time-consuming manual work, and the affected data may even be entirely lost or corrupted. Failures in a network or computer system that the Combined Company designed, built, operates or supports, or operated or supported in the past, could result in a claim for substantial damages against the Combined Company and significant reputational harm, regardless of the Combined Company’s responsibility for the failure. Service disruptions may also result in failures to meet contractual or regulatory obligations, including quality of service targets agreed with customers. Any of the above risks, if materialized, could lead to claims for liability for damages, contractual penalties, fines, regulatory enforcement action, or loss of customers. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

3.	The Combined Company may not be able to protect its brand and intellectual property in all circumstances and may itself be subjected to claims of intellectual property infringement.

The Combined Company owns and licenses intellectual property rights to its customers and contractual parties, and also acquires licenses from third parties to use in its business operations. See sections “Information on Tieto – Business of Tieto – Intellectual Property” and “Information on EVRY – Business of EVRY – Intellectual Property”. Any limitation on the Combined Company’s ability to utilize its own intellectual property or to sell or use solutions or services that incorporate software or technologies that are the subject of a claim could cause the Combined Company to lose revenue-generating opportunities or require the Combined Company to incur additional expenses to modify solutions for future projects. Refusal of third parties to license or continue licensing components to the Combined Company could also have a material adverse effect on the Combined Company’s ability to provide services to its customers or ensure service continuity. Further, the Combined Company could have to enter into disputes to assert its rights, or the Combined Company may itself be subjected to claims concerning infringements of the intellectual property rights of others. Some of the Combined Company’s agreements even allow claims for breaches of confidentiality or infringement of intellectual property rights above the value of the agreement, and sometimes do not have any liability caps. Intellectual property claims or litigation could be time-consuming and incur significant costs to the Combined Company, harm the Combined Company’s reputation, require the Combined Company to enter into additional royalty or licensing arrangements, or prevent the Combined Company from providing some solutions or services. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

4.	The Combined Company’s business is dependent on relationships with suppliers and other third parties and the quality of their services.

The Combined Company’s ability to provide services is dependent on the Combined Company’s suppliers meeting the Combined Company’s and its customers’ expectations related to specifications, quality, timing and cost-efficiency of the products or services. See “Information on Tieto – Business of Tieto – Supply chain” and “Information on EVRY – Business of EVRY – Supply chain”. In case one or several of the Combined Company’s essential technology companions, subcontractors or suppliers would unpredictably and materially change the content of the products, services, technology or software used by the Combined Company or completely stop providing those or would not offer those at a reasonable price, the Combined Company may not be able to obtain possible substitutes in a reasonable time, without incurring additional expenses, or at all. If the Combined Company fails to maintain the relationships with service providers, it may not be able to attract suitable participants in its teaming agreements, which could reduce the demand for the Combined Company’s services.

The Combined Company may be forced to change one or several technology companions, subcontractors or suppliers due to shortcomings in performance. Arranging a substitutive delivery with another supplier could incur additional costs, which may have adverse effect on a project’s profit margin and the Combined Company’s business operations and profitability. A supplier may in some cases be financially unable to compensate for the errors it has committed, in which case the Combined Company may be liable for the loss without being able to seek compensation from the supplier. In some projects, the Combined Company may also in general be held liable for any faults caused by its supplier, even if the Combined Company had fulfilled all of its obligations concerning the supervision of work performed by the suppliers or their personnel. As a result, the Combined Company may be suspended from projects or work assignments, and may be presented with damage claims concerning errors or faults in the planning, organization, or quality of work. In addition, actions or omissions by suppliers may also damage the Combined Company’s reputation.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

5.	Pursuant to the IBM Agreement, EVRY has outsourced certain operations to IBM. A potential failure by IBM to fulfil its obligations under the agreement could affect the Combined Company’s ability to perform its obligations to customers, and may expose the Combined Company to liabilities to its customers.

In October 2015, EVRY entered into a ten-year non-exclusive infrastructure outsourcing arrangement with IBM Services AS and IBM AS (together, “IBM”). The arrangement consists of resource transfer agreements, a framework agreement as well as local services agreements, that regulate the services provided by IBM (together, the “IBM Agreement”). See “Information on EVRY – Business of EVRY – Strategic partnership with IBM”. Pursuant to the IBM Agreement, EVRY has outsourced to IBM mainframe and mid-range basic operations and database and application operations provided to a large group of Enterprise and SME customers of EVRY, and transferred more than 1,000 FTEs to IBM under the agreement. While EVRY retains responsibility for all of its customer relationships as well as all customer-facing activities and higher value-added services such as application layer management, EVRY depends on IBM to a substantial extent for the delivery of these mainframe and mid-range basic operations and database and application operations to its customers under the IBM Agreement. Accordingly, EVRY’s ability to serve its customers and deliver EVRY’s services and solutions in a timely and cost-efficient manner depends substantially on the ability of IBM to perform its obligations and deliver its products and services in a timely manner and in accordance with contractual and project requirements. It also depends upon EVRY’s ability to effectively oversee IBM’s performance. The failure by IBM to deliver its products and services and otherwise to comply with its obligations could materially adversely affect the Combined Company’s ability to perform its obligations to customers, and subject the Combined Company to additional liabilities, which could have a material adverse effect on the Combined Company’s business, results of operations, financial condition, cash flows and/or prospects.

EVRY is currently responsible to its customers for the timely and competent delivery and performance of the products and services provided by IBM under the IBM Agreement. While current scope of the IBM Agreement covers services to existing customers, the Combined Company will depend on IBM’s cooperation in bids for new business with existing customers or new customers to the extent such bids require changes to the existing scope of the IBM Agreement. The IBM Agreement contains a number of back-to-back obligations for the largest of EVRY’s customers in scope for subcontracted services from IBM, such that the Combined Company could effectively pass on its risk of liability to customers of the failure by IBM to timely and competently perform. However, there are exceptions and the Combined Company may be exposed to liabilities to its customers that are not addressed through back-to-back obligations from IBM under the IBM Agreement. Furthermore, even if the Combined Company would have back-to-back obligations under the IBM Agreement, it may not eliminate the Combined Company’s liability risks. For example, IBM’s potential liability for damages or penalties may be capped or otherwise limited at a lower level than the Combined Company’s own liability caps and limits with EVRY’s current customers, and hence the Combined Company may not be able to recover its losses from IBM (including as a result of the bankruptcy of IBM) and/or back-to-back contractual provisions may not be interpreted in a manner favourable to the Combined Company.

The IBM Agreement has a term ending in 2025, with options on the part of EVRY to extend the agreement for successive periods of two years and one year. However, the terms of the agreement may not prove to be competitive in the future, or the Combined Company may not be able to extend it on competitive terms.

On 19 June 2019, IBM Services AS submitted a notice of arbitration to EVRY Norge AS, stating that the agreement is unbalanced and should be revised by the arbitrators. The matter is currently being considered by EVRY together with its legal advisors. See “Information on EVRY – Business of EVRY – Legal proceedings”. Any revision may result in higher costs or other terms which are less beneficial to the Combined Company than under the agreement in its current form.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

G.   Risks relating to the management and employees

1.	The Combined Company’s business may be adversely affected by the loss of managers or employees in key positions or failure to recruit new talent.

The rapid technological advancements in the IT service industry result in a constant demand for new competences and skills, including deep knowledge of IT and the latest technologies, as well as an understanding of specific industry and customer needs for IT services. The growth and profitability of the Combined Company’s future business activities depends on the successful employment and retention key employees and the Combined Company’s ability to hire the required number of industry trained and skilled individuals, for whom the Combined Company competes with its customers, suppliers, subcontractors and competitors. See “Information on Tieto – Business of Tieto – Employees” and “Information on EVRY – Business of EVRY – Employees”.

The Combined Company must invest heavily in recruiting personnel with the necessary skills and expertise as well as reskilling and upskilling its current employees. If the Combined Company fails to hire new qualified personnel, this may adversely affect the Combined Company’s profitability. Profitability may also be impacted by recruitments to specific businesses of the Combined Company being disproportionate in relation to rapidly changing customer demands and the accelerated transformation of the business mix, resulting in sub-optimal utilization rates in some businesses and shortfalls of skilled personnel in others. In addition to recruiting and reskilling, the Combined Company must also invest in retaining its key employees, including members of its management and key personnel in offshore operations and delivery centers. Replacing these individuals may be costly or time-consuming or disrupt the normal course of the Combined Company’s operations. A high employee turnover in general could also cause delays or quality failures in customer projects, leading to penalties or losses of customer accounts, or damaging the Combined Company’s reputation. Failure in retaining managers or key personnel, recruiting new talent, or reskilling or upskilling the Combined Company’s professionals, could have a negative impact on the performance, efficiency, and profitability of the Combined Company’s operations or implementation of the Combined Company’s strategy.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	Increased employee-related costs may adversely impact the Combined Company’s profitability.

Employee-related costs formed both Tieto’s and EVRY’s largest cost item during the financial year ended 31 December 2018. See “Information on Tieto – Outlook and trend information – Key factors affecting results of operations – Operating costs driven by headcount”. The rapid market changes have also increased demand for a variety of competences, resulting in temporarily increased cost inflation pressures across the Nordic countries. Salary inflation has affected both Tieto’s and EVRY’s operating profit in recent years, and is expected to be a continuing factor in 2019. On Tieto’s part it is anticipated to amount to over EUR 30 million in 2019. The risk of increased salary inflation is especially prominent in India, where the Combined Company has important offshore operations. Wages in the IT sector in India have recently been on the rise, as a result of the entry of several large multinational companies into India and other competitive pressure.

In order to remain competitive with other IT services employers in attracting and retaining the employees the Combined Company needs to grow its business, as well as to maintain and adjust the required skill sets of employees, the Combined Company may need to increase investments in recruiting, training and retaining employees. The Combined Company’s competitors may also offer more lucrative compensation incentives, which the Combined Company may need to match. This could increase the Combined Company’s costs and adversely affect profitability. At certain times, the Combined Company may also have more personnel than it needs in certain skill sets or geographies, which may have adverse effect on its profit margins.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

3.	The Combined Company is subject to the risk of adverse employee relations and labor disputes particularly in case of restructuring of operations due to the Merger or otherwise.

Although the Combined Company believes its relations with employees and unions are good, unsuccessful change management in connection with the Merger could result in disrupting the Combined Company’s operations. Should any discussions on workforce reductions become relevant in the future, this could lead to concerns and restlessness among the employees. Any potential plans to develop or restructure certain aspects of the Combined Company’s business would be subject to the applicable national information and consultation obligations which may affect to some extent the Combined Company’s ability to restructure its operations and organization or entail additional costs. Further, the new allocation and appointment of the four (4) members of the Combined Company’s Board of Directors by and among the employees may cause discontent among such unions and groups of employees whose influence could be considered to decrease following the Merger. Dissatisfaction among employees could have adverse impacts on the Combined Company’s operations if it materialized, for instance, in the form of work-slowdowns.

The majority of the Combined Company’s employees in its core Nordic market are represented by labor unions under several collective bargaining agreements, some of which apply to a large number of the Combined

Company’s employees, and will, as typical, be subject to renegotiations in the near future. Renegotiation of collective bargaining agreements may result in salary inflation or otherwise increase the Combined Company’s employment-related costs. On the other hand, should the labor organizations collectively representing the Combined Company and other employers in its industry not be able to renegotiate collective bargaining agreements when they expire, there would be a higher risk of labor disputes, such as strikes and other industrial action, which may interrupt or disrupt the Combined Company’s business operations. Further, the Combined Company must inform, consult with and request the consent or opinion of union representatives or works councils in managing, developing or restructuring certain aspects of its business, which may impair the Combined Company’s ability to restructure its operations and organization or entail additional costs. The Combined Company’s customers and suppliers may also be subjected to their own labor disputes or industrial actions, which may then result in delays and project overrun costs. This could also increase costs incurred by the Combined Company, and have a negative impact on its profitability.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

H.   Legal, regulatory and compliance risks

1.	The Combined Company is required to comply with rigorous data protection and privacy laws which may subject it to regulatory interventions or penalties.

The Combined Company collects, stores and uses vast amounts of data that is protected by data protection laws, making protection of customer, employee and company data critical to the Combined Company. The Combined Company and its customers are subject to increasing data security requirements, including the EU General Data Protection Regulation (EU 2016/79, GDPR). See “Information on Tieto – Business of Tieto – Information technology and security” and “Information on EVRY – Business of EVRY – Information technology and security”. Offshore jurisdictions may also enact e.g. counterterrorism regulations or provisions aimed at crime-prevention, which require the provision of access to local authorities, or that data concerning customers within their jurisdiction must be stored locally. This may create a conflict between complying with local regulations, on one hand, and the duties resulting from the GDPR and agreements concerning the storage or processing of data, on the other hand, resulting in regulatory noncompliance or breaches of agreements.

Under the GDPR, a national data protection authority has the power to impose corrective actions, such as a temporary or definitive ban on processing, and to impose administrative fines for breaches of the GDPR up to EUR 20 million or 4% of the total worldwide annual turnover of a company. The Combined Company is generally liable as a data controller for breaches of security of the Combined Company’s database or its handling of personal data, violation of data protection laws by the Combined Company or one of its partners, independent and third-party suppliers or any leakage of customer data. In Sweden, Tieto is currently subject to an investigation regarding a data security incident, which occurred in December 2018 (see “Information on Tieto – Business of Tieto – Legal proceedings”).Violations of GDPR or other data protection laws carry a risk of significant fines and expenses required to re-engineer or re-design business operations, and all financial losses relating to violations of GDPR or other data protection laws may not be covered by the Combined Company’s insurances. Any infringement of the GDPR could adversely affect the Combined Company’s reputation among its customers and other stakeholders. Non-compliance with data protection laws and related obligations in customer contracts also carry a risk for contractual claims, which may include claims for compensation for fines imposed on the customer allegedly caused by the Combined Company’s breach of contract.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	The Combined Company’s operations involve legal and regulatory compliance risks in its operations in multiple jurisdictions.

The Combined Company has to comply with a wide range of laws and regulations enacted on both European and national level (including offshore countries), e.g. data protection regulations, public procurement, anti-corruption, anti-bribery, regulations restricting competitive trading conditions, health and safety regulations, environmental regulations, labor regulations, competition regulations, as well as securities markets, corporate and tax laws. A large proportion of the Combined Company’s customers operate in sectors subject to highly complex and frequently changing regulation, such as the financial industry and the public sector, which imposes additional requirements for compliance actions. Such requirements may also differ vastly across jurisdictions and result in obligations which are difficult to reconcile or even contradictory.

Changes in the regulatory framework, sudden changes in established interpretations or practices by governments or other regulatory authorities or the loss of benefits associated with a status or an authorization could require the Combined Company to adapt its business activities, re-design or re-engineer existing services or products, revise its strategy, or invest additional resources in ensuring compliance. In the normal course of its business activities, the Combined Company could also be involved in legal proceedings in the fields of law mentioned herein or with customers, suppliers, or other contractual parties. Any of these factors could lead to a negative impact on the Combined Company’s results, an increase in its expenses, or a slowing or even halting of the development of its business activities.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

3.	The Combined Company may be subjected to trade sanctions.

The Combined Company operates on a global scale in certain of its industries and may conduct business activities in certain jurisdictions or with a counterparty which may be subjected to sanctions. The Combined Company has operations in Russia, where certain legal and natural persons conducting business activities are subject to sanctions by the Office of Foreign Assets Control (OFAC) of the US Department of the Treasury. OFAC sanctions could apply to the Combined Company e.g. through its financing agreements, or through subsidiaries in the United States. The Combined Company must also comply with export controls and trade compliance obligations. Export control also affects software products, and their delivery by the Combined Company or the end customer to certain countries subject to sanctions. Such obligations require the Combined Company to monitor and identify whether deliveries to customers contain prohibited dual-use items or components that can be used for both civilian and military applications. Delivering restricted items to certain countries requires an export authorization, or may be completely prohibited. The fact that IT service providers make extensive use of software originating from the United States makes the Combined Company especially exposed to US sanctions concerning software.

Ensuring compliance with all export control regulations, sanctions, embargoes or other economic and trade restrictions may be difficult or costly and the Combined Company may become subject to investigations or claims by authorities as well as contracting parties. Expansions of sanctions and possible further trade restrictions, such as including additional designations of countries or persons subject to sanctions, or economic downturn resulting from economic or political instability could adversely affect the Combined Company’s business operations. If any of the above risks materialize, they could have a material adverse effect on the Combined Company’s ability to conduct or expand its business in certain regions, reduce its profits due to economic sanctions as well as result in negative publicity that could severely harm the Combined Company’s professional reputation.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

I.   Tax-related risks

1.	Changes to current Norwegian VAT exemptions may result in increased tax liabilities for the Combined Company.

With regard to EVRY, certain services offered by the Financial Services business area are exempt from Norwegian VAT under an applicable exemption from VAT for financial services. Any changes to this legislation, or a change in the interpretation thereof, could lead to a loss of this exemption. In addition, Norway has with effect from 1 January 2017 introduced a financial tax, consisting of two elements; (i) a separate 5% tax on wage costs and (ii) a flat 25% corporate tax rate on profits instead of the general corporate tax of 22%. This financial tax is currently not applicable to EVRY due to certain exemptions available, but any changes to this legislation, its interpretation or the nature of EVRY’s business could lead to this exemption no longer being available. To the extent these taxes will apply to the Combined Company, and the Combined Company is unable to pass on these additional costs to customers, or such costs impact customer demand for the Combined Company’s services and solutions, this could have a material adverse impact on the Combined Company. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	The Combined Company’s actual tax benefits or tax liabilities may be materially different from estimates or expectations.

In estimating the Combined Company’s income tax payable, the Combined Company’s management uses accounting principles to determine income tax positions that are likely to be sustained by applicable tax authorities. However, there can be no assurance that the Combined Company’s tax benefits or tax liability would not materially differ from the Combined Company’s estimates or expectations. The tax legislation, regulation and interpretation that apply to the Combined Company’s operations are continually changing. In addition, future tax benefits and liabilities are dependent on factors that are inherently uncertain and subject to change, including future earnings, future tax rates, and anticipated business mix in the various jurisdictions in which the Combined Company operates. The Combined Company’s net income would decrease if some local governments reduce or withdraw tax benefits and other incentives they provide to the Combined Company or when the Combined Company’s tax holidays expire or terminate. For example, Tieto has benefited from certain tax incentives that one local government provided to the export of software from specially designated software technology parks, and the Combined Company may continue to benefit from certain tax incentives for facilities.

Moreover, the Combined Company’s tax returns are continually subject to review by applicable tax authorities. These tax authorities determine the actual amounts of taxes payable or receivable, of any future tax benefits or liabilities and of income tax expense that the Combined Company may ultimately recognize. Such determinations may become final and binding on the Combined Company. Any of the above factors could have a material adverse effect on the Combined Company’s net income or cash flow by affecting the Combined Company’s operations and profitability, the availability of tax credits, the cost of the services the Combined Company provides, and the availability of deductions for operating losses as the Combined Company develops its international service delivery capabilities. Unforeseen costs may also arise from protectionist government policies resulting in sudden changes to tax laws or interpretations concerning the operations of foreign companies in offshore countries which would be detrimental to the Combined Company. Such policies may lead to conflicting interpretations by tax authorities in different jurisdictions, and could increase the risk of double taxation of income as well as potentially costly disputes with authorities concerning the actual tax liabilities of the Combined Company or its subsidiaries. Resulting increases in the Combined Company’s tax liabilities could have a material negative impact of the profitability of the Combined Company’s significant offshore operations, and thus result in decreased results of operations at the Group level.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

3.	The Combined Company may be subjected to reversals or reassessments of tax liabilities under transfer pricing regulations.

The Combined Company operates in jurisdictions that impose transfer pricing and other tax-related regulations on the Combined Company, and any failure to comply could materially and adversely affect the Combined Company’s profitability. According to the transfer pricing regulation companies must conclude any intra-group transactions on an arm’s length basis and provide sufficient documentation thereof in accordance with applicable rules of the relevant jurisdictions. The Combined Company conducts intra-group transactions between segments located in the different countries. Therefore the Combined Company may be exposed to the transfer pricing risks, as authorities may question the conformance of the transfer pricing rules the Combined Company follows in its operations. The Combined Company has been and it may in future become subject to tax and administrative audits, and the Combined Company’s tax liability may be revised in accordance with an inspection or audit carried out by the competent authorities. There can however be no guarantee that the Combined Company would not be subjected to reassessment decisions in the future, or that such decisions would be reversed. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

J.   Financial risks

1.	The Combined Company is exposed to translation and transaction risks arising from fluctuations in foreign exchange rates.

The Combined Company is exposed to foreign exchange risks, which are mainly related to exchange rate fluctuations of the Swedish krona, Norwegian krona, Czech koruna, Indian rupee, Polish zloty and US dollar against the euro, which will be the reporting currency of the Combined Company. This exposes the Combined Company to both translation and transaction risks. See “Information on Tieto – Outlook and trend information – Key factors affecting results of operations – Currency fluctuations impacting consolidated sales and profitability”. The translation risk arises from the Combined Company’s equity investments in foreign units and from their undistributed profits, due to the fact that foreign subsidiaries’ income statements and balance sheets are translated to the Combined Company’s operating currency. Exposure includes the acquisition price, share capital and restricted and non-restricted reserves of subsidiaries in non-euro countries, as well as the results of their operations. Exchange rate fluctuations could also adversely impact salary costs and the general competitiveness of business operations outside the Eurozone, which could have a material adverse effect on group-level profit. The transaction risk arises from foreign currency denominated transactions from operations and financing. The underlying exposure includes financial items such as foreign currency accounts receivables and payables of operating companies, internal funding and foreign currency bank account balances, and estimated cash flows such as firm commitments and future trade transactions. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

2.	The Combined Company may not receive financing at competitive terms or at all and may not necessarily be able to fulfil its obligations under financing arrangements.

The terms of financing available for the Combined Company are affected by development of the Combined Company’s business. Although Tieto has obtained a commitment for financing for the Merger, the New Financing includes a bridge loan facility with a maturity date falling 12 months after the signing of the facilities agreement, subject to an option for a six-month extension. Should the Combined Company’s cash flow development not meet expectations, it may not be able to obtain financing to replace the bridge loan at a price that would be competitive in relation to current levels. This may result in increased financing costs that would have a material adverse impact on the Combined Company’s profits.

Exceptional financial market conditions could also lead to increased costs and weaker availability of external financing needed in order to carry out the Combined Company’s business. Failures in the efficient management of capital, including breaches of financial covenants contained in financing arrangements and agreements or negligence related to the Combined Company’s financing arrangements, could result in premature termination of financing agreements or acceleration of credits and other financing arrangements. Such failures could also result in triggering of cross default clauses in other loan or financing arrangements of the Combined Company, which could lead to premature acceleration of these other loan or financing arrangements. This could also hinder the availability of financing for the Combined Company and distress the Combined Company’s liquidity and capital structure. Such events could prevent the Combined Company from maintaining its target debt ratio, impair its ability make necessary investments required to maintain and develop its operations, and could ultimately lead to financial distress or insolvency.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

3.	Fluctuations in interest rates may adversely affect the Combined Company’s business.

The Combined Company’s interest rate risk consists mainly of short and long term loans, cash positions and interest rate derivatives. Fluctuations in interest rates have a direct impact on the Combined Company’s financing expenses and may cause variations in the Combined Company’s annual contributions to benefit-based pension plans and benefit liabilities. In addition, higher costs of capital resulting from an increase in interest rates have a direct effect on the Combined Company’s customers’ investment decisions. Among the Combined Company’s current or prospective customers, rising interest rates could result in decreased investment capacity and consequently a reduced demand for digital services and software. Any increase in interest rates could have a material adverse impact on the Combined Company’s financial position, cost of financing, ability to raise capital, liquidity as well as its future refinancing expenses. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

4.	The Combined Company may be unable to successfully hedge against interest or foreign exchange rate risks.

In addition to risk management primarily through operational means, Tieto uses foreign exchange forward contracts to manage its foreign exchange risk. The gross amount of all nominal values for contracts that have not yet been settled or closed as at 30 June 2019 was EUR 763.1 million. As of 30 June 2019, 46% of EVRY’s interest-bearing liabilities, including the effect of derivative instruments, were at fixed rate. The Combined Company is expected manage the interest rate exposure according to set policies by using interest rate swaps and other interest rate derivatives when needed.

In the event of decreasing interest rates or volatility in exchange rates, the Combined Company may have to pay interest in higher rates than it would have, had it not hedged its interest rate, and thus bear the expenses for the hedging without receiving any benefits in the form of reduced risk exposure. Significant volatility in the exchange rates may in turn increase the Combined Company’s hedging costs, as well as limit its ability to hedge its exchange rate exposure against unfavorable movements in exchange rates. Hedging transactions also involve a counterparty risk, where the payment default of a counterparty in a hedging transaction or the premature termination of hedging transactions may lead to higher interest expenses without any benefit from hedging transactions.

The Combined Company may be unable to obtain or use hedging instruments in accordance with its hedging strategy due to increased expenses or other reasons, and it is not certain that the Combined Company would be able to succeed in hedging against interest or exchange rate fluctuations or that the Combined Company’s hedging strategy is sufficient to dilute the material negative impact that interest or exchange rate fluctuations may have on its business operations. In addition, interest or exchange rates with a negative impact on the Combined Company may result in gains for competitors carrying out transactions in the same currencies, which could weaken the Combined Company’s competitive position.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

5.	The Combined Company is exposed to liquidity risks.

The Combined Company’s material liquidity needs mainly relate to short-term debt servicing costs, capital expenditure, dividend payments and changes in working capital. Intra-month liquidity requirements are significantly impacted by tax, salary and other personnel-related costs. The Combined Company’s primary sources of liquidity to meet these needs are cash flow from operations, funds available from credit facilities as well as cash and cash equivalents, which consist of cash in hand and at banks as well as short-term deposits and investments in mutual funds.

Due to the inherent uncertainties involved with the Merger, the costs of its implementation may increase to higher than anticipated levels. Increasing costs arising from the implementation of the Merger could adversely impact the Combined Company’s result of operations, cash flows and profitability, which could in turn have an adverse impact on the amount of available liquid funds. In addition, adverse developments in the general economic situation could have a significant effect on the Combined Company’s ability to maintain its liquidity. Decreased customer demand and investment appetite resulting from economic downturns or market volatility could have a negative impact on the Combined Company’s revenue and ability to maintain its operating cash flows. This could in turn lead to the depletion of its cash and cash equivalents reserves, resulting in the need to obtain further funding from markets. In the event of uncertainty and volatility in the financial markets, such financing may be unavailable at favorable terms or at all.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

6.	The Combined Company may not be able to execute planned refinancing of its short-term interest-bearing liabilities.

Tieto currently manages the effects of cyclical fluctuations in short-term liquidity by maintaining an appropriate loan portfolio, and analyses of alternative financing sources and their pricing are continuously updated. As of 30 June 2019, Tieto’s interest-bearing long-term loans amounted to EUR 293.6 million and interest-bearing short-term loans amounted to EUR 145.3 million. EVRY’s current interest-bearing liabilities as of 30 June 2019 totaled NOK 322 million and non-current interest-bearing liabilities totaled NOK 6,693 million. The proportion of short-term debts of interest-bearing debts of the Combined Company is thus expected to be high. For short-term financing, Tieto primarily relies on the commercial paper market. In addition, Tieto has obtained a commitment for financing of the Merger from Nordea and SEB, which includes a EUR 250 million revolving credit facility, which is expected to be syndicated by mid-September 2019 and replace Tieto’s and EVRY’s previous revolving credit facility agreements on the Effective Date. See “Information on the Combined Company – Financing”.

Should the Combined Company be unable to obtain sufficient financing from the commercial paper market, the revolving credit facility would act as a back-up for short-term financing. The need to utilize the revolving credit facility may result in higher costs of financing for the Combined Company’s short-term liabilities, which may adversely affect the Combined Company’s results of operations. In the event that the commercial paper market would not be able to provide the Combined Company with the liquidity it requires, the revolving credit facility may also prove to be insufficient. In such an event, the Combined Company may face difficulties in refinancing its short-term debts as they fall due, which could have a material adverse effect on the Combined Company’s liquidity. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

7.	The Combined Company is exposed to credit and counterparty risks.

Credit and counterparty risks materialize when counterparties are unable or unwilling to fulfil their obligations towards the Combined Company. The Combined Company is exposed to credit and counterparty risks through all of its trade receivables and receivables related to financing intermediaries, such as cash, deposits, derivatives, receivables under guarantees and other receivables. Tieto currently manages its credit risk by using counterparty limits, as set out in their treasury policies. The Combined Company will determine its own procedures and it is expected that the Combined Company will continue to manage its credit and counterparty risks with similar measures in the future. At the end of 2018, Tieto’s expected credit loss provisions (ECL) from trade receivables amounted to EUR 0.8 million and realized credit losses amounted to EUR 0.1 million. Correspondingly, in 2018, EVRY’s net credit losses from trade receivables totaled EUR 0.15 million (NOK 1.4 million). If any of the counterparties fail to fulfil their obligations towards the Combined Company, the Combined Company could suffer significant credit losses. Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

8.	Potential future impairments of goodwill and intangible assets could have material adverse effect on the Combined Company’s financial position and result.

As of 30 June 2019 Tieto’s balance sheet included EUR 439.3 million in goodwill, EUR 44.3 million in other intangible assets and EUR 15.3 million in interests in joint ventures. The Unaudited Pro Forma Combined Statement of Financial Position as at 30 June 2019 included in the Unaudited Pro Forma Financial Information, which have been prepared for the purpose of illustrating financial impacts of the Merger, included EUR 1,912.2 million in goodwill, EUR 438.1 million in other intangible assets and EUR 22.8 million in interests in joint ventures. See “Unaudited Pro Forma Financial Information”. The amount of intangible assets and goodwill on the Combined Company’s balance sheet is thus expected to be significant. Unlike other intangible and tangible assets, goodwill is not amortized but instead tested annually for impairment and whenever there are indications of impairment. Changes in income, growth development or the cash flow forecasts based on the Combined Company’s strategic plans, the discount rate or terminal growth could lead to write-downs on goodwill, which could weaken the Combined Company’s result. Other events or circumstances that lower the value of goodwill may include greater economic uncertainty, growing competition and factors leading to a decline in sales or profitability.

Capitalized development costs are also intangible assets particularly susceptible to impairments. In the event that a particular product would no longer be subject to a reasonable expectation of income e.g. due to technological developments that would render the product obsolete, this could result in a write-down of the capitalized development costs, which may have a material adverse impact on the Combined Company’s results of operations. If Tieto’s, EVRY’s or the Combined Company’s management’s discretion, assumptions or estimates or market conditions change, the estimate of the recoverable amount of goodwill and other intangible assets or tangible assets or the value of investments in associated companies and joint ventures or inventories could decline significantly, causing impairments.

Materialization of any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or Share price of the Combined Company.

K.  Risks relating to the Shares

1.	The market price of the Shares may fluctuate considerably, which may result in investors losing all or part of their invested capital.

The market price of the Shares may fluctuate considerably. The market price fluctuations may be due to change in sentiment in the market regarding of the Shares or similar securities, as well as due to several other factors and events, such as changes to the Combined Company’s results of operations and development of its business. In addition, prices and the volume of trading on the equity markets fluctuate considerably from time to time, which may be unrelated to the Combined Company’s results of operations or future prospects. Any of these factors could lead to a decrease in the market price of the Shares, which may result in investors losing all or part of their invested capital. See also “ – A. Risks Relating to the Merger – 3. The Merger Consideration will not be adjusted to reflect fluctuations in the market price of the shares in Tieto or EVRY, nor the fluctuations in the NOK to EUR ratio.” above.

2.	Interests of certain large shareholders of Tieto and EVRY or the Combined Company may differ from the interests of other shareholders.

Cevian Capital Partners Ltd (“Cevian”), Solidium Oy (“Solidium”) and Apax have issued non-binding statements of intention according to which each of Apax, Cevian and Solidium will, through its representative on the Combined Company’s Shareholders’ Nomination Board, and until the second Annual General Meeting of the Combined Company, support each other’s proposal for member(s) of the Combined Company’s Board of Directors in a manner described in “Information on the Combined Company – Corporate governance and listing of the Shares”. Assuming that the Merger is completed and Cevian, Solidium and Apax would continue to be the Combined Company’s largest shareholders, there can be no assurance that their interests will be in line with those of the Combined Company’s other shareholders, which could result in the Combined Company’s governance being viewed negatively. The likelihood of change of control transactions or other corporate transactions concerning the Combined Company taking place would also be dependent on the largest shareholders. These factors could negatively affect the market price of the Shares.

In addition, Apax has agreed to be subject to a lock-up obligation restricting the sale of two thirds of the Tieto shares it will receive as merger consideration in connection with the completion of the Merger. One third of the merger consideration shares received by Apax will be subject to a lock-up period of six (6) months, and one third subject to a lock-up period of twelve (12) months, in each case from the completion of the Merger, subject to customary carve-outs and certain additionally agreed permitted sale and financing exceptions. If Apax sells its Combined Company shares that are not subject to the lock-up or a larger amount of shares after lock-ups have expired, this may depress the price of the Shares.

3.	The Combined Company may be unable to, or may decide not to, pay dividends or other distributions of unrestricted equity in the future.

According to the Finnish Companies Act, the amount distributed by the Combined Company as dividends or other distribution of unrestricted equity may not exceed the amount of distributable funds shown on the last audited financial statements of the Combined Company approved by the General Meeting. Since the Combined Company will be the parent company of the Combined Company’s group, its distributable funds and thus its ability to pay dividends or distribute other unrestricted equity will depend upon several conditions such as the level of income to be derived by the Combined Company from the management fees, group contributions, dividend payments and interest income received from its subsidiaries, if any, and the level of its cash reserves. As a result, the possible distribution of dividends or other unrestricted equity will depend on the Combined Company’s and its subsidiaries’ results of operations, financial position, cash flows, need for working capital, investments, future prospects, terms of their financing agreements, ability to transfer income from the subsidiaries to the Combined Company and other factors. The payment of dividends or the distribution of other unrestricted equity is always based on the discretion of the Combined Company’s Board of Directors, and is ultimately dependent on a resolution by the General Meeting. Additionally, under the Finnish Companies Act, the distribution of dividends is not permitted if it would jeopardize the Combined Company’s solvency.

The Combined Company anticipates to continue with an attractive dividend practice. The Combined Company will determine its dividend policy after the Effective Date and annually assess the preconditions for distributing dividends or other unrestricted equity. The dividends paid or other unrestricted equity distributed by Tieto or EVRY for previous financial years are not an indication of the dividends to be paid by the Combined Company for financial years in the future, if any. There can be no assurance that the Combined Company will distribute any dividends or unrestricted equity in the future. See also “Information on Tieto – Tieto’s shares and share capital – Dividends and dividend policy”.

4.	The issue of additional Shares may dilute all other shareholdings.

Future issuances of Shares or other securities may dilute the holdings of shareholders and could materially and adversely affect the price of the Shares. The Combined Company may issue additional shares or securities convertible into Shares through directed offerings without pre-emptive subscription rights for existing holders in connection with future acquisitions, any share incentive or share option plan or otherwise. Any such additional offering could reduce the proportionate ownership and voting interests of holders of Shares, as well as the earnings per share and the net asset value per share.

5.	Certain shareholders may be unable to exercise their pre-emptive subscription rights or may be subjected to other restrictions regarding their shareholding, including participation in General Meetings or selling their shares.

Certain shareholders resident in or with a registered address in certain jurisdictions other than Finland, including shareholders in the United States, may not necessarily be able to exercise their pre-emptive subscription rights in respect of the Shares, including Merger Consideration Shares, in any possible future offerings. The pre-emptive subscription rights may not necessarily be used unless the Shares have been registered in accordance with any applicable securities laws of any relevant jurisdictions or in any other manner with similar effects, or are subject to any exemptions from any registration or similar requirements under the applicable laws of the respective jurisdictions. In such cases, shareholders who cannot exercise their pre-emptive subscription rights may experience dilution of their holdings in the Combined Company. In addition, the number of shareholders who cannot exercise their pre-emptive subscription rights may be significant. If the pre-emptive subscription rights of such shareholders are sold on the market, this could have a material adverse effect on the price of the subscription rights. See “Shareholder rights – Pre-emptive subscription rights.” A foreign shareholder’s right to have access to information concerning share issues and important transactions may also be restricted due to the legislation of the country in question.

L.  Risks related to the delivery of the Merger Consideration Shares and the Oslo Listing

1.	The Oslo Listing may not succeed as expected or the listing may not take place at all, and there can be no assurance that the Oslo Listing will continue indefinitely.

In conjunction with the Merger, Tieto and EVRY will seek to ensure that the Oslo Listing takes place. However, the admission required for the Oslo Listing may not occur on the Effective Date or promptly thereafter, or may not be approved in all respects or at all. Failure to complete the Oslo Listing in the manner expected by Tieto’s management, including a delay in such listing, may have a material adverse effect on the completion of the Merger and on Tieto’s and EVRY’s respective businesses, financial conditions and results of operations. As a consequence of the Oslo Listing, in addition to the requirements applicable to issuers listed on Nasdaq Helsinki and Nasdaq Stockholm, the Combined Company may need to comply with the requirements applicable to issuers who are listed on Oslo Børs. Compliance with said requirements may give rise to increased administrative work and costs, which may have an adverse effect on the financial position and results of operations of the Combined Company. A lack of liquidity on Oslo Børs may also impair the Combined Company’s ability to raise capital by selling Shares and may impair the Combined Company’s ability to acquire or invest in other companies, products or technologies by using Shares as consideration. Tieto or the Combined Company have also not committed to keeping the Oslo Listing in force indefinitely, and the Oslo Listing may be discontinued by the Combined Company’s decision. Details of the Oslo Listing, including in which manner (if any) the Merger Consideration Shares will be listed, will not be available to EVRY shareholders before the Extraordinary General Meetings of Tieto and EVRY convened to resolve on the Merger have taken place.

2.	The Merger Consideration Shares are expected to be delivered through a depository interest arrangement, which means that the EVRY shareholders receiving the Merger Consideration Shares will be considered nominee-registered shareholders, and also involves additional risks.

Tieto expects to deliver the Merger Consideration Shares through a depository interest arrangement in VPS. For a description of the depository interest arrangement, see “Merger of Tieto and EVRY – Merger Plan – Merger Consideration – Distribution of the Merger Consideration and delivery of the Merger Consideration Shares”. If the Merger Consideration Shares are delivered in depository interests, EVRY shareholders will bear several other risks in addition to the risks related to the Shares as set forth in section “– K. Risks relating to the Shares”. These risks are inherently related to the nature of the custodian arrangement relating to the depository interests and include such risks as:

●	The EVRY shareholders receiving the Merger Consideration Shares through the depository interest arrangement will be, after the Effective Date, treated as the Combined Company’s nominee-registered shareholders for Finnish law purposes. See “Finnish Securities Market – The Finnish book-entry securities system – Custody of securities and nominee registration”. It will not be possible for a shareholder to hold the Merger Consideration Shares directly in VPS.

●	The Shares held through the depository interest arrangement will not be tradeable on Oslo Børs before the Oslo Listing has occurred, of which there can be no assurance. In case the Oslo Listing does not take place as contemplated, shareholders wishing to trade in their Shares will have to sell their Shares on Nasdaq Helsinki or Nasdaq Stockholm, which may involve opening a book-entry account in Euroclear Finland Ltd or acting through a custodian bank having a Finnish book-entry account. This could incur significant bureaucratic burden and unexpected costs to shareholders and mean that the shareholders owning Shares through the depository interest arrangement in VPS will not be able to react as swiftly to developments concerning the Combined Company’s operations as other shareholders.

●	If the Oslo Listing occurs, the market price and liquidity of the Shares listed on Oslo Børs through the depository interest arrangement may differ from the market price and liquidity of the Shares listed on Nasdaq Helsinki or Nasdaq Stockholm, and their market price and liquidity may fluctuate considerably. Tieto or the Combined Company cannot predict the extent to which liquidity or functioning price formation will develop on Oslo Børs, especially given (i) the existing listing of the Tieto shares, and the Shares after the Effective Date, on Nasdaq Helsinki and Nasdaq Stockholm and (ii) the pool of Shares being listed on Oslo Børs reflecting the number of Shares held by the depository interest custodian bank in Euroclear Finland, which will likely be smaller than the total number of the Shares. This could reduce the value of the Shares, and impair the ability, price or timing, for those shareholders holding their Shares through the depository interest arrangement in VPS and wishing to sell their Shares.

●	Tieto’s shares are, and after the Effective Date the Shares will be, traded in EUR on Nasdaq Helsinki and SEK on Nasdaq Stockholm, but the Shares held through the depository interest arrangement depository interests will be denominated in NOK. The payments and distributions to such Shares will also be made in NOK. Thus, the shareholders holding their Shares through the depository interest arrangement will bear foreign exchange risk that may incur due to any fluctuations in the NOK to EUR or NOK to SEK ratio.

Furthermore, the Merger Consideration shall be paid to the shareholders of EVRY on the Effective Date or as soon as reasonably possible thereafter in accordance with the practices followed by Euroclear Finland and VPS. Regardless of the manner of delivery, there can be no assurance that the Merger Consideration Shares will be registered on the book-entry accounts of the EVRY shareholders on the Effective Date due to the technical settlement actions to be taken by Euroclear Finland, VPS and the issuer agent. Thus, there may be a gap of even several days between the Effective Date and the registration of the Merger Consideration Shares on the book-entry accounts, during which period the possibilities for EVRY shareholders to dispose of their Merger Consideration Shares may be limited.

3.	If the Merger Consideration Shares cannot be delivered through a depository interest arrangement, information on and risks associated with the delivery will not be available to the shareholders before the Extraordinary General Meetings of Tieto and EVRY.

As a secondary alternative, which would be considered only if the depository interest arrangement described above would not be available, the Merger Consideration Shares could be delivered as depository receipts registered in VPS and issued by a bank, or directly in Euroclear Finland. See “Merger of Tieto and EVRY – Merger Plan – Merger Consideration – Distribution of the Merger Consideration and delivery of the Merger Consideration Shares”. In either of these scenarios, EVRY shareholders eligible to receive the Merger Consideration Shares will bear several other risks in addition to the risks related to the Shares as set forth in section “– K. Risks relating to the Shares”. More information would be published through a supplement to this Merger Prospectus and as a stock exchange release in the unlikely event that the primary alternative, i.e. delivery of the Merger Consideration Shares in depository interests, cannot be implemented. This information will not be available to EVRY shareholders before the Extraordinary General Meetings of Tieto and EVRY convened to resolve on the Merger have taken place. Moreover, if the depository interest arrangement described above would not be available, EVRY shareholders will themselves need to assess if they wish to receive the Merger Consideration Shares in depository receipts in VPS or directly held shares in Euroclear, as applicable, or whether they would rather dispose of their EVRY shares before the Effective Date. If a large number of EVRY shares is offered be sold before the Effective Date, this may depress the EVRY share price.

PARTIES RESPONSIBLE FOR THE MERGER PROSPECTUS AND THE STATEMENT
REGARDING THE MERGER PROSPECTUS

Tieto Corporation

Business identity code: 0101138-5

Legal entity identifier (LEI): 549300EW2KM4KROKQV31

Registered office: Espoo, Finland

Address: Keilalahdentie 2-4, FI-02150 Espoo, Finland

Website: www.tieto.com

EVRY ASA

Business identity code: 934 382 404

Legal entity identifier (LEI): 213800IW4PWKHQ146O24

Registered office: Fornebu, Bærum, Norway

Address: Snarøyveien 30A, 1360 Fornebu, Bærum, Norway

Website: www.evry.com

Tieto accepts responsibility for the information included in this Merger Prospectus (with the exception of information regarding EVRY as stated below) and declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Merger Prospectus is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

EVRY accepts responsibility for the information included in the sections titled “Information on EVRY”, “Selected consolidated financial information – Selected consolidated financial information of EVRY” and “Appendix B: Articles of Association of EVRY ASA”, information expressly concerning EVRY included under the headlines “Who Is the Merging Company?” and “What Is the Key Financial Information Regarding the Merging Company?” under section titled as “Summary”, as well as other information expressly concerning EVRY under sections titled “Risk factors”, “Parties responsible for the Merger Prospectus and the statement regarding the Merger Prospectus”, “Forward-looking statements”, “Information derived from third party sources”, “Availability of the Merger Prospectus”, “Information at the website is not part of the Merger Prospectus”, “Presentation of financial information”, “Certain important dates”, “Merger of Tieto and EVRY”, “Information on the Combined Company”, “Unaudited Pro Forma Financial Information”, “Shareholder rights”, “Legal matters”, “Information incorporated by reference into this Merger Prospectus” and “Appendix D: Merger Plan” and declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Merger Prospectus regarding EVRY is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

FORWARD-LOOKING STATEMENTS

This Merger Prospectus includes forward-looking statements. Such statements are not necessarily based on historical facts, but they are statements concerning future expectations. Forward-looking statements have been set forth in several parts of this Merger Prospectus, such as under the headlines “Summary”, “Risk factors”, “Merger of Tieto and EVRY – Background for the Merger”, “Tieto’s capitalization and indebtedness”, “Merger of Tieto and EVRY”, “Information on the Combined Company”, “Information on Tieto” and “Information on EVRY” as well as in other such parts of this Merger Prospectus which contain information on the Combined Company’s business-related future results, plans and expectations, including its strategic plans, plans on future growth and profitability, and general financial situation. Such statements are based on perceptions and assumptions of the management of Tieto and EVRY and information currently available for the management of Tieto and EVRY, and thus such statements may be considered as forward-looking statements. Among others, statements that include the words “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “assume”, “may”, “aim”, “could” or other similar verbs or expressions may be considered as forward-looking statements. Other forward-looking statements can be identified from the context in which such statements have been made.

These forward-looking statements are being based on present plans, estimates, forecasts and expectations which in turn rest on certain expectations that are currently justifiable but may turn out to be incorrect. As forward-looking statements are being based on expectations, they are often associated with risks and factors of uncertainty. Shareholders should not rely on these forward-looking statements. Numerous factors of uncertainty may cause the Combined Company’s actual results of operations or its financial position to differ materially from the results of operations or financial position that are expressly described in or may be concluded from the forward-looking statements included in the Merger Prospectus.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, level of performance or achievements of the Combined Company, or industry results, to differ even materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Examples of these risks, uncertainties and other factors are included in the section titled “Risk factors” in this Merger Prospectus. The aforesaid list is not exhaustive and new risks may emerge from time to time. Should one or more of these or other risks or uncertainties materialize, or should any underlying assumptions prove to be incorrect, the Combined Company’s actual results of operations or financial position could differ materially from what has been described as expected, believed, estimated or anticipated in this Merger Prospectus.

INFORMATION DERIVED FROM THIRD PARTY SOURCES

Where certain information contained in this Merger Prospectus has been derived from third party sources, such sources have been identified herein. Tieto confirms that such third party information (with the exception of information concerning EVRY as stated above) has been accurately reproduced in the Merger Prospectus and that as far as Tieto is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

Where certain information contained in this Merger Prospectus relating to EVRY has been derived from third party sources, such sources have been identified herein. EVRY confirms that any information which has been derived from third party sources relating to EVRY as stated above and contained in this Merger Prospectus has been accurately reproduced in the Merger Prospectus and that as far as EVRY is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

MARKET AND INDUSTRY INFORMATION

This Prospectus contains estimates regarding the markets and industries in which Tieto and EVRY operate as well as their competitive positions therein. Such estimates cannot be gathered from publications by market research institutions or any other independent sources. In many cases, there is no publicly available information on such data, for example from industry associations, public authorities or other organizations and institutions. Tieto and EVRY believe that their internal estimates of market data and information derived therefrom and included in this Merger Prospectus are helpful in order to give investors a better understanding of the industries in which Tieto and EVRY operate as well as their positions therein. Although Tieto and EVRY believe that their internal market estimates are fair, they have not been reviewed or verified by any external experts and Tieto and EVRY cannot guarantee that a third-party expert using different methods would obtain or generate the same results.

AVAILABILITY OF THE MERGER PROSPECTUS

This Merger Prospectus will be available as of 9 August 2019 in English at Tieto’s website at www.tieto.com/tietoevry. In addition, this Merger Prospectus will be available approximately as of 12 August 2019 in paper form in English at the offices of Tieto at Keilalahdentie 2-4, FI-02150 Espoo, Finland, at the offices of EVRY at Snarøyveien 30A, 1360 Fornebu, Bærum, Norway and at the reception of Nasdaq Helsinki at Fabianinkatu 14, FI-00100 Helsinki, Finland.

INFORMATION AT THE WEBSITE IS NOT PART OF THE MERGER PROSPECTUS

This Merger Prospectus will be published at Tieto’s website at www.tieto.com/tietoevry. Information presented at the websites of Tieto or EVRY, or on any other website, is not a part of this Merger Prospectus and the shareholders of Tieto and EVRY should not rely on such information. However, as an exception from the above, the information incorporated by reference into the Merger Prospectus which is available at Tieto’s and EVRY’s websites is a part of the Merger Prospectus.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Merger Consideration Shares have not been registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. Tieto is a Finnish company and EVRY is a Norwegian company, and the issuance of Tieto shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this Merger Prospectus may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of EVRY to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the Merger, since Tieto and EVRY are located in non-U.S. jurisdictions, and some or all of Tieto’s and EVRY’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of EVRY may not be able to sue Tieto or EVRY or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel Tieto or EVRY to subject themselves to the jurisdiction or judgment of a U.S. court. EVRY’s shareholders should be aware that Tieto may purchase EVRY’s shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed Merger.

NEITHER THE SEC NOR ANY OTHER US FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE MERGER CONSIDERATION SHARES OR PASSED AN OPINION UPON THE FAIRNESS OR MERITS OF SUCH SECURITIES OR UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM

This Merger Prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in EVRY entitled to receive the Merger Consideration Shares pursuant to the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45, (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). This Merger Prospectus is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

NOTICE TO SHAREHOLDERS IN THE EUROPEAN ECONOMIC AREA

This Merger Prospectus has been prepared on the basis that any offer of the Merger Consideration Shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date, and which are contemplated in the Merger Prospectus in Finland or Norway once the Merger Prospectus has been approved by the competent authority in Finland and published in accordance with the Prospectus Regulation, and in respect of which Tieto has consented in writing to the use of the Merger Prospectus, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Merger Consideration Shares. Accordingly any person making or intending to make an offer in that Member State of the Merger Consideration Shares which are the subject of the offer contemplated in this Merger Prospectus, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for Tieto to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Tieto has not authorized, nor does it authorize, the making of any offer (other than Permitted Public Offers) of the Merger Consideration Shares in circumstances in which an obligation arises for Tieto to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including 21 July 2019 (the “Prospectus Regulation Applicability Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the Merger Consideration Shares which are the subject of the offering contemplated by this Merger Prospectus to the public in that Member State, except that, with effect from and including the Prospectus Regulation Applicability Date, an offer of such Merger Consideration Shares is made to the public in that Member State:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of Tieto for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no offer of the Merger Consideration Shares is made which would require Tieto to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In this section, the expression an offer of the Merger Consideration Shares to the public in relation to any Merger Consideration Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Merger Consideration Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Merger Consideration Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended), and includes any relevant implementing measure in the EEA Member State concerned.

PRESENTATION OF FINANCIAL INFORMATION

Presentation of financial information

The financial information in this Merger Prospectus has been rounded. Thus, in certain situations, the sum of the amounts in columns or rows does not always accurately correspond to the figure presented as the total amount of a column or row.

Financial statements of Tieto

The financial information of Tieto included in this Merger Prospectus has been derived from Tieto’s unaudited half-year financial report as at and for the six months ended 30 June 2019 prepared in accordance with “IAS 34 – Interim Financial Reporting” and Tieto’s audited consolidated financial statements as at and for the year ended 31 December 2018, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Financial statements of EVRY

The financial information of EVRY included in this Merger Prospectus has been derived from EVRY’s unaudited half-year financial report as at and for the six months ended 30 June 2019 prepared in accordance with “IAS 34 – Interim Financial Reporting” and EVRY’s audited consolidated financial statements as at and for the year ended 31 December 2018, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Pro Forma Financial Information

The Unaudited Pro Forma Financial Information is presented for illustrative purposes only to give effect to the Merger on Tieto’s financial information. The unaudited pro forma combined consolidated statement of financial position as at 30 June 2019 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma combined consolidated statements of income for the six months ended 30 June 2019 and for the year ended 31 December 2018 give effect to the Merger as if it had occurred on 1 January 2018. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980, as amended, and with the accounting principles applied in Tieto’s audited consolidated financial statements.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the Unaudited Pro Forma Financial Information and that Tieto believes are reasonable under the circumstances. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information presented in this Merger Prospectus. The Unaudited Pro Forma Financial Information has been prepared by Tieto for illustrative purposes only and it addresses a hypothetical situation, and is not necessarily indicative of the actual financial position or results of operations of Tieto that would have been realized had the Merger occurred as at the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that Tieto will experience going forward. In addition, the unaudited pro forma combined consolidated statements of income do not reflect any expected cost savings or synergy benefits that are expected to be generated or incurred.

The Unaudited Pro Forma Financial Information does not include all information required to be included in financial statements prepared in accordance with IFRS and they should be read together with the historical financial information of Tieto and EVRY incorporated by reference into this Merger Prospectus. See also “Unaudited Pro Forma Financial Information” and “Risk factors – A. Risks relating to the Merger”. The Unaudited Pro Forma Financial Information in this Merger Prospectus is presented for illustrative purposes only and may differ materially from the actual operating results and financial position of the Combined Company following completion of the Merger.

CERTAIN IMPORTANT DATES

22 July 2019	Notice of the Extraordinary General Meeting of Tieto
6 August 2019	Notice of the Extraordinary General Meeting of EVRY
On or about 9 August 2019	Merger Prospectus available
22 August 2019	Record date of the Extraordinary General Meeting of Tieto
29 August 2019 at 10 a.m. (EET)	The last day for the holders of nominee registered shares to become registered in the temporary shareholders’ register maintained by Euroclear Finland in order to obtain the right to participate in the Extraordinary General Meeting of Tieto
28 August 2019 at 3 p.m. (EET)	The last date for advance notices of participation in the Extraordinary General Meeting of Tieto
28 August 2019 at 1 p.m. (CET)	The last date for advance notices of participation in the Extraordinary General Meeting of EVRY
3 September 2019 at 4 p.m. (EET)	Extraordinary General Meeting of Tieto
2 September 2019 at 1 p.m. (CET)	Extraordinary General Meeting of EVRY
1 February 2020	Planned Effective Date (provided that the conditions for the execution of the Merger are fulfilled)
On or as soon as reasonably possible after the Effective Date	Merger Consideration Shares registered in the book-entry accounts of the shareholders of EVRY
On or about the Effective Date	Trading in the Merger Consideration Shares commences on the official list of Nasdaq Helsinki and the main market of Nasdaq Stockholm
On or as soon as reasonably possible after the Effective Date	Trading in the Merger Consideration Shares commences on Oslo Børs (if the Oslo Listing takes place)

MERGER OF TIETO AND EVRY

The review below provides a general overview of the Merger and the Combined Company and is based on, among others, the assumption that the Merger and the combination of Tieto’s and EVRY’s business operations will be implemented in the manner and within the timetable planned in this Merger Prospectus. However, there are no guarantees that the Merger will be executed or that Tieto’s and EVRY’s business operations will be combined in the manner and within the timetable laid out in this Merger Prospectus, either of which could result in any statement on the Combined Company below being unfulfilled. See “Risk factors – A. Risks relating to the Merger”.

Background for the Merger

The Boards of Directors of Tieto and EVRY concluded, on 18 June 2019, the Merger Agreement concerning the combination of the business operations and signed, on 26 June 2019, the Merger Plan according to which the two companies will merge. Summaries of the Merger Plan and the Merger Agreement are presented below in the sections “ – Merger Agreement” and “ – Merger Plan”. The Merger Plan is attached to this Merger Prospectus as Appendix D.

The reasons for Tieto’s and EVRY’s combination and the financial grounds are described below in the section “Information on the Combined Company”.

Overview of the Merger

The proposed Merger will be completed through a taxable statutory cross-border absorption merger of EVRY into Tieto in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”) and Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45 (the “Norwegian Public Companies Act”).

EVRY’s shareholders will receive 0.1200 Merger Consideration Shares for each share they own in EVRY, and in addition to Merger Consideration Shares, NOK 5.28 as Merger Consideration Cash for each share owned in EVRY. Based on the situation on the date of this Merger Prospectus, the total number of the Merger Consideration Shares is expected to be approximately 44,316,519 shares (excluding shares in EVRY held by EVRY itself or by Tieto) and the total NOK amount of the Merger Consideration Cash is expected to be approximately NOK 1,949,926,878.24. The final number of Merger Consideration Shares may be affected by, among others, any change concerning the number of shares issued by and outstanding in EVRY, e.g., EVRY issuing new and/or transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the Effective Date.

As the primary alternative, Tieto expects to deliver the Merger Consideration Shares through a depository interest arrangement in VPS. As secondary alternatives the Merger Consideration Shares could be delivered as depository receipts registered in VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland.

The Boards of Directors of Tieto and EVRY have on 22 July, 2019 and 6 August 2019, respectively, proposed that the Extraordinary General Meetings of Tieto and EVRY, which have been convened to be held on 3 September 2019 and 2 September 2019, respectively, will resolve on the statutory cross-border absorption merger of EVRY into Tieto in accordance with the Merger Plan approved by the Boards of Directors of Tieto and EVRY and dated 26 June 2019 and thereafter registered with the Trade Register of the Finnish Patent and Registration Office and the Norwegian Register of Business Enterprises on, respectively, 28 and 27 June 2019, and, as part of approval of the Merger, conditionally upon the registration of the execution of the Merger with the Finnish Trade Register and the Norwegian Register of Business Enterprises (i) approve the amended Articles of Association of the Combined Company in the form appended to the Merger Plan; (ii) approve the issuance of new shares of Tieto and cash as Merger Consideration to the shareholders of EVRY; (iii) resolve on the number of the members of the Board of Directors of the Combined Company; (iv) resolve on the election of the members of the Board of Directors of the Combined Company; (v) resolve on the remuneration of the Board of Directors of the Combined Company; and (vi) resolve on a temporary deviation from the Charter of the Tieto Shareholders’ Nomination Board.

The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of Tieto and EVRY, obtaining of necessary merger control approvals by the relevant competition authorities, fulfillment of other conditions to completion set forth in the Merger Agreement and the Merger Plan or waiver of such conditions. Furthermore, the completion of the Merger requires that the Merger Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the trade register maintained by the Finnish Trade Register. Information on the conditions for the completion of the Merger included in the Merger Agreement and the Merger Plan is presented below in the section “ – Merger Plan – Conditions for the Merger” and in the Merger Plan, which is attached to this Merger Prospectus as Appendix D. At the date of registration of completion of the Merger with the Finnish Trade Register all assets, obligations and liabilities of EVRY shall be deemed to be transferred to the Combined Company and at the same time EVRY shall be dissolved.

The planned Effective Date is 1 February 2020 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than above date. EVRY does not intend to hold an Annual General Meeting in 2020.

Fairness opinions

Bank of America Merill Lynch International DAC, Stockholm branch, and ABG Sundal Collier ASA have provided Tieto and EVRY, respectively, fairness opinions regarding the Merger Consideration. With support in their assessments in the form of these fairness opinions, the Boards of Directors of Tieto and EVRY have concluded that the Merger Consideration is fair and that the Merger is in the best interest of the respective companies and their shareholders.

Shareholder support

Cevian and Solidium, holding in aggregate approximately 25% of the shares and votes in Tieto, and Apax, holding in aggregate approximately 54% of the shares and votes in EVRY, have irrevocably undertaken, subject to certain customary conditions, to attend the respective Extraordinary General Meetings of Tieto and EVRY and to vote in favour of the Merger.

Financing

Information on the Combined Company’s financing is presented in the section “Information on the Combined Company – Financing”.

Proceeds of the Merger

There will be no proceeds accruing from the issuance of the Merger Consideration Shares to the Combined Company.

Merger Agreement

This summary is not an exhaustive presentation of the terms and conditions of the Merger Agreement. The summary aims to describe the terms and conditions of the Merger Agreement insofar as they could have a material effect on shareholders’ assessment of the terms and conditions of the Merger.

General

The Boards of Directors of Tieto and EVRY concluded, on 18 June 2019, the Merger Agreement concerning the combination of the business operations and signed, on 26 June 2019, the Merger Plan according to which the two companies will merge. The proposed Merger will be completed through a taxable statutory cross-border absorption merger of EVRY into Tieto in accordance with Chapter 16 of the Finnish Companies Act and Chapter 13 of the Norwegian Public Companies Act. As a consequence of the completion of the Merger, all assets and liabilities of EVRY are transferred without a liquidation procedure to Tieto, and EVRY will dissolve and automatically cease to exist as an independent separate legal entity. More information on the conditions for the completion of the Merger is provided in the section “ – Merger Plan – Conditions for the Merger”.

Representations and warranties

Tieto and EVRY have given each other customary reciprocal representations and warranties related to, inter alia, authority to enter into the Merger Agreement, due incorporation, ownership of the companies belonging to the respective Groups, status of the shares in Tieto and EVRY, respectively, compliance with reporting requirements, preparation and correctness of financial statements and interim reports, status of legal proceedings, as well as the issuance of the Merger Consideration Shares.

Furthermore, the Merger Agreement contains certain mutual undertakings, such as, inter alia, Tieto and EVRY convening their respective Extraordinary General Meetings to decide on the Merger, each party conducting its business in the ordinary course of business before the completion of the Merger, keeping the other party informed of any and all matters that may be of material relevance for the purposes of effecting the completion of the Merger, preparing this Merger Prospectus and necessary regulatory and competition filings and notifications in cooperation with the other party, cooperating with the other party in relation to the financing of the Combined Company and the negotiations to be conducted with the creditors potentially opposing the Merger, as well as agreeing on the arrangement of employee participation and settlement of EVRY employee incentives.

If, due to matters, including actions and omissions, attributable predominantly to Tieto (subject to certain carve-outs agreed in the Merger Agreement), the Tieto Extraordinary General Meeting has not been held on 4 September 2019 at the latest, and provided further, that (a) the Tieto Extraordinary General Meeting has not obtained the necessary Tieto Shareholders’ Resolutions and (b) Tieto and EVRY not having agreed on a later date for the Tieto Extraordinary General Meeting (including having agreed on a waiver of the penalty payment for the period of such postponement), Tieto undertakes to pay to EVRY a daily penalty payment of EUR 300,000 starting from 5 September 2019 and ending on the day on which the Tieto Extraordinary General Meeting is actually held. The aggregate maximum amount of such penalty payment shall be one per cent (1%) of the market valuation of Tieto as at end of trading on 17 June 2019. The Tieto Extraordinary General Meeting is convened to be held on 3 September 2019, see “ – Extraordinary General Meeting of Tieto”.

Tieto and EVRY shall bear their own fees, costs and expenses incurred in connection with the Merger.

Termination

The Merger Agreement terminates automatically upon consummation of the Merger on the Effective Date. The Merger Agreement may be terminated with immediate effect prior to the completion of the Merger by mutual written consent duly authorized by the Boards of Directors of Tieto and EVRY. In addition, each of Tieto and EVRY may terminate the Merger Agreement inter alia if (i) the conditions for completion of the Merger have not been fulfilled by 31 January 2020, unless such date has under certain circumstances been postponed by a maximum of three (3) months; (ii) the Extraordinary General Meetings of Tieto or EVRY have failed to approve the Merger; or (iii) due to a breach, by the other party, of representations and warranties resulting in a material adverse effect.

Governing law

The Merger Agreement is governed by and construed in accordance with Norwegian law without giving effect to any choice or conflict of law provision or rule (whether of Norway or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway.

Merger Plan

This summary is not an exhaustive presentation of the terms and conditions of the Merger Plan. The summary aims to describe the terms and conditions of the Merger Plan insofar as they could have a material effect on shareholders’ assessment of the terms and conditions of the Merger. The Merger Plan is presented in Appendix D to this Merger Prospectus.

The Merger Plan and its appendices is available on Tieto’s website at www.tieto.com/tietoevry and on weekdays during normal office hours at Tieto’s registered office in the address Keilalahdentie 2-4, FI-02150 Espoo, Finland and at EVRY’s registered office in the address Snarøveien 30A, 1360 Fornebu, Bærum, Norway.

General

In accordance with the Merger Agreement concluded between Tieto and EVRY on 18 June 2019 and the Merger Plan concluded between Tieto and EVRY on 26 June 2019, the Board of Directors of Tieto and EVRY propose to the Extraordinary General Meetings of the respective companies that the Extraordinary General Meetings would resolve upon the merger of EVRY into Tieto through a taxable statutory cross-border absorption merger, so that all assets and liabilities of EVRY are transferred without a liquidation procedure to Tieto as set forth in the Merger Plan. As Merger Consideration, the shareholders of EVRY shall receive Merger Consideration Shares and Merger Consideration Cash in proportion to their shareholding in EVRY, as set forth below in the section “ – Merger Consideration”. EVRY shall automatically dissolve as a result of the Merger. The trading in EVRY’s shares on Oslo Børs is expected to end on the Effective Date at the latest.

Amendments of the Articles of Association of Tieto

The Merger Plan includes a proposal on amending the Articles of Association of Tieto in connection with the registration of the execution of the Merger. The amendments proposed in the Merger Plan include the change of the company name into TietoEVRY Oyj (in Swedish TietoEVRY Abp, and in English TietoEVRY Corporation) and a change to the Combined Company’s field of business.

The Board of Directors of Tieto

According to the Articles of Association of Tieto proposed in the Merger Plan, the Combined Company shall have a Board of Directors consisting of a minimum of six (6) and a maximum of twelve (12) members. In addition, Tieto and EVRY have agreed that arrangements shall be made to have four (4) employee representatives on the Board of Directors of the Combined Company.

The number of the members of the Board of Directors of the Combined Company shall be confirmed and the members of the Board of Directors shall be elected by the Extraordinary General Meeting of Tieto resolving on the Merger. Both the resolution confirming the number of the members on the Board of Directors and the resolution on the election of the members of the Board of Directors are conditional upon the completion of the Merger. The term of such members of the Board of Directors shall commence on the Effective Date and expire at the end of the first Annual General Meeting of the Combined Company following the Effective Date.

The Board of Directors and the Shareholders’ Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose to the Extraordinary General Meeting of Tieto that Tomas Franzén, currently a member of the Board of Directors of Tieto, be conditionally elected as Chairman of the Board of Directors of the Combined Company, that Timo Ahopelto, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the current members of the Board of Directors of Tieto be conditionally elected to continue to serve on the Board of Directors of the Combined Company, and that Rohan Haldea, Salim Nathoo and Leif Teksum of the current members of the Board of Directors of EVRY be conditionally elected as new members of the Board of Directors of the Combined Company, each for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date.

All the Board nominees are considered independent of the Combined Company and five (5) Board members are considered independent of the significant shareholders of the Combined Company. The Board nominees have given their consent to the election.

The term of the members of the Board of Directors not conditionally elected to continue in the Board of Directors of the Combined Company for the term commencing on the Effective Date shall end on the Effective Date.

The term of the members of the Board of Directors and the CEO of EVRY shall end on the Effective Date. The members of the Board of Directors of EVRY, who are not elected to the Board of Directors of the Combined Company shall be paid a reasonable remuneration for overseeing the preparation of the final accounts of EVRY.

Remuneration of the Boards of Directors of Tieto and EVRY

Proposals to the Extraordinary General Meeting of Tieto

The Board of Directors and the Shareholders’ Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose to the Extraordinary General Meeting of Tieto resolving on the Merger a resolution on the remuneration of the new members of the Board of Directors of the Combined Company, including remuneration of the new members of the Audit and Risk Committee and Remuneration Committee of the Combined Company, for the term commencing on the Effective Date. The annual remuneration of the new members to be elected shall be paid in proportion to the length of their term of office. The remuneration of members of the Board of Directors nominated by the employees shall be determined separately but will not in any event exceed the remuneration of other members of the Board of Directors. Otherwise the resolutions on Board remuneration made by the Annual General Meeting of Tieto held on 21 March 2019 shall remain in force unaffected.

Resolutions of the Annual General Meeting of Tieto on 21 March 2019

The Annual General Meeting of Tieto held on 21 March 2019 decided that the remuneration of the Board of Directors will be annual fees as follows: EUR 98,000 to the Chairman, EUR 58,000 to the Deputy Chairman and EUR 38,000 to the ordinary members of the Board of Directors. The same fee as to the Board Deputy Chairman will be paid to the Chairman of a Board Committee unless the same individual is also the Chairman or Deputy Chairman of the Board. In addition, a remuneration of EUR 800 is paid to Chairman, Deputy Chairman and ordinary members for each Board meeting and for each permanent or temporary committee meeting. It is Tieto’s practice not to pay fees to Board members who are also employees of the Tieto Group.

The Annual General Meeting also approved that part of the fixed annual remuneration may be paid in Tieto Corporation’s shares purchased from the market. An elected member of the Board of Directors may, at his/her discretion, choose to receive the fee from the following five alternatives:

i)	No cash, 100% in shares

ii)	25% in cash, 75% in shares

iii)	50% in cash, 50% in shares

iv)	75% in cash, 25% in shares, or

v)	100% in cash, no shares.

The shares will be purchased in accordance with an acquisition program prepared by Tieto. If the remuneration cannot be paid in shares due to insider regulation, termination of the Board member’s term of office or other reason relating to the member of the Board, the remuneration shall be paid fully in cash.

Merger Consideration

General

The shareholders of EVRY shall receive as Merger consideration the Merger Consideration Shares, i.e. 0.1200 new shares of Tieto for each share owned in EVRY per each individual book-entry account. In addition to the Merger Consideration Shares, the shareholders of EVRY shall receive as Merger consideration the Merger Consideration Cash, i.e. NOK 5.28 in cash for each share owned in EVRY.

The Merger Consideration Shares shall be issued to the shareholders of EVRY in proportion to their shareholding in EVRY at a record date to be set in connection with the completion of the Merger. No Merger Consideration will be issued with respect to shares in EVRY held by EVRY itself or by Tieto. There is only one share class in Tieto, and the shares of Tieto do not have a nominal value.

In case the number of Tieto shares received by a shareholder of EVRY (per each individual book-entry account) as Merger Consideration Shares is a fractional number, the fractions shall be rounded down to the nearest whole share. Fractional entitlements to the Merger Consideration Shares of the Combined Company shall be aggregated and sold in public trading on Nasdaq Helsinki or Oslo Børs and the proceeds shall be distributed to shareholders of EVRY entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Tieto.

The Merger Consideration Shares shall carry full shareholder rights, including rights to dividends, as from the date of their registration, and the shares are freely transferable.

Exchange ratio

The Merger is based on an exchange ratio reflecting a relative value of Tieto and EVRY of 58.5:41.5 (the “Exchange Ratio”).

The Exchange Ratio has been determined based on the relative valuations of EVRY and Tieto. The value determination has been made by applying generally used valuation methods and has been based on the stand-alone valuations of Tieto and EVRY including market-based valuation adjusted for company specific factors. See also above “Merger of Tieto and EVRY – Fairness opinions”.

Allocation of the Merger Consideration

The allocation of the Merger Consideration is based on the shareholding in EVRY at a record date to be set in connection with the completion of the Merger.

The final total number of Merger Consideration Shares and the final total amount for the Merger Consideration Cash shall be determined on the basis of the number of shares in EVRY held by shareholders of EVRY, other than EVRY itself and Tieto, at a record date to be set in connection with the completion of the Merger. Such total number of shares to be issued as Merger Consideration Shares shall be rounded down to the nearest full share.

On the date of this Merger Prospectus, the number of outstanding shares in EVRY (excluding treasury shares) is 369,304,333. In addition, EVRY holds 1,501,744 treasury shares. Based on the situation on the date of this Merger Prospectus, the total number of Merger Consideration Shares would therefore be approximately 44,316,519 and the final total Merger Consideration Cash would be approximately NOK 1,949,926,878.24.

The final total amount of Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in EVRY, e.g., EVRY issuing new and/or transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the Effective Date.

Distribution of the Merger Consideration and delivery of the Merger Consideration Shares

The Merger Consideration shall be paid to the shareholders of EVRY on the Effective Date or as soon as reasonably possible thereafter in accordance with the practices followed by Euroclear Finland and VPS. The Merger Consideration Cash shall be paid automatically to each shareholder of EVRY to the bank accounts attached to the Norwegian book-entry accounts of each such shareholder in VPS.

As the primary alternative, Tieto expects to deliver the Merger Consideration Shares through a depository interest arrangement in VPS. As secondary alternatives the Merger Consideration Shares could be delivered as depository receipts registered in VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland. The secondary alternatives would only be considered in the unlikely event that the delivery of the Merger Consideration Shares as depository interests would not be possible e.g. due to technical issues in Euroclear or VPS that cannot reasonably be resolved, or if no registrar agreement on the arrangement of delivering the Merger Consideration Shares as depository interests can reasonably be reached with a bank offering custodian and registrar services in Norway, or for any other reason.

Below is a brief overview of the depository interest arrangement as well as the other alternative ways of delivering the Merger Consideration Shares based on the information available to Tieto as at the date of this Merger Prospectus.

Depository interest arrangement

As the primary alternative, the Merger Consideration Shares are expected to be delivered through a depository interest arrangement in VPS. The depository interest arrangement does not constitute a separate financial instrument but denotes a custodian and registrar arrangement whereby a bank (the “Custodian and Registrar Bank”) acts as the custodian and registrar of the Merger Consideration Shares on behalf of the beneficial owners of the shares. Tieto currently expects the Custodian and Registrar Bank to be Nordea Bank Abp, filial i Norge (“Nordea Norway”). For the sake of clarity, the Merger Consideration Shares may be delivered through the depository interest arrangement regardless of whether the Oslo Listing occurs.

If the Merger Consideration Shares are delivered through a depository interest arrangement, the EVRY shareholders eligible to receive Merger Consideration Shares will after the execution of the Merger and delivery of the Merger Consideration Shares become beneficial owners (the “Beneficial Owners”) of the Shares, which are ordinary shares of the Combined Company (ISIN code FI0009000277) that are governed by Finnish law. The relationship and obligations between the Custodian and Registrar Bank and the Beneficial Owners, as well as the Custodian and Registrar Bank’s obligations and responsibilities as registrar in VPS, will be governed by the registrar agreement (expected to be governed by Norwegian law) and the Norwegian Securities Registration Act.

The Custodian and Registrar Bank will register the Beneficial Owners as owners of the Merger Consideration Shares in VPS. No action is required from the Beneficial Owners to receive the Merger Consideration Shares. The Custodian and Registrar Bank will act as a custodian on behalf of the Beneficial Owners and hold on the Beneficial Owners’ behalf, in its book-entry account in Euroclear Finland, such number of Shares as corresponds to the number of Shares registered in VPS through the depository interest arrangement.

The Beneficial Owners are for Finnish law purposes considered nominee registered shareholders. See “Finnish Securities Market – The Finnish book-entry securities system – Custody of securities and nominee registration”. The Beneficial Owners are in all material respects entitled to the same rights and obligations as any other nominee registered shareholder of the Shares (as described in the section “Shareholder rights”). The Custodian and Registrar Bank will register the corporate events of the Combined Company in VPS (such as payments of dividends, issuances of shares, etc.) based on instructions from the Combined Company.

A Beneficial Owner not wishing to hold his or her shares as depository interests registered in VPS may convert their ownership from VPS to Euroclear Finland. In that event, the Beneficial Owner will be able to hold their Shares directly on their Finnish book-entry account in Euroclear Finland, or by nominee registration through a custodian bank having a Finnish book-entry account. The Custodian and Registrar Bank may charge a fee for effecting the conversion from VPS to Euroclear Finland. For Nordea Norway, such conversion fee is currently NOK 650 per conversion event. Nordea Norway will not currently charge any additional fees from the Beneficial Owner for holding the Combined Company’s shares in VPS. Ordinary banking or service fees will apply in accordance with terms and conditions applicable to the Beneficial Owner’s customer relationship from time to time.

In the event the Oslo Listing occurs, the Shares will be tradeable in NOK on Oslo Børs through the depository interest arrangement. The trades will be settled in VPS in accordance with the T+2 settlement period. The pool of the Shares tradeable on Oslo Børs will be the same number of Shares as is held in the Custodian and Registrar Bank’s account in Finland, which after the completion of the Merger is expected to correspond to the number of Merger Consideration Shares issued by Tieto. The Shares will otherwise continue to be tradeable on Nasdaq Helsinki and Nasdaq Stockholm.

Before the Oslo Listing, the Shares registered in VPS through the depository interest arrangement will only be tradeable through privately negotiated trades. However, they can be converted from VPS to Euroclear Finland as outlined above, in which case they will be publicly tradeable on Nasdaq Helsinki and Nasdaq Stockholm. In the event the Oslo Listing for some unexpected reason does not occur, the Combined Company has for a period of three (3) months from completion of the Merger agreed to facilitate and cover the costs of any Beneficial Owner who wishes to switch to holding shares registered in Euroclear Finland Ltd., whether through a nominee structure or other structure generally suitable for the current shareholder base.

For risks relating to the delivery of the Merger Consideration Shares in depository interests see “Risk factors – L. Risks related to the delivery of the Merger Consideration Shares and the Oslo Listing – 1. The Oslo Listing may not succeed as expected or the listing may not take place at all, and there can be no assurance that the Oslo Listing will continue indefinitely.” and “Risk factors – L. Risks related to the delivery of the Merger Consideration Shares and the Oslo Listing – 2. The Merger Consideration Shares are expected to be delivered through a depository interest arrangement, which means that the EVRY shareholders receiving the Merger Consideration Shares will be considered nominee-registered shareholders, and also involves additional risks.”

Other alternatives

Depository receipts. As a secondary alternative, which would be considered only if the depository interest model described above would not be available, the Merger Consideration Shares could be delivered as depository receipts registered in VPS and issued by a bank. A depository receipt is a separate financial instrument that represents entitlements to the underlying shares (the Combined Company’s Shares) and has an independent ISIN code. In the event the Merger Consideration Shares are delivered as depository receipts, the EVRY shareholders eligible to receive the Merger Consideration Shares will own depository receipts representing the Merger Consideration Shares, whereas the bank issuing the depository receipts will own the Shares underlying the depository receipts. A depository receipt would be governed by the laws of Norway, whereas the Share underlying the depository receipt would be governed by the laws of Finland. Depository receipts as financial instruments should be technically capable of being listed on Oslo Børs.

Should the delivery of the Merger Consideration Shares through the depository interest arrangement in VPS not be feasible, Nordea has agreed with Tieto to evaluate alternative solutions through depository receipts or similar arrangements. More information on the delivery of the Merger Consideration Shares as depository receipts in VPS would be published through a supplement to this Merger Prospectus and as a stock exchange release well in advance of the Effective Date in the unlikely event that the primary alternative, i.e. delivery of the Merger Consideration Shares through the depository interest arrangement, would not be available.

For risks relating to the delivery of the Merger Consideration Shares in depository receipts see “Risk factors – L. Risks related to the delivery of the Merger Consideration Shares and the Oslo Listing – 1. The Oslo Listing may not succeed as expected or the listing may not take place at all, and there can be no assurance that the Oslo Listing will continue indefinitely. “ and “Risk factors – L. Risks related to the delivery of the Merger Consideration Shares and the Oslo Listing – 2. The Merger Consideration Shares are expected to be delivered through a depository interest arrangement, which means that the EVRY shareholders receiving the Merger Consideration Shares will be considered nominee-registered shareholders, and also involves additional risks.”

Directly held shares. As a secondary alternative, which would be considered only if the depository interest model described above would not be available, the Merger Consideration Shares could be delivered directly in Euroclear Finland (for the sake of clarity, delivery as directly-registered shares in VPS is not envisaged to be technically possible). In this alternative, the Merger Consideration Shares would not be registered in VPS. To receive the Merger Consideration Shares, the EVRY shareholders would need to have a Finnish book-entry account, or act through a custodian bank having a Finnish book-entry account. Tieto does not currently expect it to be possible to list such Euroclear Finland registered Shares directly on Oslo Børs. More information on the delivery of the Merger Consideration Shares in Euroclear Finland would be published through a supplement to this Merger Prospectus and as a stock exchange release well in advance of the Effective Date in the unlikely event that the primary alternative, i.e. delivery of the Merger Consideration Shares through the depository interest arrangement, would not be available.

Listing of the Merger Consideration Shares

Tieto shall apply for the listing of the Merger Consideration Shares to be issued by Tieto to public trading on the Nasdaq Helsinki and Nasdaq Stockholm. Tieto shall also seek the Oslo Listing. Trading in the Merger Consideration Shares is expected to commence on the official list of Nasdaq Helsinki and the main market of Nasdaq Stockholm on or about the Effective Date or as soon as possible thereafter.

In the event the Oslo Listing occurs, the Combined Company shall facilitate the holding and trading of shares by current shareholders of EVRY through VPS registration of the shares through a depository interest arrangement in VPS (primarily), as VPS-registered depository receipts (secondarily) or, if possible, direct registration of the Shares in VPS (currently not envisaged to be possible). However, there can be no assurance that the Oslo Listing will be successful, see “Risk factors – L. Risks related to the delivery of the Merger Consideration Shares and the Oslo Listing – 1. The Oslo Listing may not succeed as expected or the listing may not take place at all, and there can be no assurance that the Oslo Listing will continue indefinitely.”

In the event that the Oslo Listing does not occur, the Combined Company shall facilitate and cover the costs of any shareholders of EVRY who wish, within three (3) months from completion of the Merger to switch to holding shares registered in Euroclear Finland Ltd., whether through a nominee structure or other structure generally suitable for the current shareholder base.

The trading in the shares of EVRY on Oslo Børs is expected to end on the Effective Date at the latest.

Share capital of Tieto

The share capital of the Combined Company shall not be increased in connection with the registration of the execution of the Merger. Tieto’s share capital on the date of this Merger Prospectus is EUR 76,555,412.

Matters outside ordinary business operations

Tieto and EVRY have agreed in the Merger Plan that they shall continue their operations in the ordinary course of business and in a manner consistent with past practice, unless the parties expressly agree otherwise.

Other than in connection with existing share-based incentive plans for employees, EVRY and Tieto shall during the Merger process not resolve on any matters (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to share issues or redemptions, acquisition or disposal of treasury shares, dividend distributions, changes in share capital, or any comparable actions, or take or commit to take any such actions, unless the parties specifically agree otherwise.

Conditions for the Merger

The completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth below:

i)	the approval of the Merger Plan with the necessary majority at the Extraordinary General Meetings of Tieto and EVRY and the respective Extraordinary General Meetings approving the resolutions agreed in the Merger Plan which include, for example, completion of the Merger, approval of the amended articles of association of the Combined Company, issuance of the Merger Consideration Shares and cash as merger consideration to EVRY shareholders, dissolving and deregistering EVRY as of completion of the Merger, and resolution on the number, election and remuneration of the Board of Directors of the Combined Company as well as deviating from the Charter of the Tieto Shareholders’ Nomination Board;

ii)	competition approvals having been obtained from the Norwegian Competition Authority, Finnish Competition Authority, Swedish Competition Authority and the Ukrainian Competition Authority;

iii)	regulatory approvals having been obtained from the Norwegian Financial Supervisory Authority regarding the payment institute licenses held by EVRY Card Services AS, and from the Finnish Ministry of Economic Affairs and Employment arising as a result of the issuance of the Merger Consideration Shares to Apax following which Apax will hold more than 10% of the Shares;

iv)	Tieto having obtained written confirmations from Nasdaq Helsinki and Nasdaq Stockholm that the listing of the Merger Consideration Shares will take place promptly upon the completion of the Merger;

v)	there being no material breach of the warranties of Tieto or EVRY, the direct consequence of which is considered to have a material adverse effect, provided that in the event of a material breach of the warranties made by Tieto this condition precedent shall not have been satisfied for EVRY, and in the event of a material breach of the warranties made by EVRY this condition precedent shall not have been satisfied for Tieto;

vi)	other than set out in the Merger Agreement, and Merger Plan regarding EVRY employee incentives, neither of the parties having paid or made a resolution to pay any dividend or other distribution after the date of the Merger Agreement;

vii)	no legislation preventing the registration of the Merger having been issued and no court or regulatory authority of competent jurisdiction having given an order or issued any regulatory action preventing the completion of the Merger, and no investigation of a material nature being pending by a competent securities regulatory authority into compliance with applicable securities laws in connection with EVRY’s Extraordinary General Meeting or the Merger;

viii)	the deadline for objections from creditors in accordance with Section 13-25 (2) no. 5 of the Norwegian Public Companies Act, cf. Section 13-15 shall have expired and the situation with the creditors that may have submitted objections shall have been clarified or the courts have ruled that the Merger may be implemented regardless and registered in the Trade Registers in both Norway and Finland;

ix)	any other considerations set out in the Merger Agreement have been fulfilled or waived and the Merger Agreement not being been terminated and remaining in force; and

x)	Tieto and EVRY complying in all material respects with their respective covenants and obligations included in the transaction documents set forth in the Merger Agreement, including having satisfied all their obligations to fulfil the statutory requirements for the Merger and the completion under the Norwegian Public Companies Act and the Finnish Companies Act and required to ensure compliance with the covenants related to applicable US securities laws and regulations, provided that in the event of such a material breach made by Tieto this condition precedent shall not have been satisfied for EVRY, and in the event of such a material breach made by EVRY this condition precedent shall not have been satisfied for Tieto.

Other issues

The Merger Plan is governed by and construed in accordance with Norwegian and Finnish law without giving effect to any choice or conflict of law provision or rule (whether of Norway, Finland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway or Finland.

Extraordinary General Meeting of Tieto for approving the Merger

General

The Board of Directors of Tieto has on 22 July 2019 proposed that the Extraordinary General Meeting of Tieto convened to be held on 3 September 2019 at 4 p.m. shall resolve on the Merger in accordance with the Merger Plan approved by the Boards of Directors of Tieto and EVRY and dated 26 June 2019 and thereafter registered with the Trade Register of the Finnish Patent and Registration Office and the Norwegian Register of Business Enterprises on, respectively, 28 and 27 June 2019, and as part of approval of the Merger, conditionally upon the registration of the execution of the Merger with the Finnish Trade Register and the Norwegian Register of Business Enterprises.

In addition, the Board of Directors of Tieto proposes that the Extraordinary General Meeting resolve on the amendment of the articles of association of the Combined Company in the form appended to the Merger Plan, the approval the issuance of the Merger Consideration Shares and cash as merger consideration to the shareholders of EVRY, and on the number, election and remuneration of the Board of Directors of the Combined Company, and on a temporary deviation from the charter of the Tieto Shareholders’ Nomination Board. The full notice to the Extraordinary General Meeting of Tieto is available at www.tieto.com/tietoevry.

Right to participate

Each shareholder, who is registered on 22 August 2019 in the shareholders’ register of Tieto held by Euroclear Finland Oy, has the right to participate in the Extraordinary General Meeting. A shareholder, whose shares are registered on his/her Finnish book-entry account, is registered in the shareholders’ register of Tieto.

A shareholder, who is registered in the shareholders’ register of Tieto and wants to participate in the Extraordinary General Meeting, shall register for the meeting no later than on 28 August 2019 at 3.00 p.m. (EET) by giving a prior notice of participation, which must be received by Tieto no later than by the above mentioned time. Such notice can be given either:

a)	through Tieto’s website at www.tieto.com/tietoevry

b)	by e-mail agm@tieto.com

c)	by phone +358 20 770 6901 (Mon-Fri 9.00 a.m.-3.00 p.m. EET) or

d)	by mail to Tieto, Legal, P.O. Box 2, FI-02101 Espoo, Finland

In connection with the registration, a shareholder shall notify his/her name, personal/business identification number, address, telephone number and the name of any assistant or proxy representative as well as the personal identification number of a proxy representative. The personal data given to Tieto is used only in connection with the Extraordinary General Meeting and processing of related registrations.

The shareholder, his/her authorized representative or proxy representative shall, where necessary, be able to prove his/her identity and/or possible right of representation.

Holder of nominee registered shares

A holder of nominee registered shares has the right to participate in the Extraordinary General Meeting by virtue of such shares, based on which he/she on the record date of the Extraordinary General Meeting, i.e. on 22 August 2019, would be entitled to be registered in the shareholders’ register of Tieto held by Euroclear Finland Oy. The right to participate in the Extraordinary General Meeting requires, in addition, that the shareholder on the basis of such shares has been registered into the temporary shareholders’ register held by Euroclear Finland Oy at the latest by 29 August by 10 a.m. (EET). As regards nominee registered shares this constitutes due registration for the Extraordinary General Meeting.

A holder of nominee registered shares is advised to request without delay necessary instructions regarding the registration in the temporary shareholders’ register of Tieto, the issuing of proxy documents and registration for the general meeting from his/her custodian bank. The account management organization of the custodian bank has to register a holder of nominee registered shares, who wants to participate in the Extraordinary General Meeting, into the temporary shareholders’ register of Tieto at the latest by 29 August 2019 by 10 a.m. (EET).

For further information on the Extraordinary General Meeting please visit www.tieto.com/tietoevry.

Shares registered in Euroclear Sweden AB

A shareholder with shares registered in Euroclear Sweden AB’s Securities System who wishes to attend and vote at the Extraordinary General Meeting must:

1.	be registered in the shareholders’ register maintained by Euroclear Sweden AB not later than on 22 August 2019.

Shareholders whose shares are registered in the name of a nominee must, in order to be eligible to request a temporary registration in the shareholders’ register of Tieto maintained by Euroclear Finland Oy, request that their shares are reregistered in their own names in the register of shareholders maintained by Euroclear Sweden AB, and procure that the nominee sends the request for temporary registration to Euroclear Sweden AB on their behalf. Such reregistration must be made as of 22 August 2019 and the nominee should therefore be notified well in advance.

2.	request temporary registration in the shareholders’ register of Tieto maintained by Euroclear Finland Oy. Such request (en or se) shall be submitted in writing to Euroclear Sweden AB no later than on 22 August 2019 at 15.00 Swedish time.

This temporary registration made through written request to Euroclear Sweden AB is considered a notice of attendance at the Extraordinary General Meeting.

Further information on attending the Extraordinary General Meeting is available on www.tieto.com/tietoevry.

Proxy representative and powers of attorney

A shareholder may participate in the Extraordinary General Meeting and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder at the Extraordinary General Meeting. When a shareholder participates in the Extraordinary General Meeting by means of several proxy representatives representing the shareholder with shares at different securities accounts, the shares by which each proxy representative represents the shareholder shall be identified in connection with the registration for the Extraordinary General Meeting.

Possible proxy documents should be delivered in originals to Tieto, Legal, P.O. Box 2, FI-02101 Espoo, Finland before 28 August 2019.

Extraordinary General Meeting of EVRY for approving the Merger

General

The Board of Directors of EVRY proposed on 6 August 2019 that the Extraordinary General Meeting of EVRY, convened to be held on 2 September 2019, shall resolve on the Merger in accordance with the Merger Plan.

Right to participate

Each shareholder who is on the date of the General Meeting, i.e. 2 September 2019, registered in the shareholders’ register of EVRY held in VPS, and who has given EVRY notice of attendance no later than 28 August 2019, at 1 p.m. (CET) has the right to participate in the Extraordinary General Meeting.

Prior notice of participation must be received by EVRY no later than on the above mentioned date. Such notice must be received by EVRY’s VPS registrar Nordea Bank ABP, Norwegian branch, either

a)	by regular mail to Nordea Bank ABP, Norwegian branch, Issuer Services, P.O. Box 1166 Sentrum, N-0107 Oslo, Norway;

b)	by fax to Nordea Bank ABP, Norwegian branch, Issuer Services, fax no: +47 22 36 97 03; or

c)	by e-mail to Nordea Bank ABP, Norwegian branch, Issuer Services, e-mail: nis@nordea.com.

Holders of nominee registered shares

Shares which are registered on a nominee account may not be represented at the general meeting by the nominee, or the shareholder. To enable representation of these shares in the general meeting, the shareholder must transfer the shares from the nominee account to a VPS account in his/her own name with registration no later than the above said deadline.

Proxy representative and powers of attorney

A shareholder may participate in the Extraordinary General Meeting and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a written and dated proxy document demonstrating his/her right to represent the shareholder at the Extraordinary General Meeting.

Majority required for approving the Merger

Approval of the Merger by EVRY requires a two-third majority of the votes present at the Extraordinary General Meeting of EVRY.

Fees and costs relating to the Merger

No expenses are charged by Tieto or EVRY from their respective shareholders in relation to the Merger.

Tieto expects that costs related to the merger, subject to its approval, will be in the range of EUR 15–20 million and affect operating profit in the second half of 2019 (reported inadjusted items).

EVRY expects costs related to the Merger (i.e. legal costs, advisor fees and transaction and retention bonuses) to be accrued for, subject to the approval of the merger, in the range of NOK 150 – 200 million.

Issuing and paying agent

Nordea is acting as issuing and paying agent and financial adviser in respect of the Merger, i.e., assisting Tieto with certain administrative services concerning the issuance of the Merger Consideration Shares. In Finland the entity performing the activities of an issuing and paying agent is Nordea Bank Abp (the address of which is Satamanradankatu 5, FI-00020 Nordea, Finland), in Norway Nordea Bank Abp, filial i Norge (the address of which is Essendrops gate 7, N-0368 Oslo, Norway) and in Sweden Nordea Bank Abp, filial i Sverige, (the address of which is Smålandsgatan 17, SE-105 71 Stockholm, Sweden). The fact that Nordea is acting as issuing and paying agent does not, in itself, mean that Nordea regards EVRY’s shareholders as customers of Nordea. For the purposes of the issuance of the Merger Consideration Shares, EVRY shareholder is regarded as a customer of Nordea only if Nordea has provided advice to the EVRY shareholder regarding the issuance of the Merger Consideration Shares or has otherwise contacted the EVRY shareholder individually regarding the issuance of the Merger Consideration Shares, or if the EVRY shareholder has an existing customer relationship with the bank. As a consequence of Nordea not regarding the EVRY shareholder as a customer in respect of the issuance of the Merger Consideration Shares, the investor protection rules set forth in the Finnish Investment Service Act (747/2012, as amended) will not apply to the issuance of the Merger Consideration Shares. This means, among other things, that neither customer categorization nor a suitability assessment will take place with respect to the issuance of the Merger Consideration Shares. Accordingly, the EVRY shareholder is personally responsible for ensuring that he or she possesses sufficient experience and knowledge to understand the risks associated with the issuance of the Merger Consideration Shares.

EVRY shareholder in the issuance of the Merger Consideration Shares will provide personal data to Nordea. Personal data provided to Nordea will be processed in data systems to the extent required to provide services and administer matters in Nordea. Personal data obtained from a party other than the customer to whom the processing relates may also be processed. Personal data may also be processed in data systems at companies and organizations with which Nordea cooperate. Information regarding the processing of personal data is provided by Nordea’s branch offices, which also accept requests for correction of personal data. Information regarding addresses may be obtained by Nordea through automatic data runs at Euroclear Finland.

The issuance of the Merger Consideration Shares is not subject to an underwriting agreement on a firm commitment basis or otherwise by Nordea or any other party.

INFORMATION ON THE COMBINED COMPANY

The following discussion provides an overview of the Combined Company and is based on, among other things, the assumption that the Merger and the combination of the business operations of Tieto and EVRY will be completed in the manner and the timeframe contemplated in this Merger Prospectus. However, there can be no certainty that the Merger will be completed, or that the business operations of Tieto and EVRY will be combined in the manner or timeframe contemplated in this Merger Prospectus, any of which could cause any of the statements below regarding the Combined Company to not materialize. See “Risk factors – A. Risks relating to the Merger.”

The rationale of the combination

The purpose of the Merger is to create one of the most competitive digital services and software companies in the Nordics. With combined revenue of EUR 3 billion and 24,000 professionals, the Combined Company will be well positioned to create digital advantages for Nordic enterprises and society. The Merger will combine strong digital competences and industry software with advanced cloud and infrastructure services. Based on Tieto’s and EVRY’s product and competence portfolios, the Merger creates potential to further increase competitiveness of the combination for the benefit of customers and employees – and potential to grow across businesses.

The Merger will be highly complementary from a geographical, offering and customer perspective. It will also create one of the largest digital services communities in the Nordics. The Merger further drives scale, longer-term revenue synergies, as well as innovation through combined targeted investments. The combination is expected to create value for shareholders through targeted cost synergies. See “ – Synergies” below.

Overview

The Combined Company’s name will be TietoEVRY Oyj (in Swedish TietoEVRY Abp, and in English TietoEVRY Corporation) and its domicile will be Espoo, Finland. The Combined Company will be a digital services and software company operating in the Nordic markets with a strong focus on Finland, Sweden and Norway. The purpose of the Merger is to create one of the most competitive digital services and software companies in the Nordics. With combined revenue of close to EUR 3 billion and 24,000 professionals, the Combined Company will be well positioned to create digital advantages for Nordic enterprises and society. The Merger will combine strong digital competences and industry software with advanced cloud and infrastructure services. Based on Tieto’s and EVRY’s product and competence portfolios, there is potential to increase the competitiveness for the benefit of customers and employees – and potential to grow across businesses. The Merger will be highly complementary from a geographical, offering and customer perspective. It will also create one of the largest digital services communities in the Nordics. The Merger further drives scale, longer-term revenue synergies, as well as innovation through combined targeted investments. The Merger is expected to create value for shareholders through targeted cost synergies.

The Combined Company offers digital services, consulting and software for enterprises and public institutions. Furthermore, the Combined Company is anticipated to have comprehensive IT-services solutions for Nordic markets, including for healthcare and welfare as well as the public sector, in which extensive national reforms are expected. A strong presence in Norway, Sweden and Finland together with global delivery centers, provide a good foundation for future growth; Fintech solutions, industry software and product development services form the spearheads for further international expansion. With the combined capacity to invest in new services and capabilities, the combination of Tieto and EVRY is well positioned to drive innovation.

Synergies

The estimates of the synergies and integration costs expected to arise from the Merger and the combination of Tieto’s and EVRY’s business operations have been prepared by Tieto and EVRY and are based on numerous estimates and assumptions. Such estimates describe the future effects on the Combined Company’s business, financial position and results of operations that are expected to arise from the Merger and the combination of Tieto’s and EVRY’s business operations. The assumptions related to the estimated synergies and integration costs are inherently uncertain and subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual synergy benefits from the Merger and the combination of the business operations of Tieto and EVRY, if any, and the related integration costs to differ materially from the estimates in this Merger Prospectus.

Tieto and EVRY are highly complementary from a geographical, offering and customer perspective, and the Merger will create one of the largest digital services communities in the Nordics. The Merger is expected to create value for shareholders through targeted annual run-rate cost and longer-term revenue synergies, as well as drive scale and innovation through increased investments.

Targeted cost synergies of around EUR 75 million annually are expected to be achieved through efficiencies in delivery and selling, general and administrative expenses, and portfolio and investment rationalization. Tieto and EVRY expect that around 60% of savings will be achieved by the end of 2021 and 90% by the end of 2022. Further possibilities for additional cost synergies will be examined continuously. Tieto and EVRY estimate that non-recurring implementation costs, anticipated to materialize by 2022 will amount to EUR 120–140 million.

The revenue synergies are expected to be generated especially from application modernization, digital consulting, public cloud and consulting, and financial services expansion and other industry software. The revenue synergies are expected to accrue in long-term.

Dividend practice

The Combined Company anticipates to continue with an attractive dividend practice. The dividends will be determined in euros. See “Risk Factors – L. Risks related to the delivery of the Merger Consideration Shares and the Oslo Listing – 2. The Merger Consideration Shares are expected to be delivered through a depository interest arrangement, which means that the EVRY shareholders receiving the Merger Consideration Shares will be considered nominee-registered shareholders, and also involves additional risks.”

Regarding the uncertainties relating to dividends or distributions of unrestricted equity, see “Risk Factors – K. Risks relating to the Shares – 3. The Combined Company may be unable to, or may decide not to, pay dividends or other distributions of unrestricted equity in the future.”

Further, the tax legislation of an investor’s Member State and of the Tieto’s country of incorporation (Finland) may have an impact on the income received from the securities, see “Taxation”.

Board of Directors and management

The Board of Directors and the Shareholders’ Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the current members of the Board of Directors of Tieto be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Rohan Haldea, Salim Nathoo and Leif Teksum of the current members of the Board of Directors of EVRY be conditionally elected as new members of the Board of Directors of the Combined Company, and that Tomas Franzén, currently a member of the Board of Directors of Tieto, be conditionally elected as Chairman of the Board of Directors of the Combined Company, each for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date. All the Board nominees are considered independent of the Combined Company and five (5) Board members are considered independent of the significant shareholders of the Combined Company.

It is proposed that, following completion of the Merger, Kimmo Alkio will be the Chief Executive Officer of the Combined Company, and Per Hove will continue in his role as CEO of EVRY until the closing of the transaction and work closely with Kimmo Alkio in the integration of the companies. Upon completion of the Merger, the EVRY CEO position will be terminated.

Per Hove is entitled to a transaction bonus in the amount of approx. 1x his annual base salary upon a successful completion of the Merger. It has been agreed that he will work for the Combined Company for a period of 12 months after completion of the Merger, as advisor to the Combined Company’s CEO for specific tasks and consultations. In the 12 months period, he will retain the same level of compensation as under his current employment agreement. It has been agreed that all of his existing options under the EVRY Long Term Incentive

Program (the “LTIP”) and restricted stock units under the EVRY Short Term Incentive Program (the “STIP”) will be terminated against settlement in cash of the value of the options and restricted stock units.

Corporate governance and listing of the Shares

The combined company is proposed to be called TietoEVRY Oyj (in Swedish TietoEVRY Abp, and in English TietoEVRY Corporation). With corporate and management functions across the Nordics, the company will have its legal domicile in Espoo, Finland.

Tieto’s registered office is located in Espoo, Finland and its reporting languages are Finnish and English. Tieto’s shares are listed on Nasdaq Helsinki and on Nasdaq Stockholm. Tieto will continue to follow those rules and regulations for disclosure obligations and corporate governance applicable to a company whose shares are listed on Nasdaq Helsinki.

Following the completion of the Merger, Tieto’s shareholders will hold approximately 62.5% in the Combined Company and EVRY’s shareholders approximately 37.5%. As a result of the completion of the Merger, EVRY’s largest shareholder, Apax, will become the largest shareholder of the Combined Company with an ownership of approximately 20.4%. Tieto’s largest shareholders Cevian and Solidium will own approximately 9.3% and 6.3% respectively.

On 19 June 2019, Solidium announced that it had conditionally agreed to purchase approximately 4.4 million Tieto shares from Apax. The contemplated sale and purchase is conditional, among others, upon the completion of the merger of Tieto and EVRY and includes customary conditions precedent. If the share sale and purchase between Solidium and Apax is completed, Solidium’s holding in the Combined Company would remain at 10.0%.

Apax, Cevian and Solidium have issued non-binding statements of intention according to which each of Apax, Cevian and Solidium will, through its representative on the Combined Company’s Shareholders’ Nomination Board, and until the second Annual General Meeting of Tieto following the completion of the combination, support each other’s proposal for member(s) of the Combined Company’s Board of Directors as follows: (i) Apax shall nominate (i) two members to the Combined Company’s Board of Directors so long as Apax’s ownership of the Shares exceeds 10% of all outstanding shares and (ii) one member to the Combined Company’s Board of Directors so long as Apax’s ownership of the Shares exceeds 5% of all outstanding Shares; (ii) Solidium shall nominate one member to the Combined Company’s Board of Directors so long as Solidium’s ownership of the Shares exceeds 5% of all outstanding Shares; and (iii) Cevian shall nominate one member to the Combined Company’s Board of Directors so long as Cevian’s ownership of the Shares exceeds 5% of all outstanding Shares. The above-mentioned intentions concern only the minority of the Combined Company’s Board members.

Tieto has been informed that Apax, Cevian and Solidium intend to enter into a binding governance agreement confirming the above arrangement, provided that they, upon separate application, obtain from the Finnish Financial Supervisory Authority a written statement confirming that the governance agreement and the actions thereunder would not be deemed to constitute acting in concert as provided in the Finnish Securities Market Act. In this event, the entry into the agreement and its main terms will be disclosed separately.

Subject to completion of the Merger, Apax has agreed not to increase its post-completion ownership in the Combined Company, subject to customary exceptions, until two years have passed from the completion date of the Merger and, during such period, not to enter into any agreement or arrangement that would enable Apax to exercise joint control over Tieto or otherwise qualify as acting in concert.

Further, subject to completion of the Merger, Apax has agreed to be subject to a lock-up obligation restricting the sale of two thirds of the Shares it will receive as Merger Consideration in connection with the completion of the merger based on its current shareholding in EVRY. One third of the Merger Consideration Shares received by Apax will be subject to a lock-up period of six (6) months, and one third subject to a lock-up period of twelve (12) months, in each case from the completion of the Merger, subject to customary carve-outs and certain additionally agreed permitted sale and financing exceptions.

Until three years have passed from the completion of the Merger, Apax has also agreed not to transfer its Shares representing more than 8% of the total number of outstanding Shares to certain designated competitors of the Combined Company.

Shares and ownership

At the date of this Merger Prospectus, Tieto has 73,937,007 shares outstanding (excluding treasury shares) and EVRY has 369,304,333 shares outstanding (excluding treasury shares). Pursuant to the Merger Plan, EVRY’s shareholders will receive 0.1200 Merger Consideration Shares for each share in EVRY owned by them (excluding shares in EVRY held by EVRY itself or by Tieto), corresponding to an ownership in the Combined Company following the completion of the Merger of 62.5% for Tieto’s shareholders and 37.5% for EVRY’s shareholders. The total number of the Merger Consideration Shares is expected to be approximately 44,316,519 shares, and the total number of outstanding shares in the Combined Company is expected to be approximately 118,425,771 shares. Each share in Tieto entitles the holder to one vote at the general meetings of shareholders of Tieto. See also “Shareholder rights”.

The following table presents the largest shareholders of the Combined Company (as per the data available on 5 August 2019), assuming that all of Tieto’s and EVRY’s shareholders are shareholders also on the date of the implementation of the Merger.

Shareholder	Number of Shares	% of all shares and votes
Lyngen Holdco S.A.R.L.[1]	24,169,208	20.4
Cevian Capital[2]	11,004,295	9.3
Solidium Oy	7,415,418	6.3
Silchester International Investors LLP[3]	7,401,027	6.2
Folketrygdfondet	2,335,454	2.0
Polygon (PE) Holdings Ltd	2,333,346	2.0
Ilmarinen Mutual Pension Insurance Company	1,471,095	1.2
7 largest, total	56,129,843	47.4
Other	62,295,928	52.6
Total number of shares	118,425,771	100.00

[1] Lyngen Holdco S.A.R.L. is a company owned by funds advised by Apax Partners LLP.

[2] Based on the ownership records of Euroclear Finland Oy, Cevian Capital’s holding on 31 March 2019 was 11,004,295 shares, representing 14.8% of the shares and voting rights in Tieto.

3 On 23 June 2015, Silchester International Investors LLP announced that its holding in Tieto Corporation was 7,401,027 shares, which represents 10.0% of the shares and voting rights in Tieto.

Financing

Tieto has obtained a commitment for financing of the Merger from Nordea Bank Abp (“Nordea”) and Skandinaviska Enskilda Banken AB (publ) (“SEB”). The new financing arranged in connection with the combination totals facilities of EUR 950 million, consisting of a EUR 300 million bridge loan facility, a EUR 400 million term loan facility and a EUR 250 million revolving credit facility (the “New Financing”). In accordance with these financing commitments and the terms agreed therein, Tieto and the banks will sign a facilities agreement relating to the New Financing, which is expected to be syndicated by mid-September 2019. Nordea and SEB will act as mandated lead arrangers and underwriters and SEB as agent for the facilities. If the Merger has not been executed by 1 February 2020, all the facilities will be cancelled immediately and in full. However, such date may be prolonged with a maximum of three months, if the Effective Date is postponed, in accordance with the terms of the Merger Agreement.

In accordance with the terms of the New Financing, the facilities will be available to the Combined Company as of the Effective Date provided that certain customary conditions precedent have been fulfilled. The utilization of the bridge loan facility is further conditional on that the term loan facility has been utilized in full.

The purpose of the bridge financing is to (directly or indirectly) refinance certain existing financial indebtedness of Tieto and EVRY. The interest rate paid on the loans drawn down under the bridge loan facility consist of a sum of the applicable reference rate and a margin that increases in regular intervals towards the end of the maturity of the bridge loan facility. The bridge loan facility has a maturity date falling 12 months after the signing of the facilities agreement, subject to an option for a six-month extension.

The purpose of the term loan financing is to finance a part of the EUR 200 million cash consideration, the payment of relevant transaction costs and refinancing certain existing financial indebtedness of EVRY. The interest rate paid on the loans drawn down under the term loan facility consists of the sum of the applicable margin and the applicable reference rate, depending on in which currency a loan has been utilized. The margin charged on the term loan facility will be determined in accordance with a margin ratchet on the basis of the Combined Company’s indebtedness (the ratio of net debt to EBITDA). The maturity of the term loan facility is five years from the signing of the facilities agreement.

The revolving credit facility shall be used for general corporate purposes and refinancing of existing working capital facilities of the group. It will replace Tieto’s existing EUR 150 million and EVRY’s existing NOK 1,500 million revolving credit facilities. The interest rate paid on the loans drawn down under the revolving credit facility consists of the sum of the applicable margin and the applicable reference rate depending on in which currency a loan has been utilized. The margin charged on the revolving credit facility will be determined in accordance with a margin ratchet on the basis of the company’s indebtedness (the ratio of net debt to EBITDA). The revolving credit facility has a maturity of five years from the signing of the facilities agreement.

The facilities agreement will include usual terms and conditions concerning early repayment and cancellation. The facilities agreement will also include a requirement that the Combined Company must use all funds obtained from issues on the capital markets (excluding commercial papers) for the early repayment of the bridge loan facility. The facilities agreement will include customary financial covenants, business covenants, representations and acceleration clauses (with certain exceptions and conditions). The loans drawn down under the facilities agreement will be unsecured and non-guaranteed.

Nordea, SEB or some of their respective related entities may have from time to time provided and may in the future provide financial advisory, investment and commercial banking services as well as financing for Tieto as a part of their day-to-day business, which is why they might have had or could in the future have customary fees and commissions.

Certain other financing arrangements

Tieto’s non-current debt includes a EUR 100 million bond, which will mature in September 2024 and carries a coupon of fixed annual interest of 1.375%. Tieto has also drawn a loan of EUR 85 million from the European Investment Bank in November 2018 and it will be amortized within nine years.

Tieto’s current debt includes short-term funding through the commercial paper market drawn after the repayment of a EUR 100 million bond in May 2019, as well as a syndicated revolving credit facility of EUR 150 million expiring in May 2021. The revolving credit facility remains undrawn as at the date of this Merger Prospectus.

The terms and conditions of the bond maturing in September 2024 do not require a consent solicitation process due to the Merger. Tieto’s EUR 85 million financing agreement with the European Investment Bank includes a customary business covenant prohibiting mergers with non-group companies, which would be breached as a result of the Merger. Tieto has initiated discussions with the European Investment Bank to amend the financing agreement to allow for the Merger or alternatively Tieto will obtain a waiver in respect of the breach of the said business covenant.

EVRY has a financing agreement (“Senior Facility Agreement”) with a syndicate of 8 banks. The largest lenders are DNB, Nordea Bank, SEB, and Swedbank. The financing agreement has a total commitment of NOK 6,039 million divided in a bullet loan at draw-down of NOK 4,539 million and a revolving credit facility (RCF) of NOK 1,500 million to cover working capital and other financing needs. The bullet loan consists of two tranches, NOK 3,433 million and SEK 1,135 million. The bullet loan falls due in its entirety in June 2022.

The financing secures EVRY a flexible capital and financing structure at competitive terms. Margins are subject to adjustments based on the Group’s financial development. Adjustments to margins are based on the debt cover ratio defined as net interest-bearing debt relative to normalized EBITDA. The Group has throughout the year of 2018 been in compliance with its financial covenants.

Certain of Tieto and EVRY’s financing agreements and other financing arrangements include customary clauses concerning mergers and change of control, which could be breached as a result of the Merger unless such financing agreements are amended or the appropriate waivers or consents are obtained from the other contracting parties. Tieto and EVRY have initiated the necessary processes to obtain the necessary consents and waivers. Furthermore, certain existing financing arrangements are expected to be refinanced or terminated in connection with the Merger, when they will be replaced with the facilities made available under the facilities agreement or other arrangements or in the event that the Combined Company does not otherwise need the relevant financing arrangements after the Merger.

TIETO’S CAPITALIZATION AND INDEBTEDNESS

The following table sets forth Tieto’s capitalization and indebtedness as at 30 June 2019 (i) on an actual basis as derived from Tieto’s unaudited half-year financial report as at and for the six months ended on 30 June 2019 and (ii) on a pro forma basis, considering the effects of the Merger assuming that the Merger had been completed on 30 June 2019. This table should be read in conjunction with “Unaudited Pro Forma Financial Information” “Information on the Combined Company – Financing” and Tieto’s and EVRY’s audited consolidated financial statements and unaudited half-year financial reports as at and for the six months ended on 30 June 2019 incorporated by reference into this Merger Prospectus.

	For the six months ended 30 June,	For the six months ended 30 June,
	2019	2019
	Actual	Pro forma
	(unaudited)	(unaudited)
(EUR in millions)
Capitalization
Current borrowings
Unsecured/Unguaranteed	145.3	176.8
Secured /Guaranteed	—	—
Total current borrowings	145.3	176.8

Non-current borrowings
Unsecured/Unguaranteed	293.6	1,134.1
Secured /Guaranteed	—	—
Total non-current borrowings	293.6	1,134.1

Total interest-bearing debt	438.9	1,310.9

Equity
Share capital, share issue premiums and other reserves	117.2	117.2
Invested unrestricted equity reserve	12.8	1,164.5
Retained earnings	285.3	258.8
Total equity attributable to the equity holders of the parent company	415.3	1,540.5
Non-controlling interest	—	—
Total equity	415.3	1,540.5
Total equity and interest-bearing debt	854.2	2,851.4

Indebtedness
Interest-bearing receivables	4.7	4.7
Cash and cash equivalents	71.7	11.9
Liquidity	76.4	16.6
Current borrowings	145.3	176.8
Net current financial indebtedness	68.9	160.2
Non-current borrowings	293.6	1,134.1
Net financial indebtedness	362.5	1,294.3

More information on the New Financing is presented in “Information on the Combined Company – Financing”. See also “Information on the Combined Company – Certain other financing arrangements”.

Since 30 June 2019, there have not been any material changes in Tieto’s capitalization and indebtedness up until the date of this Merger Prospectus.

Sufficiency of working capital

In the view of Tieto’s management, Tieto’s working capital is sufficient for Tieto’s present needs for the next 12 months following the date of this Merger Prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Consolidated Financial Information of Tieto

The following tables set forth selected consolidated financial information of Tieto as at and for the six months ended 30 June 2019 and 2018 and as at and for the year ended 31 December 2018. For the Consolidated statement of financial position, financial information is presented only as at and for the six months ended 30 June 2019 and as at and for the year ended 31 December 2018. The selected consolidated financial information below has been derived from Tieto’s unaudited half-year financial report as at and for the six months ended 30 June 2019 prepared in accordance with “IAS 34 – Interim Financial Reporting” and Tieto’s audited consolidated financial statements as at and for the year ended 31 December 2018, prepared in accordance with IFRS as adopted by the EU, as well as the report of the Board of Directors and independent auditor’s report for the year ended 31 December 2018, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information presented below should be read together with “Presentation of financial information” and Tieto’s audited consolidated financial statements and unaudited consolidated half-year financial information incorporated by reference into this Merger Prospectus.

The accounting policies adopted for the unaudited interim report for the six months ended 30 June 2019 are consistent with those used in the annual financial statements for the year ended on 31 December except for the adoption of IFRS 16.

IFRS 16 Leases became effective on 1 January 2019. The standard removed the distinction between operating and finance leases. Under the new standard, an asset (right to use the leased item) and a financial liability to pay rentals are recognized in the statement of financial position. Tieto Group adopted IFRS 16 retrospectively by using the cumulative catch up method where the requirements of the standard are applied to open contracts on the date of transition. Adoption of IFRS 16 had no effect on the Tieto Group equity.

Consolidated statement of income

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited)
(EUR in millions, unless otherwise indicated)
CONSOLIDATED STATEMENT OF INCOME
Net sales	811.6	810.5	1,599.5
Other operating income	10.3	10.7	22.0
Materials and services	-125.7	-123.4	-247.9
Employee benefit expenses	-485.8	-465.6	-905.0
Depreciation and amortization	-50.1	-29.0	-55.0
Impairment losses	—	—	-2.9
Other operating expenses	-108.5	-136.9	-261.8
Share of results in joint ventures	2.9	2.3	5.8
Operating profit (EBIT)	54.9	68.6	154.7
Interest and other financial income	1.1	1.1	2.3
Interest and other financial expenses	-6.5	-2.5	-5.2
Net foreign exchange gains/losses	3.7	0.1	1.0
Profit before taxes	53.1	67.3	152.8
Income taxes	-8.0	-12.7	-29.6
Net profit for the financial year/period	45.2	54.6	123.2

Net profit for the financial year/period attributable to
Owners of the Parent company	45.2	54.6	123.2
Non-controlling interest	0.0	0.0	0.0
	45.2	54.6	123.2
Earnings per share attributable to owners of the Parent company, EUR per share
Basic	0.61	0.74	1.67
Diluted	0.61	0.74	1.66

Consolidated statement of comprehensive income

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited)
(EUR in millions)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Net profit for the financial year/period	45.2	54.6	123.2
Items that may be reclassified subsequently to profit or loss:
Translation differences	-3.1	-16.7	-15.9
Cash flow hedges (net of tax)	1.7	—	—
Items that will not be reclassified subsequently to profit or loss
Remeasurements of the defined benefit plans	-3.1	-0.8	-0.6
Income tax related to remeasurements	0.7	0.2	0.1
Total comprehensive income	41.4	37.3	106.8

Total comprehensive income attributable to
Owners of the Parent company	41.4	37.3	106.8
Non-controlling interest	0.0	0.0	0.0
	41.4	37.3	106.8

Consolidated statement of financial position

	As at 30 June,	As at 31 December,
	2019	2018
	(unaudited)	(audited)
(EUR in millions)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Assets
Non-current assets
Goodwill	439.3	442.6
Other intangible assets	44.3	45.6
Property, plant and equipment	86.7	92.3
Right-of-use assets	152.5	—
Interests in joint ventures	15.3	16.0
Deferred tax assets	24.3	23.6
Defined benefit plan assets	0.8	5.5
Finance lease receivables	3.1	0.7
Other financial assets at amortized cost	0.5	0.5
Other financial assets at fair value	0.5	0.5
Other non-current receivables	15.5	14.9
Total non-current assets	782.9	642.3

Current assets
Trade and other receivables[1]	400.8	379.4
Financial assets at fair value [1]	10.4	3.6
Finance lease receivables	1.2	0.9
Current tax assets	13.3	6.9
Cash and cash equivalents	71.7	164.6
Total current assets	497.4	555.3
Total assets	1,280.3	1,197.6

	As at 30 June,	As at 31 December,
	2019	2018
	(unaudited)	(audited)
(EUR in millions)
Equity and liabilities
Share capital	76.6	76.6
Share premium and other reserves	40.6	41.5
Invested unrestricted equity reserve	12.8	12.8
Retained earnings	285.3	351.7
Equity attributable to owners of the Parent company	415.3	482.5
Non-controlling interest	0.0	0.0
Total equity	415.3	482.5

Non-current liabilities
Loans[2]	184.7	184.6
Lease liabilities[2]	108.9	0.8
Deferred tax liabilities	35.6	38.0
Provisions	4.0	3.3
Defined benefit obligations	7.7	9.9
Other non-current liabilities	2.5	3.2
Total non-current liabilities	343.5	240.0

Current liabilities
Trade and other payables[3]	355.8	339.7
Financial liabilities at fair value[3]	0.3	0.4
Current tax liabilities	6.6	8.9
Loans[2]	100.6	117.8
Lease liabilities[2]	44.7	0.8
Provisions	13.6	7.4
Total current liabilities	521.5	475.0
Total equity and liabilities	1,280.3	1,197.6

[1] Financial assets at fair value separated from trade and other receivables due to different valuation method. Comparative figures presented accordingly.

[2] Lease liabilities separated from Loans due to IFRS16 disclosure requirements. Comparatives modified accordingly.

[3] Financial liabilities at fair value separated from trade and other payables due to different valuation method. Comparative figures presented accordingly.

Consolidated statement of cash flows

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited)
(EUR in millions)
CONSOLIDATED STATEMENT OF CASH FLOWS
Cash flow from operating activities
Net profit for the financial year/period	45.2	54.6	123.2
Adjustments
Depreciation, amortization and impairment losses[1]	50.1	29.0	57.9
Profit/loss on sale of property, plant and equipment, subsidiaries and business operations	—	-3.0	-5.0
Share of results in joint ventures	-2.9	-2.3	-5.8
Other adjustments	-0.2	1.9	-0.1
Net financial expenses	1.7	1.3	1.9
Income taxes	8.0	12.7	29.6
Change in net working capital
Change in current receivables	-26.9	-3.4	20.3
Change in current non-interest-bearing liabilities	26.0	-1.0	-23.5
Cash generated from operating activities before interests and taxes	101.1	89.8	198.6
Interest received	1.2	1.0	2.1
Interest paid	-6.4	-3.5	-3.9
Other financial income received	3.1	5.0	7.7
Other financial expenses paid	-3.7	-7.8	-12.0
Dividends received	3.6	3.2	3.2
Income taxes paid	-18.5	-13.8	-21.4
Cash flow from operating activities	80.4	73.8	174.2

Cash flow from investing activities
Acquisition of subsidiaries and business operations, net of cash acquired	-0.7	-10.2	-14.5
Capital expenditure	-21.9	-18.7	-45.0
Disposal of subsidiaries and business operations, net of cash disposed	0.3	7.1	8.4
Proceeds from sale of property, plant and equipment	—	0.1	0.6
Change in loan receivables	-2.8	0.6	1.2
Cash flow from investing activities	-25.1	-21.2	-49.3
Cash flow from financing activities
Dividends paid	-107.4	-103.4	-103.4
Repayments of lease liabilities	-25.5	-0.4	-0.8
Short-term financing, net (increase +/decrease -)	83.0	41.3	-116.9
Proceeds from long-term borrowings	—	—	185.0
Repayments of long-term borrowings	-100.0	—	-1.6
Other financing cash flow	—	-4.2	-3.5
Cash flow from financing activities	-149.8	-66.7	-41.2

Change in cash and cash equivalents	-94.5	-14.1	83.7
Cash and cash equivalents at the beginning of period	164.6	78.2	78.2
Foreign exchange differences	1.6	3.3	2.7
Change in cash and cash equivalents	-94.5	-14.1	83.7
Cash and cash equivalents at the end of period	71.7	67.4	164.6
1 IFRS 16 Leases adopted on 1 January 2019 retrospectively by using the cumulative catch up method and 2018 comparatives have not been restated.

Segment information

The following tables set forth historical financial information for Tieto’s operating segments in which the strategic decisions are made. Tieto’s operating model comprises four businesses, forming the reportable operating segments according to IFRS. The businesses are: Digital Experience, Hybrid Infra, Industry Software and Product Development Services. The operating segments are reported in a manner consistent with the internal reporting provided to the Leadership Network which has been identified as Tieto’s chief operating decision maker being responsible for allocating resources and assessing performance of the operating segments as well as deciding on strategy.

Customer sales by segment

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited)
(EUR in millions)	(reported)	(restated)	(restated)
Digital Experience	252.8	251.6	487.3
Hybrid Infra	262.8	262.4	519.4
Industry Software	223.9	228.1	455.0
Product Development Services	71.4	67.6	135.8
Segments total	810.9	809.7	1,597.5
Other operations	0.7	0.7	2.1
Group total	811.6	810.5	1,599.5

Operating profit by segment

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited)
(EUR in millions)	(reported)	(restated)	(restated)
Digital Experience	25.0	32.9	59.2
Hybrid Infra	14.4	21.8	48.7
Industry Software	25.4	19.4	59.7
Product Development Services	7.2	7.2	13.9
Segments total	72.1	81.4	181.5
Other operations	-17.2	-12.8	-26.8
Group total	54.9	68.6	154.7

Operating margin (EBIT) by segment

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited)
%	(reported)	(restated)	(restated)
Digital Experience	9.9	13.1	12.2
Hybrid Infra	5.5	8.3	9.4
Industry Software	11.3	8.5	13.1
Product Development Services	10.1	10.7	10.2
Operating margin (EBIT)	6.8	8.5	9.7

Adjusted operating margin (EBIT) by segment

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited)
%	(reported)	(restated)	(restated)
Digital Experience	11.8	13.2	13.1
Hybrid Infra	8.9	9.2	10.1
Industry Software	11.7	8.9	13.2
Product Development Services	10.1	10.7	10.4
Adjusted operating margin (EBIT)	9.2	9.1	10.5

Adjusted operating profit (EBIT) by segment

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited)
(EUR in millions)	(reported)	(restated)	(restated)
Digital Experience	29.9	33.3	63.8
Hybrid Infra	23.4	24.0	52.4
Industry Software	26.2	20.3	59.9
Product Development Services	7.2	7.3	14.1
Segments total	86.7	84.9	190.2
Other operations	-11.8	-10.8	-22.2
Group total	74.9	74.1	168.0

Key figures

The following table sets forth the key figures of Tieto for the periods indicated:

	As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited, unless otherwise indicated)
(EUR in millions, unless otherwise indicated)
KEY FIGURES
Group reporting, IFRS
Net sales, EUR million	811.6	810.5	1,599.5
Operating profit (EBIT), EUR million	54.9	68.6	154.7
Operating margin (EBIT), %	6.8	8.5	9.7
Adjusted operating profit (EBIT), EUR million[1]	74.9	74.1	168.0[2]
Adjusted operating margin (EBIT), %[1]	9.2	9.1	10.5[2]
Profit before taxes, EUR million	53.1	67.3	152.8
Net profit for the financial year/period	45.2	54.6	123.2
Earnings per share, EUR
Basic	0.61	0.74	1.67
Diluted	0.61	0.74	1.66
Equity per share, EUR	5.62	5.55	6.54[2]
Dividend per share, EUR	—	—	1.45[2]
Capital expenditure, EUR million	21.9	18.7	45.0
Acquisitions, EUR million	0.7	10.2	14.5
Return on equity, 12-month rolling, %	27.6	30.5	25.7[2]
Return on capital employed, 12-month rolling, %	19.2	24.1	20.9[2]
Gearing, %	87.3	51.1	28.5[2]
Interest-bearing net debt, EUR million	362.5	209.2	137.4
Net debt/EBITDA	1.5	1.0	0.7[2]
Equity ratio, %	33.7	38.2	41.3[2]
Personnel on average	15,261	14,692	14,907
Personnel at the end of the period	15,101	14,956	15,190
Net cash flow from operations, EUR million	80.4	73.8	174.2
Cash flow from investing activities	-25.1	-21.2	-49.3
Cash flow from financing activities	-149.8	-66.7	-41.2
Order backlog	1,800	1,731	1,698[2]
Total assets	1,280.3	1,114.3	1,197.6
Total equity	415.3	409.5	482.5

[1] Adjusted for amortization of acquisition-related intangible assets, restructuring costs, capital gains/losses, goodwill impairment charges and other items affecting comparability [2] Unaudited.

Alternative performance measures

This Merger Prospectus includes certain performance measures of Tieto’s and EVRY’s historical financial performance, financial position and cash flows, which, in accordance with the “Alternative Performance Measures” guidance issued by ESMA are not accounting measures defined or specified in IFRS and are therefore considered alternative performance measures.

Tieto and EVRY present alternative performance measures as additional information to financial measures presented in the consolidated statement of income, consolidated statement of financial position and consolidated cash flow statement prepared in accordance with IFRS. Tieto believe that adjusted operating profit provides meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Tieto’s management and the readers of consolidated financial statements by excluding items outside ordinary course of business, which reduce comparability from period to period. Tieto presents operating cash flow after investments excluding discontinued operations, gross investments, return on equity, return on investment, equity ratio, interest-bearing net debt at the end of the period and gearing at the end of the period as complementing measures, which are, in Tieto’s view, useful measures of Tieto’s ability to obtain financing and service its debts and provides additional information of the cash flow needs of Tieto’s operations. EVRY presents organic revenue growth, adjusted EBITA and EBITDA, adjusted operational cash flow, net operational investments, free cash flow, cash conversion, adjusted earnings per share, net interest-bearing liabilities, net leverage and working capital as complementing measures, which are, in EVRY’s view, useful measures to enhance the understanding of EVRY’s underlying performance. The alternative performance measures presented by EVRY are intended to enhance comparability of the results and cash flows from period to period, and it is EVRY’s experience that these are frequently used by analysts, investors and other parties. These measures are adjusted IFRS measures, defined, calculated and used in a consistent and transparent manner over the years and across the company where relevant.

Alternative performance measures are not accounting measures defined or specified in IFRS and, therefore, they are considered non-IFRS measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way and, therefore, the alternative performance measures presented in this Merger Prospectus may not be comparable between Tieto and EVRY or with similarly named measures presented by other companies.

Tieto presents the following alternative performance measures:

Calculations of key figures

Adjustments	=	Amortization of acquisition-related intangible assets, restructuring costs, capital gains/losses, goodwill impairment charges and other items affecting comparability
Adjusted operating profit (EBIT)	=	Operating profit + adjustments
Adjusted operating profit margin (EBIT) %	=	Adjusted operating profit (EBIT)	x 100
Net sales
Equity per share	=	Result for the period	x 100
Number of shares at the year end
Capital expenditure	=	Acquisitions of intangible assets and property, plant and equipment
Acquisitions	=	Acquisitions of subsidiaries and business operations, net of cash acquired
Return on equity, 12-month rolling, %	=	Result before taxes + Financial expenses +/- Exchange rate differences (net)	x 100
Total equity (average) + Interest bearing debt (average)
Return on capital employed, 12-month rolling, %	=	Profit before taxes and non-controlling interests – income	x 100
Total assets (12-month average)
Equity ratio, %	=	Total equity	x 100
Total assets – advance payments
Interest bearing net debt	=	Interest bearing liabilities - Interest-bearing receivables – cash and cash equivalents – securities carried as current assets
Net debt/EBITDA	=	Interest-bearing net debt	x 100
EBITDA (12-month average, excluding capital gains)
Gearing %	=	Interest bearing net debt	x 100
Total equity

Reconciliation of certain alternative performance measures

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited)
(EUR in millions)	(reported)	(restated)	(restated)
Operating profit (EBIT)	54.9	68.6	154.7
+ restructuring costs	16.3	2.6	9.3
+ premises related expenses	—	—	0.3
- capital gains	—	-3.0	-4.6
+/- M&A related items	0.9	0.9	1.4
+ amortization of acquisition-related intangible assets	2.2	2.7	5.2
+/- other items	0.8	2.3	1.8
Adjusted operating profit (EBIT)	74.9	74.1	168.0

Significant change in the financial position of Tieto

In Tieto’s view there has not been any significant change in the financial position or result of operations since 30 June 2019 and to the date of this Merger Prospectus.

Selected Consolidated Financial Information of EVRY

The following tables set forth selected consolidated financial information for EVRY as at and for the six months ended 30 June 2019 and 2018 and as at and for the year ended 31 December 2018. The selected consolidated financial information below has been derived from EVRY’s unaudited half-year financial report as at and for the six months ended 30 June 2019 prepared in accordance with “IAS 34 – Interim Financial Reporting” and EVRY’s audited consolidated financial statements as at and for the year ended 31 December 2018 prepared in accordance with IFRS as adopted by the EU, as well as the report of the Board of Directors and independent auditor’s report for the year ended 31 December 2018, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information presented below should be read together with “Presentation of financial information” and EVRY’s audited consolidated financial statement and unaudited consolidated half-year financial information incorporated by reference into this Merger Prospectus.

Consolidated statement of comprehensive income

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited)
(NOK in millions)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Operating revenue	6,507	6,494	12,912.0

Cost of goods sold	2,274	2,404	4,667.1
Salaries and personnel costs	3,056	2,874	5,709.8
Depreciation and write-down of tangible assets and in-house developed software	242	108	230.2
Other operating costs	435	662	1,282.8
Operating profit/-loss before amortisation of customer contracts (EBITA)[1]	500	446	1,022.1
Amortisation of customer contracts	—	2	0.8
Operating profit/-loss (EBIT)	500	444	1,021.3
Financial income	9	6	12.7
Financial expense	148	102	217.0
Net foreign exchange gain/-loss	-43	-49	-26.5
Net financial items	-181	-144	-230.8
Profit/-loss before tax	318	300	790.5

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited)
(NOK in millions)
Taxes	69	88	150.8
Profit/-loss for the period	250	213	639.7

Other comprehensive income Items which will not be reclassified over profit and loss (after tax)
Actuarial gains/-losses on defined benefit pension plans	-2	—	-6.1
Items which may be reclassified over profit and loss in subsequent periods (after tax)
Cash flow hedges	-8	15	12.8
Currency translation differences	-53	-120	-22.4
Total other comprehensive income	-64	-105	-15.7
Total comprehensive income for the period	186	108	624.0

Profit/-loss for the period is allocated as follows
Owners of the parent	250	213	639.7
Non-controlling interests			—
			639.7
Total comprehensive income for the period is allocated as follows
Owners of the parent	186	108	624.0
Non-controlling interests	—	—	—
			624.0
Earnings per share (basic and diluted)
Earnings per share, basic (NOK)	0.67	0.57	1.73
Earnings per share, diluted (NOK)	0.67	0.57	1.72
[1] Including amortisation other intangible assets with the exception of customer contracts.

Consolidated statement of financial position

	As at 30 June,	As at 31 December,
	2019	2018
	(unaudited)	(audited)
(NOK in millions)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Assets
Non-current assets
Goodwill	5,707	5,849.5
Deferred tax assets	598	637.9
Other intangible assets	1,099	938.9
Total intangible assets	7,405	7,426.3

Property, plant and equipment	289	314.3
Right to use assets	1,668	—
Total tangible assets	1,957	314.3

Investment in associated companies and joint ventures	73	78.9
Other non-current receivables	300	321.0
Total non-current financial assets	373	399.9
Total non-current assets	9,735	8,140.5

Current assets
Inventories	71	53.1
Accounts receivable	1,760	1,701.2
Other current receivables	1,102	1,055.9
Bank deposits	341	645.7
Total current assets	3,274	3,455.9
Total assets	13,009	11,596.4

Equity
Share capital	649	648.9
Own shares	-3	-2.6
Other paid-in equity	1,892	2,192.7
Other equity	—	144.9
Non-controlling interests	—	—
Total equity and non-controlling interests	2,538	2,983.9

Liabilities
Non-current interest bearing liabilities	5,301	4,699.8
Non-current non-interest bearing liabilities	350	393.6
Non-current lease liabilities	1,392	—
Pension liabilities	272	273.0
Deferred tax	12	12.3
Other provisions for liabilities	2	1.9
Total non-current liabilities	7,329	5,380.6

Accounts payable	635	842.3
Tax payable	6	15.2
Deductions and duties payable	1,044	1,026.4
Current lease liabilities	305
Other current liabilities	1,152	1,347.9
Total current liabilities	3,142	3,231.8
Total liabilities	10,471	8,612.5
Total equity and liabilities	13,009	11,596.4

Consolidated statement of cash flow

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited)
(NOK in millions)
CONSOLIDATED STATEMENT OF CASH FLOW
Cash from/to operations
Profit/-loss before tax	318	300	790.5
Gain/-loss on sale of tangible and intangible assets	—	—	7.1
Tax paid in the period	-11	-13	-68.5
Depreciation/write-downs	241	110	231.1
Net financial Items /paid interests	85	54	42.3

Change in working capital	-510	-605	-264.9
Other changes[1]	-26	-42	-24.4

Net cash flow from operations	98	-196	713.2

Cash from/to investments
Investment in tangible assets	-53	-58	-137.8
Investment in in-house developed software	-195	-127	-260.5
Sale of tangible assets (sales proceeds)	0	12	21.5
Investment in group companies	11	-129	-157.2
Net cash flow from investments	-237	-302	-534.0

Cash from/to financing
Draw down of new debt	850	600	1,025.0
Repayment of debt	-200	-352	-928.1
Repayments of lease liabilites	-159	—	—

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited)
(NOK in millions)
Dividends paid	-646	-464	-463.8
Proceeds from equity issued /Purchase/sale of own shares	—	-23	-47.1
Net cash flow from financing	-155	-239	-414.0

Changes in foreign exchange rates	-11	—	0.5
Net change in cash flow	-305	-737	-234.3
Opening balance bank deposits	646	880	880.0
Closing balance bank deposits	341	144	645.7

Whereof restricted cash	—	—	—
[1] Other changes relate to changes in non-current receivables, non-current liabilities and non-current provisions. Includes cash effects from other income and expenses.

Key figures

The following table sets forth the key figures of EVRY for the periods indicated. The figures as at and for the six months ended 30 June 2019 and 30 June 2018 are unaudited. The figures as at and for the year ended 31December 2018 are unaudited, unless otherwise indicated.

	As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited, unless otherwise indicated)
(NOK in millions, unless otherwise indicated)
KEY FIGURES
Operating revenue	6,507	6,494	12,912[1]
EBITDA	741	554	1,252
EBITDA-margin	11.4%	8.5%	9.7%
Adjusted EBITDA	927	802	1,812
Adjusted EBITDA-margin	14.2%	12.4%	14.0%
EBITA	500	446	1,022[1]
EBITA-margin	7.7%	6.9%	7.9%
Adjusted EBITA	686	694	1,582
Adjusted EBITA-margin	10.5%	10.7%	12.3%
Operating profit (EBIT)	500	444	1,021.3[1]
Operating profit (EBIT) margin	7.7%	6.8%	7.9%
Profit/-loss for the period	250	213	639.7[1]
Net profit margin	3.8%	3.3%	5.0%
Organic growth	0.1%	3.9%	3.0%
Backlog (NOK billion)	18.1	18.8	19.4

Key figures per share (NOK)
Earnings per share	0.67	0.57	1.73[1]
Adjusted earnings per share	1.06	1.09	2.89
Free cash flow per share	-0.04	-0.08	2.69
Book equity per share	6.85	6.70	8.05
Average number of shares outstanding	370,806,077	370,806,077	370,806,077[1]

Solidity
Equity ratio	19.5%	22.8%	25.7%
Net interest-bearing liabilities (NOK million)	6,713	4,689	4,104
Net leverage	3.47	2.56	2.26
Total assets	13,009	10,881	11,596.4[1]
Total equity	2,538	2,486	2,983.9[1]

Liquidity (NOK million)
Cash and bank deposits	341	144	646[1]
Liquidity reserve	N/A	N/A	2,246
Cash flow from operations	98	-196	713[1]
Adjusted cash flow from operations	234	142	1,374
Investments in fixed assets	-53	-58	138[1]
Investments in in-house developed software	-195	-127	260[1]
Sale of tangible operating assets (sales proceeds)	—	12	21[1]
Free cash flow	-14	-31	997
Cash conversion	85.7%	78.3%	86.2%
Cash conversion ex CAPEX	72.9%	68.8%	65.4%
[1] Audited.

Alternative performance measures

EVRY presents the following alternative performance measures:

Calculations of key figures

●	Organic revenue growth, which is defined as revenue adjusted for impacts from acquisitions, divestments and foreign currency effects.

●	Adjusted EBITA and EBITDA, which is defined as EBITA/EBITDA less items defined as other income and expenses, which include inter alia, write-downs and restructuring.

●	Adjusted operational cash flow, which is defined as cash flow from operating activities less cash effect from other income and expenses.

●	Net operational investments (CAPEX), which represent the cash flow the investment spending in tangible operating assets and in-house developed software, less sale of tangible operating assets.

●	Free cash flow, which is defined as operational cash flow adjusted for cash effect of other income and expenses less net operational investments

●	Cash conversion, which is defined as adjusted operational cash flow before paid interests divided by adjusted EBITDA. In addition, cash conversion is also calculated after investments in tangible operating assets and inhouse developed software and sale of tangible assets.

●	Adjusted earnings per share, which is calculated as profit/-loss for the year attributable to shareholders (owners of the parent company) adjusted for other income and expenses after tax, and finance expenses related to refinancing, divided by the average number of shares outstanding over the year.

●	Net interest-bearing liabilities (“NIBD”), which represents current interest-bearing liabilities plus non-current interest-bearing liabilities (before adjustments for capitalised arrangement fees) less bank deposits.

●	Net leverage, which represents NIBD divided by adjusted EBITDA.

●	Working capital.

Reconciliation of certain alternative performance measures

	For the six months ended 30 June,			For the year ended 31 December,
	2019	2018	Growth in percent	2018	2017	Growth in percent
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(NOK in millions, unless otherwise indicated)
Organic revenue growth
Reported revenues	6,507	6,494	0.2%	12,912	12,596	2.5%
Currency effects		-9	0.1%		-141	1.1%
Acquisition and divestment impact	—	18	-0.3%		84	-0.7%
Basis for organic revenue growth	6,507	6,503	0.1%	12,912	12,539	3.0%

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited)
(NOK in millions, unless otherwise indicated)
Adjusted EBITA and EBITDA
Adjusted EBITA	686	694	1,582
IBM partner agreement[1]	-160	-248	-545
Sharebased options (STIP)	-7	—	—
Transaction costs merger	-19	—	—
Provisions former CEO	—	—	-15
EBITA	500	446	1,022

EBITA	500	446	1,022
Depreciation and write-down of tangible assets and in-house developed software	241	108	230
EBITDA	741	554	1,252
IBM partner agreement	160	248	545
Sharebased options (STIP)	7	—	—
Transaction costs merger	19	—	—
Provisions former CEO	—	—	15
Adjusted EBITDA	927	802	1,812

Adjusted operational cash flow
Adjusted operational cash flow	234	142	1,374
Payments related to IBM partner agreement	-97	-261	-557
Payments related to former CEO	-15	—	—
Payments related to restructuring processes	-24	-56	-82
Transaction, IPO and refinancing payments	—	-22	-22
Net cash flow from operations	98	-196	713

Free cash flow
Adjusted operational cash flow	234	142	1,374
Net operational investments (CAPEX)	-247	-173	-377
Free cash flow	-14	-31	997

Net operational investments (CAPEX)
Investment in tangible operating assets	-53	-58	-138
Investment in in-house developed software	-195	-127	-260
Sale of tangible operating assets	—	12	21
Net operational investments (CAPEX)	-247	-173	-377

Cash conversion
Adjusted operational cash flow	1,466	1,271	1,374
Paid interest	195	163	189
Adjusted EBITDA	1,937	1,831	1,812
Cash conversion (in percent)	85.7%	78.3%	86.2%

Adjusted earnings per share
Profit/-loss for the period attributable to shareholders (owners of the parent company)	250	213	640
Other income and expenses	186	248	560
Tax effect other income and expenses	-41	-57	-129
Adjusted profit/-loss for the period attributable to shareholders (owners of the parent company)	395	403	1,071
Average number of shares outstanding	370,806,077	370,806,077	370,806,077
Adjusted earnings per share	1.06	1.09	2.89

Net interest-bearing liabilities (NIBD)
Non-current lease liabilities	1,392	14	13
Non-current interest-bearing liabilities (excluding the capitalised arrangement fee)	5,340	4,816	4,734
Current lease liabilities	305	3	3
Other current interest-bearing liabilities	17	—	—
Bank deposits	-341	-144	-646
Net interest-bearing liabilities (NIBD)	6,713	4,689	4,104

Capitalised arrangement fee	40	53	47
Non-current interest-bearing liabilities (including the capitalised arrangement fee)	6,693	4,777	4,700

Net leverage
Net interest-bearing liabilities (NIBD)	6,730	4,689	4,104
Adjusted EBITDA	1,937	1,831	1,812
Net leverage	3.47	2.56	2.26

Working capital
Accounts receivable	1,760	1,654	1,701
Other current receivables	1,173	1,233	1,109
Accounts payable	-635	-757	-842
Duties payable, vacation allowance	-1,044	-970	-1,026
Other current liabilities	-1,158	-1,135	-1,360
less accrued financial expenses	14	12	17
less current interest bearing liabilities	17	—	—
Net working capital	127	39	-401
[1] Costs related to the implementation of the IBM contract, including transition and transformation project.

Significant change in the financial position of EVRY

In EVRY’s view there has not been any significant change in the financial position or result of operations since 30 June 2019 and to the date of this Merger Prospectus.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information (the “Unaudited Pro Forma Financial Information”) is presented for illustrative purposes only to give effect to the merger of Tieto and EVRY. The Unaudited Pro Forma Financial Information is prepared based on the historical financial information of Tieto and EVRY presented in accordance with IFRS. For additional information on the historical results and financial position of Tieto or EVRY, refer to the audited historical consolidated financial information and the unaudited half-year financial reports of Tieto and EVRY incorporated by reference into this Merger Prospectus.

Merger of Tieto and EVRY

The Boards of Directors of Tieto and EVRY have, on 22 July 2019 and 6 August, respectively, proposed that the Extraordinary General Meetings of Tieto and EVRY, convened to be held on 3 September 2019 and
2 September 2019 respectively, would resolve on the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of Tieto and EVRY, obtaining of necessary merger control approvals by the relevant competition authorities, fulfilment of other conditions to completion set forth in the Merger Agreement and the Merger Plan or waiver of such conditions. Furthermore, the completion of the Merger requires that the Merger Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the Finnish Trade Register. Information on the conditions for the completion of the Merger included in the Merger Agreement and the Merger Plan is being presented in the section “Merger of Tieto and EVRY – Merger Plan – Conditions for the Merger” and in the Merger Plan, which is attached to this Merger Prospectus as Appendix D. EVRY will automatically dissolve on the Effective Date.

In connection with the proposed merger, Tieto has received a financing commitment for the Merger from Nordea and SEB. For more information on the New Financing, see “Information on the Combined Company – Financing”.

The planned Effective Date is 1 February 2020 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than above date.

Basis of presentation

The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of IFRS 3, Business Combinations (“IFRS 3”) with Tieto determined as the acquirer of EVRY. The acquisition method of accounting applies the fair value concepts defined in IFRS 13, Fair Value Measurement (“IFRS 13”), and requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination are recognised at their fair values as of the acquisition date, with any excess of the purchase consideration over the fair value of identifiable net assets acquired recognised as goodwill. The purchase price calculation presented herein has been made solely for the purpose of preparing this Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980 and on a basis consistent with the accounting principles applied by Tieto in its consolidated financial statements. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S-X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Unaudited Pro Forma Financial Information is derived from (a) the audited consolidated financial statements of Tieto for the year ended 31 December 2018 (b) the unaudited half-year financial report of Tieto as at and for the six months ended 30 June 2019 (c) the audited consolidated financial statements of EVRY for the year ended 31 December 2018 and (d) the unaudited half-year financial report of EVRY as at and for the six months ended 30 June 2019. In the following tables this information is labelled as “historical”.

The unaudited pro forma combined statement of financial position as at 30 June 2019 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma combined statements of income for the six months ended 30 June 2019 and for the year ended 31 December 2018 give effect to the Merger as if it had occurred on 1 January 2018.

The Unaudited Pro Forma Financial Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and which are factually supportable. The Unaudited Pro Forma Financial Information and explanatory notes present how Tieto’s statements of income and statement of financial position may have appeared had the businesses actually been combined and had Tieto’s capital structure reflected the Merger as of the dates noted above.

Tieto has performed a preliminary alignment of EVRY’s accounting policies to ensure comparability in the Unaudited Pro Forma Financial Information. Based on the information available at this time, Tieto is not aware of any accounting policy differences that could have a material impact on the Unaudited Pro Forma Financial Information. However, certain reclassifications have been made to amounts reflected in EVRY’s historical financial information to align with Tieto’s presentation as described further in Note 1 to the Unaudited Pro Forma Financial Information. Upon the completion of the Merger, Tieto will conduct a detailed review of EVRY’s accounting policies and estimates applied. As a result of that review, Tieto may identify additional accounting policy differences between the two companies that, when conformed, could have further impact on the Combined Company’s financial information. Also, the accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Unaudited Pro Forma Financial Information.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary, and which are based upon available information and certain assumptions, described in the accompanying notes to the Unaudited Pro Forma Financial Information below and, that management believes are reasonable under the circumstances. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared by management for illustrative purposes only and, because of its nature, it addresses a hypothetical situation, and therefore does not represent the actual financial position or results of the Tieto’s operations that would have been realised had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that Tieto may experience going forward. In addition, the accompanying unaudited pro forma combined statement of income do not reflect any expected cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Merger.

The Unaudited Pro Forma Financial Information does not reflect the acquisitions that Tieto carried out in 2018 due to immateriality. Had they been reflected in the Unaudited Pro Forma Financial Information, the effect on 2018 full year revenue would have been EUR 6.6 million and on profit EUR 0.3 million. Additional information of these acquisitions is presented in Note 25 in the 2018 audited financial statements of Tieto.

EVRY’s consolidated financial statements have been prepared in NOK. The income statement and statement of financial position have been translated to EUR and have been reclassified to the presentation format applied by Tieto. The applied foreign exchange rates are as follows: income statement for the year ended 31 December 2018, EUR/NOK 9.6006, income statement for the six months ended 30 June 2019, EUR/NOK 9.7291 and for the statement of financial position for the six months ended 30 June 2019, EUR/NOK 9.6938.

The Unaudited Pro Forma Financial Information set forth herein has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total amount given for that column or row.

Unaudited Pro Forma Combined Statement of Financial Position as at 30 June 2019

(EUR in millions)	Tieto historical (unaudited)	EVRY historical reclassified	Merger (Note 2)	Combined Company Pro forma
Goodwill	439.3	588.7	884.1	1,912.2
Other intangible assets	44.3	113.4	280.4	438.1
Property, plant and equipment	86.7	29.8	—	116.5
Right-of-use assets	152.5	172.1	—	324.6
Interest in joint ventures	15.3	7.5	—	22.8
Deferred tax assets	24.3	61.7	0.8	86.8
Defined benefit plan assets	0.8	—	—	0.8
Finance lease receivables	3.1	—	—	3.1
Other financial assets at amortized costs	0.5	—	—	0.5
Other financial assets at fair value	0.5	—	—	0.5
Other non-current receivables	15.5	30.9	—	46.4
Total non-current assets	782.9	1,004.1	1,165.4	2,952.4

Trade and other receivables	400.8	302.6	—	703.4
Financial assets at fair value	10.4	—	-2.1	8.3
Finance lease receivables	1.2	—	—	1.2
Current tax assets	13.3	—	4.8	18.1
Cash and cash equivalents	71.7	35.2	-95.0	11.9
Total current assets	497.4	337.7	-92.3	742.9
Total assets	1,280.3	1,342.0	1,073.0	3,695.2

Equity and liabilities
Share capital	76.6	67.0	-67.0	76.6
Share premium and other reserves	40.6	163.8	-163.8	40.6
Invested unrestricted equity reserve	12.8	—	1,151.7	1,164.5
Retained earnings	285.3	31.1	-57.5	258.8
Equity attributable to owners of the Parent company	415.3	261.8	863.4	1,540.5
Non-controlling interest	0.0	—	—	0.0
Total equity	415.3	261.8	863.4	1,540.5

Loans	184.7	546.8	150.1	881.6
Lease liabilities	108.9	143.6	—	252.5
Deferred tax liabilities	35.6	1.2	61.9	98.7
Provisions	4.0	0.2	—	4.2
Defined benefit obligations	7.7	28.1	—	35.8
Other non-current liabilities	2.5	36.1	—	38.6
Total non-current liabilities	343.5	756.1	212.0	1,311.5

Trade and other payables	355.8	292.0	-2.4	645.4
Financial liabilities at fair value	0.3	—	—	0.3
Current tax liabilities	6.6	0.6	—	7.2
Loans	100.6	—	—	100.6
Lease liabilities	44.7	31.5	—	76.2
Provisions	13.6	—	—	13.6
Total current liabilities	521.5	324.1	-2.4	843.2

Total equity and liabilities	1,280.3	1,342.0	1,073.0	3,695.2

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Statement of Income for the six months ended 30 June 2019

(EUR in millions)	Tieto historical (unaudited)	EVRY historical reclassified	Merger (Note 2)	Note	Combined Company Pro forma
Net sales	811.6	668.8	—		1,480.4
Other operating income	10.3	—	—		10.3
Materials and services	-125.7	-233.7	—		-359.4
Employee benefit expenses	-485.8	-314.1	—		-799.9
Depreciation and amortization	-50.1	-24.9	-24.8	2b	-99.8
Other operating expenses	-108.5	-44.7	2.4	2c	-150.8
Share of results in joint ventures	2.9	—	—		2.9
Operating profit (EBIT)	54.9	51.4	-22.4		83.9
Interest and other financial income	1.1	0.9	—		2.0
Interest and other financial expenses	-6.5	-15.2	1.6	2d	-20.1
Net foreign exchange gains/losses	3.7	-4.4	—		-0.7
Profit before taxes	53.1	32.7	-20.8		65.0
Income taxes	-8.0	-7.1	4.5	2b, 2c	-10.6
Net profit for the period	45.2	25.7	-16.3		54.5

Net profit for the period attributable to
Owners of the Parent company	45.2	25.7	-16.3		54.5
Non-controlling interest	0.0	—	—		0.0
Total	45.2	25.7	-16.3		54.5

Earnings per share attributable to owners of the Parent company, EUR per share
Basic	0.61	—	—		0.46
Diluted	0.61	—	—		0.46

Weighted average number of shares outstanding
Basic	73,892,988	—	44,316,519		118,209,507
Diluted	74,050,234	—	44,316,519		118,366,753

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Income Statement for the year ended 31 December 2018

(EUR in millions)	Tieto historical (audited)	EVRY historical reclassified	Merger (note 2)	Note	Combined Company Pro forma

Net sales	1,599.5	1,344.9	—		2,944.4
Other operating income	22.0	—	—		22.0
Materials and services	-247.9	-486.1	—		-734.0
Employee benefit expenses	-905.0	-594.7	—		-1,499.7
Depreciation and amortization	-55.0	-22.4	-50.3	2b	-127.8
Impairment losses	-2.9	-1.6	—		-4.5
Other operating expenses	-261.8	-133.6	-26.4	2c	-421.8
Share of results in joint ventures	5.8	—	—		5.8
Operating profit (EBIT)	154.7	106.4	-76.7		184.4
Interest and other financial income	2.3	1.3	—		3.6
Interest and other financial expenses	-5.2	-22.6	2.1	2d	-25.7
Net foreign exchange gains/losses	1.0	-2.8	—		-1.8
Profit before taxes	152.8	82.3	-74.6		160.5
Income taxes	-29.6	-15.7	15.3	2b, 2c	-30.0
Net profit for the financial year	123.2	66.6	-59.2		130.6

Net profit for the financial year attributable to
Owners of the Parent company	123.2	66.6	-59.2		130.6
Non-controlling interest	0.0	—	—		0.0
Total	123.2	66.6	-59.2		130.6

Earnings per share attributable to owners of the Parent company, EUR per share
Basic	1.67	—	—		1.11
Diluted	1.66	—	—		1.10

Weighted average number of shares outstanding
Basic	73,809,855	—	44,316,519		118,126,374
Diluted	73,999,179	—	44,316,519		118,315,698

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Notes to Unaudited Pro Forma Financial Information

1) Alignment of EVRY’s financial information with Tieto’s presentation

Certain reclassifications have been made to align EVRY’s historical financial information with Tieto’s financial statement presentation. Upon completion of the Merger, Tieto will conduct a detailed review of EVRY’s financial statement presentation. As a result of that review, Tieto may identify additional presentation differences between the two companies that, when conformed, could have further impact on the presentation of the Combined Company’s financial information.

The following reclassifications have been made to align EVRY’s historical income statement for the six months ended 30 June 2019 with Tieto’s income statement presentation:

	For the six months ended 30 June, 2019
(NOK in millions)	EVRY historical (unaudited)	Reclassi- fications	Note	EVRY historical reclassified	Translation to EUR million[1]
Operating revenue	6,507	-6,507	(i)	—	—
Net sales	—	6,507	(i)	6,507	668.8
Cost of goods sold	2,274	-2,274	(ii)	—	—
Materials and services	—	2,274	(ii)	-2,274	-233.7
Salaries and personnel costs	3,056	-3,056	(iii)	—	—
Employee benefit expenses	—	3,056	(iii)	-3,056	-314.1
Other operating costs	435	-435	(iv)	—	—
Other operating expenses	—	435	(iv)	-435	-44.7
Depreciation and write-down of tangible assets and in-house developed software	242	-242	(v)	—	—
Depreciation and amortization	—	242	(v)	-242	-24.9
Operating profit/-loss before amortization of customer contracts (EBITA)	500
Operating profit/-loss (EBIT)	500			500	51.4
Financial income	9	-9	(vi)	—	—
Financial expense	148	-148	(vi)	—	—
Net foreign exchange gains/losses	-43	—		-43	-4.4
Net financial items	-181	—		—	—
Interest and other financial income	—	9	(vi)	9	0.9
Interest and other financial expenses		148	(vi)	-148	-15.2
Profit/-loss before tax	318	—		318	32.7
Taxes	69	-69	(vii)	—	—
Income taxes		69	(vii)	-69	-7.1
Profit/-loss for the year	250	—		250	25.7

Profit/-loss for the year is allocated as follows
Owners of the parent	250	—		250	25.7
Non-controlling interest	—	—		—	—
Total	250	—		250	25.7
[1] For pro forma presentation purposes NOK million have been translated to EUR million with an exchange rate EUR/NOK 9.7291.
i)	Reclassification of NOK 6,507 million from line operating revenue to line net sales.

ii)	Reclassification of NOK 2,274 million from line cost of goods sold to line materials and services.

iii)	Reclassification of NOK 3,056 million from line salaries and personnel costs to line employee benefit expenses.

iv)	Reclassification of NOK 435 million from line other operating costs to line other operating expenses.

v)	Reclassification of NOK 242 million from line depreciation and write-down of tangible assets and in-house developed software to line depreciation and amortization.

vi)	Reclassification of NOK 9 million from line financial income to line interest and other financial income and reclassification of NOK 148 million from line financial expense to line interest and other financial expenses.

vii)	Reclassification of NOK 69 million from line taxes to line income taxes.

The following reclassifications have been made to align EVRY’s historical income statement for the year ended 31 December 2018 with Tieto’s income statement presentation:

	For the year ended 31 December, 2018
(NOK in millions)	EVRY historical (audited)	Reclassi- fications	Note	EVRY historical reclassified	Translation to EUR million[1]
Operating revenue	12,912	-12,912	(i)	—	—
Net sales	—	12,912	(i)	12,912	1,344.9
Cost of goods sold	4,667	-4,667	(ii)	—	—
Materials and services	—	4,667	(ii)	-4,667	-486.1
Salaries and personnel costs	5,710	-5,710	(iii)	—	—
Employee benefit expenses	—	5,710	(iii)	-5,710	-594.7
Depreciation and write-down of tangible assets and in-house developed software	230	-230	(iv)	—	—
Depreciation and amortization	—	216	(iv)	-216	-22.4
Impairment losses	—	16	(iv)	-16	-1.6
Other operating costs	1,283	-1,283	(v)	—	—
Other operating expenses	—	1,283	(v)	-1,283	-133.6
Operating profit/-loss before amortization of customer contracts (EBITA)	1,022
Amortization of customer contracts	1	-1	(iv)	—	—
Operating profit/-loss (EBIT)	1,021	—		1,021	106.4
Financial income	13	-13	(vi)	—	—
Interest and other financial income	—	13	(vi)	13	1.3
Financial expense	217	-217	(vi)	—	—
Interest and other financial expenses	—	217	(vi)	-217	-22.6
Net foreign exchange gain/-loss	-27	—		-27	-2.8
Net financial items	-231	—		—	—
Profit/-loss before tax	791	—		791	82.3
Taxes	151	-151	(vii)	—	—
Income taxes	—	151	(vii)	-151	-15.7
Profit /-loss for the year	640	—		640	66.6

Profit/-loss for the year is allocated as follows
Owners of the parent	640	—		640	66.6
Non-controlling interest	—	—		—	—
Total	640	—		640	66.6
[1] For pro forma presentation purposes NOK million have been translated to EUR million with an exchange rate EUR/NOK 9.6006.
i)	Reclassification of NOK 12,912 million from line operating revenue to line net sales.

ii)	Reclassification of NOK 4,667 million from line cost of goods sold to line materials and services.

iii)	Reclassification of NOK 5,710 million from line salaries and personnel costs to line employee benefit expenses.

iv)	Reclassification of NOK 15 million from line depreciation and write-down of tangible assets and in-house developed software to line impairment losses and NOK 216 million from line depreciation and write-down of tangible assets and in-house developed software to line depreciation and amortization. In addition, reclassification of NOK 1 million from line amortization of customer contracts to line impairment losses.

v)	Reclassification of NOK 1,283 million from line other operating costs to line other operating expenses.

vi)	Reclassification of NOK 13 million from line financial income to line interest and other financial income and reclassification of NOK 217 million from line financial expenses to line interest and other financial expenses.

vii)	Reclassification of NOK 151 million from line taxes to line income taxes.

The following reclassifications have been made to align EVRY’s historical statement of financial position as at 30 June 2019 with Tieto’s statement of financial position presentation:

	As at 30 June, 2019
(NOK in millions)	EVRY historical (unaudited)	Reclassi- fications	Note	EVRY historical reclassified	Translation to EUR million[1]
Goodwill	5,707	—		5,707	588.7
Deferred tax assets	598	—		598	61.7
Other intangible assets	1,099	—		1,099	113.4
Total intangible assets	7,405	—		—	—

Property, plant and equipment	289	—		289	29.8
Right to use assets	1,668	—		1,668	172.1
Total tangible assets	1,957	—		—	—

Investments in associated companies and joint ventures	73	-73	(i)	—	—
Interests in joint ventures	—	73	(i)	73	7.5
Other non-current financial assets	300	-300	(ii)	—	—
Other non-current receivables	—	300	(ii)	300	30.9
Total non-current financial assets	373	—		—	—
Total non-current assets	9,735	—		9,735	1,004.1

Inventories	71	-71	(iii)	—	—
Accounts receivable	1,760	-1,760	(iii)	—	—
Other current receivables	1,102	-1,102	(iii)	—	—
Trade and other receivables	—	2,933	(iii)	2,933	302.6
Bank deposits	341	-341	(iv)	—	—
Cash and cash equivalents	—	341	(iv)	341	35.2
Total current assets	3,274	—		3,274	337.7

Total assets	13,009	—		13,009	1,342.0

Share capital	649	—		649	67.0
Own shares	-3	3	(v)	—	—
Other paid-in equity	1,892	-1,892	(v)	—	—
Share premium and other reserves	—	1,588	(v)	1,588	163.8
Retained earnings	—	301	(v)	301	31.1
Total equity and non-controlling interests	2,538	—		2,538	261.8

Pension liabilities	272	-272	(vi)	—	—

	As at 30 June, 2019
(NOK in millions)	EVRY historical (unaudited)	Reclassi- fications	Note	EVRY historical reclassified	Translation to EUR million[1]
Defined benefit obligations	—	272	(vi)	272	28.1
Deferred tax	12	-12	(vii)	—	—
Deferred tax liabilities	—	12	(vii)	12	1.2
Other provisions for liabilities	2	-2	(viii)	—	—
Provisions	—	2	(viii)	2	0.2
Non-current interest-bearing liabilities	5,301	-5,301	(ix)	—	—
Loans	—	5,301	(ix)	5,301	546.8
Non-current lease liabilities	1,392	-1,392	(x)	—	—
Lease liabilities	—	1,392	(x)	1,392	143.6
Non-current non-interest bearing liabilities	350	-350	(xi)	—	—
Other non-current liabilities	—	350	(xi)	350	36.1
Total non-current liabilities	7,329	—		7,329	756.1

Accounts payable	635	-635	(xii)	—	—
Deductions and duties payable	1,044	-1,044	(xii)	—	—
Trade and other payables	—	2,831	(xii)	2,831	292.0
Tax payable	6	-6	(xiii)	—	—
Current tax liabilities	—	6	(xiii)	6	0.6
Current lease liabilities	305	-305	(xiv)	—	—
Lease liabilities	—	305	(xiv)	305	31.5
Other current liabilities	1,152	-1,152	(xii)	—	—
Total current liabilities	3,142	—		3,142	324.1

Total equity and liabilities	13,009	—		13,009	1,342.0
[1] For pro forma presentation purposes NOK million have been translated to EUR million with an exchange rate EUR/NOK 9.6938.
i)	Reclassification of NOK 73 million from line investments in associated companies and joint ventures to line interests in joint ventures.

ii)	Reclassification of NOK 300 million from line other non-current financial assets to line other non-current receivables.

iii)	Reclassification of NOK 71 million from line inventories, NOK 1,760 million from line accounts receivable and NOK 1,102 million from line other current receivables to line trade and other receivables.

iv)	Reclassification of NOK 341 million from line bank deposits to line cash and cash equivalents.

v)	Reclassification of NOK -3 million from line own shares and NOK 1,591 million from line other paid-in equity to line share premium and other reserves and reclassification of NOK 301 million from line other paid-in equity to line retained earnings.

vi)	Reclassification of NOK 272 million from line pension liabilities to line defined benefit obligations.

vii)	Reclassification of NOK 12 million from line deferred tax to line deferred tax liabilities.

viii)	Reclassification of NOK 2 million from line other provisions for liabilities to line provisions.

ix)	Reclassification of NOK 5,301 million from line non-current interest-bearing liabilities to line loans.

x)	Reclassification of NOK 1,392 million from line non-current lease liabilities to line lease liabilities.

xi)	Reclassification of NOK 350 million from line non-current non-interest-bearing liabilities to line other non-current liabilities.

xii)	Reclassification of NOK 635 million from line accounts payable, NOK 1,044 million from line deductions and duties payable and NOK 1,152 million from line other current liabilities to line trade and other payables.

xiii)	Reclassification of NOK 6 million from line tax payable to line current tax liabilities.

xiv)	Reclassification of NOK 305 million from line current lease liabilities to line lease liabilities.

2) The Merger

The following pro forma adjustments give effect to the Merger on the unaudited pro forma combined statement of financial position as at 30 June 2019.

(EUR in millions)	2a) Adjustments to EVRY historical reclassified[1]	2b) Preliminary Merger Consideration allocation[1]	2c) Transaction costs	2d) Financial arrangements	Merger total
Goodwill	—	884.1	—	—	884.1
Other intangible assets	—	280.4	—	—	280.4
Property, plant and equipment	—	—	—	—	—
Right-of-use assets	—	—	—	—	—
Interest in joint ventures	—	—	—	—	—
Deferred tax assets	—	—	0.8	—	0.8
Defined benefit plan assets	—	—	—	—	—
Finance lease receivables	—	—	—	—	—
Other financial assets at amortized costs	—	—	—	—	—
Other financial assets at fair value	—	—	—	—	—
Other non-current receivables	—	—	—	—	—
Total non-current assets	—	1,164.5	0.8	—	1,165.4

Trade and other receivables	—	—	—	—	—
Financial assets at fair value	—	-2.1	—	—	-2.1
Finance lease receivables	—	—	—	—	—
Current tax assets	—	—	4,8	—	4.8
Cash and cash equivalents	-10.0	-199.1	-30.4	144.5	-95.0
Total current assets	-10.0	-201.2	-25.6	144.5	-92.3
Total assets	-10.0	963.4	-24.9	144.5	1,073.0

Equity and liabilities
Share capital	—	-67.0	—	—	-67.0
Share premium and other reserves		-163.8	—		-163.8
Invested unrestricted equity reserve	—	1,154.9	-3.2	—	1,151.7
Retained earnings	-10.0	-22.8	-19.2	-5.6	-57.5
Equity attributable to owners of the parent	-10.0	901.4[2]	-22.4	-5.6	863.4
Non-controlling interest	—	—	—	—	—
Total equity	-10.0	901.4	-22.4	-5.6	863.4

Loans	—	—	—	150.1	150.1
Lease liabilities	—	—	—	—	—
Deferred tax liabilities	—	61.9	—	—	61.9
Provisions	—	—	—	—	—
Defined benefit obligations	—	—	—	—	—
Other non-current liabilities	—	—	—	—	—
Total non-current liabilities	—	61.9	—	150.1	212.0

(EUR in millions)	2a) Adjustments to EVRY historical reclassified[1]	2b) Preliminary Merger Consideration allocation[1]	2c) Transaction costs	2d) Financial arrangements	Merger total

Trade and other payables	—	—	-2.4	—	-2.4
Financial liabilities at fair value	—	—	—	—	—
Current tax liabilities	—	—	—	—	—
Loans	—	—	—	—	—
Lease liabilities	—	—	—	—	—
Provisions	—	—	—	—	—
Total current liabilities	—	—	-2.4	—	-2.4

Total equity and liabilities	-10.0	963.4	-24.9	144.5	1,073.0

[1] For pro forma presentation purposes NOK million have been translated to EUR million with an exchange rate
EUR/NOK 9.6938.

[2] The following illustrates the pro forma adjustments of the preliminary purchase price allocation affecting the pro forma equity attributable to owners of the parent:

(EUR in millions)	Elimination of EVRY’s equity	Preliminary fair value estimate of Tieto’s shares issued as the Merger Consideration Shares and elimination of the hedging instrument		2b) Preliminary Merger Consideration allocation in total
Share capital	-67.0	—		-67.0
Share premium and other reserves	-163.8	—		-163.8
Invested unrestricted equity	—	1,154.9		1,154.9
Retained earnings	-21.1	-1.7		-22.8
Equity attributable to owners of the parent company	-251.8	1,153.2		901.4

2 a) Adjustments to EVRY’s historical statement of financial position

As part of its remuneration and incentive policy, EVRY has issued certain long-term (LTIP) and short-term (STIP) incentive plans. As per the Merger Plan, the non-vested and/or non-exercised options and restricted stock units under the LTIP and the STIP, which as of the date of the Merger Plan entitle to 3,730,365 shares in EVRY, will be continued and transformed in a value neutral way into restricted stock units or performance shares in the Combined Company, with equivalency in all material respects with regards to economic value, vesting conditions and other terms and conditions, taking into account the strike price of the options and by applying an option conversion ratio of 1:0.1423. If any such currently non-vested options and restricted stock units vest and are exercised prior to completion of the Merger, the economic value of such rights may be fully cash settled by EVRY. Any existing right for EVRY to settle options and/or restricted stock units under the LTIP or the STIP in cash, will continue as a right for the Combined Company.

According to Norwegian Companies’ Act, the participants of the incentive plans have a right in a Merger to demand their rights. Accordingly, it has been assumed in this Unaudited Pro Forma Financial Information that the participants demand EVRY to settle these incentive plans in cash prior to the Effective Date. The value of the incentive plans has been estimated to EUR 10.0 (NOK 97) million.

2 b) Preliminary Merger Consideration allocation to acquired assets and assumed liabilities

The Merger will be accounted for using the acquisition method of accounting where Tieto acquires EVRY. Under the acquisition method of accounting, purchase consideration is allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the estimated preliminary purchase consideration over the estimated fair value of the identifiable net assets acquired will be allocated to goodwill in this Unaudited Pro Forma Financial Information.

The preliminary goodwill from the Merger is calculated as follows:

(EUR in millions)
Merger Consideration	1,353.9
Fair value of assets acquired[1]	1,023.5
Fair value of liabilities assumed	-1,142.5
Fair value of acquired net assets	-118.9
Preliminary goodwill	1,472.9
[1] Fair value of assets acquired:
(NOK in millions)
Total assets	12,912
- EVRY’s goodwill	-5,707
+ Merger Consideration allocation	2,718
Fair value of assets acquired	9,922

Fair value of assets acquired, EUR million	1,023.5

Preliminary estimate of the fair value of the Merger Consideration

The preliminary estimate of the Merger Consideration transferred to EVRY as if the Merger of EVRY occurred on 30 June 2019:

Preliminary estimate of the Merger Consideration	Note	EUR million
Preliminary fair value estimate of Tieto’s shares issued as the Merger Consideration Shares	(i)	1,154.9
Preliminary estimate of Merger Consideration Cash	(i)	199.1
Total		1,353.9

i)	As Merger Consideration, the shareholders of EVRY will receive 0.12 Merger Consideration Shares and NOK 5.28 in cash for each share in EVRY. The fair value of the Merger Consideration is calculated as follows:

Merger Consideration Shares
Closing price of Tieto share on Nasdaq Helsinki on 28 June 2019	26.06
Conversion rate EUR/NOK as at 28 June 2019	9.6938
Tieto share price in NOK	252.6
Agreed share exchange ratio (1 EVRY to 0,12 Tieto)	30.3
EVRY’s total number of shares, millions	369
Merger Considerations in Tieto’s shares, NOK million	11,195.3
Preliminary fair value estimate of Merger Consideration in Tieto’s shares, EUR million	1,154.9

Merger Consideration Cash
Cash NOK/share	5.28
Conversion rate EUR/NOK as at 28 June 2019	9.6938
Cash EUR/share	0.54
EVRY’s total number of shares, millions	369
Merger Consideration Cash, EUR million	201.2
Fair value of cash flow hedge[1]	-2.1
Preliminary estimate of Merger Consideration Cash	199.1

[1] The Group has dedicated a forward contract as a hedging instrument in a cash flow hedge relationship to hedge highly probable forecasted transaction in non-functional currency, that is, the cash component of a consideration payable to EVRY shareholders in a publicly announced merger transaction. The critical terms of the underlying transaction match with the ones of the hedging instrument:

- Nominal amount (sell EUR 196.5 million, buy NOK 1,950 million at forward rate of 9.9233)

- Maturity (both forward contract and underlying transaction is expected to realize by Q1 2020)

For pro forma purposes, the fair value of the hedging instrument at 30 June 2019 amounting to EUR 2.1 million has been used to adjust the preliminary estimate of the Merger Consideration Cash as a basis adjustment after considering the exercise of the hedging instrument. The hedging instrument has, therefore, been eliminated from Tieto’s statement of financial position as at 30 June 2019 by adjusting the financial assets at fair value by EUR -2.1 million, the deferred tax liabilities by EUR -0.4 million and retained earnings by EUR
-1.7 million.

The Merger Consideration is determined based on the fair value of the Merger Consideration Shares and the Merger Consideration Cash portion. The total number of the Merger Consideration Shares to be issued is expected to be 44,316,519 shares (excluding shares in EVRY held by EVRY itself or by Tieto) with an aggregate fair value of EUR 1,154.9 million based on the 28 June 2019 closing price of EUR 26.06 of the Tieto share on Nasdaq Helsinki. The Merger Consideration settled in shares will be recorded in invested unrestricted equity reserve of Tieto.

The preliminary Merger Consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual consideration to be transferred upon the completion of the Merger. In accordance with IFRS, the fair value of the Merger Consideration Shares to be issued by Tieto and the related Merger Consideration Cash portion to be paid corresponding to the total Merger Consideration transferred in the Merger will be measured on the Effective Date at the then-current market price (fair value) of the Tieto share and the related cash portion at the exchange rate on the Effective Date. This requirement will likely result in a Merger Consideration different from the amount used in the Unaudited Pro Forma Financial Information and that difference may be material. A 5% decrease in the Tieto share price would decrease the Merger Consideration expected to be transferred and, as a result, would decrease goodwill and invested unrestricted equity reserve by approximately EUR 58 million, respectively. Similarly, a 5% increase in the Tieto share would increase the Merger Consideration expected to be transferred and, as a result, would increase goodwill and invested unrestricted equity reserve by approximately EUR 58 million, respectively. The number of shares expected to be issued as the Merger Consideration would not be impacted by a change in the Tieto share price due to the agreed share exchange ratio (1 EVRY share to 0.12 Tieto share).

Assets acquired, and liabilities assumed in connection with the Merger

Tieto has made a preliminary allocation of the preliminary Merger Consideration, which is based upon estimates that are believed to be reasonable. As at the date of this Merger Prospectus, Tieto has not completed all of the detailed valuation studies necessary to arrive at the required estimates of fair value for all of EVRY’s assets to be acquired and liabilities to be assumed. Upon the completion of the Merger, Tieto will conduct a detailed valuation of all assets and liabilities as of the Effective Date at which point the fair value of acquired assets and assumed liabilities may materially differ from the amounts presented herein. EVRY’s unaudited consolidated statement of financial position information as at 30 June 2019 was used in the preliminary purchase price allocation presented below and accordingly, the final fair values will be determined on the basis of assets acquired and liabilities assumed at the Effective Date.

The net assets acquired, and the preliminary Merger Consideration allocation are detailed as follows:

(NOK in millions)	EVRY historical reclassified	Adjustments to EVRY historical reclassified	Adjusted EVRY historical reclassified	Preliminary Merger Consideration allocation	Note	Fair value of assets acquired and liabilities assumed	Translation to EUR million[1]
Goodwill	5,707	—	5,707	8,571	(i)	14,278	1,472.9
Other intangible assets	1,099	—	1,099	2,718	(ii)	3,817	393.8
Property, plant and equipment	289	—	289	—		289	29.8
Right-of-use assets	1,668	—	1,668	—		1,668	172.1
Interest in joint ventures	73	—	73	—		73	7.5
Deferred tax assets	598	—	598	—		598	61.7
Defined benefit plan assets	—	—	—	—		—	—
Finance lease receivables	—	—	—	—		—	—
Other financial assets at amortized costs	—	—	—	—		—	—
Other financial assets at fair value	—	—	—	—		—	—
Other non-current receivables	300	—	300	—		300	30.9
Total non-current assets	9,735		9,735	11,289		21,023	2,168.7

Trade and other receivables	2,933	—	2,933	—		2,933	302.6
Financial assets at fair value	—	—	—	—		—	—
Finance lease receivables	—	—	—	—		—	—
Current tax assets	—	—	—	—		—	—
Cash and cash equivalents	341	-97	244	—	2a	244	25.2
Total current assets	3,274	-97	3,177			3,177	327.7
Total assets	13,009	-97	12,912	11,289		24,199	2,496.3

Loans	5,301	—	5,301	—		5,301	546.8
Lease liabilities	1,392	—	1,392	—		1,392	143.6
Deferred tax liabilities	12	—	12	604	(iii)	616	63.5
Provisions	2	—	2	—		2	0.2
Defined benefit obligations	272	—	272	—		272	28.1
Other non-current liabilities	350	—	350	—		350	36.1
Total non-current liabilities	7,329	—	7,329	604		7,933	818.4

Trade and other payables	2,831	—	2,831	—		2,831	292.0
Financial liabilities at fair value		—	—	—		—	—
Current tax liabilities	6	—	6	—		6	0.6
Loans	—	—	—	—		—	—
Lease liabilities	305	—	305	—		305	31.5
Provisions	—	—	—	—		—	—
Total current liabilities	3,142	—	3,142	—		3,142	324.1

Total liabilities	10,471	—	10,471	604		11,075	1,142.5

Total equity in NOK million
Share capital	649	—	649	—		649	67.0
Share premium and other reserves	1,588	—	1,588	—		1,588	163.8
Retained earnings	301	-97	204	10,685		10,889	1,123.3
Total equity in NOK million	2,538	-97	2,441	10,685		13,124	1,353.9

Total equity in EUR million
Share capital	67.0	—	67.0
Share premium and other reserves	163.8	—	163.8
Retained earnings	31.1	-10.0	21.1
Total equity in EUR million	261.8	-10.0	251.8
[1] For pro forma presentation purposes NOK million have been translated to EUR million with an exchange rate EUR/NOK 9.6938.

Fair valuation of assets and liabilities

i)	The goodwill recognized in the unaudited pro forma combined statement of financial position as at 30 June 2019 represents the excess of the preliminary Merger Consideration transferred over the preliminary fair value of identifiable net assets acquired. The preliminary goodwill amount of EUR 1,472.9 million arising in the combination is mainly attributable to synergies and assembled workforce. Tieto expects that the goodwill will not be deductible for tax purposes.

For pro forma presentation purposes, the difference of NOK 8,571 (EUR 884.1) million between EVRY’s existing goodwill of NOK 5,707 (EUR 588.7) million and the preliminary goodwill amount arising in the combination of NOK 14,278 (EUR 1,472.9) million is adjusted in the unaudited pro forma combined statement of financial position.

ii)	The preliminary fair values of other intangible assets have been determined primarily through the use of the “income approach” which requires an estimate or forecast of expected future cash flows. Either the multi-period excess earnings method or the relief-from-royalty method has been used as the income-based valuation method. The following table sets forth the preliminary fair value adjustments of the identifiable other intangible assets, estimated average useful lives representing the amortisation periods and estimated amortisation for the periods presented in this Unaudited Pro Forma Financial Information:

			Estimated amortization
(NOK in millions)	Fair value adjustment	Useful life	For the six months ended 30 June, 2019	For the year ended 31 December, 2018
Customer related intangibles	1,703.0	6	141.9	283.8
Marketing related intangibles	497.0	6	41.4	82.8
Technology related intangibles	87.0	10	4.4	8.7
Contract based intangibles	431.0	4	53.9	107.8
Total	2,718.0		241.6[1]	483.1[2]

[1] Corresponding EUR 24.8 million. For pro forma presentation purposes NOK million have been translated to EUR million with an exchange rate EUR/NOK 9.7291.

[2] Corresponding EUR 50.3 million. For pro forma presentation purposes NOK million have been translated to EUR million with an exchange rate EUR/NOK 9.6006.

Customer related intangibles represent the fair value of the customer relationships with EVRY’s customers. Based on the preliminary valuation, amortisation expense of NOK 141.9 (EUR 14.6) million has been recorded to the unaudited pro forma combined statement of income for the six months ended 30 June 2019 and NOK 283.8 (EUR 29.6) million for the year ended 31 December 2018.

Marketing related intangibles represents the fair value of EVRY’s trademark. Based on the preliminary valuation, amortisation expense of NOK 41.4 (EUR 4.3) million has been recorded to the unaudited pro forma combined statement of income for the six months ended 30 June 2019 and NOK 82.8 (EUR 8.6) million for the year ended 31 December 2018.

Technology related intangibles represents the fair value of EVRY’s technology related intangibles and in-house developed software. Based on the preliminary valuation, amortization expense of NOK 4.4 (EUR 0.4) million has been recorded to the unaudited pro forma combined income statement for the six months ended 30 June 2019 and NOK 8.7 (EUR 0.9) million for the year ended 31 December 2018.

Contract based intangibles represents the fair value EVRY’s order backlog. Based on the preliminary valuation, amortisation expense of NOK 53.9 (EUR 5.5) million has been recorded to the unaudited pro forma combined statement of income for the six months ended 30 June 2018 and NOK 107.8 (EUR 11.2) million for the year ended 31 December 2018.

Income tax effect of EUR 5.0 million and EUR 10.1 million is recognized to the unaudited pro forma combined income statement for the six months ended 30 June 2019 and for the year ended 31 December 2018, respectively, related to the depreciations.

The amortisations and related tax effect will have a continuing impact on the Combined Company’s results.

iii)	Represents the estimated non-current deferred tax liability related to the fair value adjustments reflected in the unaudited pro forma combined statement of financial position (excluding adjustments related to goodwill, which is assumed to be non-deductible).

2 c) Transaction costs

The total costs of EUR 30.4 million expected to be incurred by Tieto and EVRY in connection with the Merger primarily comprise financial, legal and advisory costs as well as costs related to the issue of the Merger Consideration Shares. The estimated transaction costs of EUR 26.4 million has been recorded in other operating expenses in the unaudited pro forma combined income statement for the year ended 31 December 2018 and in retained earnings in the unaudited pro forma combined statement of financial position as at 30 June 2019. The related positive income tax effect of EUR 5.3 million has been recorded in income taxes in the unaudited pro forma combined income statement for the year ended 31 December 2018 and in retained earnings in the unaudited pro forma combined statement of financial position as at 30 June 2019.

The total amount of transaction costs already incurred of EUR 2.4 million have been recorded in Tieto’s and EVRY’s consolidated income statements for the six months ended 30 June 2019 and have been eliminated from other operating expenses for that period as well as from retained earnings and trade and other payables as at 30 June 2019. Related tax effect of EUR -0.5 million has been recorded in income taxes as well as in retained earnings. This adjustment is not expected to have a continuing impact on the Combined Company’s results or financial position.

The estimated costs for issuance of the Merger Consideration Shares amount to EUR 3.2 million (net of taxes) and have been deducted from invested unrestricted equity reserve in the unaudited pro forma combined statement of financial position as at 30 June 2019. The tax effect for the adjustment of EUR 0.8 million is included in the deferred tax assets in the unaudited pro forma combined statement of financial position.

In the unaudited pro forma combined statement of financial position, the total transaction costs of EUR 30.4 million including the unpaid portion of the transaction costs that are not recorded as accounts payable as at 30 June 2019 amounting to EUR 28.0 million has been deducted from cash and cash equivalents.

2 d) New Financing

Tieto has obtained a commitment for financing of the Merger from Nordea and SEB. The New Financing arranged in connection with the combination totals facilities of EUR 950 million, consisting of a EUR 300 million bridge loan facility, a EUR 400 million term loan facility and a EUR 250 million revolving credit facility. In accordance with these financing commitments and the terms agreed therein, Tieto and the banks will sign a facilities agreement relating to the New Financing, which is expected to be syndicated by mid-September 2019. Nordea and SEB will act as mandated lead arrangers and underwriters and SEB as agent for the facilities. If the Merger has not been executed by 1 February 2020, all the facilities will be cancelled immediately and in full. However, such date may be prolonged with a maximum of three months, if the Effective Date is postponed, in accordance with the terms of the Merger Agreement.

According to the agreement the financing will become available on the completion date of the Merger. The bridge loan facility has a maturity of 12 months with an option to extend it with 6 months. Term loan and revolving credit facilities have a term of 5 years. The bridge loan facility shall be used for refinancing a part of the existing indebtedness. Term loan facility purpose is to finance the cash consideration of the Merger, transaction costs and part of the existing indebtedness. Revolving credit facility will replace the existing revolving credit facilities of both Tieto and EVRY. The Unaudited Pro Forma Financial Information reflects the effect of negotiated facilities and related fees that the Combined Company will have during the presented periods.

For pro forma purposes, financial expenses have been adjusted by EUR 1.6 million for the six months ending 30 June 2019 and EUR 2.1 million for the year ended 31 December 2018. The interest adjustment reflects the difference in interest costs between the existing and new financing arrangements. Adjustment to other finance costs consists of differences of the commitment fees between existing revolving credit facilities and the new one in addition to arrangement costs for the new facilities. As a result, the unaudited combined pro forma income statement reflects the effective interest cost of the New Financing.

The following table sets forth the impact of the Merger including the New Financing to financial costs in the unaudited pro forma combined income statement for the six months ended 30 June 2019.

(EUR in millions)	Transaction costs related to bridge loan and term loan facilities	Adjustment to RCF commitment fees	Interest adjustment to current/new funding	Total adjustment
Financial income and expenses, total	-0.5	0.4	1.6	1.6

The following table sets forth the impact of the Merger including the New Financing to financial costs in the unaudited pro forma combined income statement for the year ended 31 December 2018:

(EUR in millions)	Transaction costs related to bridge loan and term loan facilities	Adjustment to RCF commitment fees	Interest adjustment to current/new funding	Total adjustment
Financial income and expenses, total	-3.6	0.8	4.9	2.1

Transaction costs related to bridge loan and term loan facilities and the interest adjustments of to current/new funding have a continuing impact on the Combined Company’s financial expenses.

A total of EUR 700 million Bridge and Term loans deducted by the related transaction costs of EUR 3.2 million is included in the unaudited combined pro forma statement of financial position as at 30 June 2019 adjusted by the repayment of long-term EUR 550.9 (NOK 5,340) million EVRY loans. Capitalized transaction costs of EUR 4.1 (NOK 40) million related to repaid EVRY loans have been included as a decrease of retained earnings. In addition, commitment fees related to the New Financing amounting to EUR 1.4 million have been included as a decrease of retained earnings.

Additional pro forma information

Earnings per share

Pro forma basic earnings per share is calculated by dividing the pro forma net result attributable to equity holders of the parent by the pro forma weighted average number of shares outstanding as adjusted for the Merger.

Pro forma diluted earnings per share is calculated by adding the historical dilution effect to the calculated pro forma weighted average number of shares.

The following table sets forth the pro forma earnings per share attributable to parent company’s shareholders for the periods indicated:

	For the six months ended 30 June, 2019	For the year ended 31 December, 2018
Pro forma result attributable to parent company’s shareholders, EUR million	54.5	130.6
Weighted average number of shares outstanding – historical	73,892,988	73,809,855
Merger Consideration Shares to be issued to EVRY’s shareholders	44,316,519	44,316,519
Pro forma weighted average number of shares outstanding – basic	118,209,507	118,126,374
Dilution effect – historical	157,246	189,324
Pro forma weighted average number of shares outstanding – diluted	118,366,753	118,315,698
Pro forma earnings per share attributable to parent company’s shareholders – basic, EUR	0.46	1.11
Pro forma earnings per share attributable to parent company’s shareholders – diluted, EUR	0.46	1.10

Pro forma adjusted operating profit and pro forma adjusted operating margin

The following tables set forth a reconciliation of the Combined Company’s pro forma adjusted operating profit to pro forma reported operating profit for the six months ended 30 June 2019 and for the year ended 31 December 2018 as well as pro forma adjusted operating margin for the corresponding periods:

	For the six months ended 30 June, 2019
(EUR in millions)	Tieto historical (unaudited)	EVRY historical reclassified	Merger (note 2)	Note	Combined Company Pro forma
Operating profit (EBIT)	54.9	51.4	-22.4		83.9
+ restructuring costs	16.3	—	—		16.3
+/- M&A related items	0.9	2.0	-2.4	2c	0.5
+ amortization of acquisition-related intangible assets	2.2	—	24.8	2b	27.0
+ Share-based options	—	0.7	—		0.7
+ IBM partner agreement	—	16.5	—		16.5
+/- other items	0.8	—	—		0.8
Adjusted operating profit (EBIT)	74.9	70.6	—		145.7

Net sales	811.6	668.8	—		1,480.4
Adjusted operating margin (EBIT), %	9.2	10.5	—		9.8

	For the twelve months ended 31 December, 2018
(EUR in millions)	Tieto historical (unaudited)	EVRY historical reclassified	Merger (note 2)	Note	Combined Company Pro forma
Operating profit (EBIT)	154.7	106.4	-76.7		184.4
+ restructuring costs	9.3	1.5	—		10.8
+ premises related expenses	0.3	—	—		0.3
- capital gains	-4.6	—	—		-4.6
+/- M&A related items	1.4	—	26.4	2c	27.8
+ amortization of acquisition-related intangible assets	5.2	—	50.3	2b	55.5
+ IBM partner agreement	—	56.8	—		56.8
+/- other items	1.8	—	—		1.8
Adjusted operating profit (EBIT)	168.0	164.7	—		332.8

Net sales	1,599.5	1,344.9	—		2,944.4
Adjusted operating margin (EBIT), %	10.5	12.2	—		11.3

INFORMATION ON TIETO

Business of Tieto

General

Tieto is one of the largest IT services and software companies in the Nordics. The company’s value-adding services comprise new data-driven digital services, business critical software solutions, infrastructure services and related capabilities to support customers’ digital transformation, as well as product development services. Tieto’s role varies from advisory and consulting services and the design of services to building and running IT solutions. Tieto aims to co-create new data-driven business models with customers and partners. Value creation and competitiveness are based on leading-edge digital competences, solutions combining best-of-breed technologies, strong integration capabilities, industrialized service delivery and competitive global delivery capability.

Tieto provides IT services for both private and public sectors. Tieto is committed to develop enterprises and society through IT by realizing new opportunities in customers’ business transformation. Tieto’s primary market is in the Nordic countries and it has global presence through selected industry-specific software products, product development services and global delivery centers. For the year ended 31 December 2018, Tieto’s net sales amounted to approximately EUR 1.60 billion and it employed an average of 14 907 persons. Tieto is headquartered in Espoo, Finland and it operates in close to 20 countries.

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. The company aims to combine its software and services capabilities with a strong drive for co-innovation and ecosystems. According to the view of Tieto’s management, Tieto has the leading market position in IT services in Finland, and is among the top three players in Sweden and among the eight leading players in Norway. Tieto has chosen to differentiate itself from its competitors by combining its digital expertise with the best available technologies in solutions that serve its customers in their business renewal. Tieto’s major competitors include both international IT providers, smaller niche players and geographically focused companies. Tieto’s competitors in different industries, services and regions vary, but most actors provide a wide range of consulting, systems integration and managed services.

The following table sets forth Tieto’s annual net sales for its main markets:

	As at and for the six months ended 30 June,		As at and for the year ended 31 December,
	2019	2018	2018
	(unaudited)		(unaudited)
(EUR in millions)
Net sales
Finland	355.3	353.1	692.7
Sweden	310.2	322.7	625.1
Norway	79.6	75.9	155.9

The business name of Tieto is Tieto Corporation (in Finnish Tieto Oyj, in Swedish Tieto Abp). Tieto is a public limited liability company incorporated in Finland, and it is organized under the laws of Finland. Tieto was registered in the Finnish Trade Register on 10 May 1968 and its business identity number is 0101138-5. Tieto’s registered address is Keilalahdentie 2-4, FI-02150 Espoo, Finland, and its telephone number is +358 20 72010. The company’s shares have been listed on Nasdaq Helsinki Oy since 1984 and on Nasdaq Stockholm AB since 1999. The legal entity identifier (LEI) of Tieto is 549300EW2KM4KROKQV31.

History and development of Tieto

Tieto started its business operations in Espoo, Finland in 1968 under the name Tietotehdas Oy. During the first years, it operated mainly as a computer center for its owners. IT systems were developed and maintained mainly for the Union Bank of Finland and its customers, and for a few forest industry companies.

The customer base broadened during the 1970s as midi-computers were introduced alongside the existing mainframe computers. Personal computers became common in the 1980s by which time the operations of consisted of mainframe computer services and software as well as the development of IT systems. Customers represented multiple industries on the basis of which its operations were also organized.

In the 1990s, Tietotehdas Oy experienced rapid growth through a number of acquisitions, mergers and strategic alliances. The company name was changed from Tietotehdas Oy to TT Tieto Oy in 1995 and again to Tieto Corporation in 1998. In 1996, Tieto strengthened its position in the telecom sector considerably through the acquisition of Avancer Oy. In 1999, the Tieto and Enator AB merged, and Tieto Corporation as the surviving entity was renamed as TietoEnator Oyj. TietoEnator Oyj changed its name to Tieto Corporation in 2009.

During the 2000s, the globalization of the IT industry accelerated quickly, speeding up Tieto’s advancement into international markets. Offshore production was started in 2004, as the company’s competitors in India started to enter the Nordic market, making the competition fiercer. In 2007, the company shifted the focus of its operations back to Northern Europe. However, telecom operations was one of the segments which Tieto continued to develop globally.

The importance of horizontal operations and adequate offshore resources kept increasing, and in 2009, Tieto replaced its industry-based structure by a matrix comprising of country organizations, industries and global service lines. Towards the end of the decade, offshore production was increased substantially.

In 2012, Tieto launched a new strategy with focus on providing full life-cycle services and industry expertise. Tieto introduced a new consumption based cloud services, mirrored the core of Tieto’s strategy, which concentrated on the development of four key areas: cloud services, big data, mobility and social media. With the 2016 strategy, Tieto aimed to accelerate growth and the focus was on new data-driven businesses and Tieto’s industry-specific software. On 6 February 2019, Tieto launched a new strategy to enhance competitiveness further.

Tieto and EVRY announced on 18 June 2019 that they have entered into a merger agreement to create one of the most competitive digital services and software companies in the Nordics through a taxable statutory cross-border absorption merger of EVRY into Tieto pursuant to the Norwegian and Finnish Companies Acts. On 26 June 2019 it was announced that Tieto and EVRY have entered into a merger plan in accordance with the Norwegian and Finnish Companies Acts to implement the combination of the companies in accordance with the merger agreement. See “Merger of Tieto and EVRY –Merger Agreement” and “Merger of Tieto and EVRY –Merger Plan”.

Strategy, financial objectives and performance drivers

On 6 February 2019, Tieto launched a new strategy to enhance competitiveness further.

Digital Experience as the main growth driver

Tieto has chosen to focus on services enabling customers’ competitiveness and providing Tieto with the strongest growth potential. The company supports clients in their digital transformation through the design of differentiating service experiences, smart use of data and hybrid cloud solutions. The related services range from consulting to implementation and running the solutions.

Digital citizen services and preventive healthcare are examples of the new cutting-edge services Tieto has been developing. Tieto anticipates that it will add 2,500–3,000 competences to digital experience-related roles during the strategy period 2019–2022. The company currently has strong capabilities in many key areas, such as customer experience management, where Tieto has around 700 experts. A major part of future investments is targeted at offering and competence development in the digital experience area.

Investments in scalable industry software continue

In addition to accelerating digital experience services, the company continues to focus on the Industry Software, Hybrid Infrastructure and Product Development Services businesses. Tieto continues to invest in scalable industry software businesses and drive international expansion of selected globally competitive businesses. With strong capabilities and leading industry software, Tieto is well positioned to ensure customers’ business-critical processes.

With its strong infrastructure foundation, Tieto Hybrid Infra continues to ensure Nordic customers’ business continuity, efficiency and renewal. Product Development Services continues to focus on delivering software R&D services to connect customers’ products. The scope of the services is global and Product Development Services continues to expand its customer base beyond the telecom sector.

Networked ways of working enabling faster time to market and simplified operations

The market change towards shorter and more agile innovation and development sprints is calling for new ways of working. Tieto will adopt networked, simplified ways of working and overlapping roles of administrative nature cease to exist. The change will ensure both faster access to relevant capabilities for customers and faster time to market.

Tieto has been implementing a change in its operating model during the second quarter of 2019. The company anticipates that operational simplification will affect around 700 roles globally and result in annualized gross savings of EUR 30–35 million. The design of operations is ongoing and the impact on each business and country will be specified during the process.

Accelerated value creation is reflected in Tieto’s updated financial objectives which are the following:

●	Growth over 5% (CAGR 2019–2022) – with continued active M&As supporting growth

●	Adjusted operating margin 13%[3] – main drivers include growth, simplified operations and automation

●	Net debt/EBITDA below 2.0 in the long term[4]

●	Aim is to increase base dividend annually in absolute terms.

Performance drivers for the financial year 2019

Tieto aims to grow faster than the market during 2019. To support this ambition, Tieto is committed to actions driving competitiveness and will continue its investments in innovation and growth.

In 2019, acquisitions are expected to support the ambition of accelerating growth. Aggregated annual sales of the companies acquired in 2018 amounted to around EUR 13 million, of which EUR 4 million was included in Tieto’s sales in 2018.

Performance drivers also include:

●	investments in offering development

●	recruitments in new service areas and related competence development

●	salary inflation

●	continued drive for competitiveness and efficiency.

At the Group level, full-year offering development costs are anticipated to remain at around 5% of Group sales. Capital expenditure (CAPEX) is anticipated to remain below 4% of Group sales.

Tieto continues to invest in new capabilities and competencies. In 2018, Tieto recruited around 850 employees (net amount, including attrition), which will also affect the cost base in 2019. Salary inflation is anticipated to

3 Adjusted for amortization of acquisition-related intangible assets, restructuring costs, capital gains/losses, goodwill impairment charges and other items affecting comparability. In accordance with IFRS16, taking effect on 1 Jan 2019.

4 In accordance with IFRS 16, taking effect on 1 January 2019 – equals around 1.5 prior to IFRS 16.

amount to over EUR 30 million in 2019, partly offset by increasing offshoring and the management of the competence pyramid.

Tieto has anticipated that operational simplification will affect around 700 roles globally. In April 2019, Tieto started personnel adjustment processes in Finland, Sweden and the Czech Republic. The personnel reductions have been expected to impact up to 210 employees in Finland, 160 in Sweden and 250 in the Czech Republic. Additionally, the change is anticipated to impact some of the other countries in which Tieto operates. The negotiations in Finland, concluded in May, will result in up to 190 redundancies.

The simplification is anticipated to result in annualized gross savings of EUR 30–35 million, of which around EUR 15 million is expected to affect performance in the second half of 2019. Tieto estimates that related restructuring costs will amount to EUR 20–25 million, of which EUR 13 million were booked during the second quarter and the remainder is anticipated to materialize during the second half of 2019.

The company expects that costs related to the Merger, subject to its approval, will be in the range of EUR 15–20 million and affect operating profit in the second half of 2019 (reported in adjusted items).

Business overview and principal activities

Operating model

As announced on 6 February 2019, Tieto intends to adopt networked, simplified ways of working and renew its leadership model during 2019 to enable faster time to market and co-creation with customers. For the key markets of Finland, Sweden and Norway, a new Managing Partner position has been established in each country to focus on market share growth, on leading the country management network and on accelerating the Digital Experience business in the respective country.

Tieto’s operating model comprises four businesses, forming the reportable operating segments according to IFRS, and country operations. The businesses are: Digital Experience, Hybrid Infra, Industry Software and Product Development Services.

Digital Experience

Tieto’s Digital Experience business comprises consulting services, including design of service experiences and smart use of data, IT architecture consulting as well as implementation of packaged software and Software as a Service solutions, system integration services and application development and management. Application Services, representing close to half of the revenues of the Digital Experience business, comprises long-term agreements. Services are delivered by employees based in the Nordic countries and through delivery centers in India, the Czech Republic and the Baltic countries.

The Digital Experience business offers services actively across industries and currently focuses on large- and mid-sized customers in Finland and Sweden, while also serving customers also in Norway. Customer Experience Management, one of Tieto’s growth businesses with around 700 experts, is an important business area within the Digital Experience business. Tieto also has good capabilities in project, process and change management.

Hybrid Infra

Tieto’s Hybrid Infra business provides enterprises across industries and the public sector with IT infrastructure services, covering a wide variety of different technologies. The hybrid infrastructure foundation is to ensure Nordic customers’ business continuity and renewal and services include capacity services, hybrid cloud orchestration, device management services to end users, multivendor service integration and managed security services. Services are delivered in combination of onsite locations in the Nordic countries and delivery centers in the Czech Republic, India and Estonia.

The Hybrid Infra business aims to ensure 24/7 availability of business-critical applications and serves mostly large and mid-sized customers. The business has a clear geographical focus on Finland, Sweden and Norway. The majority of the Hybrid Infra business is based on long-term outsourcing agreements. The market for the services offered by the Hybrid Infra business is very competitive with service level assurance, price level and security as key drivers.

Industry Software

Tieto’s Industry Software provides industry-specific software products for business-critical processes of clients in the financial services, public and healthcare and welfare sectors as well as in the forest industry and the energy and oil and gas segments. Customers are in the Nordic countries while Tieto also has industry software for its global customers in the payments segment and the oil and gas and forest sectors.

Lifecare, Tieto’s solution for the Nordic healthcare and welfare segment with national reforms planned, is the largest of the company’s industry software solutions. While Tieto provides its Lifecare software as a service, the majority of the business continues to be license-based. In the license-based business revenue comprises solution installations and license fees as well as maintenance, which is typically based on multi-year agreements.

Product Development Services

Product Development Services provides software R&D services. Services are provided globally for communications infrastructure companies, consumer electronics and semiconductor companies as well as automotive industry. Services are currently provided mainly from global centers in Poland, China, the Czech Republic as well as Sweden and Finland. Services offered by the Product Development Services business are typically complementing clients’ own R&D operations and hence provide flexibility for clients’ development activities. Currently, the largest share of the revenue of the Product Development Services business is derived from customers in the telecom sector.

Other operations

Other operations consist of investments and revenue from few specific projects that aim to scale and create future business for Tieto. In addition, Group level costs, e.g. costs related to Global management, Group’s share of support functions and other non-allocated costs are reported under Other operations.

Customer relationships

Customer experience is a top priority for Tieto, and appropriately analyzing and understanding changing needs, their business processes and exact requirements is essential for Tieto’s long-term development and success. Customer expectations and specifications are also reflected in individual customer contracts, which typically comprise several business models.

The content of deliveries, performance obligations and usually also pricing, are defined in the service delivery contracts. Individual service delivery contracts are often structured under a common frame contract where general terms for the service delivery to the customer are defined. In case of changes in customers’ business requirements, it is contractually agreed that the consequent changes in project deliveries are managed throughout the project organization in a standardized manner.

Customer contracts differ as to their duration and severability. While long-term fixed price contracts at the Group level accounted for sales in the amount of EUR 27.5 million for the year ended 31 December 2018, around half of Tieto’s consulting-type revenue is from short-term contracts, and a number of customer agreements have termination for convenience and change of control clauses. In the normal course of business, Tieto also enters into agreements that may provide for indemnification and guarantees to counterparties. These indemnification undertakings and guarantees may require the Tieto to compensate counterparties for costs and losses incurred as a result of various events, including breaches of representations and warranties, intellectual property right infringement, claims that may arise while providing services or as a result of litigation that may be suffered by counterparties. In accordance with market standard, these indemnifications and guarantees may not always include an upper monetary cap.

Offering development and growth businesses

Development of the growth businesses

Tieto’s business is affected by the underlying industry trend that has decreased spending on basic infrastructure services and increased spending on consulting and application services. To capture the growth potential in this trend, Tieto has continuously invested in selected growth businesses. In line with the underlying industry trend, Tieto’s application services and infrastructure cloud saw strong growth in 2018 whereas the traditional infrastructure services declined by 3%. Tieto’s growth businesses increased by around 7% in local currencies, comprising growth of 3% in the selected industry solutions and 17% in growth services listed below.

During the second quarter of 2019, application services growth of 1% was impacted by one large customer insourcing. Sales in infrastructure cloud was up by 10% in local currencies. The decline in traditional infrastructure services decelerated and amounted to 2%.

●	Sales of Tieto’s infrastructure cloud[5] (Infrastructure as a Service and Platform as a Service, sales of around EUR 125 million reported in the Hybrid Infra segment), mainly comprising the company’s private cloud offerings, increased by 15% in local currencies in the full year 2018, and 10% during the second quarter of 2019. In addition to its infrastructure cloud, Tieto provides public cloud services through its OneCloud infrastructure solution as well as through several other public cloud-enabled service practices, including cloud native development, the company’s Datalake solution and Software as a Service, provided by both Tieto and its partners. Tieto is forging ahead with its initiatives to ensure the leading position as a cloud service provider for both application renewal and infrastructure optimization. The implementation of the Public Cloud Programme and the internal training programme to scale up public cloud-certified professionals across service practices continued.

●	Customer Experience Management (sales of around EUR 60 million reported in the Digital Experience segment) posted growth of 16% in local currencies in the full year 2018. During the second quarter of 2019 strong growth continued and sales were up by 13% in local currencies. Tieto’s view is that there is an increasing need for partners that can combine strategy, design and technology in a cost-efficient way. Tieto has gained a strong position due to its holistic, agile and technology-agnostic approach combined with its global delivery capabilities. In November 2018, Tieto acquired Meridium AB, a Swedish company employing about 60 digital customer experience professionals.

●	Security Services’ (sales of over EUR 10 million reported in the Hybrid Infra segment). In the full year 2018, net sales increased by 16% in local currencies. Demand for security services was good due to customers’ increased use of cloud as well as regulatory requirements. Security Services’ sales increased by 29% in local currencies during the second quarter of 2019. Along with the integration of NSEC, acquired in April 2018, Tieto is able to serve customers with demanding requirements related to Nordic cybersecurity services.

●	In Data-Driven Businesses (sales of around EUR 5 million reported partly in the Digital Experience segment and partly in the Other segment), several artificial intelligence-related projects for diverse uses were ongoing across industries. The focus was on driving scale for solutions such as Intelligent Wellbeing, enabling predictive treatment models using healthcare and welfare data, and Empathic Building, utilizing IoT, analytics and system integration to ensure employee wellbeing and efficient workspaces. Additionally, Tieto’s Digital Data Platform (Platform as a Service) solution contributed to the significant growth.

Investments

Capital expenditures

In 2018, Tieto’s full-year capital expenditure totalled EUR 45.0 million. Capital expenditure represented 2.8% of net sales and was mainly related to data centers. Net payments for acquisitions totaled EUR 14.5 million. Offering

5 Based on the infrastructure cloud (Infrastructure as a Service and Platform as a Service), excl. selected services such as cloud-enabled consulting and shared integration services, previously included in cloud services sales.

development costs amounted to around EUR 80 million in 2018, representing 5.0% of Group sales (see below “ – Investments into offering development”). In 2018, Tieto capitalized EUR 3.6 million of the development costs.

In the first half of 2019, capital expenditure totalled EUR 21.9 million. Capital expenditure represented 2.7% of net sales and was mainly related to data centers. Net payments for acquisitions totalled EUR 0.7 million.

Tieto completed the following acquisitions during 2018:

●	Petrostreamz AS, ownership 100% of the shares, effective from 1 February 2018

●	NSEC AB, ownership 100% of the shares, effective from 1 May 2018

●	Meridium AB, ownership 100% of the shares, effective from 1 November 2018

No new acquisitions have been carried out during 2019.

Petrostreamz AS is a growing provider of advanced software and services for integrated asset modeling (IAM) onshore and offshore in the oil and gas industry. The acquisition further expands Tieto’s portfolio of advanced solutions and capabilities in the upstream business of oil and gas industry.

NSEC AB was a Swedish security services company, currently merged to Tieto Sweden AB. The acquisition will further enlarge Tieto’s capabilities in managed security operations, security consulting, as well as product resell and deployment services.

Meridium AB is a focused player in the customer experience area in the Swedish market with Episerver technology as its core. With the acquisition of Meridium AB, Tieto strengthens its presence in Sweden and enhances its capabilities to serve Nordic customers in developing ways to interact with their customers in the digital world.

Investments into offering development

Overall, Tieto’s investments in offering development have doubled since 2013. Tieto’s offering development costs amounted to around EUR 80 million in 2018, representing 5.0% of Group sales. These costs comprise service and product development, which in 2018 focused especially on large-scale technology renewal in industry solutions. Additionally, the costs for related internal development, e.g. automation in infrastructure services, are included in this amount. The largest portion of offering development investments was targeted at selected industry solutions, including the use cases in Tieto’s Data-Driven Businesses.

The following table sets forth Tieto’s investment focus areas and the annual sales of different investment focus areas for the year ended 31 December 2018.

Focus area
Selected industry solutions

● Lifecare (Healthcare and welfare)

● Case Management (Public sector)

● Credit solutions (Financial services)

● Payments (Financial services)

● Hydrocarbon Management (Oil & Gas)

● Production Excellence (Manufacturing sector)

● SmartUtilities (Energy)

Aggregate annual sales	around EUR 410 million

Selected growth businesses	● Data-Driven Businesses ● Cloud services ● Customer Experience Management ● Security Services
Aggregate annual sales	around EUR 200 million

During the period under review, Tieto received financial assistance for employment, research, innovation and product development in the form of grants, loans and tax reliefs from local governments in some of its operating countries. The amount of government financial assistance totaled approximately EUR 0.9 million for the year ended 31 December 2018.

Information technology and security

Tieto’s IT environment comprises three main functionalities: Tieto Corporate IT, customer service enablement and support systems, and customer environments.

Tieto Corporate IT is provided in close collaboration with internal and external service providers. The main focus areas include the facilitation of communication and knowledge-sharing, prudent and efficient financial management as well as appropriate and secure access to information. Tieto business processes supported by Tieto Corporate IT include Enterprise Resource Planning, Human Capital Management, Business Intelligence, and Identity and Access management. Tieto’s internal IT integrates data and workflows with key partners to enable the payroll process, travel processes, healthcare processes and also digitally integrates with the banks to provide eTrade and eInvoice solutions. Authorized, appropriate and secure access to and sharing of information is facilitated by the utilization of several supporting tools and services.

Customer service enablement and support systems offer full functionality and core processes including change, incident and problem management, as well as fulfillment of user requests, to both Tieto and its customers. This is supported by, among others, Tieto’s customer self-service portal, asset management, monitoring, workflow automation, as well as reporting and analytics tools. Tieto’s dedicated secure management infrastructure serves as a secure service route to manage the customers’ resources and services.

Tieto provides computing capacity, applications and services to its customers. Customers’ environments are separated from each other and Tieto Corporate IT. Customers’ environments are configured and managed in accordance with contract requirements, and Tieto Security Services provides security tools and services both to customers and Tieto.

Tieto also acts as a data processor on behalf of its customers, and data controller for personal data for its own systems. In some rare cases, Tieto might also act as a joint data controller with customers. As such, Tieto collects, stores and uses data that is protected by data protection laws in the ordinary course of operations, making protection of customer, employee and company data critical to Tieto. The fact that Tieto also participates in projects involving customers that are providing services essential to the society, such as e.g. healthcare, social security, banking, transportation and other essential services further emphasizes the importance of ensuring safeguards for service continuity, security and privacy.

With close to 100% availability being the basis of trust among customers, stakeholders and society, Tieto’s operational management maintains business continuity planning as a high priority in in order to ensure that redundancy and fault tolerance are at the appropriate level. To reduce the service continuity risk, Tieto constantly reviews, maintains and improves its IT asset management, configuration management and monitoring systems. In order to reduce and appropriately handle service interruptions, Tieto maintains a comprehensive business interruption insurance portfolio, recovery procedures and backups as well as a comprehensive and robust Major Incident Management process.

Tieto’s privacy framework is defined by legal, regulatory and compliance (e.g. GDPR) requirements as well as customer contract specifications. Tieto is also committed to compliance with relevant security standards (e.g. ISO 27001), and best practices. In addition to internal security assessments, Tieto performs regular third-party security audits for security certifications and security and privacy assurance reports. Annual ISAE 3402 audits for Tieto’s data centers and customer specific infrastructure services, describe and document the adequate internal controls for information security and financial reporting. To ensure secure and reliable service provision in practice, Tieto has defined security responsibilities supported by risk-based security controls, and employees are constantly guided to secure behavior.

Risk management

Tieto uses systematic risk management to develop the efficiency and control of business operations as well as their profitability and continuity. The risk management framework consists of the risk management organization, related policies, operating principles, processes and tools. The risk management organization develops and maintains the company’s risk management framework, including risk reporting, risk management governance and follow-up of risk exposures consisting of strategic, financial, operational and compliance risks.

Each process owner is responsible for the continuous development and improvement of the established procedures, including controls and risk management. The Chief Risk Officer (CRO) has the responsibility to arrange and lead Tieto’s risk management. The Internal Audit (IA) assures the efficiency of the framework and risk management in business operations. The Audit and Risk Committee (ARC) monitors the adequacy of the company’s risk management, financial control, and internal audit functions.

The Group Treasury is responsible for managing the Group’s financial risk position and maintaining adequate liquidity. The Treasury Policy, which is approved by the Board of Directors, defines the interest rate risk management principles and allowed interest rate hedging instruments for the Group. In relation to currency risks, the Group’s policy is to hedge all identified currency exposures within the limits defined in the Policy. Foreign currency items are hedged using derivative contracts.

Tieto has also specified its compliance management system, including the compliance organization, steering model and annual plan for compliance-related activities. The Group Compliance Officer is responsible for ensuring the effectiveness and functionality of the governance model and coordinating the compliance work. Tieto internal Privacy, Security and Compliance Board reviews, approves and monitors progress of governance model and annual plan, defines and monitors long-term objectives, and decides on major compliance issues

Intellectual property

Tieto aims to protect all material intellectual property rights that are important to its operations. Intellectual property rights protect Tieto’s products and services and ensure that Tieto has the possibility to market, sell and develop them. Ownership of intellectual property rights enables Tieto to re-use software assets to enable profitable business and new kinds of business models based on asset and intellectual property rights licensing.

In general, Tieto retains the intellectual property rights to its own products and services, including solutions created in customer assignments, and grants customers licenses to use them. Tieto also enters into licensing agreements for the right to use components manufactured by third parties or other third-party intellectual property. In the licensing agreements, Tieto may offer indemnities to customers against liability and damages arising from third-party claims of patent, copyright, trademark or trade secret infringements concerning Tieto’s own intellectual property or software or other solutions developed for the Tieto’s customers. Tieto may also demand indemnities from other parties concerning Tieto’s own intellectual property as well as potential claims against Tieto for alleged infringements.

Tieto strives to establish and protect its brand names and intellectual property through relevant registrations or by other measures and to supervise the operations of third parties in the case of any trademark or intellectual property infringement. There is wide trademark protection for “Tieto” name in order to secure Tieto’s brand identity, and Tieto has registered Tieto as a trademark in several countries, for example in countries in which there is existing Tieto site or Tieto is having business. Tieto incurs costs for the establishment, protection and enforcement of its brand names and intellectual property, and the expansion by Tieto of its business in new markets will increase the costs associated with measures to establish, protect and enforce the brands and intellectual property.

Intellectual property rights have been registered in the name of the parent company Tieto Corporation or its subsidiaries and they are managed at the Group level in accordance with Tieto’s IPR Policy. New patents, trademarks and domain names within Tieto Group shall as a main rule be applied in the name of and owned by Tieto Corporation. This however does not apply to ownership of copyrights protecting the code of software or other intellectual property rights which are not registered.

Sustainability

As a company and corporate citizen, Tieto aims to support the leading global sustainability principles and complies with the requirements of many non-governmental organizations (NGOs) and industry standards. These multi-stakeholder initiatives guide the company in its daily work. Tieto considers social, environmental and economic aspects both in its own business operations, services and solutions and also in regards of its partners and suppliers. To succeed in this, Tieto has three main objectives; minimizing environmental impact, being an ethical forerunner and creating value for its stakeholders. Each business unit in Tieto is responsible for development of sustainable IT solutions. Projects identifying and quantifying positive impacts from IT solutions are carried out in co-operation between relevant business units and Tieto’s sustainability experts on a case by case basis. Tieto has been a signatory of the UN Global Compact principles for environmental care, human rights, worker’s rights and anticorruption since 2010 and complies with the OECD Guidelines for Multinational Enterprises.

Tieto recognizes that climate change is a global concern, which needs to be addressed by all enterprises and organizations. Most of Tieto’s direct environmental burden comes from energy consumption and travel. By simply increasing the efficiency of the daily operations, Tieto has steadily reduced its CO2 emissions. Tieto has implemented an ISO14001 certified environmental management system (EMS) since the end of 1990s. Currently over 90% of operations are covered. Since 2010, Tieto has measured the positive impacts of IT by calculating the CO2 emission avoidance enabled by replacing paper with Tieto’s digital transaction services and other identified services

Tieto has been one of the IT world’s pioneers with its first energy efficiency project taking place in 1978. The project used surplus heat from a data center in Sweden to heat up the nearby offices. Today, energy re-use is a basic requirement in all of Tieto’s new generation data centers, several of which are connected to local district heating networks and providing energy to offices and private buildings. Tieto has been producing corporate responsibility (CR) reports annually since 2009, and qualifies for the GRI (Global Reporting Initiative) G4 core level. Tieto has been awarded with multiple prizes for its responsibility towards the environment and other areas of sustainability.

Tieto respects internationally proclaimed human rights in line with Tieto’s commitment to the UN Global Compact principles on human rights. Tieto is also committed to the principles of the Universal Declaration of Human Rights and endorses responsible business practices and complies with national and international laws and regulations. Tieto has zero tolerance for corruption, works against corruption in all its forms, and requires its suppliers and business partners to follow the same principles and to fully comply with all applicable anti-corruption laws. Tieto’s code of conduct and operational risk management policy are the key policies that define the anti-corruption measures required from Tieto’s employees, agents and suppliers.

Organization

Tieto is the parent company of the Tieto Group, which conducts the operations through its subsidiaries. Overall, Tieto follows a country company structure having one operative company per country, with the exception of the Product Development Business that operates in separate legal entities. The following table sets forth Tieto’s material subsidiaries as at 30 June 2019.

Name	Domicile	Nature of business	Parent company’s holding (%)	Group holding (%)	Book value in the parent company as at 31 December, 2018 (EUR in millions)
Subsidiary shares owned by the Parent company
Tieto Czech s.r.o.	Czech Republic	Operative company	100.0		8.0
Tieto Finland Oy	Finland	Operative company	100.0		137.2
Tieto Latvia SIA	Latvia	Operative company	100.0		10.3
Tieto Netherlands Holding B. V.	Netherlands	Holding company	100.0		24.5
Tieto Norway AS	Norway	Operative company	100.0		172.5
Tieto Poland sp. z o.o	Poland	Operative company	100.0		3.3
Tieto Sweden AB	Sweden	Operative company	100.0		549.3
Avega Group AB	Sweden	Operative company		100.0	45.9
Emric AB	Sweden	Operative company		100.0	34.9
Tieto India Pvt. Ltd.	India	Operative company		100.0	80.8
Tieto Sweden Support Services AB	Sweden	Operative company		100.0	0.0

Supply chain

Tieto uses suppliers who supply IT products and services needed to deliver solutions to its customers. These include hardware, software and IT consultant resources. Tieto also has suppliers delivering products and services needed for its own operations, such as human resources services, facility management and travel services. Tieto’s procurement is centralized and focused on preferred suppliers, which helps to mitigate supply chain related risks.

For the financial year ended 31 December 2018, the total value of procurement amounted to EUR 615 million. Approximately 230 of Tieto’s suppliers represented as much as 80% of Tieto’s procurement spending. The vast majority of purchases took place in the Nordic countries, and purchases from suppliers invoicing from Finland, Sweden or Norway represented over 70% of the total annual purchase volume. In 2018, Tieto carried out supplier management reviews with five of its largest suppliers, who combined equated to 22% of Tieto’s total procurement spending.

Tieto’s Group-level Procurement unit has the responsibility for all procurement activities. Procurement managers who work closely with the business, have the responsibility of making sure that Tieto’s Procurement Policy is followed and that the Supplier Code of Conduct is accepted and confirmed by all of Tieto’s suppliers. Discussions on ethical and environmental topics are a regular part of procurement practices. Tieto’s Supplier Sustainability Programme is the operative framework for supply chain sustainability and signing Tieto’s Supplier Code of Conduct is a basic threshold for suppliers.

Property, plant and equipment

Tieto’s most important premises are its four data centers that are located in Finland and Sweden. The data centers are all leased except for one data center in Finland, which Tieto owns. The key office premises of Tieto are its head office and office premises at Keilalahdentie 2-4, 02101 Espoo, Finland and the office premises in Stockholm (Sweden), Oslo (Norway), Ostrava (Czech Republic) and Pune (EON Free Zone, Kharadi, India), all of which are leased. In addition, smaller server halls located in Tieto’s operating countries are essential for Tieto’s operations.

Tieto’s significant machinery and equipment include the servers and other physical IT infrastructure in Tieto’s data centers and server halls.

Employees

The following table sets forth key data about Tieto’s employees at the end of the periods indicated:

	30 June,		31 December,
	2019	2018	2018
Tieto’s employees
Personnel by segment
Digital Experience	5,292	5,157	5,252
Hybrid Infra	3,295	3,404	3,533
Industry Software	4,142	4,058	4,038
Product Development Services	1,617	1,570	1,608
Segments Total	14,346	14,188	14,431

Other operations	755	768	759
Group total	15,101	14,956	15,190

Personnel by country
Finland	3,306	3,440	3,392
Sweden	3,072	3,097	3,106
India	2,709	2,713	2,721
Czech Republic	2,527	2,401	2,538
Latvia	694	629	671
Poland	681	648	662
Norway	612	595	607
China	489	480	497
Estonia	284	291	301
Austria	167	148	162
Lithuania	112	111	115
Other	448	402	418
Group total	15,101	14,956	15,190
Onshore countries	7,402	7,507	7,498
Offshore countries	7,699	7,449	7,692
Group total	15,101	14,956	15,190

Key skills and competences required of employees include deep knowledge of IT and the latest technologies, together with an understanding of specific industry and customer needs. The demanding operating environments in developing require the recruiting and retaining an adequate number of employees with sufficient knowledge and experience of the local business environments, legislation, regulations and cultures.

In 2018, Tieto recruited over 3,100 new employees in professions such as software developers, architects and consultants. Targeted efforts to recruit young professionals (aged 30 or younger) were also successful and during the year 1 453 individuals were on boarded. Although attrition was on the rise during 2018 across Tieto’s markets, the company, however, was successful in attracting and retaining talent. The 12-month rolling employee turnover stood at 12.2% (11.3) at the end of December 2018. Group-level salary inflation is expected to be close to 4% on average in 2019.

Tieto’s recruitments have focused on roles such as software developers, industry consultants, solution consultants and eCommerce specialists. The number of full-time employees amounted to 15,101 at the end of June 2019, up from 14,956 for the same period in 2018. The number of full-time employees in the global delivery centers totalled 7 699, or 51.0% of all personnel, up from 7,448 and 49.8% for the same period in 2018. In the first half of 2019, the number of full-time employees was down by a net amount of 89, including net recruitments of around 400 and redundancies of around 500.

Attrition has been on the rise across Tieto’s markets. The company, however, has been very successful in attracting and retaining talent. The 12-month rolling employee turnover stood at 12.5% at the end of June 2019, up from 11.5% for the same period in 2018.

To reduce the risks of high employee turnover, Tieto implements unified delivery models across sites and offers its employees challenging jobs, diverse development possibilities, social recognition and training opportunities as well as interesting career paths through job rotation. Furthermore, Tieto has competitive compensation packages, including a company-wide incentive system. Attractive recruitment tools, strategies, talent management and competence development have a high strategic priority at Tieto. Tieto believes that building an excellent employee experience, encouraging a curiosity-based learning culture, having diversity and inclusion as integral parts of Tieto’s values and being an ethical forerunner are important parts of the equation. Tieto also focuses on Employer Branding to build and strengthen Tieto’s image as an attractive employer both internally and externally.

Tieto follows the principle of equal opportunity. Tieto’s Code of Conduct Policy and Human Resource Policy outline the principles for diversity and inclusion. Each of Tieto’s country operations are responsible for planning and conducting activities which support the overall diversity and inclusion goals. All employees are entitled to good leadership and professional growth. Tieto’s commitment to diversity and inclusion is shown in the composition of Tieto’s employees. 24 nationalities are represented at Tieto’s headquarters in Espoo, Finland, and 34 nationalities at Tieto’s Stockholm office in Sweden. In 2018, Tieto was acknowledged in particular for its work with gender equality by Equileap, which ranked Tieto among the top 25 companies globally in gender equality in 2018, the highest placed technology company on the list.

Tieto supports freedom of association and collective bargaining as defined in the International Labor Organization (ILO) Declaration on Fundamental Principles and Rights at Work as stated in Tieto’s Code of Conduct. Out of Tieto’s operating countries, Finland, Sweden, Germany, Austria and Lithuania are organized with unions. In addition, based on a personnel representation agreement between Tieto and its employees, there have been two employee representatives traditionally in the Board of Directors of Tieto. Tieto also has a European Works Council (EWC), which is formed based on the above mentioned agreement.

In the countries of operation where collective bargaining is not applied, for example, China and India, Tieto facilitates local forums to address collective bargaining matters. One example is the Anti-Harassment Committee (AHC) in India, a body with representatives from various units of Tieto India, addressing complaints of harassment. The Tieto Human Resources (HR) Policy serves as the overall strategic direction for Tieto’s people practices, and applies to all employees and operations globally. This policy states that Tieto supports and respects the principles set out in the United Nations Universal Declaration of Human Rights and the ILO Declaration on Fundamental Principles and Rights at Work.

Material agreements

Tieto and EVRY announced on 18 June 2019 that they have entered into a merger agreement to create one of the most competitive digital services and software companies in the Nordics through a taxable statutory cross-border absorption merger of EVRY into Tieto pursuant to the Norwegian and Finnish Companies Acts. On 26 June 2019 it was announced that Tieto and EVRY have entered into a merger plan in accordance with the Norwegian and Finnish Companies Acts to implement the combination of the companies in accordance with the merger agreement. See “Merger of Tieto and EVRY – Merger Agreement” and “Merger of Tieto and EVRY –Merger Plan”.

Other than the above, between the period 1 January 2017 and the date of this Merger Prospectus, Tieto has not, outside its ordinary course of business, concluded material agreements where Tieto or some company in Tieto Group has been a party to, or based on which some Group company would have material obligations or rights from Tieto Group’s perspective.

Insurance

Tieto’s management estimates that Tieto Group is insured adequately and in a manner consistent with market practice. The scope of Tieto’s insurance coverage is developed to correspond to the needs of Tieto and risks regarding its operations. Professional liability and products liability insurances, professional indemnity, property and business interruption insurance, management liability insurance, cyber insurance and global crime insurance are covered through global master policies, on the basis of which the insurance coverage is uniform for Tieto. The insurance programs consist of a master policy issued in Finland and local policies included in the insurance program issued in selected countries. In addition to the above insurance programs, Tieto has locally arranged personnel insurances.

Sums insured and deductibles agreed in the insurance contracts are applied to Tieto’s insurance policies. The terms and conditions of the insurances are subject to restrictions typical of such insurances. In the view of Tieto’s management, the scope of Tieto’s insurance policies is in accordance with the industry and market practices and they cover risks against which insurance can be considered appropriate for Tieto’s needs and business circumstances. The insurance policies do not, however, necessarily cover all damage incurred by Tieto.

Legal proceedings

Other than as disclosed below, there are no governmental, legal, arbitration or administrative proceedings against or affecting Tieto or any of its subsidiaries (and no such proceedings are pending or threatened of which Tieto is aware) during a period covering at least the previous 12 months which have or may have in the recent past, individually or in the aggregate, significant effects on the profitability or the financial position of Tieto or of Tieto and its subsidiaries taken as a whole.

In Belarus, a former Tieto salesperson was found guilty and convicted for bribing a public official in 2018. The police investigation prior the trial and the trial concerned the person as an individual, not Tieto as a company. Related to this case, Tieto also conducted its own investigations regarding the misconducts with the support of two independent audit firms (EY, KPMG). The investigations confirmed a misuse of Tieto’s assets that had taken place mainly during 2010–2016 by a dishonest third party company to whom Tieto had paid invoices but had not received actual services in return. The financial loss of approximately EUR 3 million is considered immaterial in the Group’s context and is expected to be recoverable to some extent under the Group’s Crime insurance policy.

Further, Tieto Latvia SIA received an information request from Latvian authorities on 15 May 2019. The specialized anti-corruption authority of Latvia has initiated their own investigation based on the Belarussian court judgement with the aim to investigate whether the convicted individual person committed the crime by “representing the interests” of Tieto Latvia. Tieto has collected and submitted material to fulfil the information request.

In December 2018, Tieto had a GDPR incident with City of Stockholm which was reported during the same month to Datainspektionen, the Swedish data protection authority, and to police authorities in January 2019. No specific claims from either the City of Stockholm or Datainspektionen have been put forward to Tieto as at the date of this Merger Prospectus. There is a possibility that fines may be imposed, in addition to which it is possible that the City of Stockholm would claim damages from Tieto. As at the date of this Merger Prospectus, Tieto is unable to estimate the amount of fines or damages; however, the number of data subjects affected by the incident was moderate, and the root cause for the incident was corrected soon after its discovery. Tieto does not expect the direct financial exposure from the incident to be significant at the Group level,

Outlook and trend information

Outlook

This section “Outlook” contains forward-looking statements. These statements are no guarantees of Tieto’s future financial performance. Tieto’s actual result or financial position may differ in a material way from the result or financial position contained in or implied by the forward-looking statements. This may be due to several factors, which are described, among others, in sections “Risk factors” and “Forward-looking statements”. This section “Outlook” concerns Tieto as a separate company and should not be interpreted or construed to concern the Combined Company after the Effective Date. Undue reliance should not be placed on these forward-looking statements.

In 2019, Tieto expects its full-year adjusted6 operating profit (EBIT) to increase from the previous year’s level (EUR 168.0 million in 2018) added by the impact of IFRS 167 to maintain the comparability after the adoption of the new standard.

These estimates gave been prepared on a basis which is comparable with Tieto’s historical financial information and consistent with Tieto’s accounting policies. Tieto’s outlook for 2019 is based on estimates and assumptions by the company’s management regarding revenue and adjusted operating profit according to the company’s segment reporting, as well as regarding development in the IT market. Outlook is also based on Tieto’s order backlog for the rest of 2019 as well as the management’s estimate regarding the development of the segments, as well as on the market outlook. The most significant factors affecting revenue and operating profit on which Tieto can have an influence are sales and pricing, project management and project risk management, offering development, cost management and measures affecting the capital efficiency. Factors outside of Tieto’s sphere of influence are connected mainly to economic outlook, changes in foreign exchange rates, the availability of resources, competition and the development of the IT market and technologies.

IT market development

According to the view of Tieto’s management, the IT market continues to be dynamic, offering good opportunities for co-innovation with customers. Data is the prime enabler of the change and a large-scale revamp of business models is needed across industries. Enterprises and public institutions are increasing their investments in innovating new differentiating experiences, providing a significant opportunity for IT service providers. Operational agility and innovation of new data-driven business models while ensuring business continuity remain high on customers’ agenda.

In 2019, the Nordic IT market is anticipated to grow by 2–3%. The mix is continuing to see a major shift, with increased spending on consulting and application services and reduced spending on basic infrastructure services. The market for new services built around design, data and new cloud-native applications is anticipated to grow in the double digits.

6 Adjusted for amortization of acquisition-related intangible assets, restructuring costs, capital gains/losses, goodwill impairment charges and other items affecting comparability. In the 2018 Report of the Board of Directors of Tieto the adjusted operating profit (EBIT) of EUR 162.8 million included EUR 5.2 million in amortization of acquisition-related intangible assets. In the comparison figure of EUR 168.0 million in current outlook, amortization of acquisition-related intangible assets is excluded.

7 The company estimates that the adoption of IFRS 16 will have a positive impact on operating profit in 2019. In the first half, the impact on EBIT was EUR 2.0 million.

Technology forms the backbone of the pursuit of this agenda. It is assumed that well-orchestrated hybrid infrastructure will ensure business agility and optimize costs. The technology architectures remain hybrid across public cloud, private cloud and on-premise platforms. Public cloud is assuming a greater significance while demand for private cloud and traditional infrastructure services is expected to remain good. Spending on public cloud is expected to grow annually by 25–30% and private cloud by 10–15% in the coming years.

The outsourcing market is shifting to be more application-centric, with increased efficiency requirements and price erosion in infrastructure services. Agreement terms are changing and the size of outsourcing contracts continues to shrink with the adoption of agile development practices (e.g. DevOps) and automation.

Demand for people and skills remains high. The same technology capabilities as in the software and IT services sector are needed across all industries.

Customer industry trends

Due to Tieto’s dependence on certain key customers operating in certain key sectors, Tieto’s business and the results of its operations are also impacted by these sectors’ general trends and developments. The most relevant industry trends impacting Tieto are presented below according to the view of Tieto’s management.

●	In the financial services sector, the digital transformation and core system renewals are expected to continue. Compliance with new regulations, open banking digitalization and real-time payments are driving fundamental changes in the sector. The rapid market changes have also increased demand for a variety of competences, resulting in temporarily increased cost inflation pressures across the Nordic countries. There is a clear shift towards Software as a Service delivered on secure cloud platforms and consumption-based models. In infrastructure services, price pressure has remained strong and there is a clear trend for demand to shift towards the public cloud.

●	In the public sector, the digitalization of services and processes is expected to continue with efficiency and citizen experience as key drivers. High demand for consulting services and system administration is attributable to the fact that many customers are experiencing a shortage of skillful competences. In Finland, Tieto is actively participating in Government development programmes and demand is good for case management solutions and new data-driven offerings, for example.

●	In the healthcare and welfare sector, the digitalization trend is expected to continue to support easier and faster access to healthcare for citizens. All the Nordic countries are planning ambitious largescale projects to enhance eHealth. The prevailing trend is to move towards integrated healthcare and welfare systems supporting seamless care. Additionally, there is increased interest in artificial intelligence-based solutions, which is also attracting new startups into the market. In Finland, the social and healthcare reform has been postponed, resulting in some delays in the large-scale renewal of the Electronic Health Record; however, the reform is expected to provide good opportunities in the coming years. In Sweden, the focus is on the ongoing procurement of the Electronic Health Record.

●	The Nordic manufacturing sector is expected to continue to experiencing a shift from traditional production and distribution models to a more service-driven business model, and clients are seeking ways to adapt their ways of working accordingly. This is leading to the renewal of core business processes and systems as well as increased investments in intelligent data-driven solutions. Customer experience is becoming increasingly important in the B2B segment, while at the same time there is a continuous focus on efficiency improvements.

●	In the forest sector, there is a greater focus on finding new innovative applications for wood-based products as an alternative to fossil-based materials. In the paper industry, the need to lower production costs is expected to continue driving the adoption of new digital solutions, such as Smart Manufacturing using IoT, advanced robotics and analytics. Companies in the pulp and paper sector in the Nordics are starting to prepare for the modernization of their enterprise applications in the coming years to enable themselves to be more agile and adaptive to market demands.

●	In the retail and logistics sector, enterprises are investing in new digital commerce, marketing and payment capabilities to be able to provide a seamless customer experience in all interaction across different touchpoints. In logistics, smart turnkey delivery solutions and new legislation supporting peer-to-peer logistic solutions is poised to revolutionize consumer deliveries in the Nordics, particularly in the urban landscape. The instore experience is increasing its importance as a means of differentiation in online retail competition. Retailers use data and analytics to better understand and predict consumer demand and plan their assortments accordingly.

●	The energy utility market is going through many changes, mainly driven by regulatory requirements. The Advanced Meter Infrastructure market is preparing for the second generation of Smart Meters, helping consumers increase awareness of their energy consumption. The first signs of a more dynamic market are evident, with consumers starting to play an active role in the distributed energy market. In the oil & gas market, the market for new development projects is experiencing continued recovery, and demand for solutions that target increased productivity is improving.

●	In the telecom sector, new opportunities based on 5G is expected to enable telecom providers to diversify into new value-added services and provide key platforms for IoT- and cognitive automation-based innovations. Telecom service providers continue to explore new areas and services to generate additional revenue. The sector continues to pursue increased efficiency through automation and cloudification of core operations. Closer co-operation between telecom and media companies with a view to providing convenient consumer-specific content is anticipated to provide growth opportunities in both segments. Additionally, data and consumer insight is expected to be a growth driver for both the telecom and media sector.

Key factors affecting results of operations

Tieto’s business and results of operations are influenced by a number of factors, some of which are outside of Tieto’s control. The following key factors, among others, have had or may have, an effect on Tieto’s business and results of operations:

●	growth and structural shifts in the Nordic IT services market;

●	investments in offering development;

●	acquisitions;

●	currency fluctuations impacting consolidated sales and profitability;

●	operating costs driven by headcount;

●	continued drive for competitiveness and efficiency; and

●	dependence on certain key customers and industries.

These factors are described in more detail below.

Growth and structural shifts in the Nordic IT services market

The results of Tieto’s business operations are dependent on the general developments in its geographical and operational core markets. The global market for product development services is expected to develop favourably as the demand for advanced software engineering is expected to increase across several industry sectors. In 2019 the Nordic IT market is anticipated to grow by 2–3% according to the view of Tieto’s management, and Tieto is seeking to grow faster than the market in the long term. Simultaneously with the general growth trend, customers are shifting their spending towards business-led renewal with a focus on both unleashing value from data and on efficiency improvement. The market for new services built around data and design is anticipated to grow double-digit over the next few years, with an increasing need for partners that can combine strategy, design and technology in a cost-efficient way.

These trends have resulted in a major shift in the business mix demanded by customers, which has generally resulted in a two-fold development. While spending on basic infrastructure services has declined, spending on consulting and application services that can unleash value from data has increased. Tieto has estimated that sales in growth businesses will experience compound annual growth of 10 – 20% in the period of 2016 – 2020, while sales of traditional services would decrease on a compound annual basis by 5 – 10% in the same period. During the first quarter of 2019, the decline in traditional infrastructure services continued and amounted to 6%. The decline in traditional infrastructure services decelerated in the second quarter of 2019 and amounted to 2%. Sales of application services grew by 3% in the first quarter of 2019 and by 1% in the second quarter of 2019.

Investments in offering development

To realize its ambitions of continued growth outpacing the market, Tieto expects to continue investing in innovation and growth with investments focusing on offering development, development of new competences as well as acquisitions. Investments in standardization and automation are also expected to continue in order to drive improvements in productivity and quality.

One of Tieto’s performance drivers and a significant factor in accelerating future growth is investments in offering development. Offering development costs have doubled since 2013 and at the Group level, full-year offering development costs are anticipated to remain at around 5% of Group sales in 2019, the same percentage level as in 2018. In 2018, Tieto’s offering development costs amounted to around EUR 80 million. These costs comprise service and product development, which in 2018 focused especially on large-scale technology renewal in industry solutions. Additionally, the costs for related internal development, e.g. automation in infrastructure services, are included in this amount. In 2018, Tieto capitalized EUR 3.6 million of the development costs. During the first half of 2019, Tieto capitalized EUR 6.1 million in offering development costs. Costs including both expensed and capitalized offering development investments remained at the level of the first half of 2018.

For more detailed information, see “ – Business of Tieto – Business overview and principal activities – Offering development and growth businesses”.

Acquisitions

Over the recent years, Tieto has continued to seek growth and competitiveness through focused acquisitions. In 2018 it acquired Petrostreamz AS within Oil & Gas, NSEC AB within Security Services and Meridium AB within Digital Customer Experience. Aggregated annual sales of the companies acquired in 2018 amounted to around EUR 13 million, of which EUR 4 million was included in sales for 2018. The total impact of acquisitions, including the impact of the acquisition of Avega in 2017 added sales of around EUR 45 million for 2018.

With its active acquisition agenda, Tieto has accelerated its software businesses and consulting capabilities, aligned with its strategic ambition to be the first choice for business renewal for Tieto’s customers. In 2019, acquisitions are also expected to support the ambition of accelerating growth.

For more detailed information, see “ – Business of Tieto – Investments”.

Currency fluctuations impacting consolidated sales and profitability

Tieto Group conducts operations across multiple jurisdictions and executes transactions in several currencies. This exposes the Group to the impact of currency fluctuations, which arise from foreign trade, cash management and internal funding in foreign currencies. Translating the balance sheets and income statements of Group companies into euros also creates a translation exposure, which have impacted Group-level sales and profits in the periods indicated in this Merger Prospectus. Swedish krona, Norwegian krona, Czech koruna, Indian rupee, Polish zloty and US dollar are the largest currencies in the exposure.

Currency fluctuations resulting mainly from the weaker Swedish krona had a negative impact on sales of EUR 47 million in 2018 (with a negative impact of around EUR 8 million on operating profit). During the first half of 2019, currency fluctuations had a negative impact of EUR 13 million on sales, mainly due to the weaker Swedish Krona. Currency changes also had a negative impact of around EUR 2 million on operating profit,

Operating costs driven by headcount

Tieto’s dynamic business environment impacts its competence needs, as its success builds on innovation, attracting talent, skills renewal, business knowledge and the maturity of the organization. The performance of its employees and managers both locally and in its delivery centers worldwide is key to its success. The emergence of new business models and the constant need to accelerate innovation and efficiency continue to drive competence renewal, and Tieto therefore continues to invest in new capabilities and competences.

In 2018, Tieto recruited around 850 employees (net amount, including attrition), which is also expected to affect the cost base in 2019. Net recruitments in IT services were around 750, and in Product Development Services close to 100. Additionally, acquisitions added around 50 employees (net of acquisitions and divestments), increasing the full-year net amount of full-time employees by around 900. While attrition was on the rise during 2018 across Tieto’s markets, Tieto has been very successful in attracting and retaining talent. The 12-month rolling employee turnover stood at 12.2% at the end of December 2018. The number of full-time employees at the end of December 2018 amounted to 15,190, an increase from the amount of 14,329 in the previous year. The number of full-time employees at the end of June 2019 amounted to 15,101. In the first half of 2019, the number of full-time employees was down by a net amount of 89, including net recruitments of around 400 and redundancies of around 500.

The aim of Tieto’s reward practices is to ensure that it can hire and retain top talent and offer market competitive total compensation. While headcount is thus a significant factor impacting Tieto’s employee-related cost-base, the need to hire and retain top talent also creates significant upward pressure on compensation levels. Salary inflation is anticipated to amount to over EUR 30 million in 2019, partly offset by increasing offshoring and management of the competence pyramid.

In addition to increased salary expenses, salary inflation and other employee benefit costs, the increase in Tieto’s headcount also drive increases in other operating costs. These include e.g. increased training costs from reskilling and developing employee competences and the need to acquire and upgrade equipment for employees. While Tieto has implemented more restrictive travelling policies, the savings resulting therefrom may be offset by the fact that less business trips per person might still result in increased total travelling costs, as trips would be undertaken by a larger number of employees. Additionally, while premises-related costs have been decreasing, significant changes in the number of personnel may also require investments in new or larger premises to accommodate a larger number of employees, and to ensure appropriate working facilities.

Continued drive for competitiveness and efficiency

Tieto’s business requires substantial investments in R&D, competence renewal and offering development, resulting in costs that put pressure on profitability. Additionally, while acquisitions have increased total net sales of the Group, they have also contributed to increases in the total cost base of the Group, with additional costs resulting from integration measures.

While market demand is driven by the accelerating demand for new innovations which require substantial investments, there are also simultaneous requirements for stronger productivity. In order to meet the challenge arising from reconciling these demands, Tieto has in the past undertaken measures to increase its competitiveness while enabling continued investments and strengthening its position as a customers’ first choice for business renewal.

Tieto’s new operating model to drive agile operations and future growth was completed during the second quarter of 2019. Operational simplification is anticipated to result in annualized gross savings of EUR 30–35 million, of which around EUR 15 million is expected to affect performance in the second half of 2019.

Tieto currently anticipates that operational simplification would affect around 700 roles globally. The design of operations continues over the upcoming months and the impact on each business and country will be specified during the process. In parallel, Tieto however also intends to increase investments in design- and data-centric capabilities and anticipates that the company will add 2,500– 3,000 competences for these roles during the strategy period.

Dependence on certain key customers and industries

To diversify its business, Tieto provides services to several different industries and aims to develop its business mix with a view to providing new hybrid cloud solutions, thereby strengthening its position amongst both current and new customers. An industrialized and standardized approach to providing services and solutions, employing automated processes, is a means of improving competitiveness and reducing risk.

Tieto is however currently dependent on certain key customers operating in certain key industries, with approximately 29% of the Tieto Group’s net sales in 2018 being attributable to the ten (10) largest customers of the Group. The largest clients represent industries such as the public sector, healthcare and welfare, telecommunications, financial services, retail as well as pulp and paper. Due to the significant importance of these sectors, Tieto’s business is thus indirectly impacted by the trends driving the transformation and growth of these industries, which are described in more detail under “ – Customer industry trends” above.

Overview of disclosed information over the last 12 months relevant as at the date of this Merger Prospectus

In addition to annual and interim reports, notifications of change in major ownership, and notifications of transactions by persons discharging managerial responsibilities at Tieto or their related parties, Tieto has disclosed the following information under Regulation (EU) No 596/2014.

Disclosures relating to the Merger

Tieto and EVRY announced on 18 June 2019 that they have entered into a merger agreement to create one of the most competitive digital services and software companies in the Nordics through a taxable statutory cross-border absorption merger of EVRY into Tieto pursuant to the Norwegian and Finnish Companies Acts. See “Merger of Tieto and EVRY – Overview of the Merger”.

Tieto announced on 26 June 2019 that Tieto and EVRY have entered into a merger plan in accordance with the Norwegian and Finnish Companies Acts to implement the combination of the companies in accordance with the merger agreement announced on 18 June 2019. See “Merger of Tieto and EVRY – Merger Plan”.

Strategy-related disclosures

Tieto announced on 6 February 2019 that it will embark a new strategy to accelerate customers’ design and data-led innovation and renewal in the Nordics. See “Information on Tieto – Business of Tieto – Strategy, financial objectives and performance drivers”.

In accordance with the networked ways of working, Tieto’s leadership team will be transformed into a new Tieto leadership network headed by Kimmo Alkio, President and CEO. The appointments include a new management role to be established. Tieto has made the following appointments in the Tieto leadership network, effective from 1 April: Satu Kiiskinen, Managing Partner, Finland, Håkan Dahlström, Managing Partner, Sweden, Petteri Uljas, Head of Hybrid Infra, Christian Segersven, Head of Industry Software, Tom Leskinen, Head of Product Development Services, Ari Järvelä, Head of Centers of Excellence, Katariina Kravi, Chief People and Culture Officer, Julius Manni, Chief of Experience, Markus Suomi, Chief of Technology and Quality, Kishore Ghadiyaram, Chief of Strategy, and Tomi Hyryläinen, Chief Financial Officer. Tieto announced on 11 March 2019 that the Managing Partner to Norway is Thomas Nordås.

Tieto’s Board of Directors, Leadership Network and auditors

Board of Directors

The table below presents the members of Tieto’s Board of Directors as at the date of this Merger Prospectus.

Name	Born	Position	Board member since
Kurt Jofs	1958	Chairman	2010
Harri-Pekka Kaukonen	1963	Deputy Chairman	2016
Timo Ahopelto	1975	Member of the Board of Directors	2017
Liselotte Hägertz Engstam	1960	Member of the Board of Directors	2018
Tomas Franzén	1962	Member of the Board of Directors	2019
Johanna Lamminen	1966	Member of the Board of Directors	2016
Niko Pakalén	1986	Member of the Board of Directors	2019
Endre Rangnes	1959	Member of the Board of Directors	2014
Esa Koskinen	1955	Personnel Representative	2014
Robert Spinelli	1957	Personnel Representative	2014

Kurt Jofs has been the Chairman of the Board since 2017 and a member of the Board since 2010. Mr. Jofs is also the Chairman of Tieto’s Remuneration Committee. Previously, Mr. Jofs has acted as the Executive Vice President of Ericsson Group in 2003–2008. Mr. Jofs acts as the Chairman of the Board of Directors of Vesper Group Ab, Chairman of the Board of Directors of Höganas Ab, Chairman of the Board of Directors of Northern Hotels Holding AB, as a member of the Board of Directors of Telefonaktiebolaget LM Ericsson and as a member of the Board of Höganäs AB. Previously Mr. Jofs has acted as a member of the Board of Directors of ASA Transport AB, as a member of the Board of Directors of Flygbussarna Airport Coaches AB and as a member of the Board of Directors of Sony Ericsson. Mr. Jofs holds a Master of Science degree in Engineering.

Harri-Pekka Kaukonen has been a Deputy Chairman of the Board since 2017 and a member of the Board since 2016. Mr. Kaukonen is also the Chairman of Tieto’s Audit and Risk Committee. Previously Mr. Kaukonen has acted as the President and CEO of Sanoma Corporation in 2011–2015, as the EVP, MD of Fazer Bakeries and Confectionery Business area of Oy Karl Fazer Ab in 2010, as the EVP, MD of Fazer Russian Division, Head of Group strategy and M&A in 2007–2009, as the CFO of Oy Karl Fazer Ab in 2003–2007, as a Principal (partner) at McKinsey & Company in 1999–2003 and in various other positions at McKinsey & Company in 1992–1999. Mr. Kaukonen acts as the Chairman of the Board of Directors of YIT Oyj, as the Chairman of the Board of Directors of Lindström Oy, as the Chairman of the Board of Directors of Esperi Care Holding Oy, as the Chairman of the Board of Directors of Suomen Vaka-Palvelut II Oy, as the Chairman of the Board of Directors of Suomen Asuntoneuvoja Oy, and as a member of the Board of Directors of Ahlström-Munksjö Oyj. Previously Mr. Kaukonen has acted as a the Vice Chairman of the Board of Directors of Evli Pankki Oyj, as a member of the Board of Directors of the former Lemminkäinen Oyj, as a member of the Board of Directors of the former Ahlstrom Oyj, as a member of the Board of Directors of AR Packaging Group AB, as a member of the Board of Directors of Renideo Group Oy and as a member of the Board of Directors of the East Office of Finnish Industries. Mr. Kaukonen holds a Doctor of Science degree in Technology.

Timo Ahopelto has been a member of the Board since 2017. Mr. Ahopelto is also a member of Tieto’s Audit and Risk Committee. Mr. Ahopelto has acted as the Founding Partner of Lifeline Ventures Oy since 2009. Previously Mr. Ahopelto has acted as the Head of Strategy and Business Development at Blyk in 2006–2009, as the Founding CEO and the Vice President of Worldwide Commercial Operations of CRF Health in 2000–2006 and as a Consultant at McKinsey & Company in 1999–2000. Mr. Ahopelto acts as a member of the Board of Directors of Solidum Oy, as a member of the Board of Directors of Finnish Business and Policy Forum EVA, as a member of the Board of Directors of Tekes, as a member of the Board of Directors of Startup Foundation and as a member of the Board of Directors of Slush Oy. Mr. Ahopelto holds a Master of Science degree in Technology.

Liselotte Hägertz Engstam has been a member of the Board since 2018. Ms. Engstam is also a member of Tieto’s Audit and Risk Committee. Ms. Engstam has also acted as an Expert Advisor, Digital Corporate Governance for the European Commission since 2017, as the Chairman of the Board of Directors & Research Director at Digoshen since 2015, as a Partner at Stockholm Business Angels since 2014. Previously Ms Engstam acted as the Vice President, Nordic of HCL Technologies in 2008–2014 in various Executive positions at IBM in 1983–2008. Ms. Engstam acts as the Chairman of the Board of Directors of FCG Group, as a member of the Board of Directors of

Zalaris, as a member of the Board of Directors of Transtema Group, as a member of the Board of Directors of Esri S-Group and as a member of the Board of Directors of INSEAD Directors Network, IDN. Previously Ms. Engstam has acted as a member of the Board of Directors of Transcom, as a member of the Board of Directors of KnowIT, Chairman of the Board of Director at Aino Health, as a member of the Board of Directors of Itello. Ms. Engstam holds a Master of Science degree in Civil Engineering and holds a certification IDP-C INSEAD International Board Director.

Tomas Franzén has been a member of the Board since 2019. Mr. Franzén is also a member of Tieto’s Remuneration Committee. Mr. Franzén has previously acted as President and CEO of Bonnier AB in 2014–2018, President and CEO of ComHem AB in 2008–2014, President and CEO of Eniro AB in 2004–2008, President and CEO of Song Networks Holding AB in 2002–2004, President and CEO of AU-System AB in 1999–2002, CEO of AU-System Network AB in 1995–1999, and has held various management positions at ICL Data AB in 1993–1995 and at Nokia Data AB in 1989–1993. Mr. Franzén acts as the Chairman of the Board at Adlibris AB, Bonnier News Group AB, Bonnier Broadcasting AB, Bonnier Magazines and Brands AB, Bold Printing Malmö AB, Dagens Industri, AB Dagens Nyheter, Elajo Invest AB, AB Kvällstidningen Expressen, Helsingbors Dagblad AB, Investeringshuset i Stockholm AB, Mitt Media AB, Sappa Holding AB, Sydsvenska Dagbladets AB and TV4, and as a Board Member of AIK Fotboll AB, Axel Johnson AB, Bonnier Business Press AB, C More Entertainment AB, Dustin Group AB, Hydroscand AB, MTV3 and Ovacon AB. Previously Mr. Franzén has acted as a member of the Board of Directors of Allgon AB, AU-System AB, B2 Holding AB, BTS AB, Com Hem AB, ComHem Communication AB, Eniro AB, Epsilion AB, Evoke Gaming Holding AB, Inspecta Group, IMS Data, Niscayah Systems AB, OEM International AB, OTM Development AB, ProAct IT Group AB, Song Networks Holding AB, Teligent AB and Zenterio AB. Mr. Franzén has studies in Engineering, Industrial Economy at Linköping University.

Johanna Lamminen has been a member of the Board since 2016. Ms. Lamminen is also a member of Tieto’s Remuneration Committee. Ms. Lamminen has acted as the CEO of Gasum Ltd since 2014. Previously Ms. Lamminen has acted as the Executive Vice President and deputy to CEO of Gasum Ltd in 2013–2014, as the CEO of Danske Bank Plc in 2012–2013, as the CFO of Danske Bank Plc in 2011–2012, held various executive positions at Evli Bank Plc in 2005–2011, acted as the CFO of SSH Communication Security Corporation in 1999–2005, as the Managing Director of Arcus Software Oy in 1999, as a Director at Finnetcom Oy in 1996–1999 and as a Controller at Elisa Communications in 1990–1997. Ms. Lamminen acts as the Chairman of the Board of Directors of Gasum AS, as a member of the Board of Directors of Cargotec Corporation, as a member of the Board of Directors of Sampo Plc, as a member of the Board of Directors of Tekniikan edistämissäätiö and as a council member of Savonlinna Opera Festival. Previously, Ms. Lamminen has acted as a member of the Supervisory Board at the Finnish National Opera, as a Member of the Board and a Member of the Audit Committee at Evli Bank and a member of the Board at Kemianteollisuus ry. Ms. Lamminen holds a Doctor of Science degree in Technology and an MBA.

Niko Pakalén has been a member of the Board since 2019. Mr. Pakalén is also a member of Tieto’s Audit and Risk Committee. Mr. Pakalén has been a Partner at Cevian Capital since 2017. Previously Mr. Pakalén has held various management positions at Cevian Capital in 2011–2016 and worked as an Associate and Analyst at Danske Bank Corporate Finance in 2008–2011. Mr. Pakalén holds a Master of Science degree in Economics.

Endre Rangnes has been a member of the Board since 2014. Mr. Rangnes is also a member of Tieto’s Remuneration Committee. Previously Mr. Rangnes has acted as the CEO of Lindorff Group in 2010–2014, as the CEO of EDB Business Partner in 2003–2010, as the Country General Manager of IBM Norway in 1999–2003 and as the Senior Vice President of IBM Nordic in 1997–1999. Mr. Rangnes has acted as the Chairman of the ICT Association (Norway) in 2003–2005 and as a member of the Board of Directors of Relacom in 2005–2010. Mr. Rangnes holds a Bachelor of Business Administration degree.

Esa Koskinen has been a personnel representative in the Board since 2014. Mr. Koskinen has acted as a Test Engineer and Chief Shop Steward at Tieto. Mr. Koskinen holds a Master of Science degree in Economics.

Robert Spinelli has been a personnel representative in the Board since 2018. Mr. Spinelli has acted as a Business Solution Executive and Customer Executive at Tieto. Mr. Spinelli has and education in General Data Processing.

Shareholders’ Nomination Board

Tieto’s Annual General Meeting decided in 2010 to establish a Shareholders’ Nomination Board, which is a body of shareholders responsible for preparing the proposals to the Annual General Meeting for the election and remuneration of the members of the Board of Directors. The Board engages the shareholders of Tieto closely and efficiently for preparation work of the election process of the Board.

The Nomination Board consists of five members. Four of the members represent the four major shareholders who on 31 August held the largest number of votes conferred by all shares in Tieto and who wished to participate in the nomination process. The fifth member is the Chairman of the Board of Directors of Tieto. The term of office of the Nomination Board members expires when a new Nomination Board has been appointed. The Nomination Board itself is an organ that has been established for the time being.

The President and CEO and Leadership Network

Tieto Group’s operative management consists of the President and CEO, the Leadership Network and the related business organizations. The President and CEO is appointed by the Board and he is responsible for the Group’s operative management, internal efficiency and quality. The President and CEO is assisted by the Leadership Network, which includes the country Managing Partners, heads of businesses and Head of Centers of Excellence. Appointments of Leadership Network members are approved by the Chairman of the Board based on the President and CEO’s proposal.

The Leadership Network members are accountable for the performance and development of their management areas and they supervise the operations of the units belonging to their areas. As a general rule, the business units make their own operative decisions and are responsible for conducting their operative duties. The businesses have a profit and loss responsibility. Further, the Leadership Network also monitors Tieto’s sustainability performance and approves the sustainability goals in cooperation with the Board of Directors.

The table below presents the members of Tieto’s Leadership Network as at the date of this Merger Prospectus.

Name	Born	Position	Joined the company
Kimmo Alkio	1963	President and CEO	2011
Håkan Dahlström	1962	Managing Partner, Sweden	2014
Kishore Ghadiyaram	1972	Chief of Strategy	2008
Tomi Hyryläinen	1970	Chief Financial Officer	2018
Ari Järvelä	1969	Head of Centers of Excellence	2001
Satu Kiiskinen	1965	Managing Partner, Finland	2013
Katariina Kravi	1967	Chief People and Culture Officer	2012
Tom Leskinen	1966	Head of Product Development Services	2013
Julius Manni	1978	Chief of Experience	2018
Thomas Nordås	1971	Managing Partner, Norway	2019
Christian Segersven	1975	Head of Industry Software	2013
Markus Suomi	1971	Chief of Technology and Quality	2018
Petteri Uljas	1961	Head of Hybrid Infra	2018

Kimmo Alkio has acted as Tieto’s President and CEO since joining the company in 2011. Previously, Mr. Alkio has acted as the President and CEO of F-Secure Corporation in 2006–2011, as the Vice President of Nokia Networks Corporation in 2005–2006 and in various management positions at F-Secure Corporation in 2000–2005 and in various management positions at Digital Equipment Corporation and Compaq Computer in 1987–2000. Mr. Alkio acts as the Chairman of the Board of Directors of DIGI.FI, as the Vice Chairman of the Federation of Finnish Technology Industries, as an advisory member of the Board of Directors of Finnish Fair Corporation and as a member of the Board of Directors of the Confederation of Finnish Industries. Mr. Alkio holds a Bachelor in Business Administration degree and an Executive MBA degree.

Håkan Dahlström has acted as Tieto’s Managing Partner, Sweden as of April 2019. Prior to his current role, Mr. Dahlström has acted as Tieto’s Executive Vice President, Technology Services and Modernization in 2016–2019, as Tieto’s Executive Vice President, Public, Healthcare and Welfare in 2014–2016. Before joining Tieto, Mr. Dahlström has acted in various positions at TeliaSonera including President, Business Area Mobility, President, Business Area Broadband, President, Mobile Services Sweden in 2001–2012, as a Head of Mobile Research and

Development at Telia Research AB in 1998–2001, as a Deputy Head of Procurement at the Headquarter of the Swedish Armed Forces in 1997–1998, as a Naval Engineer at the Swedish Defense Material Administration in 1992–1997. Mr. Dahlström holds a Master of Science degree in Engineering.

Kishore Ghadiyaram was appointed Tieto’s Chief of Strategy as of April 2019. Prior to his current role, Mr. Ghadiyaram has acted as in various management positions of Tieto in 2008–2019, as Head of Strategy as the latest. Before joining Tieto, Mr. Ghadiyaram has acted as a Solution Architect at SUN Microsystems in 2008, in various positions at Tata Consultancy Services in 1998–2008, as a Senior Engineer at Time Watches Ltd in 1996–1998, as an Assistant Engineer at Shriram Fuel Injection Industries Ltd. in 1994–1996 and as a Software Engineer at PVK Engineers in 1994. Mr. Ghadiyaram holds a Bachelor of Technology degree.

Tomi Hyryläinen was appointed as the Chief Financial Officer and a member of Tieto’s Management Team as of February 2019. Before joining Tieto, Tomi Hyryläinen had an over 20-year career at PricewaterhouseCoopers. Mr. Hyryläinen has gained broad international experience, working both in Sweden and in Silicon Valley, US. Mr. Hyryläinen holds a Master of Science degree in Economics.

Ari Järvelä has acted as the Tieto’s Head of Centers of Excellence as of April 2019. Prior to his current role, Mr. Järvelä has acted as Executive Vice President, Data-Driven Businesses, Business Consulting and Implementation in 2016–2019 and has held various other management positions at Tieto since joining the company in 2001. Before joining Tieto, Mr. Järvelä has acted in various management positions at Rautaruukki Oyj Hämeenlinna Works in 1996–2001. Mr. Järvelä holds a Master of Science degree in Engineering.

Satu Kiiskinen has acted as Tieto’s Managing Partner, Finland as of April 2019. Prior to her current role, Ms. Kiiskinen has acted as Tieto’s Executive Vice President, Industrial and Consumer Services in 2016–2019, as Tieto’s Executive Vice President, Consulting and System Integration in 2013–2016 and as Tieto’s Executive Vice President, Public, Healthcare and Welfare in 2013. Ms. Kiiskinen acts as the Vice President, Corporate Customers, IT Services Business at Elisa Plc and has previously acted in various management positions at Elisa Plc in 2007–2011, as the Managing Director of Bearing Point in 2002–2007, as a Principal Consultant at Netigy in 2001–2002 and as a Consulting Manager at KPMG in 1992–2001. Ms. Kiiskinen holds a Master of Science degree in Economics.

Katariina Kravi has acted as Tieto’s Chief People and Culture Officer as of April 2019. Prior to her current role, Ms. Kravi has acted as Tieto’s Executive Vice President, Human Resources in 2012–2016. Previously, Ms. Kravi has acted in various management positions in Human Resources at Nokia Plc in 1996–2012 and as a legal counsel at Arsenal Oy/Suomen Säästöpankki in 1995–1996. Ms. Kravi holds a Master of Laws degree.

Tom Leskinen has acted as Tieto’s Head of Product Development Services as of April 2019. Prior to his current role, Mr. Leskinen has acted as Tieto’s Executive Vice President, Product Development Services in 2015–2019, as Tieto’s Head of Business Unit in 2014–2015 and in various management positions in Tieto’s Product Development Services in 2013–2014. Before joining Tieto, Mr. Leskinen has acted in various management positions at Nokia in 2002–2013. Mr. Leskinen is a Licentiate of Technology in Telecommunications and holds a Master of Science degree in Compute Technology and a Bachelor of Science degree in Automation Technology.

Julius Manni has acted as Tieto’s Chief of Experience since joining Tieto in April 2019. Before joining Tieto, Mr. Manni has acted as a Senior Vice President, New Business at If Insurance in 2016–2018, Country Managing Director, Finland at Affecto in 2015–2016, Vice President, Process&Technology at If Insurance in 2012–2015, held various digital transformation management positions at If Insurance in 2008–2012 and acted as a Strategy Consultant at Accenture in 2004–2008. Mr. Manni holds a Master of Science degree in Economics.

Thomas Nordås has acted as Tieto’s Managing Partner, Norway since joining Tieto in June 2019. Before joining Tieto, Mr. Nordås has acted as Managing Director of Business Consulting and Head of Sales, Scandinavia at Sopra Steria 2013–2019, Specialist and Associate Partner at McKinsey & Company 2011–2013, Executive Director at Ernst & Young 2005–2011, Manager and Senior Consultant at Mercuri International 2000–2005 and before 2000 he was employed by Norwegian Defence. Mr. Nordås holds Master of Science degree in Mathematics.

Christian Segersven has acted as Tieto’s Head of Industry Software as of April 2019. Prior to his current role, Mr. Segersven has acted as Tieto’s Executive Vice President, Financial Services in 2017–2019, as Tieto’s Vice President, Country Head of Financial Services Finland and Norway, Global Head of Insurance and Wealth

Management Solutions in 2016–2017, as the Vice President, Global Head of Insurance Sector in 2014–2016, as the Vice President, Head of Financial Services Finland in 2013–2014. Before joining Tieto, Mr. Segersven has acted as a Unit Executive, Banking & Insurance at IBM Finland in 2012–2013, as a Client Executive at IBM Finland in 2007–2011, as a Vice President Sales & Marketing, Partner and Co-Founder of ASAN Security Technologies Ltd in 2002–2007 and as a Key Account Manager at Done Solutions Oyj in 2000–2002. Mr. Segersven holds a Master of Science degree in Technology.

Markus Suomi has acted as Tieto’s Chief of Technology and Quality as of April 2019. Prior to his current role, Mr. Suomi has acted as Tieto’s Chief Technology Officer in 2018–2019. Before joining Tieto, Mr. Suomi has acted as the CEO of Finpro in 2014–2018, as the CEO of Web of Trust Services Ltd. in 2012–2014, as the President and COO of Symbio in 2009–2012, as the CEO of Flander in 2007–2009 and in various product & technology development and general management positions at Nokia in 1993–2007. Mr. Suomi holds a Master of Science degree in Engineering.

Petteri Uljas has acted as Tieto’s Head of Hybrid Infra as of April 2019. Prior to his current role, Mr. Uljas has acted as Tieto’s Head of Cloud & Capacity in 2018–2019. Before joining Tieto, Mr. Uljas has acted as EVP, Global Account Executive at Capgemini Group in 2016–2017, as EVP, CEO Infrastructure Services Northern Europe (the UK and Nordics) at Capgemini Infrastructure Services in 2014–2015, as EVP, Head of Global Operations (India, Eastern Europe, Brazil) at Capgemini Infrastructure Services in 2012–2014, as EVP, CEO & Country Manager at Capgemini Finland in 2008–2013, as VP, Head of Outsourcing Services at Capgemini Finland in 2006–2008, as Head of Infrastructure Services, Outsourcing Services at Capgemini Finland in 2003–2005, as Program Manager / Service Manager at Capgemini Finland in 1995–2003, as Project Manager at Programatic/Programator in 1987–1995, as a Freelance-consultant at Infodec in 1986–1987 and as an IT Consultant at Bitti in 1985–1987. Mr. Uljas holds a Master of Science in Political Science and Administration.

Information about the members of the Board of Directors and the Leadership Network

On the date of this Merger Prospectus, other than as disclosed below, none of the members of the Board of Directors or the Leadership Network of Tieto have in the previous five years:

●	been convicted in relation to fraudulent crimes or offences,

●	held an executive position, been included in the executive management, or been a member of the administrative management or supervisory bodies of any company, or acted as a general partner in a limited partnership at the time of or preceding any bankruptcy, administration of an estate or liquidation (excluding liquidations executed to dissolve a company due to reasons related to taxation or streamlining of group structure). Notwithstanding the aforesaid, Tomas Franzén served as a member of the Board of Directors of Zenterio AB, which filed for administration on 15 July 2019; or

●	been subject to any official public incrimination and/or sanctions by any statutory or regulatory authorities (including any designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company.

There are no family relationships between any of the members of the Board of Directors or the Leadership Network.

Conflicts of interests

Provisions regarding conflicts of interest of the members of the Board of Directors are set forth in the Finnish Companies Act. According to Chapter 6, Section 4 of the Finnish Companies Act, a member of the Board of Directors shall be disqualified from the consideration of a matter pertaining to a contract between the member and the company. A member shall likewise be disqualified from the consideration of a matter pertaining to a contract between the company and a third party, if the member is to derive an essential benefit in the matter and that benefit may be contrary to the interests of the company. The provisions of the section in question on a contract apply correspondingly to other transactions and court proceedings.

The European Union’s Second Shareholder Rights Directive ((EU) 2017/828, “SHRD II”) was implemented in Finland on 10 June 2019, which supplements the Finnish Companies Act regarding, inter alia, decision-making in publicly listed companies. According to the SHRD II, as a principal rule, an interested director or shareholder of a publicly listed company shall be disqualified from participating in decision-making regarding a transaction which is concluded either outside the company’s ordinary course of business or on other than normal market terms.

As far as Tieto is aware, the members of the Board of Directors, the Chairman, Leadership Network, or the President and CEO have no conflicts between their duties at Tieto and their private interests or other duties.

Auditors

Pursuant to Article 6 of Tieto’s Articles of Association, Tieto has one ordinary auditor who shall be an audit firm with a KHT auditor as the auditor with principal responsibility. The auditor’s term shall expire at the end of the next Annual General Meeting following the election.

The Annual General Meeting held on 22 March 2018 re-elected the firm of authorized public accountants PricewaterhouseCoopers Oy as Tieto’s auditor for the financial year 2018. PricewaterhouseCoopers Oy notified Tieto that Authorized Public Accountant Tomi Hyryläinen acts as principal auditor. Due to the appointment of Tomi Hyryläinen as Tieto’s CFO as from February 2019, PricewaterhouseCoopers Oy resigned from the audit assignment for the financial year 2018. The Finnish Patent and Registration Office designated Deloitte Oy as the new auditor. Authorized Public Accountant Jukka Vattulainen acted as the auditor with principal responsibility.

Deloitte Oy, Audit Firm, has audited Tieto’s audited consolidated financial statements for the year ended 31 December 2018, incorporated by reference into this Merger Prospectus. On the date of this Merger Prospectus, Tieto’s auditor is Deloitte Oy, Audit Firm, with Jukka Vattulainen, Authorized Public Accountant as the auditor with principal responsibility.

Tieto’s shares and share capital

General information on Tieto

Tieto is a public limited liability company incorporated in Finland, and it is organized under the laws of Finland. According to Section 2 of Tieto’s Articles of Association, Tieto’s field of business is information technology and operations related to them. The Merger Plan includes a proposal on amending the Articles of Association of Tieto in connection with the registration of the execution of the Merger. The amendments proposed in the Merger Plan include, inter alia, the change to the Combined Company’s field of business.

Shares and share capital

Tieto has only one class of shares and all shares are entitled to one vote and equal dividend. The shares have no par value and a book-counter value of one euro. Tieto’s shares are registered in the Finnish and Swedish book-entry systems. Tieto’s shares are listed on Nasdaq Helsinki and Nasdaq Stockholm. The trading code of Tieto’s shares on Nasdaq Helsinki is TIETO and its trading code on Nasdaq Stockholm is TIETOS. The ISIN code for the shares is FI0009000277. The denomination currency of Tieto’s shares on Nasdaq Helsinki is the euro, and on Nasdaq Stockholm the Swedish krona.

Tieto’s Articles of Association (the “Articles of Association”) include a restriction on voting at the Annual General Meeting, where no shareholder is allowed to vote with more than one-fifth (1/5) of the votes represented at the Annual General Meeting.

Tieto is not aware of any shareholder agreements or cross-shareholdings that would limit the amount of shares available for trading.

Historical development of the share capital

The share capital or number of shares of Tieto have not changed during the period covered by the historical financial information.

As at the date of the Merger Prospectus, the paid-in share capital of Tieto is EUR 76,555,412.00 and comprises 74,109,252 shares. On 30 June 2019, Tieto held 172,245 treasury shares.

Authorizations in effect

Tieto’s Annual General Meeting held on 21 March 2019 authorized the Board of Directors to decide on the repurchase of the company’s own shares. The amount of own shares to be repurchased shall not exceed 7,400,000 shares, which currently corresponds to approximately 10% of all the shares in the company. Only the unrestricted equity of the company can be used to repurchase own shares. Own shares can be repurchased at a price formed in public trading on the date of the repurchase or at a price otherwise formed on the market. The Board of Directors decides how the share repurchase will be carried out. Own shares can be repurchased inter alia by using derivatives. The company’s own shares can be repurchased otherwise than in proportion to the shareholdings of the shareholders (directed repurchase). The authorization cancels previous unused authorizations to decide on the repurchase of the company’s own shares. The authorization is effective until the next Annual General Meeting, however, no longer than until 30 April 2020.

The Annual General Meeting held on 21 March 2019 also authorized the Board of Directors to decide on the issuance of shares as well as on the issuance of option rights and other special rights entitling to shares referred to in chapter 10 section 1 of the Companies Act in one or more tranches. The amount of shares to be issued based on the authorization (including shares to be issued based on the special rights) shall not exceed 7,400,000 shares, which currently corresponds to approximately 10% of all the shares in the company. However, out of the above maximum amount of shares to be issued no more than 700,000 shares, currently corresponding to less than 1% of all of the shares in the company, may be issued as part of the company’s share-based incentive programs.

The Board of Directors decides on the terms and conditions of the issuance of shares, option rights and other special rights entitling to shares. The authorization concerns both the issuance of new shares as well as the transfer of treasury shares. The issuance of shares and of special rights entitling to shares may be carried out in deviation from the shareholders’ pre-emptive right (directed issue).

The authorization cancels previous unused authorizations to decide on the issuance of shares and on the issuance of options and other special rights entitling to shares. The authorization is effective until the next Annual General Meeting, however, no longer than until 30 April 2020.

Dividends and dividend policy

According to Tieto’s dividend policy, the aim is to annually increase base dividend annually in absolute terms.

Tieto’s Annual General Meeting held on 21 March 2019 resolved, in accordance with the proposal of the Board of Directors, that a dividend of EUR 1.45 per share be paid from the distributable funds of the parent company. The dividend shall be paid to shareholders who on the record date of the dividend payment 25 March 2019 are recorded in the shareholders’ register held by Euroclear Finland Oy or register held by Euroclear Sweden AB. The dividend was paid out as from 9 April 2019.

According to the Finnish Companies Act, the General Meeting decides on the distribution of dividends based on a proposal by the company’s Board of Directors. Dividend is generally declared once every year and may be paid only after the General Meeting has approved Tieto’s financial statements. For a description of the restrictions applicable to dividend distributions, see “Shareholders rights – Dividends and distribution of unrestricted equity”.

Year ended	Dividend, EUR per share
31 December 2018	1.45

A summary of certain tax impacts affecting the shareholders is presented in section “Taxation”.

Tieto’s ownership structure

Shareholders owning 5% or more of the shares in Tieto have an interest in the company’s share capital which is notifiable pursuant to the Finnish Securities Markets Act. The following table sets forth the shareholders of owning 5% or more of the shares in Tieto, based on information available to Tieto as at 5 August 2019:

Shareholder	Number of shares	% of shares and votes
Cevian Capital[1]	11,004,295	14.8
Solidium Oy	7,415,418	10.0
Silchester International Investors LLP[2]	7,401,027	10.0

[1] Based on the ownership records of Euroclear Finland Oy, Cevian Capital’s holding on 31 March 2019 was 11,004,295 shares, representing 14.8% of the shares and voting rights.

2 On 23 June 2015, Silchester International Investors LLP announced that its holding in Tieto Corporation was 7,401,027 shares, which represents 10.0% of the shares and voting rights.

On 30 June 2019, Tieto held 172,245 treasury shares, representing 0.2% of the total number of shares and voting rights. The number of outstanding shares, excluding the treasury shares, was 73,937,007 at the end of the period. The treasury shares do not carry any rights in Tieto’s General Meetings.

All Tieto’s shares carry equal voting rights, and no Tieto’s shareholder has different voting rights as compared to other shareholders. According to Tieto’s Articles of Association, no shareholder is allowed to vote at a general meeting with more than one fifth (1/5) of the votes represented at the meeting.

As far as Tieto is aware, Tieto is not under direct or indirect ownership or control of any individual person.

Tieto is not aware of any of such agreements concluded between its shareholders, which could be meaningful in terms of ownership or using voting rights in the General Meetings, or of any arrangements, the operation of which may at a subsequent date result in a change in control of Tieto.

Regarding the arrangements agreed between Solidium, Cevian and Apax regarding the corporate governance of the Combined Company, see “Information on the Combined Company – Corporate governance and listing of the Shares”.

Tieto’s related party transactions

The following table sets forth the related party transactions of Tieto for the year ended 31 December 2018, and for the six months ended 30 June 2019 and 2018. All the transactions included in the table’s figures have been carried out on market-based terms.

	As at or for the six months ended 30 June,		As at or for the year ended 31 December,
	2019	2018	2018
	(unaudited)		(audited)
(EUR in millions)
Transactions and balances with joint ventures

Sales to joint ventures	0.4	0.7	1.5
Other operating income from joint ventures	1.8	1.9	3.8
Purchases from joint ventures	2.1	2.3	4.1
Receivables from joint ventures	0.6	0.7	0.7
Liabilities to joint ventures, including cash pool	15.7	12.3	18.2

(EUR in thousands)
Management remuneration

Salaries and benefits to the CEO	354.3	314.2	640.9
Salaries and benefits to the Leadership Network	1,461.3	1,172.7	2,427.2
Remuneration paid to the members of the Board	118.4	373.2	450.8

In addition to the above, Tieto has neither had any other significant related party transactions, nor has there been any meaningful changes in the related party transactions after the six months period ended on 30 June 2019.

Related parties of Tieto include subsidiaries, joint ventures and key management of the company and their close family members. Key management includes the members of the Board of Directors, Leadership Network, which includes the President and CEO.

For some joint ventures, Tieto Corporation has committed, together with the other owners, to contribute in proportion to its ownership, to financing arrangements that are based on approved strategy plans.

INFORMATION ON EVRY

Business of EVRY

General

EVRY is a leading Nordic IT services company aiming to create Digital Advantage for people, businesses and society. Rooted in its Nordic values and combining business understanding, technology expertise and local proximity EVRY strives to enable its customers to make use of technology in the best possible way. EVRY leverages its Nordicness to do business in more than 18 countries and its 8,800 employees are passionate about shaping the future – today.

EVRY has led IT projects for customers that touch the lives of millions of people in the Nordic region on a daily basis, for example when they receive a digital notification for a package delivery from the postal services, use mobile banking services, pick up an e-prescription at a pharmacy, pass through a toll road station, complete a mobile contract activation or buy a train ticket with a mobile app. EVRY has a large and stable portfolio of over 10,000 customers in the Nordic region, ranging from local and central governments to large global and regional corporate customers and small and medium-sized enterprises (“SMEs”), as well as the 30 largest banks in Norway.

EVRY believes its ability to make use of its extensive presence in local markets, in-depth knowledge and long-standing customer relationships, and its ability to draw on its global capabilities, differentiates EVRY from its competitors and helps the customers of EVRY to achieve their digital transformations. With a strong local presence and extensive customer relationships in the region, EVRY has attracted leading global partners enabling EVRY to provide emerging technologies such as cognitive and robotics, as well as state-of-the-art cloud offerings. EVRY offers customers a comprehensive portfolio of services and software designed to meet all their needs, including advisory and consulting services, industry-specific software and the design, implementation and maintenance of customized solutions and IT operations.

EVRY operates primarily in Norway and Sweden with a highly customer-centric approach, through dedicated personnel who possess in-depth technical insight and expertise within a number of industry sectors, or “verticals”, including banking and financial institutions, the public sector, healthcare and insurance. EVRY is the leading IT services provider in the Norwegian market and a leader in providing IT services to a number of industry sectors in Sweden. In addition, EVRY is the largest provider of business IT services (including banking and payments IT software and solutions) to the retail banking and securities industry in the Nordic region based on external IT spending. EVRY has 8,807 full-time employees located across Norway, Sweden, Denmark, Finland, India, the United Kingdom, Poland, Ukraine, Latvia, Bulgaria and the USA.

The graphic below illustrates EVRY’s strategic beliefs, key aspects of EVRY’s business and key service areas.

EVRY’s market offerings are a comprehensive suite of IT services and solutions, including digital consulting services, application services (including software and solutions developed by EVRY, as well as third-party vendor software) and digital platform services (infrastructure services including fulfilment services). The market offerings represent the categories of services that EVRY offers to customers to address their business needs.

EVRY’s go-to-market approach describes how EVRY reaches and engages customers to achieve competitive advantage through three customer-centric Business Areas: Norway, Sweden and Financial Services. The Norway Business Area and the Sweden Business Area serve customers located in their respective geographical markets, with a focus on the following industry verticals: Public & Healthcare, Retail & Logistics, Industries & Services in addition to Small and Medium Enterprises. While the Financial Services Business Area delivers proprietary software and solutions to the banking sector, serving more than 165 customers in 18 countries.

EVRYs operating model is based on a combination of Market Units with industry specific competence and solutions for key industries, and Delivery Units with domain specific competence – ensuring critical mass, scale and efficiency.

The following table sets forth EVRY’s operating revenue by segment, for the year ended 31 December 2018 and for the six month periods ended 30 June 2019 and 2018;

	For the six months ended 30 June,		For the year ended 31 December,
	2019	2018	2018
(NOK in millions)
EVRY Financial Services	1,749	1,666	3,392
EVRY Norway	2,921	2,962	5,765
EVRY Sweden	1,584	1,675	3,301
Other	254	191	454

The full business name of EVRY is EVRY ASA. The company is a public limited liability company incorporated in Norway, and it is organized under the laws of Norway. The company was registered in the Norwegian Register of Business Enterprises on 18 October 1988 and its business identity number is 934 382 404. The registered address of EVRY is Snarøyveien 30A, 1360 Fornebu, Bærum, Norway, and the company’s telephone number is +47 231 45 000. The shares of EVRY are listed on Oslo Børs under the ticker code “EVRY”. The legal entity identifier (LEI) of EVRY is 213800IW4PWKHQ146O24.

History and development of EVRY

EVRY was formed through the 2010 merger of two of Norway’s largest IT services companies, EDB Business Partner and ErgoGroup, which collectively have over 50 years of IT services experience in the Nordic region.

EDB Business Partner traces its roots back to 1962, and over time developed a strong position in IT solutions and operations for the banking and finance sector. EDB Business Partner was listed on the Oslo Stock Exchange in 1997 and merged with Telenor’s IT department in 1998, resulting in Telenor becoming a majority shareholder. During the 2000s, EDB Business Partner expanded into Sweden and played a leading role in consolidating the IT services industry in Sweden. In 2008, EDB Business Partner acquired IS Partner, which was Norway’s largest IT supplier to the oil and gas sector and the manufacturing industry.

The predecessor to ErgoGroup was founded in 1972, initially as a shared service center for several government agencies. In 1995 ErgoGroup was acquired by the Norwegian Postal Service, which continued to develop ErgoGroup as a leading regional player, building a leading position in IT services and solutions focused on the Norwegian and Swedish SME market, as well as the public sector. Over the years ErgoGroup expanded its IT services and customer portfolio through acquisitions, including the acquisition of the consulting firm Bekk Consulting AS in Norway and the IT services supplier SYSteam in Sweden.

In autumn 2010, EDB Business Partner and ErgoGroup merged and the combined entity subsequently changed its name to EVRY in 2012.

In 2015, funds advised by Apax Partners LLP, acquired 88% of the shares in EVRY, and EVRY subsequently delisted from the Oslo Stock Exchange. Following the acquisition, EVRY put in place a new management team that developed and executed multiple strategic initiatives to improve EVRY’s operational and financial performance and transform the business.

In 2017, EVRY was re-listed on the Oslo Stock Exchange, and funds advised by Apax Partners LLP reduced their ownership to approximately 54%.

In 2018, EVRY strengthened and expanded its capabilities in cognitive analytics, enterprise search and health technology by acquiring Findwise and Exonor.

Tieto and EVRY announced on 18 June 2019 that they have entered into a merger agreement to create one of the most competitive digital services and software companies in the Nordics through a taxable statutory cross-border absorption merger of EVRY into Tieto pursuant to the Norwegian and Finnish Companies Acts. On 26 June 2019 it was announced that Tieto and EVRY have entered into a merger plan in accordance with the Norwegian and Finnish Companies Acts to implement the combination of the companies in accordance with the merger agreement. See “Merger of Tieto and EVRY –Merger Agreement” and “Merger of Tieto and EVRY –Merger Plan”.

Strategy, transformation, outlook and trends

Business plan and concept

EVRY adopted a new business plan in 2015 to adapt the company to the market and to position itself for growth and development. It continues to operate this business plan today, which has four action areas: Get the basics right, Operational excellence, Customer centricity, and Employee engagement & culture. A fifth area is Innovation, which is an integral part of the other areas. EVRY seeks to have a customer-centric and partner-driven approach, and a corporate culture that supports innovation and collaboration. In order to direct this approach, EVRY’s employees follow “the three Cs”:

●	Customer-centricity: EVRY understands and anticipates customers’ current and future needs, helping them successfully navigate digital transformation and excel in business.

●	Culture: EVRY shares its energy, curiosity and ideas to foster innovation, attracting talented people and enabling the most diversified and competent teams.

●	Collaboration: EVRY leverages cross-functional industry and technology insights in collaboration with customers and strategic partners to increase its expertise and create value.

EVRY’s business concept is expressed as follows: “together, we identify opportunities and deliver superior solutions, creating tangible value for our customers and society as a whole.” EVRY has set the following business goals:

●	Continuously enhance and increase customer satisfaction across all business areas

●	Continue to increase profitability across all business areas by deploying best practices and exploiting innovations and new technologies

●	Leverage its extensive customer base and strong portfolio of products and services across all business areas to further accelerate organic growth

●	Attract, develop and retain the most highly motivated, committed and skilled employees in the industry

EVRY has worked in a targeted way on further strengthening the company’s commercial foundation. Organizational measures have been implemented to ensure EVRY delivers as effectively as possible on customers’ future digital needs, and work has been undertaken to further boost the company’s organic growth.

A business partner for digital transformation

EVRY has come a long way in terms of repositioning itself from an IT service provider into a business partner that creates digital advantage for, and together with, its customers. In 2018, EVRY took new and important steps to address the changes taking place in the market, and EVRY sees significant potential for the company in the years ahead.

Two big waves are closing in on the global IT landscape. The first wave, which has already reached us, is about efficiency improvements, standardization and automation. Large global providers and scalable cloud services are creating stiff competition in infrastructure services. This means that the transaction-oriented aspect of the IT industry is becoming a mature market that is growing slowly and offering decreasing margins. The next wave, which is racing toward the shore, is based on disruptive technology and how this can create greater business value by radically changing the value propositions, processes and business models of EVRY’s customers.

In the face of these waves, EVRY has chartered a new course. Instead of continuing as an IT services company primarily focused on scale and cost efficiency, EVRY is working toward becoming a business partner for its customers. EVRY’s knowledge of business, technology, customers and markets is enabling new value creation. In 2018 EVRY worked on shifting its focus from transaction-based IT services to value-based services that offer greater profitability. With increased use of disruptive technology, and combining robotics, artificial intelligence and analytics, among other technologies, to support EVRY’s customers’ businesses. Understanding business as well as technology will be an important requirement for the journey over the coming years. EVRY is committed to be a partner for value creation and to contributing to the digitalization of the Nordic region. EVRY will also seek, in conjunction with partners, to deliver the infrastructure services needed to make this possible.

Outlook and trends

This section “Outlook and trends” contains forward-looking statements. These statements are no guarantees of EVRY’s future financial performance. EVRY’s actual result or financial position may differ in a material way from the result or financial position contained in or implied by the forward-looking statements. This may be due to several factors, which are described, among others, in sections “Risk factors” and “Forward-looking statements”. This section “Outlook and trends” concerns EVRY as a separate company and should not be interpreted or construed to concern the Combined Company after the Effective Date. Undue reliance should not be placed on these forward-looking statements.

Application services were the main driver of growth in 2018, but EVRY also experienced very positive momentum within its consultancy business. The demand for digital consultancy services is high, and EVRY demonstrated its position in the Nordic market in 2018, as in this period it initiated and completed a number of consulting projects in emerging technologies and digital growth areas. EVRY worked on a range of growth initiatives in 2018, focused on expertise development and resource use, and further developed and strengthened its culture of performance. EVRY has defined three key strategic focus areas for delivering on the company’s ambitious targets and equipping it for further organic growth:

●	Setting up a management team focusing on commercial and operational capabilities

●	Building a profitable, competitive and future-oriented infrastructure

●	Developing the company’s core banking platform to create future growth potential

Technology growth areas

For 2019 EVRY has increased its focus on the following technology growth areas to enable: Cognitive services, Security-as-a-service and Data Economy.

●	Cognitive services refer to emerging technologies such as artificial intelligence, robotics, chatbot, gamification, AR/VR. EVRYs aim is to leverage these technologies to increase value for its customers, through combining the capabilities of these to technologies to enhance existing systems and processes, and create new business models.

●	Security-as-a-service refers to leveraging the existing experience tied to security around the solutions EVRY provide, to also provide security as a service in and by itself (i.e. identity management as a service).

●	Data economy refers to capitalizing on the vast amounts of data that is becoming free and open. There is an ongoing shift from value being derived from ownership of data to value derived from utilization of data. Orchestrating data and enabling the creation of new business models and value streams through APIs and allowing for the combination of data from different data registers and open platforms, is seen as a large opportunity for generating future revenue streams.

Financial objectives

For the period 2019 – 2022 EVRY has set out the following financial objectives:

●	Growth over 3% (CAGR 2019 – 2022) – driven by consulting and application services

●	EBITA margin between 13.5-14.5% - through change in product / service mix

●	Net leverage 1.5-2.0x Adjusted EBITDA – with NIBD/EBITDA 2.0x as an upper limit in the medium turn

●	Target to increase dividend in absolute terms

Strategic partnership with IBM

EVRY has had a long-standing vendor relationship with IBM, procuring both software and hardware over many years. In October 2015, EVRY entered into a ten-year non-exclusive infrastructure outsourcing arrangement with IBM Services AS and IBM AS (together, “IBM”) with the aim to significantly improve EVRY’s infrastructure offering to its customers by outsourcing to IBM EVRY’s mainframe and mid-range basic operations for customers of EVRY. IBM delivers services through a mix of onshore, nearshore and offshore resources. The strategic partnership enables EVRY to focus on developing value-added services while providing customers with the benefits of IBM’s innovative solutions and global scale.

The arrangement consists of resource transfer agreements, a framework agreement as well as local services agreements, that regulate the services provided by IBM (together, the “IBM Agreement”). The IBM Agreement has a term ending in 2025, with options on the part of EVRY to extend the agreement for successive periods of two years and one year.

Pursuant to the IBM Agreement, EVRY has outsourced to IBM mainframe and mid-range basic operations and database and application operations provided to a large group of Enterprise and SME customers of EVRY, and transferred more than 1,000 FTEs to IBM under the agreement.

Business overview and principal activities

Operating segments

EVRY is divided into the following business areas: EVRY Financial Services, EVRY Norway and EVRY Sweden, which are responsible for customer relationships and customer service. EVRY Financial Services delivers services to the banking and finance sector internationally, while EVRY Norway and EVRY Sweden serve all other sectors in their respective markets, with a particular focus on the public and healthcare sectors, retail and logistics, industrial and service companies, and small and medium-sized businesses.

EVRY Financial Services

EVRY Financial Services is a complete industry vertical and is responsible for EVRY’s deliveries to bank and finance customers. The business area offers a broad and comprehensive portfolio of solutions to support banks in their management of continuous change and to facilitate the next generation of banking and payment services. EVRY has the experience, resources and expertise that banks and financial institutions need to adapt to the changes taking place in the sector. Through its in-depth industry knowledge, EVRY helps its customers to think innovatively and to generate new ideas that change how they operate and compete, with its services ranging from developing the customer experience and helping banks to deploy different open banking initiatives to modernizing and simplifying key IT systems and processes. It is crucial for banks to provide both their customers and employees with user-friendly banking services with state-of-the-art functionality. EVRY’s significant investment in next-generation core banking and payment solutions is therefore strategically important for the company. The use of modern architecture and standards ensures that EVRY’s solutions are flexible, cost-effective and adapted to international requirements. EVRY’s development strategy and implementation methodology are firmly based on the company’s close collaboration with the Banking Industry Architecture Network (BIAN). The solutions can be delivered as SaaS services from EVRY, or as components installed at banks. EVRY Financial Services has 1,504 employees with in-depth insight into the opportunities and challenges that characterize the bank and finance market. EVRY Financial Services has significant experience from executing major and important projects, giving it the expertise and delivery capabilities needed to deliver on customer requirements. EVRY Financial Services delivers services to the banking and finance sector internationally.

EVRY Norway

EVRY Norway delivers business-critical solutions to several focused industries within the private and public sectors. Amongst its customers are the largest organizations in Norway. EVRY is the market leader in the small and medium sized business market. The business area is responsible for approximately 25% of all IT service deliveries in Norway. EVRY is represented in over 20 Norwegian towns and cities. With a customer-centric approach in combination with extensive industry experience and a high level of expertise, EVRY achieves significant digital gains for its customers. EVRY helps customers modernize business processes and make IT operations more efficient and is the force behind a whole range of innovations that are shaping and developing Norwegian society every day. In each industry EVRY is a full-service provider of IT services throughout the whole value chain, from infrastructure and operations services to business process systems, applications, consulting services, collaboration solutions and innovation concepts. In the small and medium-sized business segment, EVRY delivers complete and cost-efficient solutions through its extensive local presence. The company has dedicated teams that know the opportunities and challenges facing local businesses. In addition, EVRY has a unique partner network that ensures its customers have access to leading technology and specialist expertise and the flexibility to choose the best solution for their organization. EVRY Norway has 2,187 employees with in-depth insight into the opportunities and challenges that characterize the Norwegian market. Thanks to its strong delivery capabilities and dedicated teams with extensive experience from large and complex projects, EVRY Norway is an attractive collaboration partner to customers in all the company’s focus industries.

EVRY Sweden

Swedish customers want consultants who are technological and commercial experts in their sectors and industries. EVRY Sweden’s ability to meet the market’s needs with industry specific solutions and a broad spectrum of innovative services means EVRY Sweden has a strong position in relation to both public and private sector organizations. EVRY Sweden has a unique regional presence and its 23 local offices take full responsibility for its customers’ investment in IT, right from identifying their needs through to realizing the benefits of their investment and following up on the results. EVRY Sweden offers everything from strategic advice and consulting services through to complete solutions and IT operating services, and has the delivery capabilities to serve small, medium sized and large customers. Thanks to its in-depth expertise in business- critical services, including in data storage, cloud services architecture, IoT, analytics, automation, information logistics and application operations, EVRY is able to offer both efficient and reliable infrastructure services and value-adding services, supporting customers in their digital change journeys. EVRY Sweden has 1,739 employees with in-depth insight into the opportunities and challenges that characterize the Swedish market. Thanks to its experience from a range of large and important projects, EVRY Sweden has strong expertise, innovative solutions and unique local delivery capabilities, all of which are required to meet the needs of the market it serves.

Key service areas

Consulting services

EVRY is one of the largest consulting companies in the Nordic region and EVRY has set a target of becoming the leading company in the Nordic region for digital transformation consulting services. EVRY´s consulting services combine business strategy, design thinking and technology, and make the best use of new, emerging IT technologies, EVRY’s expertise in consultancy, EVRY’s digital strategy advisory services and EVRY’s business development services.

An enormous amount of new technology and functionality is now available. While this represents a fantastic basis for EVRY’s customers to secure themselves a digital advantage, it does at the same time mean that the world is now substantially more complex. Even though advanced technologies are available, all the various options that there are to choose from and the uncertainty that this creates means that adopting new technology is more difficult. This in turn increases the need for good, independent advisors.

In 2018 EVRY reorganized its consulting activities around various areas of expertise. As a result, it has now consolidated its 64 areas of expertise into the following seven areas: Digital Experience, Business Consulting, Business Applications, Cloud & Infrastructure, Application Innovation, Security & Risk, and Artificial Intelligence, Analytics & Insight. This has created a much stronger and more customer-oriented organization and represents an important step towards becoming a consulting powerhouse that combines business strategy, design thinking and technology.

In Norway, three regional organizational units were consolidated into one in 2018. The same step will be taken in Sweden, India and Ukraine in the time ahead. By organizing its consulting unit virtually on the basis of areas of expertise, EVRY will have bigger and stronger specialist units that function across the company. This will make consultants’ roles more interesting from a professional perspective, and it will also represent a big advantage for EVRY’s customers and collaboration partners.

Application services

EVRY’s application services address the need of EVRY’s customers for business solutions by implementing and running systems that are developed by EVRY, by the customer or based on third-party vendor software. The combination of EVRY’s application services together with EVRY Digital Platform Services, which provides in-depth technical competence and expertise in digitalization, IT infrastructure and cloud-based delivery models, allows EVRY to take end-to-end responsibility of its customers’ IT services.

EVRY’s application services enhance the efficiency of the businesses of EVRY’s customers and make their information more accessible. EVRY’s solutions are typically tied to the implementation, development, maintenance and deployment of business systems and processes that are critical in customer value chains. As many customers are focusing on DevOps, EVRY has DevOps platforms that can be implemented for customers as well as expertise that can be utilized. This enables EVRY to take a key role in its customers’ DevOps practice and so help to shorten the system development lifecycle and provide frequent updates and deployments of new services.

With constant pressure on IT budgets, companies are increasingly seeking to reduce their capital expenditure and to outsource such commitments so they can focus their efforts on their core business and the value their core business generates. With its in-depth industry knowledge, EVRY can provide additional expertise, bringing experience from other customers to support the entire range of a customer’s application portfolio. Whether through a full-service solution that covers application development, application maintenance, application operations and license management for an application or by operating a collection of smaller applications, EVRY’s application services are designed to allow its customers to benefit from the cost effectiveness of large-scale IT operations with both nearshore and offshore resources.

Digital Platform services

Digital Platform services is a new business area that was set up in 2017 by bringing together Nordic Operations, Cloud Services and Global Delivery. This step has given EVRY a more future oriented organization for operations and digital service development. The new delivery unit is responsible for shared methods, processes and tools and delivers repeatable, scalable services to EVRY Financial Services, EVRY Norway and EVRY Sweden. Digital Platform Services establishes partnerships with leading global companies and develops the partnerships EVRY already has in order to secure new and future-oriented services across all industries.

Digital Platform Services seeks to contribute to accelerated organic growth by investing in expertise and solutions that create significant value for EVRY’s customers. The unit will be a powerful Nordic unit at the cutting edge of EVRY’s service development in strategic areas such as cloud and cognitive technology. Through this strategy, EVRY will quickly enter the market in other attractive growth areas as these develop. As an integral part of its service offering EVRY has entered into strategic partnerships with leading global companies such as Microsoft, Google, IBM, Amazon Web Services, Apple, Facebook and Method.

Digital Platform Services has over 1,000 employees with in-depth technical competence and expertise in digitalization, IT infrastructure and cloud-based delivery models. Global Delivery, which now is included in Digital Platform Services, has more than 3,000 employees. This division provides offshoring from India and Ukraine, nearshoring from Poland and first-line customer service from Latvia.

Information technology and security

EVRY works to be at the forefront of developments and to implement preventive measures. In their threat assessments, the Norwegian National Security Authority and the Norwegian Police Security Service have highlighted computer network operations and cyber security threats as areas that could be used to cause significant harm. EVRY plays a significant role in terms of operating systems that are critical for society across all sectors. There is thus a clear expectation that EVRY will deliver secure and stable operations, and EVRY works closely with suppliers and customers. Through systematic information security work EVRY has implemented the measures needed to protect the confidentiality, integrity and accessibility of data. Information security breaches can have significant consequences for both customers and EVRY. EVRY is well-equipped to meet the constantly increasing threat level thanks to the systematic information security work EVRY has undertaken in relation to customers as well as internally.

EVRY has a target of helping to improve expertise both internally and in society in general. To this end, EVRY collaborates with educational institutions and specialist networks. EVRY collaborates extensively on security matters with national and international organizations and authorities in the information security area.

The EU’s new General Data Protection Regulation (GDPR) came into force in the EU on 25 May 2018 and in Norway on 20 July 2018. For the first time, data processors are subject to specific legal requirements such as record keeping, security measures and reporting.

In order to ensure compliance with the new requirements, EVRY set up a Steering Committee that included members of its management team. All levels of the organization were involved in reviewing the company’s procedures and systems for records of processing activities and accountability. EVRY’s products, software development activities, life cycle management processes and customer systems were reviewed in order to assess and meet the “Privacy by Design” requirements. Close collaboration between customers and EVRY was a key factor in this process. The executive group management team was provided with overall progress reports regarding the project on a regular basis. In the fourth quarter, an internal audit was performed to review the situation with regard to compliance objectives and activities.

EVRY has appointed several Data Protection Coordinators to support its Data Protection Officer. Mandatory GDPR training was provided to all employees and consultants in order to increase data privacy awareness and ensure the proper management of personal data. In its capacity as a as data controller, EVRY established a point of contact and procedures to support data subject requests related to the right of access, rectification and erasure, the right to restrict processing and the right to data portability.

Risk management

The overall objective of risk management at EVRY is to identify and quantify risks and to use this information as the basis for correct decision making. Risk management is an integral part of the company’s management model and of its financial reporting. The key areas of risk are monitored as part of the executive management’s routine monitoring of EVRY’s business areas and key financial metrics. In operational terms, the company’s objective is to integrate systematic risk management into the Group’s business processes, as well as to support its customers with their risk management. EVRY has established a risk management system in order to support the risk management process and ensure traceability and aggregation of risk threats and new opportunities. In addition to producing aggregated risk reporting, this system provides detailed information and measures to reduce unacceptable risk and to identify new opportunities. This helps line management to follow up on the status of measures that have been implemented and to propose activities to manage risks.

Intellectual property

EVRY’s intellectual property includes trademarks, patents, domain names, trade secrets and proprietary source code. EVRY believes such intellectual property is critical for the success of its business.

EVRY owns trademarks that are registered with the Norwegian Industrial Property Office and are protected under applicable intellectual property laws. The intellectual property owned by EVRY includes the EVRY name and logo, which has been registered pursuant to the Madrid protocol in Norway, Sweden, Denmark, Finland, the United Kingdom, Latvia, Ukraine and India as well as the Digital Advantage name and logo, which is registered in Norway and whose registration is currently pending in the other jurisdictions where the EVRY name is registered.

EVRY also owns the trademarks for Bekk Consulting AS, which is registered in Norway, and Buypass AS, which is a joint venture between EVRY and Norsk Tipping AS and registered in Norway and Sweden. EVRY owns 29 other trademarks, including trademarks of acquired and legacy brands.

As EVRY believes that its trademarks are valuable to its business, EVRY invests in maintaining and increasing the value of its key brand names and logos. EVRY attempts to obtain registration of its trademarks wherever practicable and to pursue any infringement of those marks. EVRY’s trademark registrations have various expiration dates, and each registered trademark in Norway and Sweden is valid for a period of 10 years, with rights of renewal upon the timely payment of applicable fees. EVRY also maintains the registration of approximately 250 domain names, www.evry.no, www.evry.se, www.evry.com, as well as a numerous domain names of acquired and legacy businesses.

EVRY relies primarily on a combination of copyright laws, trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights, particularly in the source code for its software, including the software for its banking platform and related modules. EVRY has no patents or patent applications pending.

Corporate social responsibility

At EVRY, corporate social responsibility is a question of how EVRY recruits and looks after EVRY’s employees, how its expertise and solutions have a positive impact on society, and of ensuring that its activities are responsible and environmentally friendly. EVRY’s corporate social responsibility is based on competence, diversity and the environment. EVRY is committed to being a leading generator of competence in technology where technologists receive further training – and to making a positive contribution to society. EVRY focuses on diversity, which is positive for individuals, EVRY and society, and EVRY develops and delivers digital solutions that benefit the environment.

Competence

EVRY is building the weight of expertise needed to digitalize the Nordic region. By developing its employees’ expertise, EVRY can deliver comprehensive, future oriented solutions that benefit key sections of business and industry as well as society as a whole. EVRY is a knowledge business, so access to leading technology expertise is business-critical for the company. EVRY therefore recruits a large number of new graduates who develop their expertise through work on internal and external projects. This builds competence both at the individual level and in public and private companies.

Diversity

EVRY’s diversity needs to reflect the diversity of society if everyone is to benefit from digitalization. At EVRY, new grads and long-serving employees work together. EVRY believes that diversity and complementary expertise creates a better working environment, facilitate learning, lead to better solutions and increase value creation. EVRY focuses on attracting employees from different backgrounds who have a wide range of different expertise, and this is reflected in the fact EVRY has employees from numerous different countries spread across eleven countries including the USA. EVRY is one of the largest employers of women in IT in the Nordic region. The company has approximately 2,600 female employees (~30%), which is above the industry average. The proportion of female managers is the same as the proportion of female employees. In 2018, 40% of the new graduates EVRY recruited were women.

Environmentally sustainable

EVRY is an important driving force for digitalization and uses technology to contribute to solutions that reduce the climate footprint of public and private companies. EVRY is a major provider to business and industry, the financial sector, and public-sector organizations active at the national and local government level and in healthcare. EVRY’s digital solutions help the customers of EVRY to reduce their emissions. EVRY has used environmentally friendly technology to set up one of the world’s most sustainable data centers, which ensures that the solutions EVRY provides are operated in as energy-efficient a manner as possible.

Organization

EVRY ASA is the parent company of the EVRY Group, which conducts the operations through its subsidiaries. The tables below set forth material subsidiaries as at 30 June 2019:

Subsidiaries owned by EVRY ASA
Company	Registered office	Ownership share	Voting share	Book value in EVRY ASA as at 31 December, 2018 (NOK in millions)
EVRY Norge AS	Bærum, Norway	100%	100%	5,648.4
EVRY Sweden Holding AB	Stockholm, Sweden	100%	100%	111.5
EVRY Card Services AS	Mo i Rana, Norway	100%	100%	272.3
EVRY Danmark A/S	Viborg, Denmark	100%	100%	—
EVRY Økonomitjenester AS	Trondheim, Norway	100%	100%	1.1
Fellesdata AS	Bærum, Norway	100%	100%	—
Total				6,033.3

Supply chain

EVRY uses suppliers who supply products and services needed to deliver IT services and solutions to EVRY’s customers. EVRY requires its suppliers to act in accordance with high ethical standards and sets similarly high standards for its employees’ interaction with suppliers. The company’s procurement policy and processes are intended to ensure its employees adhere to the principles of equality, fair competition, anti-corruption and transparency when interfacing with suppliers.

Those suppliers that form part of EVRY’s supply chain, both in Norway and internationally, have to undertake to comply with the guidelines set by the company in a number of areas, namely human rights, a responsible working environment as embodied in the International Labor Organization’s declaration, HSE, work against human trafficking, anti-corruption, social responsibility and working for a sustainable environment. By signing the EVRY Supplier Conduct Principles, suppliers commit to complying with these principles and also to mirroring them to their sub-suppliers. EVRY has strict environmental requirements in relation to recycling, cleaning, low energy consumption and environmental certification.

Environmental criteria are an important factor when contracts are being awarded. EVRY subscribes to an international database that requires suppliers to renew their qualifications every year by confirming in detail that their practices comply with and satisfy specific guidelines and principles. This is used to provide periodic reporting. Based on an assessment of the risk associated with the industry and the market or continent in which a company operates, EVRY has a mandate to carry out a more in-depth audit. Under EVRY’s contractual terms, serious breaches of its guidelines give it the right to terminate an agreement with a supplier.

In 2018, the total monetary value of procurement (classified as cost of goods sold in the Profit and Loss statement) amounted to NOK 4,667 million.

Property, plant and equipment

EVRY leases substantially all of its real property, including its headquarters building in Fornebu, Bærum, Norway, the headquarters of its Sweden business located in Stockholm, its principal data centers located in Fet and Gjøvik in Norway and Stockholm in Sweden, as well as smaller data centers in Norway and Sweden and office facilities at various locations in Norway, Sweden, India, Ukraine, Latvia, the United Kingdom, France, Germany, Finland, Bulgaria, the United States, Israel and Singapore.

EVRY holds a ground lease on a 1,500 square meter data center located in Horten, Norway. The data center in Gjøvik, Norway is leased by EVRY pursuant to a capital lease that provides EVRY with the right to acquire the property for nominal consideration in 2022.

Employees

EVRY invested heavily in talent and attracting new employees in 2018. The change from infrastructure to applications services and consulting services means that EVRY needs to re-skill its workforce. EVRY is therefore recruiting new employees in a range of professions with backgrounds that are relevant to customers. This is enabling EVRY to offer customer teams that are varied in terms of their educational background, expertise, experiences, age, gender and cultural heritages. EVRY recruited 1,712 new employees in 2018, while 1,494 left the company.

EVRY has well-established processes and systems for employee development. These form an annual cycle with employee appraisal meetings held in the first and third quarters. These meetings are held to address where employees are in relation to EVRY’s career model, to set personal targets and to agree training requirements. In addition to the intensive training gained by completing demanding assignments and projects, more formal training and certification opportunities are provided by the EVRY Academy’s extensive offering. The EVRY Academy organizes classroom and e-learning courses for all employees, with some courses delivered by EVRY employees and others by external experts. EVRY’s goal is to retain and develop EVRY’s employees so they grow together with the business. There is also an emphasis on ensuring EVRY has a culture in which all employees are trusted knowledge workers whose development and skills are material to EVRY’s success, both internally and externally.

EVRY is one of the largest employers of women in IT in the Nordic region. EVRY’s male and female employees have equal access to all types of position. EVRY has well-established personnel guidelines that ensure there is no discrimination based on gender in matters such as salaries, promotion and recruitment. In the recruitment process, emphasis is placed on attracting highly qualified employees of both genders.

Further, EVRY focuses on encouraging a working environment that is free of discrimination, whether on grounds of religion, skin color, gender, sexual orientation, age, functional disability, or national or ethnic origin. The Norwegian part of EVRY has entered into an agreement for “Inclusive Working Environment” to strengthen the focus on working environment programs, measures to reduce absence due to sickness, and diversity. EVRY collaborates with Telenor Open Mind and routinely offers work experience placements for individuals with disabilities.

The most important human right for EVRY’s employees relates to data protection. EVRY focuses on this as the data controller for its own personal data. EVRY supports the United Nations Universal Declaration of Human Rights and related conventions. EVRY places particular emphasis on protecting the fundamental rights of employees as embodied in the ILO core conventions. EVRY’s Code of Conduct is aligned with the UN’s Global Compact. This commits EVRY to following the 10 basic principles, which address labor rights and environmental and social responsibility issues. EVRY’s suppliers have to satisfy the standards EVRY itself observes in all areas related to corporate social responsibility.

The following table sets forth key data about EVRY’s number of employees by segment as at the dates presented.

As at 31 December,
2018
(unaudited)
EVRY Financial Services	1,504
EVRY Norway	2,187
EVRY Sweden	1,739
Other	3,378
Total	8,808

Material agreements

Tieto and EVRY announced on 18 June 2019 that they have entered into a merger agreement to create one of the most competitive digital services and software companies in the Nordics through a taxable statutory cross-border absorption merger of EVRY into Tieto pursuant to the Norwegian and Finnish Companies Acts. On 26 June 2019 it was announced that Tieto and EVRY have entered into a merger plan in accordance with the Norwegian and Finnish Companies Acts to implement the combination of the companies in accordance with the merger agreement. See “Merger of Tieto and EVRY – Merger Agreement” and “Merger of Tieto and EVRY – Merger Plan”.

Other than the above, between the period 1 January 2017 and the date of this Merger Prospectus, EVRY has not, outside its ordinary course of business, concluded material agreements where EVRY or some company in EVRY Group has been a party to, or based on which some Group company would have material obligations or rights from EVRY Group’s perspective.

Material investments

At the date of this Merger Prospectus, no material investments have been made by EVRY, nor have firm commitments been made for such investments, since the date of the last published financial statements of EVRY.

Insurance

The EVRY Group’s insurance coverage covers risks associated with the EVRY Group’s business, including property damage (including machine breakdown) and business interruption, public and product liability, IT consulting liability, transportation of goods, crime, directors’ and officers’ liability and death and disability insurance for employees. EVRY believes that the EVRY Group carries insurance covering risks of the type that are customarily covered in the industry in which the Group operates and at levels that are generally adequate.

Legal proceedings

In September 2016, EVRY signed a new agreement with Telenor to deliver IT infrastructure and cloud services, including a transition and transformation project (ITSSN project). On 11 March 2019 Telenor submitted a statement of claim in an arbitration regarding a dispute in connection with the ITSSN project. Based on the information currently available, the management expects the dispute to be solved without any material adverse effect on the EVRY Group’s financial position and no provisions have been made.

In 2015, EVRY entered into a Master Services Agreement (“MSA”) with IBM for its basic infrastructure. On 19 June 2019, IBM Services AS submitted a notice of arbitration to EVRY Norge AS, stating that the agreement is unbalanced and should be revised by the arbitrators. EVRY and its legal advisors consider that the legal threshold for a court to modify or revise the MSA, a commercial agreement between two professional parties, is very high. The matter is currently being considered by EVRY together with its legal advisors.

Other than disclosed above, there are no governmental, legal, arbitration or administrative proceedings against or affecting EVRY or any of its subsidiaries (and no such proceedings are pending or threatened of which EVRY is aware) during a period covering at least the previous 12 months which have or may have in the recent past, individually or in the aggregate, significant effects on the profitability or the financial position of EVRY or of EVRY and its subsidiaries taken as a whole.

Overview of disclosed information over the last 12 months relevant as at the date of this Merger Prospectus

Below is a summary of certain regulatory disclosures made by EVRY under the Norwegian Securities Trading Act and the Oslo Stock Exchange listing rules in the preceding 12 months prior to the date of this Prospectus:

Merger related disclosure

●	On 18 June 2019, EVRY announced the Merger with Tieto.

EVRY’s Board of Directors, Management Board and auditors

Board of Directors

The table below presents the members of EVRY’s Board of Directors as at the date of this Merger Prospectus.

Name	Position	Board member since
Salim Nathoo	Chairman	2015
Rohan Haldea	Member of the Board of Directors	2015
Louise Søndergaard	Member of the Board of Directors	2015
Kristin Krohn Devold	Member of the Board of Directors	2016
Leif Teksum	Member of the Board of Directors	2016
Malin Persson	Member of the Board of Directors	2017
Bente Lennertzen	Employee elected	2018
Jenny Lindh	Employee elected	2018
Tommy Sander Aldrin	Employee elected	2018
Sigve Sandvik Lærdal	Employee elected	2018

In addition to what is set out above, there are also 10 employee elected deputy members of the Board of EVRY at the date of this Merger Prospectus.

Salim Nathoo has been a member of the Board since 2015. Mr. Nathoo is a Partner in the Tech & Telco team at Apax Partners and is based in London. He joined Apax Partners in 1999 and specialises in the Tech and Telecom space. Prior to joining Apax, Salim Nathoo was a consultant at McKinsey where he specialised in advising clients in the telecom sector. Mr. Nathoo holds an MBA from INSEAD and an MA in Mathematics from the University of Cambridge.

Rohan Haldea has been a member of the Board since 2015. Mr. Haldea is a Partner in the Tech & Telco team at Apax. He joined Apax Partners in 2007 and is based in London. Prior to joining Apax, he was an Associate at Bain Capital in their North American private equity division in New York, where he specialised in evaluating and executing transactions in the industrial, distribution and retail sectors. Haldea has also worked as a consultant at McKinsey in India. Mr. Haldea holds an MBA from Harvard Business School and a Bachelor of Technology in Manufacturing Sciences and Engineering from the Indian Institute of Technology, New Delhi.

Louise Søndergaard has been a member of the Board since 2015, and is also a member of EVRY’s Audit Committee. Ms. Sondergaard is a member of the Tech and Telco team at Apax Partners. She joined Apax in 2014 and is based in London. Prior to joining Apax Partners, Louise Sondergaard was an Associate at McKinsey & Company in London, where she primarily worked on restructuring, transformation and strategy topics.

Kristin Margrethe Krohn Devold has been a member of the Board since 2016. Since 2013, Ms. Devold has been CEO of the Norwegian Hospitality Association (NHO Reiseliv). Previously, Ms. Devold has acted as Norwegian Minister of Defense (2001-2005), Member of the Norwegian Parliament for the Conservative Party (1993-2005) and as General Secretary of The Norwegian Trekking Association (2006-2013). Ms. Devold holds a Master’s degree from the Norwegian School of Economics and Business Administration, and a Bachelor in Sociology from the University of Bergen.

Leif Teksum has been a member of the Board since 2016, and is also Chair of EVRY’s Audit Committee. Mr. Teksum is Partner at Vest Corporate Advisors. Mr. Teksum has extensive banking experience in specialist functions as well as Group Management in DNB over 23 years, including international experience as responsible for all of DNB’s business outside Norway. Further, Mr. Teksum has industry knowledge within the Shipping, Oil & gas, Seafood, Manufacturing, Real Estate and Service sectors. Mr. Teksum also has experience as Board member and Chair of the Board in a large number of corporations such as Yara International ASA (Chairman). Mr. Teksum holds a Master in Economics from the Norwegian School of Economics.

Malin Persson has been a member of the Board since 2017. Ms. Persson is a professional non-executive board director. Previously Ms. Persson has held senior positions mainly in global industrial companies with a particular focus on research & innovation and strategy. Ms. Persson has been the President & CEO of Chalmers University Foundation, CEO of Volvo Technology AB and Vice President Corporate Strategy & Business Development in the Volvo Group. Ms. Persson holds a M.Sc. (Tech.), Industrial Engineering and Management, from Chalmers University of Technology, Sweden.

Bente Lennertzen has been a member of the Board since 2018. Ms. Lennertzen has broad experience from positions in EVRY such as Acting Business Unit Manager, Core Banking in EVRY Financial Services, Acting head of department, Sales & Business Development, and Product Manager. Ms. Lennertzen holds a Bachelor of Education (BoE), Secondary Education and Teaching, Information Technology. Ms. Lennertzen also hold a Bachelor’s degree in Management Information Systems, General, Information Technology.

Jenny Lindh has been a member of the Board since 2018. Ms. Lindh is currently employed as Process Owner of Temp Resource and Time reporting process, Operational excellence, EVRY Sweden. Jenny has broad experience from a lot of companies. She has been acting business manager, team manager, process owner and lecturer. Ms. Lindh holds a Master of Education from the University of Umeå, and Bachelor in Science from the University of Stockholm/Umeå.

Tommy Sander Aldrin has been a member of the Board since 2018. Mr. Aldrin has more than 30 years of experience in Operations and Application Operations (AO/AM) on mainframe systems, mainly in Financial Services. Mr. Aldrin is a specialist in automation, integration and production planning and the leader of the Negotia union at EVRY. Mr. Aldrin is educated in cybernetics, electronics and computer technology at OIH (OsloMet).

Sigve Sandvik Lærdal has been a member of the Board since 2018, and is also a member of EVRY’s Audit Committee. Mr. Lærdal is currently employed as a Change Manager in EVRY Digital Platform Services. He has several years of experience as a Solutions Advisor from the ITSM Tools Department at EVRY, with responsibility for support function and application management related to the Service Desk tools at EVRY. Mr. Lærdal is educated in Business Administration and Economics from BI Norwegian Business School, and holds a Bachelor’s Degree, IT Candidate, from the Norwegian School of Information Technology. Additionally, Mr. Lærdal has college courses in Human Resource Management and Basic Labour Law from Buskerud Vestfold University College.

Nomination Committee

The members of EVRY’s Nomination Committee are elected by the company’s General Meeting.

The Nomination Committee’s duties are to present proposals to the General Meeting of EVRY regarding election of the Chair of the Board, board members and any deputy members of the Board, as well as proposals for election of members of the Nomination Committee. The nomination committee is also responsible for presenting proposals to the General Meeting for remuneration of the Board and the Nomination Committee. At the date of this Merger Prospectus, the members of the Nomination Committee are:

●	Simon Cresswell, Chair

●	Tore Mengshoel

●	Maryanne Paul

●	Jesus Roeda

Group Management

The table below presents the members of EVRY’s Group Management as at the date of this Merger Prospectus:

Name	Position	Joined the Company
Per Hove	CEO	2015
Henrik Schibler[1]	CFO	2015
Wiljar Nesse	Executive Vice President, EVRY Financial Services	2004
Malin Fors-Skjæveland	Executive Vice President for Sales Excellence	2018
Daniel Nordstad Grönquist	Executive Vice President, Strategy	2016
Asta Ellingsen Stenhagen	Executive Vice President, Legal and Risk	2014
Christian Pedersen	Executive Vice President, EVRY Norway and EVRY Nordic Consulting	2014
Karin Schreil	Executive Vice President, EVRY Sweden	2019
Johan Torstensson	Executive Vice President, Digital Platform Services	2019
Trond Vinje	Executive Vice President, Human Resources	2015
Unni Strømstad	Executive Vice President, Group Communications and Marketing	2017
[1] Henrik Schibler has resigned from his position. Schibler will stay with EVRY until the end of September 2019. On 15 July 2019, EVRY announced that Nina Mortensen (43) will act as Interim Chief Financial Officer in EVRY from 1 October 2019. Nina Mortensen has extensive experience from EVRY working as Senior Vice President Group Accounting and Controlling. She has previously also worked as a manager in Deloitte. She holds a master’s degree in economics and business administration from Norwegian School of Economics (NHH), and is a certified public accountant (CPA).

Per Hove has more than 20 years of leadership experience in global IT companies. Mr. Hove joined EVRY in 2015 as SVP Sales EVRY Norway and has also been SVP, EVRY Digital Platform Services. As country manager and public services director Nordic of HCL Technologies, Per Hove was responsible for establishing HCL’s operations in Norway. Mr. Hove has also served as Country Manager for Oracle in Norway and as sales & marketing director for TietoEnator. Further, Mr. Hove is on the Board of directors of several IT enterprises. Mr. Hove holds a Master of Finance degree from the BI Norwegian School of Management.

Henrik Schibler has been CFO at ISS Norway, regional CFO at ISS Central Europe, and Finance Manager at ISS Group Operations. Mr. Schibler has also worked at the FisherThermo Scientific/Nunc Group and at Egmont. Mr. Schibler holds a Master’s degree in Economics and Business Administration from Copenhagen Business School, with specialisation in Management, Accounting and Control.

Wiljar Nesse was previously Head of the Bank and Finance business area at EDB Business Partner. Mr. Nesse has also worked at Elkem and AP Dow Jones, and as chief executive and part owner of Manamind AS. Mr. Nesse holds a Master’s degree in Business Economics from the Norwegian School of Economics.

Malin Fors-Skjæveland joined EVRY in 2018 as Executive Vice President Sales Excellence. Ms. Fors-Skjæveland has also held positions as Commercial Director in ISS, and as Senior Executive in Accenture Management Consulting. Ms. Fors-Skjæveland holds a Master of Science from the Norwegian University of Science and Technology (NTNU).

Daniel Nordstad Grönquist has 25 years of international experience within strategy & innovation, both as a consultant and manager, across sectors such as Technology, Communications, Media, Transport & Logistics, Energy and the Financial sector. Mr. Grönquist has worked in more than 15 countries, and before joining EVRY in 2016 as SVP Strategic Design Lab, he was SVP Strategy & CIO at Observer Group, Partner and Director of Strategy & Technology at NormannPartners and Principal at Bekk Management Consulting. Mr. Grönquist is also on the Board of Center for Service Innovation, NHH. Mr. Grönquist holds a Master of Science, Computer Science and Human Computer Interaction from Royal Institute of Technology (KTH, Sweden) and the University of Florida.

Asta Ellingsen Stenhagen has more than 16 years of legal and commercial industry experience from the IT sector, Shipping and Maritime industries and from public government and general legal practice. After joining EVRY in 2014, Ms. Stenhagen has held positions as Chief Legal, Head of finance department and Group Compliance Officer. Before joining EVRY Ms. Stenhagen worked as an attorney, Legal Counsel and Company (Board) Secretary. Her working experience includes strategy, finance, commercial law, anti-corruption law, stock exchange legislation, contracts, M&A, and corporate governance. Ms. Stenhagen is Cand. Jur. from the University of Oslo.

Christian Pedersen has been in EVRY since 2014, with several leading position within EVRY Business Area Norway. Previously, Mr. Pedersen has been Country Manager at Teradata and held positions in Oracle and Sterling Commerce. Mr. Pedersen holds a Master of Science (Sivilingeniør) from the Norwegian University of Science and Technology (NTNU).

Karin Schreil has a long and solid background within digital transformation, consulting, applications and infrastructure. Ms. Schreil has held leadership positions such as Vice president of Capgemini Sweden, Managing Director of CSC (DXC) in Sweden and Sector Vice President of CGI Sweden. Since 2015, Ms. Schreil has been Head of Nordic/Scandinavia & Managing Director Fujitsu Sweden. Further, Ms. Schreil is a member of the Board of directors of The Confederation of Swedish Enterprise and of the Swedish IT and Telecom Industries, and engaged in Diversity issues as a mentor in this organisation’s Womentor program. Ms. Schreil holds a Master of Science degree from the Royal Institute of Technology in Stockholm (KTH) and a degree in business economics.

Johan Torstensson joined EVRY in June 2019, coming from a position as CIO at Eriksson. Mr. Torstensson has a wide experience from different positions and companies in the technology sector. In addition to nine years at Eriksson, Mr. Torstensson has held leadership positions in HP, TPI and EDS. Mr. Torstensson holds an MBA in Finance and Management from the University in Linköping and San Fransisco State University.

Trond Vinje has been HR Director at CGI Norway, HR Director at Scandic Hotels, and HR Manager and Quality Manager at ISS Facility Services. Mr. Vinje has also held senior management positions at Accenture and the Norwegian Tax Administration, and his background is as a consultant at the PA Consulting Group. Mr. Vinje holds a Master’s degree in Political Science, specialising in Management and Organisation, from the University of Oslo and Manchester Metropolitan University.

Unni Strømstad has 20 years experience from communication and marketing management in Telecom, IT and the Financial sector. Before joining EVRY, Ms. Strømstad was Communication Director and Chief Press Officer at Nordea. She has also held several positions at Eniro, including Nordic Marketing Director and Head of Marketing and Communications in Eniro Norway. Ms. Strømstad holds a Master’s degree in Management from the Norwegian Business School and a Bachelor’s degree from the University of Oslo.

Information about the members of the Board of Directors and Operative Management

On the date of this Merger Prospectus, none of the members of the Board of Directors or the Group Management of EVRY have in the previous five years:

●	been convicted in relation to fraudulent crimes or offences,

●	held an executive position, been included in the executive management, or been a member of the administrative management or supervisory bodies of any company, or acted as a general partner in a limited partnership at the time of or preceding any bankruptcy, administration of an estate or liquidation (excluding liquidations executed to dissolve a company due to reasons related to taxation or streamlining of group structure); or

●	been subject to any official public incrimination and/or sanctions by any statutory or regulatory authorities (including any designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company.

To EVRY’s knowledge, there are currently no family relationships between any of the members of EVRY’s Group Management or Board of Directors.

Conflicts of interests

As far as EVRY is aware, the members of EVRY’s Board of Directors, Group Management or the Chairman or the CEO have no conflicts between their duties at EVRY and their private interests or other duties.

Auditors

At the date of this Merger Prospectus, EVRY’s auditor is Ernst & Young AS, Authorized Public Accountants with Asbjørn Ler, Authorized Public Accountant, as the auditor with principal responsibility. Ernst & Young AS is a member of Den Norske Revisorforeningen (The Norwegian Institute of Public Accountants).

Ernst & Young has audited EVRY’s consolidated financial statements for the year ended 31 December 2018, incorporated by reference into this Merger Prospectus.

EVRY’s shares and share capital

General information on EVRY

EVRY is a public limited liability company incorporated in Norway, and it is organized under the laws of Norway. EVRY’s registered company name is EVRY ASA, and it is domiciled in Fornebu, Bærum, Norway. EVRY was registered in the Norwegian Register of Business Enterprises on 18 October 1988, and its business identity number is 934 382 404. The registered address of EVRY is Snarøyveien 30A, 1360 Fornebu, Baerum, Norway, and the company’s telephone number is +47 231 45 000. The shares of EVRY are listed on Oslo Børs under the ticker code “EVRY”. The ISIN code for EVRY’s shares is NO0010019649. The legal entity identifier (LEI) of EVRY is 213800IW4PWKHQ146O24.

According to Section 3 of EVRY’s Articles of Association, EVRY’s business is to develop, manage and operate its own and other parties’ IT solutions, to sell services and consultancy and any activities related to the foregoing. The aforementioned activities may be carried out by EVRY itself, by its subsidiaries or through participation in other companies and collaboration with other parties.

Shares and share capital

EVRY has only one class of shares and all shares are entitled to one vote and equal dividend. Each share in EVRY has a par value of NOK 1.75.

Historical development of the share capital

As at 31 December 2016, EVRY’s registered share capital was NOK 467,843,217 divided into 267,338,981 shares, each with a par value of NOK 1.75. Following the initial public offering and the listing of EVRY’s shares on Oslo Børs, EVRY’s registered share capital was increased to NOK 648,910,634.75 divided into 370,806,077 shares, each with a par value of NOK 1.75, on 29 June 2017. From 29 June 2017 and until the date of this Merger Prospectus EVRY’s share capital and number of shares has remained unchanged.

Authorizations in effect

EVRY’s Annual General Meeting held on 11 April 2019 authorised EVRY’s Board of Directors to increase the company’s share capital by up to NOK 64,891,063 in connection with investments, general corporate purposes and transactions. The preferential rights of the shareholders of EVRY, pursuant to section 10-4 of the Norwegian Public Companies Act, may be set aside. The authorisation also covers share capital increases against non-cash contributions and the right to assume special obligations on behalf of EVRY, as well as resolutions on mergers and demergers. The authorisation can be used in situations as described in the Norwegian Securities Trading Act section 6-17. The authorisation can only be used to raise additional capital for future investments or for general corporate purposes, or to issue shares in connection with acquisitions, mergers, demergers or other transactions. The authorisation is valid until the Annual General Meeting of EVRY in 2020, however no longer than until 30 June 2020.

The Annual General Meeting held on 11 April 2019 also authorised EVRY’s Board of Directors to increase the company’s share capital by up to NOK 4,375,000 in connection with incentive programs. The preferential rights of the shareholders of EVRY, pursuant to section 10-4 of the Norwegian Public Companies Act may be set aside. The authorisation can be used in situations as described in the Norwegian Securities Trading Act section 6-17. The authorisation may only be used to issue shares to EVRY’s employees and/or board members in connection with incentive programs. The authorisation is valid until the Annual General Meeting of EVRY in 2020, however no longer than until 30 June 2020.

Further, the Annual General Meeting held on 11 April 2019 also authorised EVRY’s Board of Directors to, on behalf of EVRY, acquire treasury shares up to an aggregate nominal value of NOK 64,891,063. The purchase price for each treasury share shall be minimum NOK 1 and maximum NOK 100. The authorisation may only be used for the purpose of using treasury shares for investment purposes, realise the shares, use the shares as consideration in connection with acquisitions, mergers, demergers or other transactions, or use the shares to fulfil EVRY’s obligations in connection with incentive programs for EVRY’s employees and/or board members. EVRY’s Board of Directors may otherwise freely determine the method of acquisition and disposal of shares. The authorisation is valid until the Annual General Meeting of EVRY in 2020, however no longer than until 30 June 2020.

Share options and other rights entitling to shares in EVRY

As part of its remuneration and incentive policy, EVRY has issued certain share options and restricted stock units to key employees (the EVRY Management Incentive Program (the “MIP II”), the LTIP and the STIP).

Under the MIP II, 328,545 restricted stock units become vested on 21 July 2019 and will be settled prior to the Effective Date, either in cash or by transfer of 328,545 treasury shares plus a dividend compensation of NOK 3 per share from EVRY to the eligible employees. If settled in shares, the transferred shares will give full entitlement to the Merger Consideration. The remaining balance of treasury shares held by EVRY will lapse upon completion of the Merger. Upon settlement of the 328,545 restricted stock units, MIP II is completed and no further restricted stock units or shares will be issued, transferred or settled in cash thereunder.

The non-vested and/or non-exercised options and restricted stock units under the LTIP and the STIP, which as of the date of the Merger Plan entitle to 3,730,365 shares in EVRY, will be continued and transformed in a value neutral way into restricted stock units or performance shares in the Combined Company, with equivalency in all material respects with regards to economic value, vesting conditions and other terms and conditions, taking into account the strike price of the options and by applying an option conversion ratio of 1 : 0.1423. If any such currently non-vested options and restricted stock units vest and are exercised prior to completion of the Merger, the economic value of such rights may be fully cash settled by EVRY. Any existing right for EVRY to settle options and/or restricted stock units under the LTIP or the STIP in cash, will continue as a right for the Combined Company.

Dividends and dividend policy

EVRY intends to pay dividends based on a pay-out ratio of around 60% of EVRY’s Adjusted Net Income.

EVRY’s Annual General Meeting held on 11 April 2019 resolved, in accordance with the proposal from EVRY’s Board of Directors, to pay a dividend of NOK 1.75 per share in EVRY.

The following table sets out the distribution of dividends in EVRY for the year ended 31 December 2018 and 2017 and 2016 (in each case distributed the following year):

Year ended	Dividend, NOK per share
31 December 2018	1.75
31 December 2017	1.25
31 December 2016	—

EVRY’s ownership structure

Shareholders owning 5% or more of the shares in EVRY have an interest in the company’s share capital which is notifiable pursuant to the Norwegian Securities Trading Act. The following table sets forth shareholders owning 5% or more of the shares in EVRY, as registered in the Norwegian Central Securities Depositary on 5 August 2019.

Shareholder	Number of shares	% of shares and votes
LYNGEN HOLDCO S.A.R.L.[8]	201,410,067	54.32
FOLKETRYGDFONDET	19,462,118	5.25
POLYGON (PE) HOLDINGS LTD	19,444,554	5.24

EVRY has only one class of shares, and accordingly there are no differences in voting rights between the shares of EVRY.

Lyngen Holdco S.A.R.L, as a shareholder owning 54.32% of the shares in EVRY as at 5 August 2019, could exercise control over the company. As the board of directors of EVRY is elected by a majority vote by the general meeting, Lyngen Holdco S.A.R.L.’s vote will currently be decisive with respect to election of EVRY board members, given that the company is currently holding of 54.32 % of the shares in EVRY. Other than this, EVRY is not aware of persons or entities who, directly or indirectly, jointly or severally, exercise or could exercise control over the Company.

At the date of this Merger Prospectus, EVRY is not aware of any arrangements the operation of which may at a subsequent date result in a change of control of EVRY.

No particular measures are initiated to ensure that control is not abused by large shareholders. Minority shareholders are protected from abuse by section 5-21 of the Norwegian Public Limited Liability Companies Act, which states that “a general meeting may not adopt any resolution which is suited to give certain shareholders or others an unreasonable benefit at the expense of other shareholders or the company.”9

EVRY’s related party transactions

As at the date of this Merger Prospectus, EVRY has not entered into any related party transactions since 30 June 2019.

8 Lyngen Holdco S.A.R.L. is a company owned by funds advised by Apax Partners LLP.

9 English unofficial translation.

SHAREHOLDER RIGHTS

Tieto shares

Tieto has a single series of shares. Tieto’s shares are listed on Nasdaq Helsinki and Nasdaq Stockholm with ISIN code FI0009000277. The shares are listed under the trading code TIETO on Nasdaq Helsinki and under the trading code TIETOS on Nasdaq Stockholm. The trading currency of the Tieto’s on Nasdaq Helsinki is the euro, and on Nasdaq Stockholm the Swedish krona. Each share entitles its holder to one vote in the General Meeting, and the shares are freely transferable. According to Tieto’s Articles of Association, no shareholder is allowed to vote at a general meeting with more than one fifth (1/5) of the votes represented at the meeting. The number of Tieto’s issued and outstanding shares on the date of this Merger Prospectus is 74,109,252 and they are fully paid and issued in accordance with Finnish laws. Tieto’s shares have no nominal value, and Tieto’s Articles of Association do not contain any provisions governing the minimum or the maximum of the number of shares or the amount of share capital.

There is further information on Tieto’s shares and share capital in the section “Information on Tieto – Tieto’s shares and share capital” and further information on nominee registration of shares in the section “Finnish Securities Market – The Finnish book-entry securities system – Custody of securities and nominee registration”.

Shareholders rights under new shareholder rights directive

The European Union’s Second Shareholder Rights Directive ((EU) 2017/828, “SHRD II”) was implemented in Finland on 10 June 2019. New provisions of the SHRD II amend the Finnish Companies Act and the Securities Markets Act, among others, and will concern publicly listed companies, institutional investors, asset managers and proxy advisors. In addition, the Finnish Corporate Governance Code will also be amended during 2019. The SHRD II seeks to strengthen the position of shareholders to have an effective say on related party transactions and directors’ remuneration as well as to encourage the flow of information and increase transparency between a listed company and its shareholders. The core of the SHRD II consists of themes such as director remuneration, related party transactions, identification of shareholders, and transmission of information and transparency requirements for institutional investors, asset managers and proxy advisors. The new regulation under SHRD II must be noted and preparations for changes commenced as from 10 June 2019, however, the new requirements will enter into force gradually during the years 2019 and 2020.

Pre-emptive subscription rights

Under the Finnish Companies Act, existing shareholders have a pre-emptive subscription right to subscribe for new shares in the company in proportion to their existing shareholding. A resolution to issue new shares as well as a resolution to grant option rights and other special rights entitling to the company’s shares derogating from the shareholder’s pre-emptive subscription right requires at least two-thirds of all votes cast and shares represented at a General Meeting. In addition, such a resolution requires that there is a weighty financial reason for the Company to do so. According to the Finnish Companies Act, resolving on a share issue without payment derogating from the shareholder’s pre-emptive subscription right requires that there is an especially weighty financial reason for the same, both for the company and in regard to the interests of all shareholders in the company.

Certain shareholders who reside or whose registered address is outside Finland, including shareholders in the United States, may not necessarily be able to exercise their pre-emptive subscription rights unless the shares have been registered in accordance with the securities legislation in force in the relevant country or unless such legislation includes an exemption from registration or other similar requirements.

General Meeting

According to the Finnish Companies Act, shareholders exercise their power of decision on corporate matters at General Meetings. According to the Finnish Companies Act, a company’s Annual General Meeting shall be held annually within six months from the end of the financial year. The General Meeting handles the matters required by the Finnish Companies Act or the Articles of Association or presented to it by the Board of Directors. According to the Tieto’s Articles of Association, the Annual General Meeting shall be held annually by the end of April. At the Annual General Meeting, the financial statements consisting of the income statement, balance sheet, cash flow statement and notes relating to each such document, as well as the consolidated financial statements shall be presented to the shareholders for approval. At the Annual General Meeting, the shareholders shall pass resolutions on, among others, on the use of the profit shown on the balance sheet, discharge from liability for the members of the Board of Directors and the Managing Director and elections of the members of the Board of Directors and the auditor as well as their remuneration. Extraordinary General Meeting shall be held in order to deal with certain matters when considered necessary by the Board of Directors, or when requested in writing by the auditor of a company or by shareholders representing together at least one tenth of all issued and outstanding shares of a company. As a general rule, the General Meeting is summoned by the Board of Directors.

The Shareholders’ Nomination Board shall submit its proposals to the Company’s Board of Directors annually at the latest on 1 February preceding the Annual General Meeting. Proposals for an Extraordinary General Meeting shall be submitted to the Company’s Board of Directors so that they can be included in the notice to attend the meeting. The proposal by the Board of Directors for the auditors of the company will be published in connection with the notice to the General Meeting of Shareholders.

According to Tieto’s Articles of Association, the notice of a General Meeting shall be delivered to Tieto’s shareholders by publishing such notice on the company’s website. With supplementary effects, articles of the Finnish Companies Act concerning the notice of General Meeting must be observed. Therefore, the notice of General Meeting must be delivered no earlier than three (3) months before, and at latest three (3) weeks, and under no circumstances less than nine (9) days before the record date of the General Meeting to be held. In order to have the right to attend to a General Meeting, a shareholder shall give an advance notice of participation to Tieto no later than on the date mentioned in the notice of the General Meeting, which may not be earlier than ten (10) days before the General Meeting.

In order to have the right to attend and vote at a General Meeting, a shareholder must be registered in the shareholders’ register kept by Euroclear Finland in accordance with Finnish laws no later than eight (8) business days prior to the relevant General Meeting (i.e. the record date). For further information, see “The Finnish securities market – The Finnish book-entry securities system” for further information. A nominee-registered shareholder wishing to attend and vote at the General Meeting should seek a temporary registration in the shareholders’ register kept by Euroclear Finland. The notification of such temporary registration shall be made no later than on the date set out in the notice of the General Meeting, which must be after the record date of the General Meeting. The notification of the temporary registration to the company’s shareholder’s register concerning a nominee-registered shareholder is considered as a notice of participation in the General Meeting. There are no quorum requirements for General Meetings stipulated in the Finnish Companies Act or Tieto’s Articles of Association.

Voting rights

A shareholder may use its right to attend and vote at a General Meeting in person or through a proxy representative. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his or her right to represent a shareholder at a General Meeting. Additionally, it is permitted that each shareholder or proxy representative may have an assistant present at the General Meeting. Each Tieto share entitles its owner to one (1) vote at a General Meeting of Tieto. If the shareholder’s shares are recorded in more than one book-entry account, the shareholder has the right to use a different proxy representative for each book-entry account, and the shares based on which each proxy representative represents the shareholder shall be identified in connection with the registration for the General Meeting. If a holder of a nominee-registered share wishes to attend a General Meeting and exercise the voting rights attached to such share, the holder must be notified for a temporary entry in the Company’s shareholders’ register.

At the General Meeting, most resolutions are passed by a simple majority of the votes cast. However, certain resolutions, such as amending the Articles of Association, deviations from the shareholders’ pre-emptive subscription right to subscribe for shares in a new share issue and resolutions on a merger, a demerger or a dissolution of the company require at least a majority of two-thirds of the votes cast and the shares represented at the meeting.

Dividends and distribution of unrestricted equity

A General Meeting resolves on the payment of dividend and other distribution of assets by the majority of the votes cast. All the shares in the company carry equal rights to dividend and other distributions by the company. In accordance with prevailing market practice, dividend is only paid after the General Meeting has approved the company’s financial statements and resolved on the Board of Directors’ proposal for the distribution of dividend. However, under the Finnish Companies Act, the decision on the payment of dividend may be made by, in addition to the General Meeting, the Board of Directors by virtue of an authorization by the General Meeting. According to the Finnish Companies Act, the distribution of dividends shall be based on the latest adopted and audited financial statements, however, a company may also decide to pay an interim dividend based on the earnings of the ongoing financial year if an Extraordinary General Meeting adopts new audited financial statements. As a general rule, the General Meeting should not resolve to distribute assets in excess of what the Board of Directors has proposed or accepted.

According to the Finnish Companies Act, the equity of a company shall be divided into restricted equity and unrestricted equity. Restricted equity consists of the share capital and of the fair value reserve and the revaluation reserves under the Finnish Accounting Act (1336/1998, as amended) as well as of any possible legal reserve and share premium reserve formed before September 1, 2006 under the old Finnish Companies Act. Other reserves of equity are included in the unrestricted equity. Accordingly, unrestricted equity includes the profit/loss from the preceding year, retained earnings from previous years and other unrestricted equity items, including the invested unrestricted equity fund. The company may distribute its reserves of unrestricted equity, less the possible assets that are to be left undistributed under the Articles of Association and, in addition, certain other non-distributable funds (Distributable Assets). According to the Finnish Companies Act, the amount of dividends to be distributed may not exceed company’s Distributable Assets or be distributed if the distribution will cause insolvency of the company. Accordingly, companies are entitled to pay dividends and otherwise distribute assets from reserves of unrestricted equity for a certain financial period after the General Meeting has approved the financial statements of the company concerning the certain period in question and after the General Meeting has resolved on the distribution of dividend or other unrestricted equity in accordance with the proposal of the Board of Directors. According to the Finnish Companies Act, distribution of dividend or other unrestricted equity may be based also on financial statements concerning other than the most recent previous accounting period provided that the General Meeting of the company has approved such financial statements. However, essential changes in the financial position of the company which have occurred after the completion of the financial statements on which the distribution will be based, shall be taken into consideration when deciding on the distribution of profits. The financial statements of Tieto Group’s parent company are prepared in accordance with the Finnish laws and regulations concerning financial statements (the Finnish Accounting Standards, “FAS”).

The Finnish Companies Act emphasizes the maintenance of the company’s solvency in connection with the distribution of assets, and, consequently, no assets may be distributed if, when making the decision on the distribution, it was known or should have been known that the company was insolvent or that it would become insolvent due to the distribution of funds.

According to the Finnish Companies Act, the amount of dividend may not exceed the amount proposed or accepted by the Board of Directors. However, shareholders holding at least 10% of all the shares may demand at the Annual General Meeting that the company shall distribute as dividend at least one-half of the profit of the company for the last preceding year, less the amounts that the Articles of Association of the company may require to be left undistributed and the possible prior dividends already paid in respect of the year in question. However, the dividend so paid may neither exceed the amount distributable without the creditors’ consent nor 8% of the equity of the company.

Under the Finnish Companies Act, dividends and other distributions are paid to the shareholders or custodial nominee account holders who have been entered in the shareholders’ register on the relevant record date. The shareholder register is maintained by Euroclear Finland through account operators. No dividend shall be distributed to shareholders not registered in the shareholder’s register. In the Finnish book-entry securities system, dividends are paid by wire transfer to the shareholders’ accounts recorded into the book-entry register. All shares in Tieto carry equal rights to dividends and other assets distributed by Tieto (including the distribution of assets in connection with Tieto’s dissolution).

The Merger Consideration Shares entitle their holder to dividends and other assets distributed by Tieto as well as other shareholder rights after being registered in the Finnish Trade Register. The right to dividends is forfeited after three years from the date when the dividend is due to be paid.

The distribution of other unrestricted equity than profits is effected essentially in the same way as described above regarding the distribution of dividend.

Additional information on the taxation of dividends is presented in the section “Taxation”.

Own shares

According to the Finnish Companies Act, a company may acquire its own shares. The General Meeting shall decide upon the acquisition of the company’s own shares unless the General Meeting has authorized the Board of Directors to decide upon the acquisition of the company’s own shares by using unrestricted equity. In a public company, the authorization may be in force for no more than 18 months at a time. A public company may not own its shares directly or indirectly in excess of 10% of all the shares of the company. No dividend is paid to the company’s own shares.

Transfer of shares in the Finnish book-entry securities system

When selling shares through the book-entry securities system, the shares are transferred by wire transfer from the seller’s book-entry account to the buyer’s book-entry account. For the purpose of the sale, allocation data is entered into the Infinity system of Euroclear Finland and, if necessary, a reservation regarding the book-entry security is entered into the book-entry account. The transaction is recorded as a pre-trade until it has been cleared and the shares have been paid, after which the buyer is automatically entered into the company’s shareholders’ register. Trades are normally cleared in Euroclear Finland’s automated clearing and settlement system (Infinity system) on the second banking day after the trade date unless otherwise agreed by the parties. If the shares are nominee registered and the shares of both the seller and the buyer are held in the same custodial nominee account, the sale of shares does not cause any entries to the book-entry system unless the custodial nominee account holder changes or the shares are transferred from such custodial nominee account as a result of a sale.

Exchange control

Foreigners may acquire shares in a Finnish company without any specific exchange control authorization. Foreigners may also receive dividends without any specific exchange control authorization, but the company distributing the dividend must deduct the tax-at-source from the funds transferred outside Finland unless otherwise stated in an applicable tax treaty. Foreigners who have acquired shares in a Finnish company may receive shares in connection with a capitalization issue or participate in a rights issue without any specific exchange control authorization. Foreigners may sell their shares in a Finnish company in Finland, and the assets acquired in connection with such sale may be transferred outside Finland in any convertible currency. There are no exchange control rules in force in Finland which would restrict the selling of shares in a Finnish company from one foreigner to another.

FINNISH SECURITIES MARKET

The following summary is a general description of the Finnish securities market and it is based on the laws in force in Finland on the date of this Merger Prospectus. The following summary is not exhaustive.

General

The securities market in Finland is supervised by the Financial Supervisory Authority (the FIN-FSA). The primary laws governing securities markets are the Finnish Securities Market Act (746/2012, as amended), which contains provisions in respect of, among others, company and shareholder disclosure obligations, prospectus requirements and public tender offers, as well as the Market Abuse Regulation (EU) No 596/2014 containing regulation relating to, among others, disclosure of inside information and the obligation of the issuer’s management to notify transactions. The regulation governing admission of securities and other financial instruments to public trading and trading in listed financial instruments is compiled under the Act on Trading in Financial Instruments (748/2012, as amended). The role of the FIN-FSA is to monitor compliance with these provisions. The FIN-FSA may issue further detailed regulation based on delegation of authority under the Finnish Securities Market Act and other laws that entitle it to do so.

The Finnish Securities Market Act and the Market Abuse Regulation specify minimum disclosure requirements for companies applying to have their shares listed on Nasdaq Helsinki or whose securities are publicly traded or who offer their securities to the public. Insider information must be made public in a manner which enables fast access and complete, correct and timely assessment of the information by the public. A Finnish listed company, i.e. a company that has issued shares that are traded in a regulated market, is under an obligation to regularly publish financial information on the company as well as to inform the markets of any matters concerning the company which, if made public, would be likely to have a significant effect on the price of the financial instruments of the issuer.

A shareholder is required to notify, without undue delay, a Finnish listed company and the FIN-FSA when its voting rights in, or its percentage ownership of the total number of shares of such Finnish listed company reaches, exceeds or falls below 5, 10, 15, 20, 25, 30, 50 or 90% or two thirds (66.67%), calculated in accordance with the Finnish Securities Markets Act. A flagging notification must also be made when a shareholder is entitled to acquire, on the basis of a financial instrument, a number of shares that will reach, exceed or fall below the flagging threshold described above or, when the combined ownership share based either on direct holding or holding through financial instruments reaches, exceeds or falls below the flagging threshold described above. In this connection, the definition of financial instrument also refers to such financial instruments the value of which is determined on the basis of the company’s share and which have a similar economic effect as a financial instrument that entitles its holder to receive the company’s shares. A flagging notification must be made regardless of whether the underlying asset of the financial instrument will be settled physically or in cash. The notification must be submitted without an undue delay, however no later than on the following trading day after the shareholder was informed or should have known about such a change in the shareholder’s voting rights or ownership. The shareholder shall be deemed to have been informed of the said transaction no later than two trading days after the transaction. When a listed company has received the above-mentioned information, it must disclose the information in a stock exchange release without undue delay.

According to the Finnish Securities Market Act, a shareholder, whose holding increases to more than 30% or more than 50% of the voting rights attached to shares in a company after the shares or securities entitling to such shares in the company have been entered into public trading on the regulated market, is obligated to make a public offer for all remaining shares and securities entitling to such shares in the company at fair value (mandatory takeover bid). Under the Finnish Companies Act (624/2006, as amended), a shareholder holding shares representing more than 90% of all the shares and votes in a company has the right to redeem the remaining shares in the company at fair value (right of squeeze-out). In addition, a shareholder whose shares may be redeemed in the above mentioned manner is entitled to demand redemption from the majority shareholder entitled to exercise redemption (right of sell-out). Detailed rules apply to the calculation of the proportions of shares and votes discussed above. In Tieto’s Articles of Association, there are no specific provisions on rights of squeeze-out or sell-out deviating from the law.

According to the Finnish Securities Market Act, a Finnish listed company shall directly or indirectly belong to an independent body representing the economy on a wide basis and established in Finland, which has issued a recommendation to promote compliance with good securities markets practice on the actions of the management of the offeree company with regard to a takeover bid (the “Helsinki Takeover Code”). According to the Finnish Securities Market Act, a listed company must provide an explanation for not committing to complying with the Helsinki Takeover Code.

The Financial Supervisory Authority must be notified of net short positions in shares listed on the Nasdaq Helsinki in accordance with the Regulation (EU) No 236/2012 of the European Parliament and of the Council on short selling and certain aspects of credit default swaps. The obligation to notify net short positions applies to all investors and market participants. A net short position in relation to the shares of a company that has shares admitted to trading on a regulated market must be disclosed where the position reaches, exceeds or falls below the threshold of 0.2% of the target company’s issued share capital. A new notification must be submitted for each 0.1% above the threshold. The FIN-FSA will publish any notified net short position that reaches, exceeds or falls below the threshold of 0.5% of the target company’s issued share capital on its website.

The Finnish Penal Code (39/1889, as amended), contains provisions relating to breach of disclosure requirements, the misuse of inside information, unauthorized disclosure of inside information and market manipulation. Acts described in such provisions have been criminalized. Pursuant to Market Abuse Regulation, the Securities Markets Act and the Finnish Act on the Financial Supervisory Authority (878/2008, as amended), the FIN-FSA has the right to impose administrative sanctions for breach of provisions relating to, among others, disclosure requirements, misuse of inside information, market manipulation and the obligation of issuer’s management to notify transactions, with the exception of situations where preliminary investigation, consideration of charges or a pending criminal case in a court of law against the party in breach of such regulations is ongoing in relation to the same offence, or where the party has received a non-appealable sentence for the same act. The FIN-FSA can, for example, issue a public warning, prohibit the person involved to trade securities or impose administrative fines or penalty payments. The disciplinary board of Nasdaq Helsinki may give a warning or note or impose a disciplinary fine or order the company to be removed from the stock exchange list.

Trading and settlement on Nasdaq Helsinki

Share trading on Nasdaq Helsinki occurs through automatic order matching. In carrying out share trades, Nasdaq Helsinki uses the INETNordic trading platform, which is an order-based system in which buy and sell orders are matched as trades when the price and the volume information tally. In the INET Nordic trading platform, the trading day consists, as a general rule, of the following main phases: pre-trading, continuous trading, the closing auction and post-trading.

During the pre-trading session from 9:00 a.m. to 9:45 a.m., orders may be entered, changed or deleted. The opening call begins at 9:45 a.m. and ends at 10:00 a.m. Round lot orders entered during the pre-trading phase and existing orders that may be valid for more than one day are automatically transferred into the opening call. Continuous trading takes place between 10:00 a.m. and 6:25 p.m. Continuous trading begins sequentially immediately after the end of the opening call at 10:00 a.m., at which time the first share’s opening price is determined, after which continuous trading in said share commences. Approximately ten minutes later, the opening prices of all the shares have been determined and trading based on market demand continues until 6:25 p.m. The closing auction begins at 6.25 p.m. and ends at approximately 6:30 p.m., when the closing prices are determined and when continuous trading ends as well. In post-trading between 6:30 p.m. and 7:00 p.m., the only trades that may be registered are contract trades for shares in after-hours trading. The shares will be registered at prices established during the trading day.

Trades are primarily cleared in Euroclear Finland’s automated clearing and settlement system (Infinity system) on the second (2nd) banking day after the trade date (T+2) unless otherwise agreed by the parties.

Trading in securities on Nasdaq Helsinki and clearing of trades in Euroclear Finland takes place in euros, with the minimum tick size for trading quotations depending on the tick size table and being a minimum of EUR 0.0001. The price information is produced and published only in euros.

The Finnish book-entry securities system

General

Any issuer established in the European Union that issues or has issued transferable securities which are admitted to trading or traded on trading venues, shall arrange for such securities to be represented in book-entry form. An issuer has the right to choose the central securities depository where the securities are admitted to trading. In Finland, the book-entry system is maintained by Central Securities Depository. In Finland, on the date of this Merger Prospectus, the Central Securites Depository is Euroclear Finland. Euroclear Finland maintains a book-entry securities register for both equity and debt securities. The registered office of Euroclear Finland is located at Urho Kekkosen katu 5C, FI-00100, Helsinki.

The Finnish Central Securities Depository keeps company-specific shareholder registers of the shareholders of companies on behalf of issuers. According to the Regulation (EU) no 909/2014 on improving securities settlement in the European Union and on central securities depositories, Central Securities Depositories are not obliged to offer shareholders book-entry accounts free of charge and sponsored by issuers, but a Central Securities Depository may offer such accounts based on a voluntary business decision. Euroclear Finland offers, during a transitions period prescribed in the Act on the Book-Entry System and Clearing Operations (348/2017, as amended) book entry account services to shareholders who have opened their accounts before June 21, 2017, i.e. the enforcement of such act. During such period, the basic custody expenses incurred by Euroclear Finland in connection with maintaining the book-entry accounts are mainly borne by the issuers of the relevant book-entries. The account operators, which consist of, among others, banks, investment services companies and other institutions licensed to act as clearing parties by the Central Securities Depository, are entitled to make entries in the book-entry register and administer the book-entry accounts.

Registration

Shareholders of all companies entered into the book-entry securities system must establish a book-entry account with an account operator or register its securities through nominee registration in order to effect share entries. A Finnish shareholder may not hold his or her shares through a nominee registered account in the Finnish book-entry system. For shareholders who have not transferred their shares into book-entries, a joint book-entry account shall be opened with Euroclear Finland and the issuer is entered as the account holder. All transactions in securities registered with the book-entry securities system are executed as computerized book-entry transfers. The account operator confirms book-entry transfers by sending notifications of all transactions to the holder of the respective book-entry account. The account holders also receive an annual statement of their holdings as of the end of each calendar year.

Each book-entry account must give the particulars of the account holder and other holders of rights to the book-entries in the account or of the custodial account holder who manages the assets in the nominee-registered account, as well as information on the account operator for the account. The required information include the type and number of the book-entry securities registered in the account as well as the rights and restrictions pertaining to the account and the book-entries. Any nominee-registered account must be identified when making entries in the account. Euroclear Finland and all the account operators are responsible for maintaining the confidentiality of the information they receive. However, a company must keep the shareholders’ register accessible to everyone at the head office of the company or, if the company’s shares are incorporated in the book entry system, at the registered office of the Central Securities Depository in Finland. The FIN-FSA is entitled to receive certain information on nominee registrations upon request.

Each account operator is liable for possible errors and omissions in the book-entry registers maintained by it and for any breach of data protection. However, if an account holder has suffered loss as a result of a faulty registration and the account operator is unable to compensate such a loss, such account holder is entitled to receive compensation from the statutory registration fund of Euroclear Finland. The capital of the registration fund must be at least 0.0048% of the average of the total market value of the book-entries kept in the book-entry securities system during the last five (5) calendar years and it must be no less than EUR 20 million. The compensation to be paid to one injured party shall be equal to the amount of damage suffered by such an injured party from a single account operator, subject to a maximum amount of EUR 25,000. The liability of the registration fund to pay damages in relation to each incident is limited to EUR 10 million.

Custody of securities and nominee registration

According to the Finnish laws, a non-Finnish shareholder may appoint an account operator (or certain non-Finnish organizations approved by the Central Securities Depository) to act as a custodial nominee account holder on its behalf. In some cases, nominee-registration of Finnish shareholders abroad may be possible by virtue of the Regulation (EU) No 909/2014 of the European Parliament and of the Council or other EU regulation or, if a Finnish company issues its shares in another EU country. A nominee-registered shareholder is entitled to receive dividends and to exercise all share subscription rights and other financial and administrative rights attached to the shares held in its name. A nominee-registered shareholder wishing to attend a General Meeting of Shareholders should seek a temporary registration in the shareholders’ register. The notification of the temporary registration shall be made at the latest on the date set out in the notice to the General Meeting, which shall be after the record date of the General Meeting. A custodial nominee account holder or another nominee is required to disclose to the FIN-FSA and to the relevant issuer, upon request, the actual identity of the shareholder of any shares registered in the name of such a nominee, where the nominee-registered shareholder is known, as well as the number of shares owned by such nominee-registered shareholder. If the name of the nominee-registered shareholder is not known, the nominee is required to disclose said information in respect of the representative acting on behalf of the nominee-registered shareholder and to submit a written declaration to the effect that the actual shareholder is not a Finnish natural person or legal entity.

Finnish depositories for both Euroclear Bank, S.A./N.V. – as operator of Euroclear Finland – and Clearstream have custodial accounts within the book-entry securities system and, accordingly, non-Finnish shareholders may hold their shares listed on Nasdaq Helsinki in their accounts in Euroclear Bank, S.A./N.V. and in Clearstream.

Shareholders wishing to hold their shares in the book-entry securities system in their own name but who do not maintain a book-entry account in Finland are required to open a book-entry account with an account operator as well as a bank account denominated in euros in Finland.

Compensation fund for investors

Under Finnish law, investors are divided into professional and non-professional investors. The definition of professional investors includes business enterprises and public entities which can be deemed to know the securities markets and the risks related thereto. A customer may also declare in writing that, on the basis of his or her professional skills and experience in investment activities, he or she is a professional investor. However, private investors are generally considered to be non-professional investors.

Credit institutions and such investment services companies managing or retaining clients’ assets that do not provide solely intermediation or investment advisory services or organizing of multilateral trading must belong to a compensation fund for investors. The compensation fund safeguards payment of clear, indisputable receivables that are due when an investment services company or a credit institution, for a reason other than temporary insolvency, is not capable of paying the claims of investors within a determined period of time. Only claims of non-professional investors are paid by the compensation fund. An investor is paid 90% of the investor’s receivable, subject to a maximum amount of EUR 20,000. The compensation fund does not compensate for losses due to a fall in equity prices or incorrect investment decisions, whereby the customer is still responsible for the consequences of his or her investment decisions. If a bank becomes insolvent, customers of a credit institution shall be compensated from the Deposit Guarantee Fund for claims up to EUR 100,000. The funds of an investor are safeguarded either through the Deposit Guarantee Fund or the compensation fund. Accordingly, the same funds of an investor do not benefit from double protection.

TAXATION

The following summary is based on the tax laws of Finland and Norway as in effect on the date of this Merger Prospectus, and is subject to changes in Finnish and Norwegian law, including changes that could have a retroactive effect on taxation. The following summary is not exhaustive and does not take into account or deal with the tax laws of any country other than Finland and Norway. Prospective investors are advised to consult their own professional tax advisors as to the Finnish, Norwegian or foreign tax consequences of the Merger and the purchase, ownership and disposition of the Merger Consideration Shares. Prospective investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances.

Finnish taxation

The following is a description of the material Finnish income, transfer, and value added tax consequences that may be relevant with respect to this Merger. The following description of Finnish domestic tax legislation relating to the Merger, dividend distributions and capital gains arising from the sale of Merger Consideration Shares is applicable to natural persons and limited liability companies both resident and non-resident in Finland.

The following description does not address tax considerations applicable to the holders of the Merger Consideration Shares that may be subject to special tax rules, including, among others, different restructurings of corporations, controlled foreign corporations (CFC), non-business carrying entities, income tax-exempt entities, general or limited partnerships or Finnish resident individuals who, in accordance with the new rules to be applied as of 2020, will hold the Merger Consideration Shares in a share savings account. Furthermore, this description addresses neither Finnish inheritance nor gift tax consequences.

This description is based primarily on:

●	The Finnish Income Tax Act (1535/1992), as amended;

●	The Finnish Business Income Tax Act (360/1968), as amended;

●	The Finnish Act on Taxation of Non-residents (627/1978), as amended; and

●	The Finnish Transfer Tax Act (931/1996), as amended.

In addition, relevant case law as well as decisions and statements made by the tax authorities in effect and available on the date of this Merger Prospectus have been taken into account.

All of the foregoing is subject to change, which could apply retroactively and could affect the tax consequences described below.

General

Residents and non-residents of Finland are treated differently for tax purposes. The worldwide income of persons resident in Finland is subject to taxation in Finland. Non-residents are taxed on Finnish source income only. In addition, any income received by a non-resident from a permanent establishment located in Finland is subject to taxation in Finland. Finnish tax treaties may limit the applicability of domestic tax legislation and also preclude the right to tax non-resident’s Finnish source income.

Generally, an individual is deemed resident in Finland for tax purposes if such individual stays in Finland for more than six consecutive months or if the permanent home and dwelling of such individual is located in Finland. A Finnish citizen who has left Finland to live in a foreign country is deemed resident in Finland for tax purposes during the tax year of their relocation and three following years, unless they can demonstrate that no material ties between them and Finland have existed during relevant tax year. Earned income, including salary, is taxed at progressive rates. Capital income is currently taxed at a rate of 30%. However, if capital income exceeds EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34%. Corporate entities established under the laws of Finland are regarded as residents in Finland for tax purposes and are subject to corporate income tax on their worldwide income. Non-residents are liable to pay tax for the income of permanent establishments located in Finland. Currently, the corporate income tax rate is 20%.

The following is a summary of certain Finnish tax consequences relating to the purchase, ownership, and disposal of the Merger Consideration Shares by Finnish resident and non-resident shareholders, as well as of general tax consequences of the Merger.

Taxation of the Merger

Tieto

The Merger will be completed with tax discontinuity, i.e. as a taxable merger, for Finnish tax purposes. This applies both to EVRY (as the merging company), EVRY’s Norwegian and Finnish tax resident shareholders and Tieto (as the recipient company). For other foreign shareholders the tax consequences will depend on local laws and regulations.

For Finnish tax purposes, EVRY is deemed to be liquidated and the assets, rights and obligations are deemed to be transferred to its shareholders, which are immediately deemed to have contributed them in kind at full market value to Tieto. Therefore, the tax acquisition cost of all assets, rights and obligations transferred to Tieto in the Merger will be the full market value of such assets, rights and obligations at the completion of the Merger. Finnish transfer tax is not payable in connection with the issuance or subscription of new Merger Consideration Shares.

Shareholders of EVRY

The Merger will for Finnish tax resident shareholders of EVRY be taxed as a realization of the shares in EVRY on the Effective Date. The amount realized corresponds to the Merger Consideration Cash and the fair market value of the Merger Consideration Shares on the Effective Date. The Merger will trigger either a gain or a loss for tax purposes depending on each shareholders’ tax acquisition cost of his/her shares in EVRY. For Finnish tax resident shareholders of EVRY who receive Merger Consideration Shares on the Effective Date, the tax acquisition cost of the received Merger Consideration Shares should correspond to their fair market value on the Effective Date. The holding period for the Merger Consideration Shares is calculated starting from the Effective Date. The tax implications set out below under “ – Taxation of Capital gains” for the capital gains or losses applicable to transfer of the Merger Consideration Shares after the Merger are generally applicable to the capital gains or losses triggered for Finnish resident shareholders of EVRY on the completion of the Merger.

Taxation of dividends and equity returns

Distribution of funds from unrestricted equity funds (Chapter 13 Section 1 Sub-section 1 of the Finnish Companies Act) by listed company as referred to in Section 33 a, Sub-section 2 of the Finnish Income Tax Act (“Listed Company”) is taxed as distribution of dividends. Therefore, the following applies also to distribution of funds from company’s unrestricted equity funds.

Resident individuals

85% of dividends paid by Listed Company to an individual shareholder is considered capital income of the recipient, taxable at the rate of 30% (however, should overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34%), the remaining 15% being tax-exempt. If the shares form part of resident individual shareholder’s business activities, 85% of dividends paid by Listed Company is considered business income which is taxed partly as earned income at progressive rates and partly as capital income at the rate of 30% (however, if the overall capital income exceeds EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34%), the remaining 15% being tax-exempt.

Listed Company distributing dividends is obligated to withhold tax from dividends paid to resident individuals. Currently, the tax withheld is 25.5% of the dividend. The tax withheld by the distributing company is credited against the final tax payable by the individual shareholder for the dividend received. Resident individuals must review their pre-completed tax form to confirm that the received dividend income during the tax year is correct and, if necessary, correct the amount of dividend income and the amount of prepaid income tax on the pre-completed tax form.

Finnish limited liability companies

Dividends received by a Listed Company from another Listed Company are generally tax-exempt. However, in case the shares are included in the investment assets of the shareholder (only financial, insurance, and pension institutes may have investment assets referred to in this context), 75% of the dividend is taxable income, the remaining 25% being tax-exempt.

Dividends received by a non-listed Finnish company from a Listed Company are generally taxable income with respect to 100% of the dividend. However, in cases where the non-listed company directly owns 10% or more of the share capital of the Listed Company distributing the dividend, the dividend received on such shares is tax-exempt provided that the shares are not included in investment assets of the shareholder. If the shares are included in investment assets of the shareholder, 75% of the dividend is taxable income, the remaining part of the dividend being tax-exempt.

Non-residents

Dividends paid by a Finnish company to non-residents are subject to Finnish withholding tax. The withholding tax as a final tax at source is withheld by the company distributing the dividend at the time of dividend payment. The withholding tax rate for dividend received by non-resident individual shareholder is 30% whereas the withholding tax rate for dividend received by non-resident company is 20%, unless otherwise set forth in an applicable tax treaty.

Finland has entered into double tax treaties with many countries pursuant to which the withholding tax rate is reduced on dividends paid to persons entitled to the benefits under such treaties. For example, in the case of treaties with the following countries, Finnish withholding tax regarding dividends of portfolio shares is generally reduced to the following rates: Austria: 10%; Belgium: 15%; Canada: 15%; Denmark: 15%; France: zero; Germany: 15%; Ireland: zero; Italy: 15%; Japan: 15%; the Netherlands: 15%; Norway: 15%; Spain: 15%; Sweden: 15%; Switzerland: 10%; the United Kingdom: zero; and the United States: 15%. This list is not exhaustive. A further reduction in the withholding tax rate is usually available to corporate shareholders for dividend distributions on qualifying holdings (usually ownership of at least 10 or 25% of the share capital or voting rights of the distributing company). The benefit of reduced withholding rate in an applicable tax treaty will be available if the person beneficially entitled to the dividend has provided the payer of the dividend the necessary details on the applicability of the tax treaty.

Where shares in a Finnish company are held through a nominee account, the Finnish distributing company pays the dividends to the nominee account managed by the custodian, who then delivers the dividend payment to the beneficial owner. If such beneficial owner holding the shares through a nominee account is resident in a tax treaty country, the withholding tax rate is the tax rate set forth in the relevant tax treaty. However, the withholding rate is always at least 15%, in case the payer (dividend distributing company or Finnish custodian entity) has confirmed the applicability of the tax treaty to the person beneficially entitled to the dividend in a reasonably diligent manner. If the tax rate set forth in the tax treaty is less than 15%, an application for refund of the excess withholding tax may be submitted together with necessary details on the beneficiary owner’s nationality and identity. This means that with respect to dividend paid on shares held through a nominee account, a withholding tax pursuant to applicable tax treaty, or at least at the rate of 15%, is withheld, unless a thorough clarification of the person beneficially entitled to the dividend is presented. Such procedure, however, requires that the foreign custodian intermediary is registered in the Finnish tax authorities’ register and that it is resident in a country Finland has a tax treaty with. In addition, the foreign custodian intermediary must have an agreement with the Finnish account operator with regard to the custody of the shares. In this agreement the foreign custodian intermediary, among others, commits to inform dividend recipient’s country of residence to the account operator and to provide additional information to tax authorities, if needed. If these provisions are not fulfilled, 30% withholding tax will be withheld on nominee accounts dividends received by a non-resident individual shareholder, and the 20% withholding tax will be withheld on nominee accounts dividends received by non-resident company shareholder. The above described rules concerning shares in a Finnish company held through a nominee account have been amended. The new rules will enter into force as of 1 January 2021 and be applicable to dividend distributions made on or after 1 January 2021. In summary, the new rules abolish the simplified procedure currently applied to shares held through a nominee account and tighten the conditions for the application of the withholding tax rates set forth in applicable tax treaties. Further, the new rules increase the withholding tax rate applied to unidentified beneficial owners to 35%.

Foreign companies residing in the European Union Member States

No withholding tax is levied under Finnish tax laws on dividends paid to foreign corporate entities that reside, and are subject to corporate tax, in an EU member state as specified in Article 2 of the Parent Subsidiary Directive (2011/96/EU), as amended by the Council Directive 2013/13/EU and 2014/86/EU, and that directly hold at least ten% of the capital of the dividend distributing Finnish company.

Foreign companies residing in the European Economic Area

Dividends paid to certain foreign companies residing in the EEA are either tax-exempt in full or a lowered rate of withholding tax is applied to them depending on how the dividend would be taxed if paid to a corresponding Finnish corporate entity.

No withholding tax will be levied in Finland on dividends paid by a Finnish company to a non-resident entity, if (i) the entity receiving the dividend resides in the EEA; (ii) the Council Directive 2011/16/EU on Administrative Cooperation in the Field of Taxation and Repealing Directive 77/799/EEC, as amended by the Council Directive 2014/107/EU amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation under Directive (EU) 2015/2376 or an agreement on mutual assistance and information exchange in tax matters applies to the home state of the recipient of the dividend; and (iii) the company receiving dividend is equivalent to a Finnish entity defined in the Finnish Income Tax Act Section 33 d Sub-section 4 or in Section 6 a of the Finnish Business Income Tax Act; (iv) the dividend would be tax-exempt in full if paid to a corresponding Finnish limited liability company (see above “Finnish limited liability companies”): and (v) the entity provides a report (a certificate from the home member state’s tax authority) clarifying that in accordance with tax treaties applicable in the home state of the recipient of dividends, the withholding tax cannot be credited in full.

If dividend is paid to foreign company that fulfils the requirements presented above in section (iii) and resides in a country which fulfils the criteria set out in sections (i) and (ii), but the dividend would be only partly tax exempt if it was paid to a corresponding Finnish entity (see above “Finnish limited liability companies”), a withholding tax will be withheld on the dividends (see above “Non-residents”), but the withholding tax for such dividends will be lowered to 15% (instead of 20%). Thus, notwithstanding entities as defined in the Parent Subsidiary Directive, which fulfil the criteria for tax exemption by directly owning at least 10% of the capital of the Finnish company paying the dividends (see above “Foreign companies residing in the European Union Member States”), the withholding tax rate of 15% will be applied to dividends paid to a foreign entity, if the shares of the Finnish company paying dividends belong to investment assets of the company receiving the dividends. Depending on the applicable tax treaty, the applicable withholding tax can also be lower than 15% (see above “Non-residents”).

Foreign individuals residing in the European Economic Area

The dividends paid to a foreign non-resident individual can upon request by the individual in question be taxed, not in accordance with rules concerning withholding tax (see above “Non-residents”), but instead in accordance with the Finnish Act on Assessment Procedure (1558/1995, as amended), and thus, as resident individuals in Finland are taxed (see above “Resident Individuals”), provided however that (i) the individual receiving the dividend resides in the EEA; (ii) the Council Directive 2011/16/EU on Administrative Cooperation in the Field of Taxation and Repealing Directive 77/799/EEC, as amended by the Council Directive 2014/107/EU amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation under Directive (EU) 2015/2376 or an agreement on mutual assistance and information exchange in tax matters applies to the home state of the dividend recipient; and (iii) the individual provides a report (a certificate from the home member state’s tax authority) clarifying that in accordance with the tax treaties applicable in the home state of the recipient of dividends, the withholding tax cannot be credited in full.

Taxation of capital gains

Resident individuals

Capital gain or loss arising from the sale of shares or subscription rights (other than in the context of business activities) is taxable as capital gain, or as capital loss deductible from capital gains of resident individuals. Capital gains are currently taxed at a rate of 30% (however, should overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34%). If the disposition of shares is connected to business activities (business income source) of the seller, any gain arising from the sale is deemed to be the seller’s business income, which will be divided according to the Finnish Income Tax Act to be taxed as earned income at a progressive tax rate and capital income at a rate of 30% (however, should the overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34%).

Any capital gain or loss is calculated by deducting from the sales price the original acquisition cost and expenses related to the sale. Alternatively, individuals may, instead of deducting the actual acquisition costs, choose to apply a so-called presumptive acquisition cost, which is equal to 20% of the sales price or, if the shares have been held for at least ten years, 40% of the sales price. If the presumptive acquisition cost is used instead of the actual acquisition cost, any expenses related to the sale are deemed to be included therein and, therefore, may not be separately deducted from the sales price.

A capital loss arising from the sale of securities, such as the Merger Consideration Shares, is deductible primarily from the resident individual’s capital gains and secondarily from other capital income arising in the same year and during the following five calendar years. Capital losses will not be taken into account when calculating the capital income deficit for the calendar year in question. Thus, such capital losses do not affect the amount of the deficit credit deductible from earned income.

Notwithstanding the above, capital gains arising from the sale of assets, such as the Merger Consideration Shares, are exempt from tax, provided that proceeds of all assets sold by the resident individual during the calendar year do not, in the aggregate, exceed EUR 1,000 (not including proceeds of assets the sale of which is tax-exempt pursuant to Finnish tax laws). Correspondingly, capital losses are not tax deductible if the acquisition cost of all assets sold during the calendar year do not, in the aggregate, exceed EUR 1,000, and proceeds of all assets sold by the resident individual during the same calendar year do not, in the aggregate, exceed EUR 1,000.

An individual resident in Finland has to enter information regarding the sale of securities, such as the Merger Consideration Shares, occurred during the relevant calendar year on the pre-completed tax form.

Finnish limited liability companies

The following applies only to Finnish limited liability companies taxed in accordance with the Finnish Business Income Tax Act. Generally, capital gain from shares is taxable income of the limited liability company.

Shares may be belong to company’s fixed assets, current assets, investment assets (only financial, insurance, and pension institutes may have investment assets referred to in this context), or financial assets. The taxation of a disposal of shares and loss of value may vary according to the asset type for which the shares qualify. Shares may also be assets belonging to other source of income of a limited liability company. The provisions of the Finnish Income Tax Act are applied to the capital gains arising from sale of assets belonging to other source of income.

Any sales price from sale of securities is generally business income of a Finnish company. Correspondingly, the acquisition cost of the shares is deductible from business income upon disposal of the shares. However, a participation exemption for capital gains on share disposals is available for Finnish companies, provided that certain strict requirements are met. Apart from companies carrying out private equity business, capital gain arising from sale of shares that are part of fixed assets of the selling company is not considered taxable business income and, correspondingly, capital losses incurred on sale of such shares are not tax deductible, provided, among others, that (i) the selling company has continuously owned at least 10% of the share capital in the company whose shares are sold and such sold shares have been owned for at least one year, which period has ended no later than one year prior to the sale, (ii) the company whose shares have been sold is not a real estate or residential housing company or a limited liability company whose activities, on a factual basis, mainly consist of ownership or possession of property, and (iii) the company whose shares are sold is resident in Finland or a company meant in Article 2 of the Parent Subsidiary Directive or resident in a country with which Finland has entered into a tax treaty for the elimination of double taxation applicable to dividends. Furthermore, in order for the capital gain to be tax-exempt, an operational connection between the company selling the shares and the company whose shares are sold has been required in case law.

Tax deductible capital losses arising from sale of shares (other than shares sold under the participation exemption) that are part of fixed assets of the selling company can only be deducted from capital gains arising from sale of shares part of fixed assets during the same tax year and five subsequent tax years. Capital losses arising from sale of shares that are not part of fixed assets are tax deductible from taxable income in the same fiscal year and the subsequent ten years in accordance with the general rules concerning losses carried forward. Should the capital loss result from sale of shares belonging to other source of income, the capital loss can be deducted from capital gains accruing from sale of assets belonging to other source of income the same tax year and five subsequent tax years.

The tax rules applicable to Finnish limited liability companies (and certain other corporate entities) have been amended and the amended rules will come into effect on 1 January 2020 and will be applied as of tax year 2020. According to the amended rules, most Finnish limited liability companies will be taxed solely in accordance with the Finnish Business Income Tax Act and cannot have assets belonging to other source of income. The amended rules will introduce a new asset type called “other assets” that is subject to specific restrictions. For example losses arising from sale of shares belonging to other assets are only deductible against capital gains arising from sale of shares belonging to other assets in the same years and the subsequent five years.

Non-residents

Non-residents are generally not liable to tax in Finland on capital gains realized on sale of shares in a Finnish company, unless the non-resident taxpayer is deemed to have a permanent establishment in Finland according to the Finnish Income Tax Act and the applicable tax treaty, and the shares are considered as assets of that permanent establishment, or more than 50% of the assets of the company whose shares are sold comprises one or multiple real properties located in Finland.

Transfer tax

Transfer tax is generally not payable on transfer of shares subject to public trading against fixed cash consideration. The transaction is not subject to transfer tax provided that an investment service company or a foreign investment service company or another investment service provider, as defined in the Finnish Act on Investment Services (747/2012, as amended), is brokering or serving as a party to the transaction or that the transferee has been approved as a trading party in the market where the transfer is executed. If the transferee’s broker or other party to the transfer is not a Finnish investment service company, Finnish credit institution, or Finnish branch or office of a foreign investment service firm or credit institution, the transfer will be tax-exempt provided that the transferee liable to tax notifies the Finnish tax authorities of the transfer within two months thereof or that the broker submits an annual declaration concerning the transfer to the Finnish Tax Administration as set forth in the Finnish Act on Assessment Procedure. Tax exemption does not apply to transfers executed as capital investments or distribution of funds or to transfers in which consideration comprises in full or in part work contribution, or to certain other transfers set out in the Finnish Transfer Tax Act. Accordingly, in case law it has been considered that if an incentive scheme remuneration of key persons is paid in money and the recipient of the remuneration is obliged to purchase shares of the Listed Company with a part of the remuneration, consideration of the share purchase comprises in full or in part of work contribution, and is thus subject to transfer tax.

The buyer is liable to pay transfer tax amounting to 1.6% of the transaction price in share transfers that do not fulfil the above criteria (2.0% on transfers of shares in a company qualified as a real estate company). If the buyer in that case is not resident in Finland for tax purposes or a Finnish branch of a foreign credit institution, investment service firm, fund management company or EEA alternative investment fund manager, the seller must charge the tax to the buyer. If the broker is a Finnish stockbroker or credit institution or the Finnish branch or office of a foreign stockbroker or credit institution, it is liable to charge the transfer tax to the buyer and execute the payment on behalf of the buyer. If neither party to the transaction is resident in Finland or the Finnish branch of a foreign credit institution, investment service firm, fund management company or EEA alternative investment fund manager, no transfer tax is payable on the transfer of shares (excluding transfers of shares in real estate company, as defined in the Finnish Transfer Tax Act). No transfer tax is payable if the amount of transfer tax is less than EUR 10.

Norwegian taxation

Introduction

This subsection presents a brief outline of certain tax aspects under Norwegian law related to the Merger for EVRY, Tieto and their shareholders. The presentation is based on Norwegian tax regulations in force as of the date of this Merger Prospectus.

The subsection does not include any information with respect to taxation in any other jurisdiction than Norway, and the presentation only focuses on the shareholder categories explicitly mentioned below. Hence, the presentation does i.a. not exhaustively cover the tax situation for non-Norwegian shareholders holding or disposing off shares in EVRY through a Norwegian permanent establishment. Further, special rules, which are not mentioned below, may apply to shareholders which are transparent entities for tax purposes and for shareholders that have moved or will move out of Norway.

The subsection is of general nature and is not intended to be an exhaustive analysis of all possible tax aspects related to the Merger. Accordingly, prospective holders of shares in EVRY or Tieto should consult and rely upon their own tax advisors as to the consequences under the tax regulations of Norway and elsewhere.

The presentation is subject to any amendments to tax laws and regulations that may occur after the date of this Merger Prospectus, including any retroactive enforcement.

Please note that for the purpose of this subsection, a reference to a Norwegian or foreign shareholder refers to the tax residency and not the nationality of the shareholder.

EVRY and Tieto

The Merger is for Norwegian tax purposes treated as a taxable transfer of EVRY’s assets, rights and liabilities. It is expected that any realized gains upon the implementation of the merger will be set of against carry-forward tax losses. Any remaining and unused carry-forward tax losses is expected to be lost after the implementation of the Merger. Furthermore, the Merger will have no tax consequences for the Norwegian subsidiaries of EVRY. Any tax losses carry-forward held by subsidiaries of EVRY shall not be affected by the Merger.

It is not expected that the Merger will have any tax consequences in Norway for Tieto

Shareholders of EVRY

EVRY has obtained an advance tax ruling from the Norwegian Tax Directorate, concluding that the Merger will for tax purposes be considered as a realization of the shares in EVRY. This has the following Norwegian tax consequences for shareholders of EVRY:

Non-resident shareholders (individuals and corporate shareholders)

Non-residents are generally not liable to tax in Norway on capital gains realized on realization of shares in a Norwegian company, unless the non-resident taxpayer is deemed to have a permanent establishment in Norway according to the Norwegian Income Tax Act and the applicable tax treaty, and the shares are considered as assets of that permanent establishment. The Norwegian Tax Directorate has in their advance ruling concluded that the Merger shall not be deemed as a dividend distribution, thus no withholding tax shall be imposed on consideration received in the Merger.

Please note that the Merger can be regarded as a taxable transaction in jurisdictions where the shareholder is a resident. Shareholders that are not resident in Norway should consult and rely upon their own tax advisors as to the consequences of the Merger in their own state of residence or citizenship.

Resident shareholders being individuals

Resident individual shareholders holding shares in EVRY through a share savings account (“Aksjesparekonto”) will not be taxed for any capital gains or losses realized from the transfer of shares in the Merger. Such shareholders will be taxed once net gains are withdrawn from the share savings account.

Resident individual shareholders holding shares in EVRY directly and not through a share savings account will be taxable for any gains or losses realized from the transfer of shares in the Merger. The taxable amount will be calculated as the total consideration received in the Merger less historic cost price and less any unused tax exemption allowance (“skjermingsfradrag”), to be grossed up with 1.44 and taxed with the current flat income tax rate of 22%.

Resident shareholders being companies

Resident shareholders being companies are generally not taxable in Norway on gains or losses from realization of shares in Norwegian public limited liability companies, as such holdings generally qualifies for Norwegian participation exemption.

Shareholders of Tieto

The Merger will not be considered a taxable event for Norwegian shareholders of Tieto.

LEGAL MATTERS

Certain legal matters in connection with the Merger and admission of the Merger Consideration Shares to public trading will be passed upon for Tieto by Roschier, Attorneys Ltd. as to matters of Finnish law, Advokatfirmaet Haavind AS as to matters of Norwegian law and Cleary Gottlieb Steen & Hamilton LLP as to matters of U.S. law. Certain legal matters in connection with the Merger will be passed upon for EVRY by the Norwegian law firm Advokatfirmaet Schjødt AS, with registered business address Ruseløkkveien 14-16, 0251 Oslo, Norway.

DOCUMENTS AVAILABLE FOR REVIEW

The duplicates of the following documents are available for review during the validity period of this Merger Prospectus within standard business hours at the registered office of Tieto at Keilalahdentie 2-4, FI-02150 Espoo, Finland:

●	This Merger Prospectus;

●	the Articles of Association of Tieto as in force on the date of this Merger Prospectus;

●	the Articles of Association of EVRY as in force on the date of this Merger Prospectus;

●	independent auditor’s assurance report on the compilation of pro forma financial information included in the Merger Prospectus to the Board of Directors of Tieto Corporation;

●	information incorporated by reference into this Merger Prospectus.

In addition, the Merger Plan is available in its entirety at Tieto’s website www.tieto.com/fi/tietoevry. Appendix D to this Merger Prospectus does not contain the financial statements included in the Merger Plan as Appendix 3 A, but instead includes a link to www.tieto.com/fi/tietoevry where the financial statements are available.

INFORMATION INCORPORATED BY REFERENCE INTO THIS MERGER PROSPECTUS

The following documents have been incorporated by reference into this Merger Prospectus in accordance with the Article 19 of the Prospectus Regulation, and they form a part of Tieto’s and EVRY’s financial information. If the documents incorporated by reference into this Merger Prospectus include further references or if additional information is incorporated by reference within such documents, such further information does not form a part of this Merger Prospectus. The documents that have been incorporated by reference to this Merger Prospectus are available for review during the validity period of this Merger Prospectus at Tieto’s website www.tieto.com/fi/tietoevry and also at the registered office of Tieto at Keilalahdentie 2-4, FI-02150 Espoo, Finland within standard business hours, as well as at the registered office of EVRY at Snarøveien 30A, 1360 Fornebu, Bærum, Norway, within standard business hours.

Tieto

●	Tieto’s unaudited half-year financial report for the six-month period ended 30 June 2019; and

●	The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report for the year ended 31 December 2018 (included in Tieto’s financial statements prepared for the year ended 31 December 2018).

EVRY

●	EVRY’s unaudited half-year financial report for the six-month period ended 30 June 2019; and

●	The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report for the year ended 31 December 2018 (included in EVRY’s financial statements prepared for the year ended 31 December 2018).

APPENDIX A: ARTICLES OF ASSOCIATION OF TIETO CORPORATION

Articles of Association

Rules and regulations governing our business activities

1. COMPANY NAME AND DOMICILE

The company name in Finnish is Tieto Oyj, in Swedish Tieto Abp and in English Tieto Corporation. The domicile of the company is Espoo, Finland.

2. BRANCH OF INDUSTRY

The company’s field of operation is information technology services and related tasks.

3. BOARD OF DIRECTORS

The company has a Board of Directors, which consists of not less than six (6) nor more than twelve (12) members. The Chairman of the Board shall be elected by the General Meeting.

The term of the members of the Board of Directors expires at the closing of the first Annual General Meeting following the election. Should the Chairman resign or become otherwise unable to act as the Chairman in the middle of the term, the Board of Directors shall elect a new Chairman.

4. MANAGING DIRECTOR

The company has a Managing Director appointed by the Board of Directors.

5. REPRESENTATION OF THE COMPANY

Members of the Board of Directors, acting two together or one of them acting together with the Managing Director, shall have the right to represent the company.

The Board of Directors may give the right to represent the company to persons employed by the company, so that they act either two together or each together with a member of the Board of Directors or the Managing Director.

6. AUDITOR

The company has one ordinary auditor who shall be an audit firm with a KHT auditor as the auditor with principal responsibility.

The term of office of the auditor expires at the closing of the first Annual General Meeting following his election.

7. NOTICE OF GENERAL MEETING

The Notice of a General Meeting shall be issued by publishing it on the company’s website.

8. REGISTRATION TO GENERAL MEETINGS

In order to be allowed to attend a General Meeting, a shareholder must inform the company of his intention to attend the meeting no later than on the day mentioned in the summons, which can be ten days before the Meeting at the earliest.

9. ANNUAL GENERAL MEETING

The Annual General Meeting is held no later than the end of April on a date determined by the Board of Directors.

At the Meeting, the following shall be decided

a)	Adoption of the annual accounts

b)	Measures called for by the profit and other non-restricted capital pursuant to the adopted balance sheet

c)	Discharge from liability of the members of the Board of Directors and the Managing Director

d)	Fees for the members of the Board of Directors and auditor

e)	Number of members of the Board of Directors;

elected

a)	Chairman and members of the Board of Directors

b)	Auditor

10. PLACE OF THE GENERAL MEETING

A General Meeting may, according to a decision of the Board of Directors, be held in either Helsinki or Espoo.

11. VOTING AT A GENERAL MEETING

No shareholder is allowed to vote at a General Meeting with more than one fifth (1/5) of the votes represented at the Meeting.

12. ACCOUNTING PERIOD

The company’s accounting period begins on 1 January and ends on 31 December.

13. BOOK-ENTRY SECURITIES SYSTEM

The company’s shares are included in the book-entry securities system.

APPENDIX B: ARTICLES OF ASSOCIATION OF EVRY ASA

Articles of Association

EVRY ASA

Updated 11 April 2019

§ 1 – Company name

The company’s name is EVRY ASA. The company is a public limited liability company.

§ 2 – Registered office

The company’s registered office is in Bærum.

§ 3 – The company’s business

The company’s business is to develop, manage and operate its own and other parties’ IT solutions, to sell services and consultancy and any activities related to the foregoing. These activities may be carried out by the company itself, by its subsidiaries or through participation in other companies and collaboration with other parties.

§ 4 – Share capital

The company’ share capital is NOK 648,910,634,75, divided on 370,806,077 shares, each with a par value of NOK 1.75.

§ 5 – Transferability of the shares

The shares of the company shall be freely transferable. The shares shall be registered in a central securities depository.

§ 6 – Board of Directors

The company’s Board of Directors shall have a minimum of five and a maximum of eleven shareholder elected members in accordance with the decision of the general meeting.

§ 7 – Signatory rights

The Board of Directors acts on behalf of the company and has power of signing for the company. Power of signing for the company is also vested in the Chair of the Board and one member of the Board of Directors signing jointly.

§ 8 – General Meeting

To the extent documents setting out or explaining the matters to be dealt with at the company’s General Meeting are made available on the website of the company, the statutory requirement of sending such documents to the shareholders individually shall not apply.

This is also applicable with respect to documents that according to statutory law shall be included in or attached to the notice of a General Meeting.

Notwithstanding the above, each shareholder may in each case require to be sent such documents.

Shareholders who intend to attend the General Meeting shall give the company written notice of their intention within a time limit given in the notice of the General Meeting, which cannot expire earlier than five days before the general meeting. Shareholders, who have failed to give such notice within the time limit, can be denied admission.

The following matters shall be discussed and resolved at the Annual General Meeting: (i) approval of the annual accounts and the annual report, including any distributions of dividends; (ii) the Board of Directors’ statement on determination of salary and other remuneration to executive management; and (iii) other matters which according to law or the Articles of Association pertain to the General Meeting.

§ 9 – Nomination committee

The company shall have a nomination committee, which is elected by the General Meeting.

The nomination committee shall present proposals to the General Meeting regarding election of the Chair of the Board, board members and any deputy members of the Board, as well as proposals for election of members of the Nomination Committee. The nomination committee shall also present proposals to the General Meeting for remuneration of the Board and the Nomination Committee.

The General Meeting shall adopt instructions for the nomination committee and determine the remuneration of the members of the nomination committee.

APPENDIX C: INDEPENDENT AUDITOR’S ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN THE MERGER PROSPECTUS TO THE BOARD OF DIRECTORS OF TIETO CORPORATION

APPENDIX D: MERGER PLAN (without Appendix 3 A of the Merger Plan)

RECIPIENT COMPANY

Tieto Corporation

Keilalahdentie 2-4

FI-02150 Espoo, Finland

FINANCIAL ADVISERS TO TIETO

Bank of America Merrill Lynch International DAC, Stockholm Branch	Nordea Bank Abp
Birger Jarlsgatan 13	Satamaradankatu 5
SE-111 45 Stockholm, Sweden	FI-00020 NORDEA, Finland

LEGAL ADVISERS TO TIETO

as to Finnish law	as to Norwegian law
Roschier, Attorneys Ltd.	Advokatfirmaet Haavind AS
Kasarmikatu 21 A	Bygdøy allé 2
FI-00130 Helsinki, Finland	N-0257 Oslo, Norway

as to U.S. law
Cleary Gottlieb Steen & Hamilton LLP
2 London Wall Place
EC2Y 5AU London, United Kingdom

AUDITOR OF TIETO

Deloitte Oy

Porkkalankatu 24

FI-00180 Helsinki, Finland

MERGING COMPANY

EVRY ASA

Snarøyveien 30A

N-1360 Fornebu, Bærum, Norway

FINANCIAL ADVISER TO EVRY

ABG Sundal Collier ASA

Munkedamsveien 45 Vika Atrium

N-0250 Oslo, Norway

LEGAL ADVISER TO EVRY

as to Norwegian law
Advokatfirmaet Schjødt AS
Ruseløkkveien 14
N-0251 Oslo, Norway

AUDITOR OF EVRY

Ernst & Young AS

Dronning Eufemias gate 6

N-0191 Oslo, Norway